As filed with the Securities and Exchange Commission on September 17, 2007
Registration No. 333-[      ].

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Tennessee	6021	62-1812853
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

The Commerce Center
211 Commerce Street
Suite 300
Nashville, TN 37201
(615) 744-3700

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

M. Terry Turner
President and Chief Executive Officer
Pinnacle Financial Partners, Inc.
211 Commerce Street
Suite 300
Nashville, TN 37201
(615) 744-3700

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Gary L. Scott, Chairman Mid-America Bancshares, Inc. 7651 Highway 70 South Nashville, Tennessee 37221	Bob F. Thompson, Esq. Bass, Berry & Sims PLC 315 Deaderick Street, Suite 2700 Nashville, Tennessee 37238	Daniel W. Small, Esq. One Burton Hills Boulevard, Suite 330 Nashville, Tennessee 37215

Approximate date of commencement of the proposed sale to the public:  As soon as practicable after the merger described in this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Amount of
Title of Each Class of	Amount	Offering Price per	Proposed Maximum	Registration
Securities to be Registered	to be Registered(1)	Unit	Aggregate Offering Price(2)	Fee(3)
Common stock, $1.00 par value per share	7,168,159	N/A	$85,299,966	$2,619

(1)	Represents the maximum number of shares of common stock, $1.00 par value per share, of Pinnacle Financial Partners, Inc. (“Pinnacle”) estimated to be issuable upon completion of the transactions contemplated in the merger of Mid-America Bancshares, Inc. (“Mid-America”) with and into Pinnacle based on the exchange ratio of 0.4655 shares of Pinnacle common stock for each share of common stock, $1.00 par value per share, of Mid-America (based on 14,193,006 shares of Mid-America common stock outstanding on September 14, 2007 (including 234,000 shares of restricted stock) and 561,314 shares issuable pursuant to the exercise of options and stock appreciation rights).

(2)	Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (“Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to (x) the estimated number of shares of Mid-America common stock to be exchanged upon completion of the transactions contemplated in the merger agreement multiplied by (y) $7.51, the book value of Mid-America on June 30, 2007 less (z) the cash payment of $21,289,509 expected to be paid by Pinnacle to the Mid-America shareholders.

(3)	This fee has been calculated under Section 6(b) of the Securities Act, by multiplying the proposed maximum aggregate offering amount of $85,299,966 by 0.0000307.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED          , 2007

[Insert Logo]

MERGER PROPOSAL — YOUR VOTE IS IMPORTANT

The boards of directors of Pinnacle Financial Partners, Inc. (“Pinnacle”) and Mid-America Bancshares, Inc. (“Mid-America”) have adopted an agreement to merge our two companies.

If the merger is completed, Mid-America shareholders will receive, for each share of Mid-America common stock owned by such shareholders, 0.4655 shares of Pinnacle common stock and $1.50 in cash. Pinnacle shareholders will continue to own their existing Pinnacle shares. Upon completion of the merger, Pinnacle shareholders will own approximately     % of the combined company on a fully diluted basis, and Mid-America shareholders will own approximately     % of the combined company on a fully diluted basis. The shares of the combined company will be traded on the Nasdaq Global Select Market under the symbol “PNFP”.

We are asking the Pinnacle shareholders to approve the merger agreement and the issuance of Pinnacle common stock in connection with the merger. We are also asking Pinnacle’s shareholders to approve an amendment to Pinnacle’s 2004 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares. Pinnacle’s special meeting will be held:

           [  ], 2007
[  ] a.m., local time
211 Commerce Street, Suite 100
Nashville, Tennessee 37201

Pinnacle’s board of directors unanimously recommends that Pinnacle shareholders vote FOR the approval of the merger agreement and the issuance of Pinnacle common stock in connection with the merger and FOR the amendment to Pinnacle’s 2004 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares.

We are asking the Mid-America shareholders to approve the merger agreement. Mid-America’s special meeting will be held:

           [  ], 2007
[  ] a.m., local time
551 North Mt. Juliet Road in the Bank of the South Community Room
Mt. Juliet, Tennessee 37122

Mid-America’s board of directors unanimously recommends that Mid-America shareholders vote FOR the approval of the merger agreement.

We cannot complete the merger unless the shareholders of Mid-America approve the merger agreement and the shareholders of Pinnacle approve the merger agreement and the issuance of Pinnacle common stock in connection with the merger. Your vote is important. Whether or not you plan to attend your meeting, to ensure your shares are represented at the meeting, please vote as soon as possible by completing and submitting the enclosed proxy card.

The board of directors of each of Pinnacle and Mid-America believe this merger will create a strong combined company that will deliver important benefits to its shareholders, customers and employees.

[signature]	[signature]

M. Terry Turner	Gary L. Scott, Chairman
President and Chief Executive Officer	Chairman and Chief Executive Officer
Pinnacle Financial Partners, Inc.	Mid-America Bancshares, Inc.

You are encouraged to carefully consider the risks described on pages [  ] through [  ] of this joint proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities Pinnacle is offering through this joint proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated           [  ], 2007, and is first being mailed to the shareholders of Pinnacle and Mid-America on or about           [  ], 2007.

211 Commerce Street, Suite 300, Nashville, Tennessee 37201

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on           [  ], 2007

NOTICE IS HEREBY GIVEN that Pinnacle Financial Partners, Inc. (“Pinnacle”) will hold a special meeting of shareholders at 211 Commerce Street, Suite 100, Nashville, Tennessee 37201, at [  ] a.m. local time on           [  ], 2007, to consider and vote on the following matters:

1. A proposal to approve the merger agreement, dated as of August 15, 2007, between Pinnacle and Mid-America Bancshares, Inc. (“Mid-America”), pursuant to which Mid-America will merge with and into Pinnacle, and the issuance of Pinnacle common stock in connection with the merger. A copy of the merger agreement is attached as Appendix A to the joint proxy statement/prospectus accompanying this notice;

2. A proposal to approve the adjournment of the Pinnacle special meeting, if necessary, to permit Pinnacle to solicit additional proxies if there are insufficient votes at the special meeting to constitute a quorum or to approve the merger agreement and the issuance of Pinnacle common stock in connection with the merger;

3. A proposal to approve an amendment to Pinnacle’s 2004 Equity Incentive Plan to increase the number of shares of Pinnacle common stock reserved for issuance under the plan by 500,000 shares; and

4. To transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

We have fixed          , 2007 as the record date for determining those Pinnacle shareholders entitled to receive this notice of and to vote their shares at the special meeting, including any adjournment or postponement of the special meeting.

The Pinnacle board of directors has approved unanimously the proposed merger agreement with Mid-America and the issuance of Pinnacle common stock in connection with the merger and recommends that you vote “FOR” the approval of the merger agreement and the issuance of Pinnacle common stock in connection with the merger and for adjournment of the special meeting, if necessary, to permit Pinnacle to solicit additional proxies. The Pinnacle human resources and compensation committee has recommended and its board of directors has approved the amendment to the 2004 Equity Incentive Plan and recommend that you vote “For” approval of this amendment. Whether or not you plan to attend the special meeting, please mark, sign, date and return your proxy promptly.

BY ORDER OF THE BOARD OF DIRECTORS

[signature]

Hugh M. Queener
Corporate Secretary
Nashville, Tennessee
          [  ], 2007

IMPORTANT
Your vote is important. Please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope. Remember, your vote is important, so please act today! This will not prevent you from voting in person but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time in the manner more specifically described in the joint proxy statement/prospectus that accompanies this notice.

[Insert Logo]

2019 Richard Jones Road, Nashville, Tennessee 37215

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on           [  ], 2007

NOTICE IS HEREBY GIVEN that Mid-America Bancshares, Inc. (“Mid-America”) will hold a special meeting of shareholders at its Bank of the South office located at 551 North Mt. Juliet Road, Mt. Juliet, Tennessee 37122, at [  ] a.m. local time on           [  ], 2007, to consider and vote on the following matters:

1. A proposal to approve the merger agreement, dated as of August 15, 2007, between Pinnacle Financial Partners, Inc. (“Pinnacle”) and Mid-America, pursuant to which Mid-America will merge with and into Pinnacle. A copy of the merger agreement is attached as Appendix A to the joint proxy statement/prospectus accompanying this notice;

2. A proposal to approve the adjournment of the Mid-America special meeting, if necessary, to permit Mid-America to solicit additional proxies if there are insufficient votes at the special meeting to constitute a quorum or to approve the merger agreement; and

3. To transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

We have fixed          , 2007 as the record date for determining those Mid-America shareholders entitled to receive this notice of and to vote their shares at the special meeting, including any adjournment or postponement of the special meeting.

The Mid-America board of directors has approved unanimously the proposed merger agreement with Pinnacle and strongly encourages you to vote for approval of the merger agreement and for adjournment of the special meeting, if necessary, to permit Mid-America to solicit additional proxies. Whether or not you plan to attend the special meeting, please mark, sign, date and return your proxy promptly.

BY ORDER OF THE BOARD OF DIRECTORS

[signature]

James S. Short
Corporate Secretary

Nashville, Tennessee
          [  ], 2007

IMPORTANT

Your vote is important. Please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope. Remember, your vote is important, so please act today! This will not prevent you from voting in person but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time in the manner more specifically described in the joint proxy statement/prospectus that accompanies this notice.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus serves two purposes: it is a proxy statement being used by both the Pinnacle Financial Partners, Inc. board of directors and the Mid-America Bancshares, Inc. board of directors to solicit proxies for use at their respective special meetings. It is also the prospectus of Pinnacle regarding the Pinnacle common stock to be issued to Mid-America shareholders if the merger is completed. This joint proxy statement/prospectus provides you with detailed information about the proposed merger of Mid-America into Pinnacle. We encourage you to read this entire joint proxy statement/prospectus carefully. Pinnacle has filed with the Securities and Exchange Commission a registration statement on Form S-4, as amended, under the Securities Act of 1933, as amended, and this joint proxy statement/prospectus is the prospectus filed as part of that registration statement. This joint proxy statement/prospectus does not contain all of the information in the registration statement nor does it include the exhibits to the registration statement. Please see “WHERE YOU CAN FIND MORE INFORMATION” on page   .

When used in this joint proxy statement/prospectus, the terms “Pinnacle” and “Mid-America” refer to Pinnacle Financial Partners, Inc. and Mid-America Bancshares, Inc., respectively, and, when the context requires, to Pinnacle Financial Partners, Inc. and Mid-America Bancshares, Inc. and their respective predecessors and subsidiaries. “We” or “us” refer to both Pinnacle and Mid-America.

This joint proxy statement/prospectus incorporates by reference important business and financial information about Pinnacle and Mid-America that is not included in or delivered with this document. You should refer to “WHERE YOU CAN FIND MORE INFORMATION” on page    for a description of the documents incorporated by reference into this joint proxy statement/prospectus. You can obtain documents related to Pinnacle and Mid-America that are incorporated by reference into this document through the SEC’s web site at www.sec.gov. You may also obtain copies of these documents, other than exhibits, unless such exhibits are specifically incorporated by reference into the information that this joint proxy statement/prospectus incorporates, without charge by requesting them in writing or by telephone from the appropriate company:

If you are a Pinnacle shareholder:	If you are a Mid-America shareholder:

Pinnacle Financial Partners, Inc.	Mid-America Bancshares, Inc.
211 Commerce Street, Suite 300	2019 Richard Jones Road
Nashville, TN 37201	Nashville, Tennessee 37215
Attention: Investor Relations	Attention: Investor Relations
(615) 744-3700	(615) 690-5800

TO OBTAIN TIMELY DELIVERY OF PINNACLE FINANCIAL PARTNERS, INC. DOCUMENTS, YOU MUST MAKE YOUR REQUEST ON OR BEFORE [ ], 2007.	TO OBTAIN TIMELY DELIVERY OF MID-AMERICA BANCSHARES, INC. DOCUMENTS, YOU MUST MAKE YOUR REQUEST ON OR BEFORE [ ], 2007.

Pinnacle maintains a website at www.pnfp.com and Mid-America maintains a website at www.mid-americabancsharesinc.com. The information contained on these websites is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider it a part of this joint proxy statement/prospectus.

You should rely only on the information incorporated by reference into or provided in or with this joint proxy statement/prospectus to vote at your special meeting. We have not authorized anyone to give you different information. You should not assume that the information in this joint proxy statement/prospectus, or in any documents delivered with this joint proxy statement/prospectus, or any supplement, is accurate as of any date other than the date on the front of such documents, and neither the mailing of the joint proxy statement/prospectus to you nor the issuance of Pinnacle common stock in connection with the merger shall create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any state in which or from any person to whom it is not lawful to make any such offer or solicitation.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE MERGER	1
SUMMARY	5
Information about Pinnacle and Mid-America (Page )	5
Mid-America Will Merge With and Into Pinnacle (Page )	6
What Mid-America Shareholders Will Receive In the Merger (Page )	6
Dividend Policy of Pinnacle (Page )	7
Pinnacle’s Financial Advisor Has Provided an Opinion to the Pinnacle Board as to the Fairness of the Merger Consideration from a Financial Point of View (Page )	7
Mid-America’s Financial Advisor Has Provided an Opinion to the Mid-America Board as to the Fairness of the Merger Consideration from a Financial Point of View (Page )	7
The Merger Generally Will Be Tax-Free to Holders of Mid-America Common Stock to the Extent They Receive Pinnacle Common Stock But Will Be Taxable With Respect to Any Cash Received (Page )	8
Mid-America Directors and Executive Officers Have Some Financial Interests in the Merger That are Different From or in Addition to Their Interests as Shareholders (Page )	8
Pinnacle’s Board of Directors Recommends that You Vote “FOR” Approval of the Merger Agreement and the Stock Issuance in Connection With the Merger (Page )	9
Mid-America’s Board of Directors Recommends that You Vote “FOR” the Approval of the Merger Agreement (Page )	10
Treatment of Mid-America Stock Options and Stock Appreciation Rights (Page )	11
The Merger is Expected to Occur Late in the Fourth Quarter of 2007 or Early in the First Quarter of 2008 (Page )	11
Completion of the Merger is Subject to Customary Conditions (Page )	11
We May Not Complete the Merger Without All Required Regulatory Approvals (Page )	11
Termination of the Merger Agreement; Fees Payable (Page )	12
We May Amend the Terms of the Merger and Waive Rights Under the Merger Agreement (Page )	12
Pinnacle Will Account for the Merger Using the “Purchase” Method (Page )	13
Dissenters’ Rights (Page )	13
Comparison of the Rights of Mid-America Shareholders and Pinnacle Shareholders (Page )	13
Board of Directors After the Merger (Page )	13
Pinnacle 2004 Equity Incentive Plan Amendment (Page )	13
Pinnacle Shareholder Meeting to be Held on [ ], 2007 (Page )	13
Mid-America Shareholder Meeting to be Held on [ ], 2007 (Page )	14
RISK FACTORS RELATING TO THE MERGER	15
The Value of Pinnacle Shares Received Will Fluctuate; Shareholders of Mid-America May Receive More or Less Value Depending on Fluctuations In the Price of Pinnacle Common Stock	15
Pinnacle May Not Be Able To Successfully Integrate Mid-America or To Realize the Anticipated Benefits of the Merger	16
Mid-America Shareholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management	16
The Combined Company Will Incur Significant Transaction and Merger-Related Costs in Connection With the Merger	17
Directors and Officers of Mid-America Have Potential Conflicts of Interest in the Merger	17
The Opinion Obtained by Mid-America From its Financial Advisor Will Not Reflect Changes in Circumstances Prior to the Merger	18
Failure To Complete the Merger Could Cause Pinnacle’s or Mid-America’s Stock Price To Decline	18
Risks Related to Pinnacle’s Business	18

i

ii

APPENDIX A — Agreement and Plan of Merger	A-1
APPENDIX B — Tennessee Dissenters’ Rights Statute	B-1
APPENDIX C — Opinion of Sandler O’Neill & Partners, L.P.	C-1
APPENDIX D — Opinion of Hovde Financial, Inc.	D-1
APPENDIX E — 2004 Equity Incentive Plan Amendment	E-1
Ex-5.1 Opinion of Bass Berry & Sims PLC
Ex-23.1 Consent of Maggart & Associates, P.C.
Ex-23.2 Consent of KPMG LLP
Ex-99.1 Form of Pinnacle Financial Partners, Inc. Proxy Card
Ex-99.2 Form of Mid-America Bancshares, Inc. Proxy Card
Ex-99.4 Consent of Sandler, O'Neill & Partners, L.P.
Ex-99.6 Consent of Hovde Financial LLC

iii

QUESTIONS AND ANSWERS ABOUT VOTING AND THE MERGER

Q:	What am I being asked to vote upon and how does my board recommend I vote?

A:	Shareholders of both Pinnacle and Mid-America are being asked to (1) approve the merger agreement pursuant to which Pinnacle will acquire Mid-America by merger, with Pinnacle being the surviving corporation, as well as, in the case of Pinnacle shareholders, to approve the issuance of Pinnacle common stock in connection with the merger and (2) to permit adjournment of their respective meetings to permit the solicitation of additional proxies in the event there are insufficient votes to constitute a quorum or to approve the matters presented at such special meetings. Additionally, Pinnacle shareholders are being asked to approve the amendment of Pinnacle’s 2004 Equity Incentive Plan to reserve an additional 500,000 shares of Pinnacle common stock for issuance under the plan.

Both the Pinnacle and Mid-America boards of directors have determined unanimously that the proposed merger is advisable and in the best interests of the Pinnacle and Mid-America shareholders, respectively, and each board recommends that its respective shareholders vote “For” approval of the merger agreement and “For” the adjournment proposals. In addition, members of Mid-America’s board of directors have entered into agreements with Pinnacle in which they agree to vote their shares of Mid-America common stock in favor of the merger agreement.

Pinnacle’s board also recommends unanimously that its shareholders approve the issuance of Pinnacle common stock in connection with the merger and vote “For” the amendment to the 2004 Equity Incentive Plan.

Neither Pinnacle’s board of directors nor Mid-America’s board of directors is aware of any other business to be considered at their respective special meetings.

Q:	What vote is required to approve the merger of Pinnacle with Mid-America or the adjournment of a special meeting?

A:	The approval of the merger agreement and, in the case of the Pinnacle shareholders, the approval of the issuance of Pinnacle common stock in connection with the merger requires: (1) the affirmative vote of a majority of the shares of Pinnacle’s common stock outstanding on , 2007, and (2) the affirmative vote of a majority of the shares of Mid-America’s common stock outstanding on , 2007.

If a quorum does not exist at the Pinnacle special meeting, adjournment requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting. If a quorum exists at the Pinnacle special meeting but there are not enough affirmative votes to approve the merger agreement and issuance of Pinnacle common stock in connection with the merger, the special meeting may be adjourned if the votes cast, in person or by proxy, at the Pinnacle special meeting favoring the proposal to adjourn exceed the votes cast, in person or by proxy, opposing the proposal to adjourn.

Similarly, if a quorum does not exist at the Mid-America special meeting, adjournment requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting. If a quorum exists at the Mid-America special meeting but there are not enough affirmative votes to approve the merger agreement, the special meeting may be adjourned if the votes cast, in person or by proxy, at the Mid-America special meeting favoring the proposal to adjourn exceed the votes cast, in person or by proxy, opposing the proposal to adjourn.

Q:	Why is my vote important?

A:	Under the Tennessee Business Corporation Act, or TBCA, which governs both Pinnacle and Mid-America, the merger agreement must be approved by the holders of a majority of the outstanding shares of both Pinnacle and Mid-America common stock entitled to vote. In addition, Pinnacle’s charter requires that, since the merger was approved by at least a two-thirds vote of Pinnacle’s board of directors, it can be approved by a majority of Pinnacle’s outstanding common stock entitled to vote. Accordingly, if a Pinnacle or Mid-America shareholder fails to vote, or if a Pinnacle or Mid-America shareholder abstains, that will make it more difficult for Pinnacle and Mid-America to obtain the approval of the merger agreement. If you are a Pinnacle shareholder, your failure to vote will have the same effect as a vote against the approval of the merger agreement and the issuance of Pinnacle stock in connection with the merger. If you are a Mid-America shareholder, your failure to vote will have the same effect as a vote against the approval of the merger agreement.

The amendment to Pinnacle’s 2004 Equity Incentive Plan will be approved if the number of shares of Pinnacle common stock voted in favor of the proposal exceeds the number of shares of Pinnacle common stock voted against it. Therefore, abstaining from voting on the amendment to the 2004 Equity Incentive Plan will have no effect on whether the proposal is approved so long as a quorum is present.

Q:	What do I need to do now?

A:	After you carefully read this joint proxy statement/prospectus, please respond as soon as possible by completing, signing and dating your proxy card and returning it in the enclosed postage-paid return envelope so that your shares will be represented and voted at your respective special meeting

The boards of directors of Pinnacle and Mid-America each unanimously recommend that the shareholders of Pinnacle and Mid-America, as the case may be, vote in favor of each of the proposals on which they will be voting at their respective special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them, in the case of Mid-America shareholders, on the approval of the merger agreement, or, in the case of Pinnacle shareholders, on the approval of the merger agreement and the issuance of Pinnacle common stock in connection with the merger or the amendment to Pinnacle’s 2004 Equity Incentive Plan. You should, therefore, be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the respective special meeting, but it will otherwise have the consequence of a vote “Against” approval of the merger agreement, and, for Pinnacle shareholders, it also will have the consequence of a vote “Against” the issuance of Pinnacle common stock in connection with the merger. A failure to instruct your broker to vote your shares on the proposal to amend the 2004 Equity Incentive Plan will have no impact on that proposal so long as a quorum is present.

Q:	Can I change my vote after I have delivered my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at your meeting. You can do this in any of the three following ways:

• by sending a written notice to the corporate secretary of Pinnacle or Mid-America, as appropriate, in time to be received before your special meeting stating that you would like to revoke your proxy;

• by completing, signing and dating another proxy card bearing a later date and returning it by mail in time to be received before your special meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

• if you are a holder of record, by attending the special meeting and voting in person.

If your shares are held in an account at a broker or bank, you should contact your broker or bank to change your vote.

Q:	What vote is required to approve the amendment to Pinnacle’s 2004 Equity Incentive Plan?

A:	The amendment to Pinnacle’s 2004 Equity Incentive Plan to increase the number of shares available for issuance thereunder by 500,000 shares will be approved if the number of shares of Pinnacle common stock voted in favor of the amendment exceed the votes cast opposing the action. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted on the proposal, although it will be counted in determining whether there is a quorum. Therefore, abstaining from voting on the amendment to the Pinnacle’s 2004 Equity Incentive Plan will have no effect on whether the proposal is approved so long as a quorum is present.

Approval of the amendment to the 2004 Equity Incentive Plan is not dependent on approval of the merger, nor is approval of the merger dependent on approval of the amendment to the 2004 Equity Incentive Plan.

Q:	Why are Pinnacle and Mid-America proposing to merge?

A:	The boards of directors of both Pinnacle and Mid-America believe that, among other things, the merger will provide the resulting company with expanded opportunities for profitable growth. In addition, the boards believe that by combining the resources of the two companies, the resulting company will have an improved ability to compete in the changing and competitive financial services industry.

Q:	What will Mid-America shareholders receive as a result of the merger?

A:	As a shareholder of Mid-America, you will receive shares of Pinnacle common stock based on a formula in which each share of Mid-America common stock you own at the effective time of the merger will be converted into the right to receive 0.4655 shares of Pinnacle common stock and $1.50 in cash. Fractional shares will be converted into cash based on the average closing price of Pinnacle’s common stock for the five trading days preceding the effective date of the merger as reported by the Wall Street Journal. Based on the number of Mid-America shares outstanding as of August 15, 2007 plus 260,000 shares of restricted stock outstanding as of that date, Pinnacle expects to issue approximately 6.6 million shares of Pinnacle common stock to the Mid-America shareholders.

Q:	How will the value of the consideration Mid-America shareholders may receive be determined?

A:	Because the merger is based upon a fixed exchange ratio, the value Mid-America shareholders receive will fluctuate based upon fluctuations in the market price of Pinnacle’s common stock. As of September , 2007, the most recent practical date prior to the date of this joint proxy statement/ prospectus, Pinnacle’s closing stock price was $ . Accordingly, based upon that price, each share of Mid-America would receive Pinnacle stock with a value of $ ($ times 0.4655) and $1.50 in cash. Any resulting fractional shares will be converted into cash. In the period between the announcement of the merger on August 15, 2007 and September , 2007, the closing price of Pinnacle’s common stock has ranged from $ to $ which would equate to a range of $ to $ in per share value to Mid-America’s shareholders. You should obtain a current stock price quotation for Pinnacle common stock. You can get this quotation from a newspaper, on the Internet or by calling your broker. Shares of Mid-America are not listed or traded on a national exchange or over-the-counter. Based on information known to Mid-America senior management, the only price paid for shares of Mid-America common stock during the week ended August 14, 2007 (the day prior to the signing of the merger agreement) was $12.25 per share on August 8, 2007.

Q:	I am a Mid-America shareholder. Should I send in my stock certificates now?

A:	No. After the merger is completed, Pinnacle will send Mid-America shareholders written instructions for exchanging their stock certificates for merger consideration. You should not send in your stock certificates until you receive these instructions.

Q:	I am a Pinnacle shareholder. Should I send in my common stock certificates?

A:	No. Outstanding shares of Pinnacle common stock will remain outstanding following the merger with Mid-America, with no additional action required by Pinnacle shareholders.

Q:	Will shareholders have dissenters’ rights?

A:	Yes. If you are a Mid-America shareholder and you follow the procedures prescribed by Tennessee law, you may dissent from the merger and have the fair value of your stock paid to you in cash. If you follow those procedures, you won’t receive Pinnacle common stock. The fair value of your Mid-America common stock, determined in the manner prescribed by Tennessee law, will be paid to you in cash. That amount could be more or less than the merger consideration or the market value of Pinnacle common stock as of the closing date of the merger. For a more complete description of these dissenters’ rights, see page and Appendix B to this joint proxy statement/prospectus where the full text of the Tennessee Dissenters’ Rights Statute is set out.

Shareholders of Pinnacle are not entitled to dissenters’ or appraisal rights in connection with the merger.

Q:	What are the federal income tax consequences to Mid-America shareholders?

A:	For federal income tax purposes, Mid-America shareholders who exchange their shares for Pinnacle common stock will generally not recognize gain or loss on the exchange, but will be taxed on the cash portion of the merger consideration to the extent of any gain and any cash paid for fractional shares.

Please see page of this joint proxy statement/prospectus for a description of the material United States federal income tax consequences of the merger.

Q:	I am a Mid-America shareholder. May I sell the shares of Pinnacle common stock that I will receive in the merger?

A:	Generally, yes. Shares of Pinnacle common stock that you receive in the merger will be freely transferable, unless you are an “affiliate” of Mid-America under applicable federal securities laws. Affiliates generally include directors, certain executive officers and holders of 10% or more of Mid-America’s common stock. Generally, all shares of Pinnacle common stock received by affiliates of Mid-America (including shares they beneficially own for others) may not be sold by them, except in compliance with the Securities Act of 1933, as amended. For more detail regarding this subject, see page .

Q:	When do you expect the merger to be completed?

A:	We anticipate that the merger will be completed late in the fourth quarter of 2007 or early in the first quarter of 2008. In addition to shareholder approvals, we must also obtain certain regulatory approvals. Any delay in obtaining such approvals may delay the consummation of the merger.

Q:	If I’ve lost my Mid-America stock certificate, can I receive consideration in the merger?

A:	Yes. However, you will have to provide an affidavit attesting to the fact that you lost your Mid-America stock certificate. Additionally, you may have to give Pinnacle or the exchange agent a bond of 1-2% of the value of your shares to indemnify Pinnacle against a loss in the event someone finds or has your lost certificate and is able to transfer it. To avoid these measures, you should do everything you can to find your lost certificate before the time comes to send it in.

Q:	Where will my shares be listed after the merger?

A:	Shares of Pinnacle’s common stock issued in the transaction will be listed on the Nasdaq Global Select Market and will trade under the symbol “PNFP.”

Q:	Who can help answer my questions?

A:	If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

Investor Relations	or	Investor Relations
Pinnacle Financial Partners, Inc.		Mid-America Bancshares, Inc.
211 Commerce Street, Suite 300		2019 Richard Jones Road
Nashville, TN 37201		Nashville, TN 37215
(615) 744-3700		(615) 690-5800

SUMMARY

This brief summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and the other documents to which this joint proxy statement/prospectus refers you to fully understand the merger. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page   . Each item in this summary refers to the page where that subject is discussed in more detail.

Information about Pinnacle and Mid-America (Page   )

Pinnacle Financial Partners, Inc.
211 Commerce Street
Suite 300
Nashville, TN 37201
(615) 744-3700

Pinnacle is a Tennessee corporation that was incorporated on February 28, 2000 to organize and serve as the holding company for Pinnacle National Bank, a national banking association chartered under the laws of the United States. Pinnacle National Bank commenced its banking operations on October 27, 2000 and operates as a community bank in urban markets emphasizing personalized banking relationships with individuals and businesses located within the Nashville-Davidson-Murfreesboro and Knoxville metropolitan statistical areas, or Nashville MSA and Knoxville MSA, respectively. Pinnacle owns 100% of the capital stock of Pinnacle National Bank.

In March 2006, Pinnacle acquired Cavalry Bancorp, Inc., a one-bank holding company located in Murfreesboro, Tennessee, with nine office locations in Rutherford, Sumner and Bedford counties in Tennessee. In connection with that transaction, Pinnacle National Bank merged with Cavalry’s bank subsidiary, with Pinnacle National Bank surviving.

Pinnacle National Bank’s primary service area is Davidson, Williamson, Sumner and Rutherford Counties within the Nashville MSA. This area represents a geographic area that covers approximately 4,000 square miles with an estimated population in excess of 1.6 million people based on U.S. Census Bureau estimates for 2006. In April 2007, Pinnacle opened an office in Knoxville, Tennessee. The Knoxville MSA, with an estimated population of approximately 670,000, based on U.S. Census Bureau estimates for 2006, is located in east Tennessee.

Pinnacle offers a full range of lending products, including commercial, real estate and consumer loans to individuals and small-to-medium-sized businesses and professional entities.

Pinnacle also contracts with Raymond James Financial Service, Inc., a registered broker-dealer and investment adviser, to offer and sell various securities and other financial products to the public from Pinnacle’s locations through Pinnacle employees that are also Raymond James employees. Pinnacle benefits from the commissions generated through this program.

Pinnacle also maintains a trust department which provides fiduciary and investment management services for individual and institutional clients. Account types include personal trust, endowments, foundations, individual retirement accounts, pensions and custody. Pinnacle has also established Pinnacle Advisory Services, Inc., a registered investment advisor, to provide investment advisory services to its clients. Additionally, Miller and Loughry Insurance Services, Inc., a wholly-owned subsidiary of Pinnacle acquired in connection with the Cavalry acquisition, provides insurance products, particularly in the property and casualty area, to its clients.

Federal Deposit Insurance Corporation information as of June 30, 2006 reflects that there are 175 commercial banks that are currently active and also were chartered in the United States in 2000, excluding those institutions that appear to have transferred an existing charter to a new charter. Based on this information, Pinnacle National Bank was the largest and fastest growing of these banks in terms of total assets. We believe that one of the principal factors contributing to our rapid growth to date has been our ability to effectively position ourselves as a locally managed community bank committed to providing outstanding service and trusted financial advice. As of June 30, 2007, Pinnacle had total assets of approximately $2.32 billion, total deposits of approximately $1.80 billion and total shareholders’ equity of approximately $265.2 million.

Mid-America Bancshares, Inc.
2019 Richard Jones Road
Nashville, Tennessee 37215
(615) 690-5800

Mid-America is a two-bank holding company headquartered in Nashville, Tennessee. It began operations in September 2006 as a result of the merger of equals and share exchange between PrimeTrust Bank, a state bank chartered under Tennessee law, that began operations on December 17, 2001, and Bank of the South, a state bank chartered under Tennessee law that began operations on April 30, 2001. Both banks offer a wide range of banking services including checking, savings, money market accounts, certificates of deposits and loans for consumer, commercial and real-estate purposes.

Through its bank subsidiaries, Mid-America serves individuals, small to medium-sized businesses, community organizations, and public entities. The area served by Mid-America’s bank subsidiaries covers Cheatham, Davidson, Dickson, Rutherford, Williamson, and Wilson counties. Mid-America has fourteen full-service banking offices in six counties and expects to open its 15th office in the Hermitage area of Davidson County in the fourth quarter of 2007. Both banks provide full-service brokerage services (selling products such as stocks, bonds, mutual funds, limited partnerships, annuities and other insurance products) through a network arrangement with Raymond James Financial Services, Inc. a non-affiliated company. Mid-America benefits from the commissions generated through this arrangement.

At June 30, 2007, Mid-America had total assets of $1.07 billion, total deposits of $904.7 million and total shareholders’ equity of $104.7 million.

Mid-America Will Merge With and Into Pinnacle (Page   )

We propose a merger of Mid-America with and into Pinnacle. Pinnacle will survive the merger. We have attached the merger agreement to this joint proxy statement/prospectus as Appendix A. Please read the merger agreement carefully. It is the legal document that governs the merger. In addition to the merger of Mid-America with and into Pinnacle, Bank of the South and PrimeTrust Bank will merge with Pinnacle National Bank.

What Mid-America Shareholders will Receive in the Merger (Page   )

Mid-America shareholders will receive 0.4655 shares of Pinnacle common stock and $1.50 in cash for each share of Mid-America common stock owned by them at the effective time of the merger. Based on the number of Mid-America shares outstanding as of August 15, 2007 plus 260,000 shares of restricted stock outstanding as of that date, Pinnacle expects to issue approximately 6.6 million shares of Pinnacle common stock to the Mid-America shareholders. Pinnacle will not issue fractional shares in the merger. As a result, the total number of shares of Pinnacle common stock that each Mid-America shareholder will receive in the merger will be rounded down to the nearest whole number, and each Mid-America shareholder will receive a cash payment for the remaining fraction of a share of Pinnacle stock that he or she would otherwise receive, if any, rounded to the nearest thousandth when expressed in decimal form based on the average closing market value of Pinnacle common stock for the five trading days preceding the effective date of the merger.

Example: If you currently own 150 shares of Mid-America common stock, you will be entitled to receive 69 shares of Pinnacle common stock (150 Mid-America shares x 0.4655) and a check for $225 (150 x $1.50 ) plus the market value of 0.8250 fractional shares of Pinnacle common stock (150 x .4655) = 69.8250 shares — 69 whole shares = .8250 fractional shares) based on the average closing market value of Pinnacle common stock for the five trading days preceding the effective date of the merger.

The number of shares of Pinnacle common stock to be issued in connection with the merger for each share of Mid-America common stock is fixed. Shareholders of Mid-America may receive more or less aggregate value depending on fluctuations in the market price of Pinnacle common stock. Because there are other conditions to closing than shareholder approval, a significant period of time may pass between the shareholder meetings and the closing of the merger. At the time of their respective special meetings, Pinnacle and Mid-America shareholders will not know the exact value of the Pinnacle common stock that will be issued in connection with the merger.

You should obtain a current stock price quotation for Pinnacle common stock. You can obtain these quotations from a newspaper, on the Internet or by calling your broker. Shares of Mid-America are not listed or traded on a national exchange or over-the-counter. Based on information known to Mid-America senior management, the only price paid for shares of Mid-America common stock during the week ended August 14, 2007 (the day prior to the signing of the merger agreement) was $12.25 per share on August 8, 2007.

Dividend Policy of Pinnacle (Page   )

Pinnacle has not paid any cash dividends since inception and it does not anticipate that it will consider paying cash dividends at any point in the near future. The declaration and payment of dividends in the future will depend upon business conditions, operating results, capital and reserve requirements, regulatory requirements and consideration by the Pinnacle board of directors of other relevant factors.

Pinnacle’s Financial Advisor Has Provided an Opinion to the Pinnacle Board as to the Fairness of the Merger Consideration from a Financial Point of View (Page   )

In connection with the merger, Pinnacle retained Sandler O’Neill & Partners, L.P., or Sandler O’Neill, as its financial advisor. In deciding to adopt the merger agreement, the Pinnacle board of directors considered the oral opinion of Sandler O’Neill provided to the Pinnacle board of directors on August 15, 2007, subsequently confirmed in writing as of August 15, 2007, that, as of the date of the opinion and based upon and subject to the considerations described in its opinion and other matters which Sandler O’Neill considered relevant, the aggregate merger consideration to be paid by Pinnacle pursuant to the merger agreement was fair from a financial point of view to Pinnacle.

The full text of the written opinion of Sandler O’Neill, dated August 15, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Sandler O’Neill in connection with the opinion, is attached to this joint proxy statement/prospectus as Appendix C. Sandler O’Neill provided its opinion for the information and assistance of the Pinnacle board of directors in connection with its consideration of the transaction contemplated by the merger agreement. You should read the opinion carefully, as well as the description of the opinion contained elsewhere in this joint proxy statement/prospectus, to understand the procedures followed, assumptions made, matters considered and qualifications and limitations concerning the review undertaken by, and the opinion of, Sandler O’Neill. The Sandler O’Neill opinion is addressed to the Pinnacle board of directors and is not a recommendation as to how any shareholder of either Pinnacle or Mid-America should vote with respect to the merger agreement and the issuance of Pinnacle common stock in connection with the merger.

Pinnacle has paid $200,000 to Sandler O’Neill and has agreed to pay Sandler O’Neill an additional $550,000 upon the completion of the merger.

Mid-America’s Financial Advisor Has Provided an Opinion to the Mid-America Board as to the Fairness of the Merger Consideration from a Financial Point of View (Page   )

In connection with the merger, Mid-America retained Hovde Financial, Inc., or Hovde, as its financial advisor. In deciding to adopt the merger agreement, the Mid-America board of directors considered the oral opinion of Hovde that, as of August 15, 2007, and subsequently confirmed in writing on August 15, 2007, and based upon and subject to the assumptions made, matters considered and limitations described in their opinion, the merger consideration was fair, from a financial point of view, to Mid-America and the holders of Mid-America common stock.

The full text of the written opinion of Hovde, dated August 15, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Hovde in connection with the opinion, is attached to this joint proxy statement/prospectus as Appendix D. Hovde provided its opinion for the information and assistance of the Mid-America board of directors in connection with its consideration of the transaction contemplated by the merger agreement. You should read the opinion carefully, as well as the description of the opinion contained elsewhere in this joint proxy statement/prospectus, to understand the procedures followed, assumptions made, matters considered and qualifications and limitations concerning the review undertaken by, and the opinion of, Hovde. The Hovde opinion is addressed to the Mid-America board of directors and is not a recommendation as to how any shareholder of either Mid-America or Pinnacle should vote with respect to the merger agreement.

Mid-America has agreed to pay Hovde, upon completion of the merger, a fee of approximately $2.2 million based on the transaction consideration value as of the date of the merger agreement.

The Merger Generally Will Be Tax-Free to Holders of Mid-America Common Stock to the Extent They Receive Pinnacle Common Stock But Will Be Taxable With Respect to Any Cash Received (Page   )

A Mid-America shareholder’s receipt of Pinnacle common stock in the merger will be tax-free for United States federal income tax purposes. Taxes will, however, be owed to the extent of any gain on any cash portion of the consideration received by a Mid-America shareholder and any receipt of cash in lieu of fractional shares of Pinnacle common stock.

There will be no United States federal income tax consequences to a holder of Pinnacle common stock as a result of the merger.

The United States federal income tax consequences described above may not apply to some holders of Pinnacle and Mid-America common stock, including some types of holders specifically referred to on page   . Accordingly, please consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Mid-America Directors and Executive Officers Have Some Financial Interests in the Merger That are Different From or in Addition to Their Interests as Shareholders (Page   )

Mid-America directors and executive officers have financial and other interests in the merger in addition to their interests as shareholders of Mid-America. These interests include:

•	Mid-America has change in control agreements with its four senior executive officers who are directors that provide for lump-sum payments and other benefits (including indemnification for tax liabilities) following a change in control. The merger will constitute a change in control under these agreements and the lump-sum payment will be made to the employees at the closing. On August 15, 2007, these agreements were amended to provide that if the merger is consummated in 2007, the executives will be paid their change in control payments as if the merger occurred on January 1, 2008. These payments and benefits are estimated to total approximately $5.7 million in the aggregate and will be paid by Mid-America immediately prior to the closing of the merger. See “PROPOSAL #1 FOR SHAREHOLDERS OF PINNACLE FINANCIAL PARTNERS, INC. AND MID-AMERICA BANCSHARES, INC.: THE PROPOSED MERGER — Interests of Certain Mid-America Executive Officers and Directors in the Merger” on page for more information about these payments.

•	Jason K. West, PrimeTrust’s President and Chief Operating Officer, has entered into a new employment agreement with Pinnacle National Bank, which will become effective as of the closing of the merger and have a three-year term. This agreement provides for the payment of compensation and benefits to Mr. West and contains a covenant not to compete. While not parties to any written agreement with Pinnacle, it is expected that Gary Scott, David Major and Sam Short will work for the combined company for at least 12 months.

•	Pinnacle has agreed to indemnify and hold harmless each present and former director, officer and employee of Mid-America and its subsidiaries following completion of the merger. This indemnification covers liability and expenses arising out of matters existing or occurring at or prior to the completion of the merger to the fullest extent such persons would have been indemnified as directors, officers or employees of Mid-America or any of its subsidiaries under existing indemnification agreements and/or applicable law. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. Pinnacle also has agreed that it will maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of all of Mid-America’s and its subsidiaries’ directors and officers as of immediately prior to the effective time of the merger for six years following completion of the merger.

•	At the effective time of the merger, Pinnacle’s board of directors will be expanded by at least three members, and three members of the existing Mid-America board of directors who are proposed by Mid-America’s nominating and corporate governance committee and reasonably acceptable to Pinnacle’s nominating and corporate governance committee and board of directors will fill three of these vacancies. As members of the Pinnacle board of directors, the new directors who are not employees of Pinnacle can be expected to receive $1,100 for each board meeting attended and $900 for each committee meeting attended. In addition, these non-employee directors also may receive equity awards under Pinnacle’s 2004 Equity Incentive Plan similar to those awarded to Pinnacle’s non-employee directors in 2007.

•	Each of Gary Scott, David Major, Jason West and Sam Short has entered into a business protection agreement with Mid-America. Under the terms of these agreements, each of Messrs. Scott, Major, West and Short has agreed that he will not actively participate or engage directly or indirectly in a competing business in the Nashville MSA and the counties contiguous to the Nashville MSA until the earlier of (1) voluntary retirement after reaching age 65; (2) a transaction in which an acquiror of Mid-America is subsequently acquired; (3) August 31, 2011; or (4) the date that Mid-America terminates the agreement. In exchange for this agreement not to compete, each executive is entitled to receive monthly payments equal to the greater of his current or future monthly base salary or $10,000 until the occurrence of one of these termination events. Mr. West’s business protection agreement will be superseded by his employment agreement with Pinnacle National Bank upon the effectiveness of the merger.

•	All of Mid-America’s outstanding options, stock appreciation rights and restricted shares will vest upon consumation of the merger, including those options, stock appreciation rights and restricted shares held by Mid-America’s directors and executive officers. These awards, which were granted in 2006, in connection with the completion of Mid-America’s share exchange, were scheduled to vest over ten years. Instead, as a result of the merger, these awards to directors and executive officers (with an aggregate value of approximately $3.6 million (based on the value of the consideration to be paid by Pinnacle on the date the merger was approved)) will vest at the effective time of the merger.

The Mid-America board of directors knew about these additional interests, and considered them, when it adopted the merger agreement.

Pinnacle’s Board of Directors Recommends that You Vote “FOR” Approval of the Merger Agreement and the Stock Issuance in Connection With the Merger (Page   )

Pinnacle’s board of directors believes that the merger is fair to and in the best interests of the Pinnacle shareholders, and recommends that Pinnacle shareholders vote “FOR” the approval of the merger agreement and the issuance of Pinnacle common stock in connection with the merger.

In determining whether to adopt the merger agreement, Pinnacle’s board of directors consulted with its senior management and legal and financial advisors. In arriving at its determination, the Pinnacle board of directors also considered a number of factors, including the following material factors:

•	stronger presence in the Nashville-Davidson-Murfreesboro MSA, one of the fastest growing MSAs in the United States, including areas within the MSA not presently served by Pinnacle, including Wilson, Dickson and Cheatham Counties;

•	potential cost synergies — the combined company will operate a common systems platform and three Mid-America branches will be consolidated;

•	increased size and scale — the combined company is expected to have pro forma assets of approximately $3.5 billion, resulting in increased lending capacity, and 30 offices (net of closures) in some of the fastest growing areas in the Nashville MSA;

•	enhanced franchise value — the increased size and scale of the combined company should increase its attractiveness to larger potential acquirors;

•	accretive to earnings — applying the potential cost savings and other assumptions (described under “OPINIONS OF FINANCIAL ADVISORS — Opinion of Pinnacle’s Financial Advisor” beginning on page ), the merger is anticipated to result in accretion to Pinnacle’s earnings per share beginning in 2008; and

•	increased float — pro forma shares outstanding of the combined company would increase from approximately 15.5 million shares to 22.2 million shares.

Mid-America’s Board of Directors Recommends that You Vote “FOR” the Approval of the Merger Agreement (Page   )

Mid-America’s board of directors believes that the merger is fair to and in the best interests of the Mid-America shareholders, and recommends that Mid-America shareholders vote “FOR” the approval of the merger agreement.

In determining whether to adopt the merger agreement, Mid-America’s board of directors consulted with its senior management and legal and financial advisors. In arriving at its determination, the Mid-America board of directors also considered a number of factors, including the following material factors in favor of the merger:

•	Pinnacle’s shares are readily marketable and have reflected a strong overall upward trend for most of Pinnacle’s time in operation;

•	Pinnacle is a locally headquartered bank holding company that appears to employ a veteran group of skilled bankers that will be attractive to Mid-America’s customers, employees and other stakeholders;

•	At the present time relatively little market overlap exists between Pinnacle’s operations and those of Bank of the South and PrimeTrust Bank;

•	The Mid-America board believed that an affiliation with Pinnacle would make the combined entity both more competitive in the Middle Tennessee marketplace and a more attractive vehicle for entry into the market by a larger acquirer than either institution would on a standalone basis;

•	The cost-saving synergies that could be achieved in the merger, estimated at $7.4 million to $9 million, can be expected to increase the profitability of the combined institution;

•	If Mid-America were to remain independent, the company would have to consider the costs and benefits of raising new capital, listing its shares for public trading, and converting to a new data processing platform;

•	The costs of complying with increasing layers of bank regulation, and with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, were a concern to management and the Mid-America board;

•	A merger would be expected to be a “tax free” re-organization for most non-dissenting shareholders except to the extent of the possible taxability of the $1.50 per share being paid in cash by Pinnacle for each share of Mid-America common stock;

•	The Mid-America board of directors was impressed with the management depth at Pinnacle and believed that access to the Pinnacle management team would benefit Mid-America’s customers and employees and would provide significant layers of additional capable management and appropriate management succession; and

•	The board of directors considered the impact of the transaction on the return on investment of Mid-America’s shareholders and believed that the merger consideration of approximately $13.18 per share on the date the transaction was announced ($ on the date of this joint proxy statement/prospectus), involving receipt by Mid-America shareholders of a more liquid and potentially more attractive stock of the combined entity, constituted a reasonable or even excellent return to investors who bought shares directly from either Bank of the South or PrimeTrust Bank before the Mid-America share exchange in September 2006.

Treatment of Mid-America Stock Options and Stock Appreciation Rights (Page   )

Each outstanding Mid-America stock option and stock appreciation right to be settled in shares of Mid-America common stock will be assumed by Pinnacle as of the completion of the merger and will be converted automatically into an option to purchase common stock of Pinnacle or a stock appreciation right to be settled in shares of Pinnacle common stock, as the case may be. In the case of options, the number of shares of common stock underlying the new option will equal the number of shares of Mid-America common stock for which the corresponding Mid-America option was exercisable, multiplied by 0.4655 and rounded down to the nearest whole share. The exercise price for Mid-America options will be adjusted by reducing the exercise price by $1.50 and then dividing the resulting reduced exercise price by 0.4655 and rounding the result to the nearest whole cent. All other terms of the Mid-America stock options will remain unchanged after the conversion. Each outstanding stock appreciation right will be adjusted by (1) multiplying the number of stock appreciation rights subject to an award by 0.4655, rounding the result down to the nearest whole share; and (2) reducing the grant price by $1.50 and dividing the resulting reduced grant price by 0.4655 and rounding the result to the nearest cent. All other terms of the Mid-America stock appreciation rights will remain unchanged.

The Merger is Expected to Occur Late in the Fourth Quarter of 2007 or Early in the First Quarter of 2008 (Page   )

The merger will occur after all the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur in the late fourth quarter of 2007 or early first quarter of 2008. However, we cannot assure you when or if the merger will occur. We must first obtain approval of Pinnacle’s shareholders of the merger agreement and the issuance of Pinnacle common stock in connection with the merger and approval by Mid-America’s shareholders of the merger agreement at the respective special meetings. We also must obtain necessary regulatory approvals. If the merger has not been completed by March 31, 2008, either Pinnacle or Mid-America may terminate the merger agreement so long as the party electing to terminate has not caused the failure of the merger to occur by failing to comply with the merger agreement.

Completion of the Merger is Subject to Customary Conditions (Page   )

The completion of the merger is subject to a number of customary conditions being met, including the approval by Mid-America shareholders of the merger agreement and the approval by Pinnacle shareholders of the merger agreement and the issuance of Pinnacle common stock in connection with the merger, as well as receipt of all required regulatory approvals.

Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger, even if that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

We May Not Complete the Merger Without All Required Regulatory Approvals (Page   )

We cannot complete the merger unless we receive the prior approval of the Board of Governors of the Federal Reserve System, or the FRB.

Termination of the Merger Agreement; Fees Payable (Page   )

We may jointly agree to terminate the merger agreement at any time. Either of us also may terminate the merger agreement if:

•	a governmental authority that must grant a regulatory approval denies approval of the merger (although this termination right is not available to a party whose failure to comply with the merger agreement resulted in those actions by a governmental authority);

•	a governmental entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the merger;

•	the merger is not completed on or before March 31, 2008 (although this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date);

•	the other party’s board of directors adversely changes its recommendation that its shareholders vote “FOR” approval of the merger agreement (in the case of Mid-America) or the approval of the merger agreement and the issuance of Pinnacle common stock in connection with the merger (in the case of Pinnacle), or the other party breaches its obligation to hold its shareholders’ meeting to approve the transactions contemplated by the merger agreement;

•	the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach rises to a level that would excuse the terminating party’s obligation to complete the merger and is either incurable or is not cured within 30 days;

•	the shareholders of Mid-America do not approve the merger agreement at the Mid-America shareholders’ meeting; or

•	the shareholders of Pinnacle do not approve the merger agreement and the issuance of Pinnacle common stock in connection with the merger at the Pinnacle shareholders’ meeting.

In addition, Mid-America has the right to terminate the merger agreement if Pinnacle’s average closing stock price over a ten-day period prior to and ending on the eighth day before the closing is less than $18.00 and the quotient resulting from dividing Pinnacle’s average closing stock price for that same ten-day period by the average closing price for Pinnacle’s common stock for the ten-day period prior to and ending on August 15, 2007 ($25.095) is less than the difference between (1) the quotient resulting from dividing the Nasdaq Bank Index on the eighth day prior to the closing of the merger by the Nasdaq Bank Index on August 15, 2007 ($2,874.37) and (2) 0.25.

The merger agreement provides that in limited circumstances, described more fully beginning on page   , involving a change in the recommendation of the Mid-America board that Mid-America’s shareholders approve the merger agreement, Mid-America’s failure to hold a shareholders’ meeting to vote on the merger agreement, Mid-America’s authorization, recommendation or proposal of a third party acquisition proposal or if the merger agreement is otherwise terminated (other than by Mid-America for Pinnacle’s material breach) after Mid-America shall have received a third party acquisition proposal, Mid-America may be required to pay a termination fee to Pinnacle of $8 million. The purpose of the termination fee is to encourage the commitment of Mid-America to the merger, and to compensate Pinnacle if Mid-America engages in certain conduct which would make the merger less likely to occur. The effect of the termination fee likely will be to discourage other companies from seeking to acquire or merge with Mid-America prior to completion of the merger and could cause Mid-America to reject any acquisition proposal from a third party which does not take into account the termination fee.

We May Amend the Terms of the Merger and Waive Rights Under the Merger Agreement (Page   )

We may jointly amend the terms of the merger agreement, and either party may waive its right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after the approval of the merger agreement by the respective shareholders of Pinnacle or Mid-America, no amendment or waiver that reduces or changes the form of the consideration that will be received by Mid-America shareholders may be accomplished without the further approval of such shareholders.

Pinnacle Will Account for the Merger Using the “Purchase” Method (Page   )

Pinnacle will account for the merger as a purchase for financial reporting purposes.

Dissenters’ Rights (Page   )

Tennessee law permits Mid-America shareholders to dissent from the merger and to have the fair value of their stock paid in cash. To do this, a Mid-America shareholders must follow certain procedures, including filing certain notices with Mid-America and refraining from voting the shareholder’s shares in favor of the merger. If a Mid-America shareholder properly dissents from the merger, that shareholder’s shares of Mid-America common stock will not be exchanged for shares of Pinnacle common stock in the merger, and that shareholder’s only right will be to receive the appraised value of the shareholder’s shares in cash. For a complete description of these dissenters’ rights, see page    and Appendix B to this joint proxy statement/prospectus where the full text of the Tennessee Dissenters’ Rights Statute is set out.

Comparison of the Rights of Mid-America Shareholders and Pinnacle Shareholders (Page   )

Both Pinnacle and Mid-America are incorporated under Tennessee law. Mid-America shareholders, upon completion of the merger will become Pinnacle shareholders, and their rights as such will be governed by Pinnacle’s charter and bylaws. See “COMPARISON OF THE RIGHTS OF SHAREHOLDERS” beginning on page   for the material differences between the rights of Mid-America shareholders and Pinnacle shareholders.

Board of Directors After the Merger (Page   )

After the merger, the board of directors of the combined company is expected to have at least 16 members, consisting of 13 current members of Pinnacle’s board of directors and three members of the existing Mid-America board of directors who are proposed by the nominating and corporate governance committee of Mid-America’s board of directors and are reasonably acceptable to Pinnacle’s nominating and corporate governance committee and board of directors.

Pinnacle 2004 Equity Incentive Plan Amendment (Page   )

The Pinnacle board of directors is seeking to amend Pinnacle’s 2004 Equity Incentive Plan to increase the number of shares of Pinnacle common stock reserved for issuance under the Plan by 500,000. As of the date hereof, there were 1,269,018 shares reserved for issuance under the 2004 Equity Incentive Plan, including outstanding awards. If the amendment is approved, there will be a total of 1,769,018 shares of Pinnacle common stock reserved for issuance under the 2004 Equity Incentive Plan.

Pinnacle’s board believes that the increase in the number of shares available for awards under the 2004 Equity Incentive Plan is appropriate to allow for the continued practice of awarding equity incentives to a broad-based group of Pinnacle’s associates which will include Mid-America’s associates.

Pinnacle Shareholder Meeting to be Held on           [  ], 2007 (Page   )

The Pinnacle special meeting will be held at 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 on           [  ], 2007 at [  ] a.m., local time. At the special meeting, Pinnacle shareholders will be asked:

1. to approve the merger agreement between Pinnacle and Mid-America and the issuance of Pinnacle common stock in connection with the merger;

2. to vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies;

3. to approve an amendment to Pinnacle’s 2004 Equity Incentive Plan to increase the number of shares of Pinnacle common stock reserved for issuance thereunder by 500,000 shares; and

4. to transact any other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

You can vote at the Pinnacle special meeting if you owned Pinnacle common stock at the close of business on           [  ], 2007. On that date, there were [          ] shares of Pinnacle common stock outstanding and entitled to vote, approximately [     ]% of which were owned and entitled to be voted by Pinnacle directors and executive officers and their affiliates. You can cast one vote for each share of Pinnacle common stock you owned on that date. The approval of the merger agreement with Mid-America and the issuance of Pinnacle common stock in connection with the merger requires the affirmative vote of the holders of a majority of Pinnacle’s outstanding shares. Approval of the proposal to adjourn or postpone the meeting, if necessary, requires that the number of votes cast in favor of the proposal exceed the number of votes cast opposing the proposal. The amendment to Pinnacle’s 2004 Equity Incentive Plan will be approved if the number of shares of Pinnacle common stock voted in favor of the amendment exceed the votes cast opposing the action.

Mid-America Shareholder Meeting to be Held on          [  ], 2007 (Page   )

The Mid-America special meeting will be held at Bank of the South’s office at 551 North Mt. Juliet Road, Mt. Juliet, Tennessee 37122, at [  ] a.m., on          [  ], 2007, local time. At the special meeting, Mid-America shareholders will be asked:

1. to approve the merger agreement between Pinnacle and Mid-America; and

2. to vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies; and

3. to transact any other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

You can vote at the Mid-America special meeting if you owned Mid-America common stock at the close of business on          [  ], 2007. On that date, there were [          ] shares of Mid-America common stock outstanding and entitled to vote, approximately [     ]% of which were owned and entitled to be voted by Mid-America directors and executive officers and their affiliates. You can cast one vote for each share of Mid-America common stock you owned on that date. In order to approve the merger agreement, the holders of a majority of the outstanding shares of Mid-America common stock entitled to vote must vote in favor of the merger. Approval of the proposal to adjourn or postpone the meeting, if necessary, requires that the number of votes cast in favor of the proposal exceed the number of votes cast opposing the proposal.

RISK FACTORS RELATING TO THE MERGER

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including without limitation, Pinnacle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Pinnacle’s Quarterly Report on Form 10-Q for the three and six months ended March 31, 2007 and June 30, 2007, respectively. Mid-America’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Mid-America’s Quarterly Report on Form 10-Q for the three and six months ended March 31, 2007 and June 30, 2007, respectively, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement and, in the case of the Pinnacle shareholders, the stock issuance in connection with the merger.

The Value of Pinnacle Shares Received Will Fluctuate; Shareholders of Mid-America May Receive More or Less Value Depending on Fluctuations In the Price of Pinnacle Common Stock

The number of shares of Pinnacle common stock issued to Mid-America shareholders in exchange for each share of Mid-America common stock is fixed. The market prices of Pinnacle common stock and Mid-America common stock when the merger is completed may vary from their market prices at the date of this document and at the date of the special meetings of Pinnacle and Mid-America. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Pinnacle common stock, the market value of Pinnacle common stock issued in the merger may be higher or lower than the value of such shares on earlier dates. If the price of Pinnacle common stock declines prior to completion of the merger, the value of the merger consideration to be received by Mid-America’s shareholders will decrease. Mid-America has the right to terminate the merger agreement if Pinnacle’s average closing stock price over a ten-day period prior to and ending on the eighth day before the closing is less than $18.00 and the quotient resulting from dividing Pinnacle’s average closing stock price for that same ten-day period by the average closing price for Pinnacle’s common stock for the ten-day period prior to and ending on August 15, 2007 ($25.095) is less than the difference between (1) the quotient resulting from dividing the Nasdaq Bank Index on the eighth day prior to the closing of the merger by the Nasdaq Bank Index on August 15, 2007 ($2,874.37) and (2) 0.25. During the 12-month period ending on [          ], 2007, the most recent practical date prior to the date of this joint proxy statement/prospectus, Pinnacle common stock traded in a range from a low of $[     ] to a high of $[     ] and ended that period at $[     ], and Mid-America common stock traded in a range from a low of $[     ] to a high of $[     ] and ended that period at $[     ]. See “COMPARATIVE MARKET PRICES” beginning on page    for more detailed share price information.

These variations may be the result of various factors, many of which are beyond the control of Pinnacle and Mid-America, including:

•	changes in the business, operations or prospects of Pinnacle, Mid-America or the combined company;

•	governmental and/or litigation developments and/or regulatory considerations;

•	market assessments as to whether and when the merger will be consummated and the anticipated benefits of the merger;

•	governmental action affecting the banking and financial industry generally;

•	market assessments of the potential integration or other costs; and

•	general market and economic conditions.

The merger may not be completed until a significant period of time has passed after the Pinnacle and Mid-America special shareholder meetings. At the time of their respective special meetings, Pinnacle and Mid-America shareholders will not know the exact value of the Pinnacle common stock that will be issued in connection with the merger.

Shareholders of Pinnacle and Mid-America are urged to obtain current market quotations for Pinnacle common stock, and they may obtain such a quotation from a newspaper, the Internet or by calling their broker. Shares of Mid-America are not listed or traded on a national exchange or over-the-counter. Based on information known to Mid-America senior management, the only price paid for shares of Mid-America common stock during the week ended August 14, 2007 (the day prior to the signing of the merger agreement) was $12.25 per share on August 8, 2007. The price of Pinnacle common stock and Mid-America common stock at the effective time of the merger may vary from their prices on the date of this joint proxy statement/prospectus. The historical prices of Pinnacle common stock and Mid-America common stock included in this joint proxy statement/prospectus may not be indicative of their prices on the date the merger becomes effective. The future market prices of Pinnacle common stock and Mid-America common stock cannot be guaranteed or predicted.

Pinnacle May Not Be Able To Successfully Integrate Mid-America or To Realize the Anticipated Benefits of the Merger

The merger involves the combination of two bank holding companies that previously have operated independently and in the case of Mid-America, two separate bank subsidiaries that operate separate from one another. A successful combination of the operations of the three bank subsidiaries will depend substantially on Pinnacle’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Pinnacle may not be able to combine the operations of Pinnacle and Mid-America without encountering difficulties, such as:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	loan and deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit the successful integration of Pinnacle and Mid-America and their respective bank subsidiaries.

Further, Pinnacle and Mid-America entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company, cross selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether Pinnacle integrates Mid-America and its bank subsidiaries in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in a reduction in the price of Pinnacle’s shares as well as in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact Pinnacle’s business, financial condition and operating results. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

Mid-America Shareholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management

After the merger’s completion, Mid-America shareholders will own a significantly smaller percentage of Pinnacle than they currently own of Mid-America. Following completion of the merger, Mid-America shareholders will own approximately 30% of the combined company on a fully-diluted basis. Additionally, former Mid-America directors initially will hold only three of the sixteen expected seats on Pinnacle’s board. Consequently, Mid-America shareholders likely will be able to exercise less influence over the management and policies of Pinnacle than they currently exercise over the management and policies of Mid-America.

The Combined Company Will Incur Significant Transaction and Merger-Related Costs in Connection With the Merger

Pinnacle and Mid-America expect to incur significant costs associated with combining the operations of the two companies. Pinnacle and Mid-America have just recently begun collecting information in order to formulate detailed integration plans to deliver anticipated cost savings. Additional unanticipated costs may be incurred in the integration of the businesses of Pinnacle and Mid-America. Although Pinnacle and Mid-America expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Whether or not the merger is consummated, Pinnacle and Mid-America will incur substantial expenses, such as legal, accounting and financial advisory fees, in pursuing the merger. Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including approval by federal banking regulators. Pinnacle and Mid-America intend to pursue all required approvals in accordance with the merger agreement. See “THE MERGER AGREEMENT — Conditions to the Completion of the Merger” beginning on page    for a discussion of the conditions to the completion of the merger and “PROPOSAL #1 FOR SHAREHOLDERS OF PINNACLE FINANCIAL PARTNERS, INC. AND MID-AMERICA BANCSHARES, INC.: THE PROPOSED MERGER — Regulatory Approval” beginning on page    for a description of the regulatory approvals that must be received in connection with the merger.

Directors and Officers of Mid-America Have Potential Conflicts of Interest in the Merger

Certain of Mid-America’s existing directors and officers have interests in the merger that are different from, or in addition to, the interests of Mid-America shareholders generally. For example, certain Mid-America executive officers have agreements that provide for significant payments following consummation of the merger. The merger will be considered a change in control for purposes of these agreements. These agreements were amended on August 15, 2007, to provide that if the merger is consummated in 2007, the executives will be paid their change in control payments under these agreements and as if the merger occurred on January 1, 2008. In addition, all outstanding options, stock appreciation rights and restricted shares of Mid-America, including these held by directors and executive officers, will vest upon consummation of the merger. See “PROPOSAL #1 FOR SHAREHOLDERS OF PINNACLE FINANCIAL PARTNERS, INC. AND MID-AMERICA BANCSHARES, INC.: THE PROPOSED MERGER — Interests of Certain Mid-America Executive Officers and Directors in the Merger” beginning on page   .

In addition, Jason K. West, PrimeTrust’s President and Chief Operating Officer, has executed an employment agreement with Pinnacle National Bank that provides Mr. West with payment for services provided to Pinnacle National Bank as well as, in some instances, payments upon a change in control of Pinnacle or Pinnacle National Bank. This agreement may create a potential conflict of interest for Mr. West. In addition, Pinnacle agreed in the merger agreement to indemnify and provide liability insurance to Mid-America’s officers and directors. These and certain other additional interests of Mid-America’s directors and officers may cause some of these persons to view the proposed transaction differently than you view it. For more information about these interests, please see “PROPOSAL #1 FOR SHAREHOLDERS OF PINNACLE FINANCIAL PARTNERS, INC. AND MID- AMERICA BANCSHARES, INC.: THE PROPOSED MERGER — Interests of Certain Mid-America Executive Officers and Directors in the Merger” beginning on page   .

Also, each of Gary Scott, David Major, Jason West and Sam Short has entered into a business protection agreement with Mid-America. Under the terms of these agreements, each of Messrs. Scott, Major, West and Short has agreed that he will not actively participate or engage directly or indirectly in a competing business in the Nashville MSA and the counties contiguous to the Nashville MSA until the earlier of (1) voluntary retirement after reaching age 65; (2) a transaction in which an acquiror of Mid-America is subsequently acquired; (3) August 31, 2011; or (4) the date that Mid-America terminates the agreement. In exchange for this agreement not to compete, each executive is entitled to receive monthly payments equal to the greater of his current or future monthly base salary or $10,000 until the occurrence of one of these termination events.

Mr. West’s business protection agreement will be superseded by his employment agreement with Pinnacle National Bank upon the effectiveness of the merger.

The Opinion Obtained by Mid-America From its Financial Advisor Will Not Reflect Changes in Circumstances Prior to the Merger

On August 15, 2007, Hovde delivered to the Mid-America board its oral opinion (which was confirmed in writing on August 15, 2007) as to the fairness from a financial point of view to Mid-America and the shareholders of Mid-America, as of that date, of the aggregate merger consideration to be received by them under the merger agreement. A copy of this opinion is attached hereto as Appendix D. The opinion does not reflect changes that may occur or may have occurred after the date of such opinion, to the operations and prospects of Pinnacle or Mid-America, general market and economic conditions and other factors. As a result of the foregoing, Mid-America shareholders should be aware that the opinion of Hovde attached hereto does not address the fairness of the aggregate merger consideration at any time other than as of August 15, 2007.

Failure To Complete the Merger Could Cause Pinnacle’s or Mid-America’s Stock Price To Decline

If the merger is not completed for any reason, Pinnacle’s or Mid-America’s stock price may decline because costs related to the merger, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed. In addition, if the merger is not completed, Pinnacle’s or Mid-America’s stock price may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Risks Related to Pinnacle’s Business

For risks related to Pinnacle’s business, please see Pinnacle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, each of which is incorporated by reference into this joint proxy statement/prospectus.

Risks Related to Mid-America’s Business

For risks related to Mid-America’s business, please see Mid-America’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, each of which is incorporated by reference into this joint proxy statement/ prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus including the Appendices hereto contains “forward-looking statements” about Pinnacle and Mid-America and the combined company following the merger. “Forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are statements that represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial position to differ materially from the forward-looking statements. Such forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “project,” “will,” “expect,” “anticipate,” “estimate,” “believe,” or “continue,” or the negative thereof or other variations thereof or comparable terminology. You should note that the discussion of Pinnacle’s and Mid-America’s reasons for the merger and the description of the opinion of Mid-America’s financial advisor contain many forward-looking statements that describe beliefs, assumptions and estimates of the management of each of Mid-America and Pinnacle and public sources as of the indicated dates and those forward-looking expectations may have changed as of the date of this joint proxy statement/ prospectus. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

The ability of Pinnacle and Mid-America to predict results or the actual effects of the combined company’s plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the “RISK FACTORS RELATING TO THE MERGER” discussed immediately above as well as the following:

•	difficulties in obtaining required shareholder and regulatory approvals for the merger and related transactions;

•	the level and timeliness of realization, if any, of expected cost savings from the merger;

•	difficulties related to the consummation of the merger and the integration of the businesses of Pinnacle and Mid-America;

•	a materially adverse change in the financial condition of Pinnacle or Mid-America;

•	greater than expected deposit attrition, customer loss, or revenue loss following the merger;

•	loan losses that exceed the level of allowance for loan losses of the combined company;

•	lower than expected revenue following the merger;

•	management of the combined company’s growth;

•	the risks inherent or associated with possible or completed acquisitions;

•	increases in competitive pressure in the banking industry;

•	changes in the interest rate environment that reduce margins;

•	changes in deposit flows, loan demand or real estate values;

•	changes in accounting principles, policies or guidelines;

•	legislative or regulatory changes;

•	general economic conditions, either nationally, in Tennessee or in the Nashville MSA, that are less favorable than expected resulting in, among other things, a deterioration of the quality of the combined company’s loan portfolio and the demand for its products and services;

•	dependence on key personnel;

•	changes in business conditions and inflation; and

•	changes in the securities markets.

Additional factors are discussed in the reports filed with the Securities and Exchange Commission, or SEC, by Pinnacle and Mid-America. See “WHERE YOU CAN FIND MORE INFORMATION” on page   .

The above list is not intended to be exhaustive and there may be other factors that would preclude us from realizing the predictions made in the forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Pinnacle shareholders and Mid-America shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Pinnacle or Mid-America or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Pinnacle and Mid-America undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

SELECTED FINANCIAL DATA

Selected Historical Financial Data

The following tables present selected historical financial data for Pinnacle as of and for each of the years ended December 31, 2006, 2005, 2004, 2003 and 2002 and as of and for the six-month periods ended June 30, 2007 and 2006. In addition, the tables present selected historical financial data for Mid-America, or its predecessors, as of and for each of the years in the five-year period ended December 31, 2006 and as of and for the six-month periods ended June 30, 2007 and 2006.

Pinnacle Financial Partners, Inc. Selected Historical Financial Data

Set forth below is selected consolidated financial data for Pinnacle as of December 31, 2006, 2005, 2004, 2003 and 2002 and for the years then ended, and Pinnacle’s unaudited consolidated financial data as of and for the six months ended June 30, 2007 and 2006. Except for the data under “Performance Ratios and Other Data” and “Asset Quality Ratios,” the summary historical consolidated financial data as of December 31, 2006, 2005, 2004, 2003 and 2002 and for the years then ended is derived from Pinnacle’s audited consolidated financial statements, which were audited by KPMG LLP, an independent registered public accounting firm. The summary historical consolidated financial data as of and for the six months ended June 30, 2007 and June 30, 2006, is derived from unaudited consolidated financial statements for those periods. The results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results of operations for the full year or any other interim period. Pinnacle prepared the unaudited information on the same basis as it prepared its audited consolidated financial statements. In the opinion of Pinnacle, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. This information should be read together with Pinnacle’s consolidated financial statements and related notes and Management’s Discussions and Analysis of Financial Condition and Results of Operations included in Pinnacle’s Annual Report on Form 10-K for the year ended December 31, 2006 and Pinnacle’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which are incorporated by reference into this joint proxy statement/prospectus.

Selected Historical Condensed Financial Data of Pinnacle Financial Partners, Inc.

	As of and
	for the Six
	Months Ended June 30,		As of and for the Years Ended December 31,
	2007	2006	2006(1)	2005	2004	2003	2002
	(Unaudited)
	(In thousands, except per share data, ratios and percentages)

Statement of Financial Condition Data:
Total assets	$2,315,327	$1,985,625	$2,142,187	$1,016,772	$727,139	$498,421	$305,279
Loans, net of unearned income	1,645,655	1,358,273	1,497,735	648,024	472,362	297,004	209,743
Allowance for loan losses	(17,375)	(14,686)	(16,118)	(7,858)	(5,650)	(3,719)	(2,677)
Total securities	339,781	305,643	346,494	279,089	208,170	139,944	73,980
Goodwill and core deposit intangibles	124,641	115,835	125,673	—	—	—	—
Deposits and securities sold under agreements to repurchase	1,937,979	1,664,265	1,763,427	875,985	602,655	405,619	249,067
Advances from FHLB	26,699	33,749	53,726	41,500	53,500	44,500	21,500
Subordinated debt	51,548	30,929	51,548	30,929	10,310	10,310	—
Stockholders’ equity	265,194	238,739	256,017	63,436	57,880	34,336	32,404
Income Statement Data:
Interest income	69,247	45,115	109,696	46,308	27,679	18,262	12,561
Interest expense	34,504	18,713	48,743	17,270	7,415	5,363	4,362
Net interest income	34,743	26,402	60,953	29,038	20,264	12,899	8,199
Provision for loan losses	1,688	2,094	3,732	2,152	2,948	1,157	938
Net interest income after provision for loan losses	33,056	24,308	57,221	26,886	17,316	11,742	7,261
Noninterest income	10,577	6,428	15,786	5,394	4,978	3,035	1,732
Noninterest expense	27,608	20,434	46,624	21,032	14,803	10,796	7,989
Income before income taxes	16,025	10,302	26,383	11,248	7,491	3,981	1,004
Income tax expense	4,997	3,368	8,456	3,193	2,172	1,426	356
Net income	$11,028	$6,934	$17,927	$8,055	$5,319	$2,555	$648
Per Share Data:
Earnings per share — basic	$0.71	$0.56	$1.28	$0.96	$0.69	$0.35	$0.11
Weighted average shares outstanding — basic	15,464,151	12,473,187	13,954,077	8,408,663	7,750,943	7,384,106	6,108,942
Earnings per share — diluted	$0.66	$0.51	$1.18	$0.85	$0.61	$0.32	$0.10
Weighted average shares outstanding — diluted:	16,640,977	13,640,565	15,156,837	9,464,500	8,698,139	7,876,006	6,236,844
Common shares outstanding at end of period	15,545,581	15,370,916	15,446,074	8,426,551	8,389,232	7,384,106	7,384,106
Performance Ratios and Other Data:
Return on average assets(2)	1.02%	0.92%	1.01%	0.93%	0.89%	0.66%	0.29%
Return on average stockholders’ equity(2)	8.50%	8.48%	8.66%	13.23%	12.31%	7.70%	2.47%
Net interest margin(3)	3.61%	3.97%	3.90%	3.60%	3.62%	3.53%	3.81%
Net interest spread(4)	2.91%	3.32%	3.20%	3.16%	3.34%	3.23%	3.42%
Noninterest income to average assets(2)	0.97%	0.85%	0.89%	0.62%	0.83%	0.78%	0.76%
Noninterest expense to average assets(2)	2.54%	2.72%	2.61%	2.42%	2.48%	2.78%	3.50%
Efficiency ratio(5)	60.9%	62.2%	60.8%	61.1%	58.6%	67.8%	80.4%
Average loan to average deposit ratio	94.48%	87.12%	88.73%	81.3%	79.0%	85.5%	98.5%
Average interest-earning assets to average interest-bearing liabilities	119.75%	125.30%	122.10%	120.0%	120.0%	118.9%	119.6%
Book value per share	$17.06	$15.53	$16.57	$7.53	$6.90	$4.65	$4.39
Asset Quality Ratios:
Allowance for loan losses to non performing assets	564.3%	512.1%	199.9%	1,708.3%	1,006.9%	981.3%	143.4%
Allowance for loan losses to total loans	1.04%	1.08%	1.08%	1.21%	1.20%	1.25%	1.28%
Non performing assets to total assets	0.13%	0.14%	0.37%	0.05%	0.08%	0.08%	0.61%
Nonaccrual loans to total loans	0.14%	0.21%	0.47%	0.07%	0.12%	0.13%	0.89%
Net loan charge-offs (recoveries) to average loans(2)	0.05%	0.07%	0.05%	0.01%	0.27%	0.05%	0.05%
Capital Ratios:
Leverage(6)	9.5%	8.6%	9.5%	9.9%	9.7%	9.7%	11.1%
Tier 1 risk-based capital	10.4%	9.5%	10.9%	11.7%	11.7%	11.8%	12.7%
Total risk-based capital	11.3%	10.4%	11.8%	12.6%	12.7%	12.8%	13.8%

(1)	Information for 2006 fiscal year includes the operations of Calvary Bancorp, Inc., which Pinnacle merged with on March 15, 2006 and reflects approximately 6.9 million shares of Pinnacle common stock issued in connection with that merger.

(2)	Ratios and data for the six months ended June 30, 2007 and June 30, 2006, are annualized.

(3)	Net interest margin is the result of net interest income on a tax equivalent basis for the period divided by average interest earning assets.

(4)	Net interest spread is the result of the difference between the interest yield earned on interest earning assets on a tax equivalent basis less the interest paid on interest bearing liabilities.

(5)	Efficiency ratio is the result of noninterest expense divided by the sum of net interest income and noninterest income.

(6)	Leverage ratio is defined as Tier 1 capital divided by average total assets for the fourth quarter of each year in the case of the full year data and for the second quarter in the case of the June 30 data.

Mid-America Bancshares, Inc. Selected Historical Financial Data

Set forth below is selected consolidated financial data for Mid-America (or its predecessors) as of December 31, 2006, 2005, 2004, 2003 and 2002 and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, and Mid-America’s (or, prior to September 1, 2006, PrimeTrust) unaudited consolidated financial data as of and for the six months ended June 30, 2007 and 2006. Except for the data under “Ratios,” the summary historical consolidated financial data as of December 31, 2006, 2005, 2004, 2003 and 2002 and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 is derived from our audited consolidated financial statements, which were audited by Maggart and Associates, P.C., an independent registered public accounting firm. The summary historical consolidated financial data as of and for the six months ended June 30, 2007 and June 30, 2006, is derived from unaudited consolidated financial statements for those periods. The results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results of operations for the full year or any other interim period. Mid-America prepared the unaudited information on the same basis as it prepared its audited consolidated financial statements. In the opinion of Mid-America, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. This information should be read together with Mid-America’s consolidated financial statements and related notes and Management’s Discussions and Analysis of Financial Condition and Results of Operations included in Mid-America’s Annual Report on Form 10-K for the year ended December 31, 2006 and Mid-America’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which are incorporated by reference into this joint proxy statement/prospectus.

Selected Historical Condensed Financial Data of Mid-America Bancshares, Inc

	As of and for the Six
	Months Ended June 30,		As of and for the Years Ended December 31,
	2007	2006	2006(1)	2005	2004	2003	2002
	(Unaudited)
	(In thousands, except per share data, ratios and percentages)

Consolidated Balance Sheets:
End of year:
Total assets	$1,069,363	$472,814	$967,971	$419,302	$295,290	$203,227	$109,426
Loans, net	764,690	328,586	686,690	301,878	226,486	154,102	76,023
Securities available-for-sale	176,101	92,406	168,395	64,035	44,134	35,125	25,073
Securities held-to-maturity	9,740	—	9,740	—	—	—	—
Deposits	904,665	410,402	823,755	359,037	262,567	178,921	97,378
Series A Preferred Stock	—	—	—	—	4,125	—	—
Stockholders’ equity	104,676	39,320	102,940	38,412	20,158	16,980	10,307
Consolidated Statements of Earnings:
Interest income	35,046	15,092	42,330	21,809	13,229	7,986	3,942
Interest expense	19,339	7,635	22,033	9,345	4,878	3,640	1,936
Net interest income	15,707	7,457	20,297	12,464	8,351	4,346	2,006
Provision for loan losses	600	164	1,273	1,121	962	1,138	928
Net interest income after provision for loan losses	15,107	7,293	19,024	11,343	7,389	3,208	1,078
Non-interest income	3,961	2,181	5,355	3,981	2,959	1,922	773
Non-interest expense	14,502	7,999	21,304	12,653	9,337	6,585	3,352
Earnings (loss) before income taxes	4,566	1,475	3,075	2,671	1,011	(1,455)	(1,501)
Income taxes	1,509	338	771	65	—	—	—
Earnings (loss)	$3,057	$1,137	$2,304	$2,606	$1,011	$(1,455)	$(1,501)
Per Share Data:
Basic earnings (loss) per common share	$0.22	$0.17	$0.25	$0.43	$0.21	$(0.37)	$(0.68)
Diluted earnings (loss) per common share	$0.21	$0.17	$0.25	$0.43	$0.21	$(0.37)	$(0.68)
Book value per common share, end of period	$7.51	$5.79	$7.39	$5.67	$4.43	$4.15	$4.21
Ratios:
Return on average stockholders’ equity(2)	6.06%	5.82%	4.28%	8.39%	5.70%	(8.51)%	(15.95)%
Return on average assets(2)	0.62%	0.51%	0.37%	0.73%	0.40%	(0.91)%	(1.97)%
Average stockholders’ equity to average assets(2)	9.96%	8.32%	8.75%	8.73%	7.10%	10.74%	12.35%
Net interest margin(3)	3.37%	3.72%	3.59%	3.70%	3.55%	2.93%	2.84%
Net interest spread(4)	3.04%	3.00%	3.03%	3.24%	3.26%	2.57%	2.30%
Efficiency ratio(5)	70.8%	81.5%	79.9%	76.9%	82.1%	106.8%	132.6%
Leverage ratio(6)	10.21%	12.02%	8.91%	9.81%	8.69%	8.93%	9.47%

(1)	Information for 2006 includes the operations of Bank of the South for the period from September 1, 2006 to December 31, 2006. All periods prior to September 1, 2006 relate solely to PrimeTrust Bank and do not reflect the results of Bank of the South prior to that time.

(2)	Ratios for the six months ended June 30, 2007 and June 30, 2006 are annualized.

(3)	Net interest margin is the result of net interest income for the period divided by average interest earning assets.

(4)	Net interest spread is the result of the difference between the interest yield earned on interest earning assets less the interest paid on interest bearing liabilities.

(5)	Efficiency ratio is the result of noninterest expense divided by the sum of net interest income and noninterest income.

(6)	Leverage ratio is defined as Tier 1 capital divided by average total assets for the fourth quarter of each year in the case of the full year data and for the second quarter in the case of June 30 data.

Selected Unaudited Pro Forma Consolidated Financial Data

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2007, and the unaudited pro forma condensed consolidated statements of operations for the six-months ended June 30, 2007 and for the year ended December 31, 2006, have been prepared to reflect the proposed merger of Pinnacle and Mid-America. The unaudited pro forma condensed consolidated balance sheet is presented as if the merger occurred on June 30, 2007, while the unaudited pro forma condensed consolidated statements of operations are presented as if the merger occurred on January 1, 2006. The unaudited pro forma acquisition adjustments, including those to adjust Mid-America’s net assets to fair value, are preliminary and subject to change as additional analyses are performed and as additional information becomes available.

The unaudited pro forma financial data set forth below is not necessarily indicative of results that would have actually been achieved if the merger transaction had been consummated as of the date indicated, or that may be achieved in the future. This information should be read in conjunction with the historical consolidated financial statements of each of Pinnacle and Mid-America (and the related notes to these statements), which are incorporated by reference into this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page   .

Pinnacle anticipates that the merger will provide the combined company with some future financial benefits that include reduced operating expenses. However, Pinnacle does not reflect any of the anticipated cost savings in the following pro forma financial information. Therefore, the pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under the assumptions set forth below, does not attempt to predict or suggest future results. The pro forma financial information does not attempt to show how the combined company would have actually performed had the companies been combined throughout the periods presented.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2007

	Pinnacle			Pro Forma
	Financial	Mid-America		Acquisition	Pro Forma
	Partners, Inc.	Bancshares, Inc.		Adjustments	Combined
	(Dollars in thousands, except per share amount data)

Assets
Cash and cash equivalents	$106,002	$42,741	A	$(9,905)	$149,048
			B	(21,290)
			G	31,500
Investment securities:
Held to maturity	27,068	9,740	E	(212)	27,068
			H	(9,528)
Available for sale	312,713	176,101	H	9,528	498,342
Loans held for sale	4,973	8,994			13,967
Loans	1,663,030	772,927	D	(514)	2,431,912
			E	(3,531)
Allowance for loan losses	(17,375)	(8,237)	D	514	(25,098)

Loans, net	1,645,655	764,690			2,406,814
Goodwill	114,288	19,147	B	131,356	243,201
			B	(19,147)
			C	200
			E	3,432
			F	(6,075)
Core deposit intangible	10,353	4,142	B	(4,142)	20,349
			F	9,996
Premises and equipment	37,855	31,732	A	(284)	68,102
			E	(1,201)
Other assets	56,420	12,076	A	(242)	69,119
			B	1,625
			E	2,214
			F	(3,921)
			G	1,085
			H	(138)

Total assets	$2,315,327	$1,069,363		$111,321	$3,496,011

Liabilities and Stockholders’ Equity
Deposits	$1,797,536	$904,665	E	$1,719	$2,703,920
Advances from Federal Home Loan Bank	46,699	32,325	E	(1,017)	78,007
Securities sold under agreements to repurchase	140,443	18,295			158,738
Subordinated debentures and other borrowings	51,548	3,500	G	32,585	87,633
Accrued expenses and other liabilities	13,906	5,902	A	(4,335)	19,478
			A	2,918
			B	825
			C	400
			H	(138)

Total liabilities	$2,050,132	$964,687		$32,958	$3,047,777

Stockholders’ equity:
Preferred stock	—	—
Common Stock	15,546	13,933	B	(13,933)	22,153
			B	6,607
Additional paid in capital	212,923	87,919	B	(87,919)	389,355
			B	176,632
			C	(200)
Retained earnings	42,137	5,023	A	(9,014)	42,137
			B	3,991
Accumulated other comprehensive (loss)	(5,411)	(2,199)	B	2,199	(5,411)

Total stockholders’ equity	265,195	104,676		78,363	448,234

Total liabilities and stockholders’ equity	$2,315,327	$1,069,363		$111,321	$3,496,011

(A)	To reflect the impact to Mid-America’s consolidated statement of financial condition for the impact of merger related charges to be recognized by Mid-America prior to consummation of the merger. It is estimated that $2.3 million of the cash payments made to certain Mid-America employees will not be tax deductible.

Retained earnings	$9,104
Taxes payable	4,335
Cash		$9,905
Premises and equipment		284
Other assets		242
Accrued expenses		2,918

(B)	To reflect the impact of the issuance of Pinnacle common stock for outstanding common stock of Mid-
America at the 0.4655 exchange ratio. As the exchange ratio is fixed pursuant to the merger agreement, the value of the shares to be issued by Pinnacle to Mid-America shareholders upon consummation of the merger are valued in accordance with EITF 99-12, “Determination of the Measurement Date for the
Market Price of Acquiror Securities Issued in a Purchase Business Combination.” Other components of the purchase price consideration are estimated costs directly attributable to the merger to be incurred by Pinnacle of $825,000 and the estimated fair value of options to acquire Pinnacle common stock to be issued to holders of options to acquire Mid-America common stock and the estimated fair value of stock appreciation rights to acquire Pinnacle common stock to be issued to holders of similar rights to acquire Mid-America common stock pursuant to the merger agreement. The fair value of the exchange options and stock appreciation rights was estimated using the Black-Scholes method.

Number of Mid-America shares outstanding		13,933,006
Number of Mid-America restricted shares that automatically vest on the merger date		260,000

Total Mid-America shares exchanged		14,193,006
Exchange ratio to Pinnacle shares		x 46.55%

Number of Pinnacle shares to exchange		6,606,844
Average price of Pinnacle shares used for merger	x$	26.26

Value of Pinnacle common stock exchanged for Mid-America common stock		$173,496

Total Mid-America shares exchanged		14,193,006
Cash consideration price per Mid-America common share	x $	1.50
Value of cash consideration for Mid-America common stock		$21,290

Total stock and cash consideration		$194,786
Plus: Mid-America goodwill and core deposit intangible		23,289
Less: Mid-America stockholders’ equity		(104,676)
Merger related expenses in (A) above		9,104

Subtotal		$122,413

Number of Mid-America options outstanding		1,170,229
Exchange ratio to Pinnacle shares		x 46.55%

Number of Pinnacle options to exchange		544,742
Fair value of each Pinnacle option	x $	14.50

Total fair value of Pinnacle options		$7,899

Number of Mid-America stock appreciation rights outstanding		35,600
Exchange ratio to Pinnacle shares		x 46.55%

Number of Pinnacle stock appreciation rights to exchange		16,572
Fair value of each Pinnacle stock appreciation right	x $	13.20

Total fair value of Pinnacle stock appreciation rights		$219
Investment banking fees incurred by Pinnacle		$825

Goodwill before fair value adjustments		$131,356

Goodwill		$131,356
Other assets (deferred tax assets associated with Mid-America core deposit intangible)		1,625
Common stock of Mid-America		13,933
Additional paid-in capital of Mid-America		87,919
Retained earnings of Mid-America			$3,991
Other comprehensive loss of Mid-America			2,199
Goodwill of Mid-America			19,147
Core deposit intangible of Mid-America			4,142
Accrued liabilities (investment banking fees)			825
Cash			21,290
Common stock of Pinnacle			6,607
Additional paid-in capital of Pinnacle			176,632

(C)	To reflect the estimated costs associated with the joint proxy statement/prospectus which are to be shared equally between Pinnacle and Mid-America.

Paid in capital	$200
Goodwill	200
Accrued liabilities		$400

(D)	To adjust Mid-America’s loan portfolio and allowance for loan losses for those loans which Pinnacle does not expect to collect all contractually required payments on the loan, in accordance with AICPA Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.”

Allowance for loan losses	$514
Loans		$514

(E)	Purchase accounting entry to adjust Mid-America net assets to their estimated fair value

Goodwill	$3,432
Other assets (deferred income taxes)	2,214
Advances from Federal home Loan Bank	1,017
Held-to-maturity investment securities		$212
Loans		3,531
Bank premises and equipment		1,201
Deposits		1,719

(F)	To reflect the estimated value of core deposit intangible asset associated with the core deposits of Mid-America. For purposes of the pro forma condensed consolidated financial statements, such intangible asset will be amortized using the sum-of-the-years digit method over a 10-year life.

Core deposit intangible	$9,996
Other assets (deferred income taxes)		$3,921
Goodwill		6,075

(G)	To reflect the settlement of $3,500,000 in holding company indebtedness and the subsequent issuance of $35,000,000 in trust preferred securities issued by Pinnacle which would include an investment in an unconsolidated subsidiary of $1,085,000.

Cash	$31,500
Other assets (investment in unconsolidated subsidiaries)	1,085
Subordinated indebtedness		$32,585

(H)	To reflect certain Mid-America balance sheet reclassifications to be consistent with Pinnacle’s presentation including the reclassification of Mid-America net deferred tax liabilities to net deferred tax assets and reclassification of Mid-America’s held-to-maturity investment securities as available-for-sale.

Other liabilities (deferred tax liabilities)	$138
Investment securities available-for-sale	9,528
Other assets (deferred tax assets)		$138
Investment securities held to maturity		9,528

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2007

	Pinnacle	Mid-
	Financial	America		Pro Forma
	Partners,	Bancshares,		Acquisition	Pro Forma
	Inc.	Inc.		Adjustments	Combined
	(Dollars in thousands, except per share data)

Interest income	$69,247	$35,046	A	$467	$104,760
Interest expense	34,504	19,339	A	(124)	55,145
			A	92
			D	1,334

	34,743	15,707		(835)	49,615
Provision for loan losses	1,688	600		—	2,288

Net interest income after provision for loan losses	33,055	15,107		(835)	47,327
Noninterest income	10,577	3,961		—	14,538
Noninterest expense	26,576	14,098	A	24	40,698
Amortization of intangible assets	1,032	404	B	178	1,614

Income before income taxes	16,024	4,566		(1,037)	19,553
Income taxes	4,997	1,509	C	117	6,100
			E	(523)

Net income	$11,027	$3,057		$(631)	$13,453

Per share information:
Basic earnings per share	$0.71	$0.22		NM	$0.61
Fully diluted earnings per share	$0.66	$0.21		NM	$0.57
Weighted average shares (in thousands):
Basic	15,464	13,930		NM	22,071
Fully diluted	16,641	14,639		NM	23,512

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2006

	Pinnacle	Mid-
	Financial	America		Pro Forma
	Partners,	Bancshares,		Acquisition	Pro Forma
	Inc.	Inc._		Adjustments	Combined
	(In thousands, except per share data)

Interest income	$109,696	$42,330	A	$1,608	$153,634
Interest expense	48,743	22,033	A	(1,298)	72,358
			A	211
			D	2,669

	60,953	20,297		26	81,276
Provision for loan losses	3,732	1,273		—	5,005

Net interest income after provision for loan losses	57,221	19,024		26	76,271
Noninterest income	15,786	5,355		—	21,141
Noninterest expense	44,841	21,043	A	12	65,896
Amortization of intangible assets	1,783	261	B	974	3,018

Income before income taxes	26,383	3,075		(960)	28,498
Income taxes	8,456	771	C	671	8,851
			E	(1,047)

Net income	$17,927	$2,304		$(584)	$19,647

Per share information:
Basic earnings per share	$1.28	$0.25		NM	$0.96
Fully diluted earnings per share	$1.18	$0.25		NM	$0.89
Weighted average shares (in thousands):
Basic	13,954	9,169		NM	20,556
Fully diluted	15,157	9,294		NM	22,024

	Six Months
	Ended	Year Ended
	June 30, 2007	December 31, 2006

(A) Amortization of fair value adjustments for the following items: Increase in interest income — Accretion of loan discount	$467	$1,608
Decrease in interest expense — Amortization of deposit premium	124	1,298
Increase in interest expense — Accretion of Federal Home Loan Bank advances discount	(92)	(211)
Increase in noninterest expense — Depreciation related to premises and equipment write-up	(24)	(12)
(B) Increase in amortization of intangible assets — Amortization of core deposit intangible over ten year life using the sum of the year’s digit method	(178)	(974)
(C) Increase in tax expense due to tax impact of A. and B. above	(117)	(671)
(D) Increase in interest expense due to issuance of $35 million in trust preferred securities at LIBOR plus 300 basis points less the impact of the payoff of Mid-America’s line of credit at prime minus 100 basis points.	(1,334)	(2,669)
(E) Decrease in tax expense due to tax impact of interest expense in D. above.	523	1,047

Unaudited Historical and Pro Forma Comparative Share Data

The following table shows comparative per share data about Pinnacle’s and Mid-America’s historical and pro forma net income, cash dividends and book value. The comparative per share data below provides Pinnacle and Mid-America shareholders with information about the value of their shares prior to the merger as opposed to the value of their shares after the merger and once the two companies are combined.

You should not rely on the pro forma information as necessarily indicative of historical results we would have experienced had we been combined or of future results we will have after the merger. In addition, you should not rely on the six-month information as indicative of results for the entire year.

This information should be read in conjunction with the unaudited pro forma financial data (and the notes thereto) included elsewhere in this joint proxy statement/prospectus, and the historical consolidated financial statements (and the related notes to these statements), of Pinnacle and Mid-America, which are incorporated by reference into this joint proxy statement/prospectus. See “— Selected Unaudited Pro Forma Consolidated Financial Data” above, and “WHERE YOU CAN FIND MORE INFORMATION” beginning on page   .

The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of Mid-America at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The significant pro forma assumptions include (1) that the exchange ratio of Pinnacle common stock for Mid-America common stock is 0.4655, (2) the issuance of 6.6 million shares of Pinnacle common stock valued at $26.26 per share, (3) the payment of $21.3 million in cash consideration to the Mid-America shareholders, and (4) a core deposit intangible amortized pursuant to an accelerated method of approximately $112.9 million to be recorded in accordance with the purchase method of accounting. Goodwill resulting from the transaction is approximately $111.3 million, the above assumptions include no amortization or impairment of this amount.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible cost savings, revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods. Upon completion of the merger, the operating results of Mid-America will be reflected in the consolidated financial statements of Pinnacle on a prospective basis.

Unaudited Historical and Pro Forma Per Share Data(1)

				Mid-America
	Pinnacle Financial	Mid-America	Combined Pro	Equivalent
	Partners, Inc.	Bancshares, Inc.	Forma per Share	Pro Forma
	Common Stock	Common Stock	Data	per Share Data(2)

Six months ended June 30, 2007
Net income per share, basic	$0.71	$0.22	$0.61	$0.28
Net income per share, diluted	0.66	0.21	0.57	0.27
Dividends	—	—	—	—
Book value(3)	17.06	7.51	19.46	9.06
Year ended December 31, 2006
Net income per share, basic	$1.28	$0.25	$0.96	$0.45
Net income per share, diluted	1.18	0.25	0.89	0.41
Dividends	—	—	—	—
Book value(4)	16.59	7.39	NM	NM

(1)	Combined pro forma per share data and equivalent pro forma per share data does not reflect anticipated cost savings of $7.0 million in 2008 and $8.4 million in 2009.

(2)	Equivalent pro forma per share data represent the pro forma per share amounts attributed to one share of Mid-America common stock that has been exchanged for stock consideration. Equivalent pro forma per share amounts are calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.4655.

(3)	The pro forma combined book value per share as of June 30, 2007 is calculated as the pro forma combined stockholders’ equity at June 30, 2007 divided by the sum of the number of shares of Pinnacle common stock outstanding at the period ended June 30, 2007 and the number of shares of Pinnacle common stock to be issued in conjunction with the acquisition of Mid-America. A detail of shares issued and price per share related to the acquisition of Mid-America is included in the section entitled “— Unaudited Pro Forma Condensed Combined Financial Information” above.

(4)	Book value as of December 31, 2006 is not meaningful (NM) as purchase accounting adjustments were calculated as of June 30, 2007.

COMPARATIVE MARKET PRICES

Pinnacle’s common stock is traded on the Nasdaq Global Select Market under the symbol “PNFP” and has traded on that market since July 3, 2006. Prior to that date, Pinnacle common stock traded on the Nasdaq National Market for the periods presented. There is no established public trading market for Mid-America’s common stock. Mid-America’s management believes that Middle Tennessee is the principal market area for the Mid-America common stock.

The following table shows, for the periods indicated, the reported closing sale prices per share for Mid-America common stock and Pinnacle common stock on (i) August 14, 2007, the last trading day before the public announcement of the execution of the merger agreement, and (ii) September   , 2007, the latest practicable date prior to the date of this joint proxy statement/prospectus. This table also shows in the column entitled “Equivalent Price Per Mid-America Share” the closing price of a share of Pinnacle common stock on that date, multiplied by an exchange ratio of 0.4655.

We make no assurance as to what the market price of the Pinnacle common stock will be when the merger is completed or anytime thereafter. Because the market value of Pinnacle common stock will fluctuate after the date of this joint proxy statement/prospectus, we cannot assure you what value a share of Pinnacle common stock will have when received by a Mid-America shareholder. Mid-America shareholders should obtain current stock price quotations for Pinnacle and Mid-America common stock. Such quotations in the case of Pinnacle may be obtained from a newspaper, the Internet or a broker. In the case of Mid-America, these quotations may be obtained on Mid-America’s website (www.mid-americabancsharesinc.com)

	Pinnacle	Mid-America		Equivalent Price per
Date	Common Stock	Common Stock		Mid-America Share

August 14, 2007	$25.49	$12.25	*	$11.87
, 2007	$ [ ]	$ [ ]		$ [ ]

*	For Mid-America, August 8, 2007 was the last day, of which Mid-America is aware, that a trade was made prior to the announcement of the merger.

Pinnacle Shares

The following table shows, for the periods indicated, the high and low sales prices for Pinnacle common stock as reported by the Nasdaq Global Select Market, or its predecessor the Nasdaq National Market. Pinnacle has not paid any cash dividends since inception, and it does not anticipate that it will consider paying dividends in the near future.

	High	Low

2007:
First Quarter	$33.85	$29.40
Second Quarter	31.48	28.27
Third Quarter (through September 14, 2007)	30.21	21.62
2006:
First Quarter	$28.84	$24.75
Second Quarter	30.92	27.09
Third Quarter	37.41	28.93
Fourth Quarter	36.17	31.23
2005:
First Quarter	$24.05	$20.72
Second Quarter	25.14	20.50
Third Quarter	26.65	22.67
Fourth Quarter	25.96	21.70

As of           [  ], 2007, Pinnacle had approximately [          ] shareholders of record and, additionally, approximately [          ] beneficial owners.

Mid-America Shares

The following table shows, for the periods indicated, the high and low sales prices per share of Mid-America common stock. The prices indicated for PrimeTrust Bank and Bank of the South are before the application of the exchange ratios in the share exchange that resulted in the formation of Mid-America of 2-for-1 for PrimeTrust Bank shares and 2.1814-for-1 for Bank of the South shares. (For periods prior to the September 1, 2006, the effective date of the share exchange, the information provided is solely that of the two banks. Prior to that date, Mid-America had only 1,000 shares of organizational stock outstanding and no trades in its shares had occurred.) Certain of the information included below has been reported to Mid-America by certain selling or purchasing shareholders in privately negotiated transactions during the periods indicated. Although management believes that the information supplied by purchasers and sellers concerning their respective transactions is generally reliable, it has not been verified. This information may not include all transactions in Mid-America’s common stock for the respective periods shown, and it is possible that transactions occurred during the periods reflected or discussed at prices higher or lower than the prices set forth below. Bid price information for Mid-America’s common stock is not available. Certain of the transactions involved, or may have involved, Mid-America or its principals.

The trades in the following table indicate reported sales and purchases since September 1, 2006, when the share exchange became effective.

	High	Low

2007:
First Quarter	$12.50	$11.00
Second Quarter	15.00	11.00
Third Quarter (through September 14, 2007)	13.00	11.00
2006:
Third Quarter (From September 1, 2006)	$8.76	$8.76
Fourth Quarter	14.00	11.00

The trades in the following table indicate reported sales and purchases prior to September 1, 2006, for each of Bank of the South and PrimeTrust Bank.

	Bank of the South		PrimeTrust Bank
	High Price	Low Price	High Price	Low Price

2006:
First Quarter	$25.00	$24.00	$—	$—
Second Quarter	27.00	21.50	—	—
Third Quarter (Through September 1, 2006)	—	—	—	—
Fourth Quarter	N/A	N/A	N/A	N/A
2005:
First Quarter	$25.00	$21.50	$15.00	$15.00
Second Quarter	25.00	23.00	15.00	15.00
Third Quarter	27.00	23.00	15.00	15.00
Fourth Quarter	26.00	23.00	15.00	15.00

The last known trade price of Mid-America’s common stock prior to the date of this joint proxy statement/prospectus was $      per share. As of          , 2007, Mid-America had approximately [          ] shareholders of record and, additionally, approximately [          ] beneficial owners.

PINNACLE SHAREHOLDER MEETING

General

This joint proxy statement/prospectus is being furnished to Pinnacle shareholders in connection with the solicitation of proxies by the Pinnacle board of directors to be used at the special meeting of Pinnacle shareholders to be held on           [  ], 2007, at [  ] a.m., local time, at 211 Commerce Street, Suite 100, Nashville, Tennessee 37201, and at any adjournment or postponement of that meeting. This joint proxy statement/prospectus and the enclosed form of proxy are being sent to Pinnacle shareholders on or about           [  ], 2007.

Purpose, Record Date, and Voting

At this special meeting, holders of Pinnacle common stock will be asked to:

•	approve the merger agreement, pursuant to which Mid-America will be merged with and into Pinnacle, and the issuance of Pinnacle common stock in connection with the merger;

•	approve the adjournment of the Pinnacle special meeting, if necessary, to permit Pinnacle to solicit additional proxies if there are insufficient votes at the special meeting to constitute a quorum or to approve the merger agreement and the issuance of Pinnacle common stock in connection with the merger;

•	approve an amendment to Pinnacle’s 2004 Equity Incentive Plan to increase the number of shares of Pinnacle common stock reserved for issuance thereunder by 500,000 shares; and

•	transact any other business that may properly come before the meeting.

The Pinnacle board of directors has fixed the close of business on           [  ], 2007 as the record date for determining the holders of shares of Pinnacle common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of Pinnacle common stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were [          ] shares of Pinnacle common stock outstanding, held by approximately [          ] holders of record and           beneficial owners.

Each holder of shares of Pinnacle common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of that meeting. In order for Pinnacle to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Pinnacle common stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a properly executed proxy card that is received at or prior to the meeting (and not revoked).

If your proxy card is properly executed and received by Pinnacle in time to be voted at the special meeting, the shares represented by your proxy card will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide Pinnacle with any instructions, your shares will be voted “FOR” the approval of the merger agreement and the issuance of Pinnacle common stock in connection with the merger, “FOR” approval of the amendment to Pinnacle’s 2004 Equity Incentive Plan, “FOR” the adjournment of the special meeting if necessary and “FOR” all other matters described in the notice of the special meeting delivered to Pinnacle shareholders.

If your shares are held in “street name” by your broker or bank and you do not provide your broker or bank with instructions on how to vote your shares, your broker or bank will not be permitted to vote your shares, which will have the same effect as a vote against approval of the merger agreement and the issuance of Pinnacle common stock in connection with the merger.

Vote Required

Approval of the merger agreement and related share issuance requires the affirmative vote of the holders of a majority of the outstanding shares of Pinnacle common stock. Shares as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of Pinnacle shareholders on the merger agreement and issuance of Pinnacle common stock in connection with the merger is based upon the number of outstanding shares of Pinnacle common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the special meeting or the abstention from voting by Pinnacle shareholders will have the same effect as an “Against” vote with respect to this matter.

The amendment to Pinnacle’s 2004 Equity Incentive Plan will be approved if the number of shares of Pinnacle common stock voted in favor of the proposal exceeds the number of shares of Pinnacle common stock voted against it. Therefore, abstaining from voting on the amendment to the 2004 Equity Incentive Plan will have no effect on whether the proposal is approved so long as a quorum is present.

As of the record date, Pinnacle directors, executive officers and their affiliates owned and were entitled to vote approximately [          ] shares of Pinnacle common stock, representing approximately [     ]% of the outstanding shares of Pinnacle common stock.

We currently expect that Pinnacle’s directors and executive officers will vote their shares (1) “For” approval of the merger agreement and the issuance of Pinnacle common stock in connection with the merger, although none of them has entered into any agreement obligating them to do so; and (2) “For” approval of the amendment to Pinnacle’s 2004 Equity Incentive Plan.

Revocability of Proxies

The presence of a shareholder at the special meeting will not automatically revoke that shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation prior to the meeting to Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 211 Commerce Street, Suite 300, Nashville, Tennessee 37201;

•	submitting another proxy by mail that is dated later than the original proxy; or

•	attending the special meeting and voting in person.

If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Pinnacle may solicit proxies for the special meeting from Pinnacle shareholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. We also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions.

The merger agreement provides that each of Pinnacle and Mid-America will pay its own expenses in connection with the transactions contemplated by the merger agreement, except that Pinnacle and Mid-America will share equally the costs and expenses of printing and mailing this joint proxy statement/prospectus to the shareholders of Pinnacle and Mid-America, and all filing and other fees paid to the SEC and other regulatory authorities in connection with the merger and the other transactions contemplated by the merger agreement.

Dissenters’ Rights

Pinnacle shareholders will not have dissenters’ rights in connection with any matters being submitted for their consideration at the Pinnacle special meeting, including approval of the merger agreement and the issuance of Pinnacle common stock in connection with the merger.

Recommendation by Pinnacle’s Board of Directors

The Pinnacle board of directors has approved unanimously the merger agreement and approved the issuance of Pinnacle common stock to the shareholders of Mid-America in connection with the merger. The Pinnacle board believes that the proposed merger agreement and the related issuance of shares of Pinnacle common stock each is fair to Pinnacle shareholders and each is in their best interests. The Pinnacle board recommends that Pinnacle shareholders vote “For” approval of the merger agreement and the issuance of Pinnacle common stock in connection with the merger, as well as for the adjournment of the special meeting, if necessary, to permit Pinnacle to solicit additional proxies.

In addition, Pinnacle’s human resources and compensation committee has recommended and its board of directors has approved unanimously the amendment to the 2004 Equity Incentive Plan. The Pinnacle board believes the proposed amendment is in the best interests of Pinnacle’s shareholders and, therefore, recommends Pinnacle shareholders vote “For” approval of the amendment to Pinnacle’s 2004 Equity Incentive Plan.

MID-AMERICA SHAREHOLDER MEETING

General

This joint proxy statement/prospectus is being furnished to Mid-America shareholders in connection with the solicitation of proxies by the Mid-America board of directors to be used at the special meeting of shareholders to be held on,           [   ], 2007 at, [  ] a.m., local time, at Bank of the South’s office at 551 North Mt. Juliet Road, Mt. Juliet, Tennessee 37122, and at any adjournment or postponement of that meeting. This joint proxy statement/prospectus and the enclosed form of proxy are being sent to Mid-America shareholders on or about           [  ], 2007.

Purpose, Record Date and Voting

At this special meeting, holders of Mid-America common stock will be asked to:

•	approve the merger agreement pursuant to which Mid-America will be merged with and into Pinnacle;

•	approve the adjournment of the Mid-America special meeting, if necessary, to permit Mid-America to solicit additional proxies if there are insufficient votes at the special meeting to constitute a quorum or to approve the merger agreement; and

•	transact any other business that may properly come before the meeting.

The Mid-America board of directors has fixed the close of business on           [  ], 2007 as the record date for determining the holders of shares of Mid-America common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of Mid-America common stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were [          ] shares of Mid-America common stock outstanding, held by approximately [          ] holders of record and           beneficial owners.

Each holder of shares of Mid-America common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of that meeting. In order for Mid-America to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Mid-America common stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a properly executed proxy card that is received at or prior to the meeting that is not subsequently revoked.

If your proxy card is properly executed and received by Mid-America in time to be voted at the special meeting, the shares represented by your proxy card will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide Mid-America with any instructions, your shares will be voted “For” the approval of the merger agreement and the other matters described in the notice of special meeting delivered to Mid-America shareholders.

If your shares are held in “street name” by your broker or bank and you do not provide your broker or bank with instructions on how to vote your shares, your broker or bank will not be permitted to vote your shares, which will have the same effect as a vote against approval of the merger agreement.

Vote Required

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Mid-America common stock. Shares as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of Mid-America shareholders on the merger agreement is based upon the number of outstanding shares of Mid-America common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the special meeting or the abstention from voting by Mid-America shareholders will have the same effect as an “Against” vote with respect to this matter.

As of the record date, Mid-America directors, executive officers and their affiliates owned and were entitled to vote approximately [          ] shares of Mid-America common stock, representing approximately [     ]% of the outstanding shares of Mid-America common stock.

We currently expect that Mid-America’s directors and executive officers will vote their shares “For” approval of the merger agreement. Mid-America’s executive officers and directors have entered into voting agreements with Pinnacle pursuant to which they have agreed to vote (1) in favor of the merger agreement; (2) against any action or agreement that is reasonably likely to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Mid-America under the merger agreement; and (3) against (i) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving Mid-America or any of its subsidiaries, (ii) a sale or transfer (other than to a subsidiary of Mid-America) of assets of Mid-America or any of its subsidiaries comprising all or a substantial portion of the assets of Mid-America or any of its subsidiaries, or a sale or transfer of any right to all or a substantial portion of the revenues or income of Mid-America or any of its subsidiaries, by way of a negotiated purchase, lease, license, exchange, joint venture or other means, (iii) any change in a majority of the board of directors of Mid-America, or (iv) any action that is reasonably likely to materially impede, interfere with, delay, postpone or adversely affect in any material respect the merger and the transactions contemplated by the merger agreement.

Revocability of Proxies

The presence of a shareholder at the special meeting will not automatically revoke that shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation prior to the meeting to James S. Short, corporate secretary, Mid-America Bancshares, Inc., 2019 Richard Jones Road, Nashville, Tennessee 37215;

•	submitting another proxy by mail that is dated later than the original proxy; or

•	attending the special meeting and voting in person.

If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Mid-America may solicit proxies for the special meeting from Mid-America shareholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. We also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions.

The merger agreement provides that each of Pinnacle and Mid-America will pay its own expenses in connection with the transactions contemplated by the merger agreement, except that Pinnacle and Mid-America will share equally the costs and expenses of printing and mailing this joint proxy statement/prospectus to the shareholders of Mid-America and Pinnacle, and all filing and other fees paid to the SEC or other regulatory authorities in connection with the merger and the other transactions contemplated by the merger agreement.

Dissenters’ Rights

Dissenting shareholders of Mid-America who comply with the provisions of Chapter 23 of the Tennessee Business Corporation Act, are entitled to dissent from the merger and receive payment of the fair value of their shares of Mid-America common stock if the merger is consummated. A copy of Chapter 23 of the Tennessee Business Corporation Act is attached as Appendix B to the proxy statement/prospectus. Please see the section entitled “PROPOSAL #1 FOR SHAREHOLDERS OF PINNACLE FINANCIAL PARTNERS, INC. AND MID-AMERICA BANCSHARES, INC.: THE PROPOSED MERGER — Dissenters’ Rights” in the proxy statement/prospectus for a summary of the procedures to be followed in asserting these dissenters’ rights. A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is delivered to Mid-America before the vote is taken and the shareholder does not vote in favor of the merger agreement.

Recommendation by Mid-America’s Board of Directors

The Mid-America board of directors has approved unanimously the merger agreement. The Mid-America board believes that the proposed merger agreement is fair to Mid-America shareholders and is in their best interests. The Mid-America board recommends that Mid-America shareholders vote “For” approval of the merger agreement as well as for the adjournment of the special meeting, if necessary, to permit Mid-America to solicit additional proxies. In addition, members of Mid-America’s board of directors, together with their affiliates, owning approximately     % of the outstanding shares of Mid-America common stock entitled to vote at the special meeting have entered into agreements with Pinnacle in which they have agreed to vote their shares of Mid-America common stock in favor of the merger agreement. This means that additional holders of approximately     % of all Mid-America shares entitled to vote at the special meeting would need to vote “For” the proposal to adopt the merger agreement for it to be adopted.

PROPOSAL #1 FOR SHAREHOLDERS OF PINNACLE FINANCIAL PARTNERS, INC.
AND MID-AMERICA BANCSHARES, INC.: THE PROPOSED MERGER

General

Pinnacle’s board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Pinnacle common stock for use at the Pinnacle special meeting. Mid-America’s board of directors is also using this document to solicit proxies from the holders of Mid-America common stock for use at the Mid-America special meeting. At the Pinnacle special meeting, holders of Pinnacle common stock will be asked to vote upon, among other things, the approval of the merger agreement and the issuance of Pinnacle common stock in connection with the merger. At the Mid-America special meeting, holders of Mid-America common stock will be asked to vote upon, among other things, the approval of the merger agreement.

The merger will not be completed unless Pinnacle’s shareholders approve the merger agreement and the issuance of Pinnacle common stock in connection with the merger and Mid-America’s shareholders approve the merger agreement.

This section of this joint proxy statement/prospectus describes certain aspects of the merger, including the background of the merger and the parties’ reasons for the merger.

Transaction Structure

The Pinnacle board of directors and the Mid-America board of directors each has approved the merger agreement, which provides for the merger of Mid-America with and into Pinnacle, and the Pinnacle board also has approved the issuance by Pinnacle of shares of Pinnacle common stock to Mid-America shareholders in connection with the merger. Pinnacle will be the surviving corporation subsequent to the merger. We expect to complete the merger in the fourth quarter of 2007 or first quarter of 2008. Each share of Pinnacle common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of Pinnacle, and each share of Mid-America common stock issued and outstanding at the effective time of the merger will be converted into Pinnacle common stock (with each share of Mid-America common stock being converted into 0.4655 shares of Pinnacle common stock) and $1.50 in cash, with fractional shares being paid in cash as described below. See “THE MERGER AGREEMENT — Merger Consideration” on page   .

The Pinnacle charter and bylaws will be the charter and bylaws of the combined company after the completion of the merger. At the effective time of the merger, the Pinnacle board of directors will be expanded by three members. These board vacancies will be filled by three members of the existing Mid-America board of directors who are proposed by Mid-America, and reasonably acceptable to Pinnacle. These additional directors will be apportioned among the Pinnacle board classes so that the classes continue to have a number of directors as equal as possible.

The merger agreement provides that the parties can amend the merger agreement, to the extent legally permissible. However, after any approval of the merger agreement by Mid-America’s and Pinnacle’s shareholders, no amendment can alter the kind or amount of consideration to be provided to Mid-America shareholders without subsequent approval by Mid-America and Pinnacle shareholders.

Background of the Transaction from the Perspective of Pinnacle’s Board

Each June, Pinnacle’s board of directors conducts a strategic planning retreat at which it considers various strategic matters, including potential acquisition possibilities, particularly opportunities to expand Pinnacle’s Middle Tennessee franchise via acquisition. At these sessions in June of 2005 and June of 2006, at the request of Pinnacle’s senior management, representatives of Hovde presented to Pinnacle’s board of directors information concerning several Middle Tennessee banks and bank holding companies, including PrimeTrust Bank and Bank of the South. These presentations focused on the Tennessee merger and acquisition landscape and various strategic options available to Pinnacle, including continued growth-focused independence, as well as potential target acquisitions of other financial institutions. No specific determinations were made to pursue

PrimeTrust Bank, Bank of the South, or Mid-America as a result of these strategic planning discussions; however, Pinnacle’s board of directors did instruct management to continue to develop and maintain relationships with bankers in Pinnacle’s market area and bankers that may be interested in entering Pinnacle’s market area such that Pinnacle might be in a position to capitalize on potential future strategic partnerships with these entities should opportunities that would significantly enhance shareholder value be available.

In late October 2006, representatives of Hovde contacted M. Terry Turner, Pinnacle’s president and chief executive officer, and suggested that Pinnacle’s senior management meet with Mid-America’s senior management regarding a potential transaction between Pinnacle and Mid-America. Confidentiality agreements were subsequently executed by both Pinnacle and Mid-America.

On November 14, 2006, members of Pinnacle’s and Mid-America’s senior management met in person to discuss the prospects of a transaction between Pinnacle and Mid-America. From November 16, 2006 to or near December 6, 2006, members of Pinnacle’s and Mid-America’s senior management, along with their financial and legal advisors, met to conduct additional due diligence and to discuss the compatibility of the companies’ systems and other potential synergies as well as employment-related matters and held preliminary discussions about the potential terms of a transaction between the two companies, including terms related to price, type and mix of consideration that would be paid to the Mid-America shareholders, tax matters and employment matters. During this time period, Pinnacle’s legal advisor prepared an initial draft of an agreement and plan of merger and related ancillary agreements and distributed these documents to Mid-America and its legal and financial advisors. Sandler O’Neill consulted with Pinnacle on transaction structuring and pricing.

On or about December 6, 2006, Pinnacle was advised by senior management of Mid-America that Mid-America was terminating discussions regarding a potential transaction. Subsequently, Mr. Turner met with Mr. Scott and Mr. Major in person to better understand Mid-America’s rationale for discontinuing negotiations at this time and to assess the likelihood that negotiations might be re-initiated at some point in the future. On December 15, 2006, Mid-America’s legal advisor notified Pinnacle’s legal advisor in writing that Mid-America was terminating discussions regarding a potential transaction and that Mid-America would not be providing comments to the draft agreements previously circulated. Following receipt of this notice, Pinnacle’s senior management, legal and financial advisors terminated their negotiations with respect to a potential transaction with Mid-America.

Subsequently, and during the normal course of business, Pinnacle and Mid-America representatives engaged in various discussions, including several contractual business relationships (primarily loan participations between Pinnacle and PrimeTrust Bank) and other matters. During the spring of 2007, Mr. Turner and Mr. Scott conducted an informal meeting to exchange ideas concerning a future strategic partnership, but both determined not to formally resume transaction negotiations at that time. Also during this interim period, Pinnacle and Hovde met on several occasions and engaged in discussions regarding Mid-America and other local bank holding companies that might be interested in a future strategic partnership.

In early June of 2007, representatives of Hovde contacted Mr. Turner to inquire as to whether Pinnacle would be interested in formally resuming negotiations concerning a potential merger with Mid-America. Mr. Turner responded that he believed resuming negotiations would be received favorably by Pinnacle’s board of directors and, given that the board would be conducting its annual strategic planning retreat during the month, he would present the matter for the board’s formal consideration at that time. As had been the previous practice, Mr. Turner also requested and subsequently received information from Hovde and other investment banking firms concerning strategic options for Pinnacle, including strategic merger and acquisition alternatives for review by Pinnacle’s board of directors at their regularly scheduled annual strategic planning retreat.

In June of 2007, Pinnacle’s board of directors again conducted its annual strategic planning retreat and again considered various strategic matters, including potential acquisition possibilities. At the June 2007 session, representatives of Sandler O’Neill presented Pinnacle’s board of directors with information concerning a potential transaction with Mid-America. After much discussion, Pinnacle’s board determined it was in the best interest of Pinnacle’s shareholders to resume negotiations concerning a potential transaction with Mid-America. Subsequently, Pinnacle notified Hovde of Pinnacle’s decision. In late June of 2007, the senior managements of Pinnacle and Mid-America began to plan the due diligence process.

From July 11, 2007 to August 15, 2007, members of Pinnacle’s and Mid-America’s senior managements, along with their financial and legal advisors, met to conduct due diligence and to again discuss the compatibility of the companies’ systems and other potential synergies as well as employment-related matters and held preliminary discussions about the potential terms of a transaction between the parties, including terms related to price, type and mix of consideration that would be paid to the Mid-America shareholders, tax matters and employment matters. Sandler O’Neill also consulted Pinnacle on transaction structuring and pricing.

On July 11, 2007, Pinnacle’s legal advisor distributed an updated draft of the agreement and plan of merger to Mid-America’s legal advisor. On July 25, 2007, Mid-America’s legal advisor sent a list of comments and questions on the draft merger agreement to Pinnacle’s legal advisor. From July 25, 2007 to August 15, 2007, Pinnacle and Mid-America and their respective financial and legal advisors finalized the terms of the merger agreement and the related ancillary agreements.

During this time, on August 3, 2007, Mr. Turner met with representatives of Hovde following Hovde’s meeting with Mid-America’s board, senior management and legal advisors to discuss Mid-America’s preferences concerning certain selected transaction terms subject to the completion of due diligence and the approval of both Pinnacle’s and Mid-America’s boards of directors. These negotiating points included the exchange ratio, the inclusion of a pricing “floor” in the definitive merger agreement and the timing of the transaction announcements. Negotiations continued thru August 10, 2007 at which time the legal advisors of Pinnacle and Mid-America, working with their clients, finalized the terms of the definitive merger agreement and related ancillary agreements for presentation to the respective boards of directors.

On August 13, 2007, Mr. Turner met with Jason West to discuss the proposed terms of Mr. West’s employment agreement.

On the afternoon of August 15, 2007, the Pinnacle board of directors, except for one director who was absent, met with members of Pinnacle’s senior management and Pinnacle’s legal and financial advisors. Mr. Turner and other members of Pinnacle’s senior management reviewed with the Pinnacle board of directors information regarding Pinnacle, Mid-America and the terms of the proposed transaction. Sandler O’Neill then reviewed with the Pinnacle board of directors a range of matters, including the structure of the merger, business and financial information regarding the two companies, historical stock price performance, valuation methodologies and analyses and the other matters set forth in “— Opinion of Pinnacle’s Financial Advisor.” Sandler O’Neill’s presentation assumed that the aggregate merger consideration consisted of the equivalent of 0.4655 shares of Pinnacle common stock and $1.50 in cash for each share of Mid-America common stock. After the discussion, Sandler O’Neill rendered to the Pinnacle board of directors its oral opinion that, as of that date and based upon and subject to the considerations described to the board, the proposed merger consideration was fair, from a financial point of view, to Pinnacle. Members of Pinnacle’s senior management also apprised the Pinnacle board of directors of the results of its due diligence investigations of Mid-America and its subsidiary banks. Pinnacle’s legal advisor discussed with the Pinnacle board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed the terms of the proposed merger.

Following these presentations, the Pinnacle board meeting continued with discussions and questions among the members of the Pinnacle board of directors, management and Pinnacle’s legal and financial advisors. Following these discussions and after taking into consideration the factors described under “— Pinnacle’s Reasons for the Merger; Recommendation of the Stock Issuance in the Merger by the Pinnacle board of directors,” the Pinnacle board of directors voted to approve the merger with Mid-America and the definitive merger agreement and related ancillary agreements.

After the close of trading on the Nasdaq Global Select Market on August 15, 2007, Pinnacle and Mid-America executed the merger agreement and publicly announced the execution of the merger agreement.

Background of the Transaction from the Perspective of Mid-America’s Board

Mid-America was formed effective September 1, 2006, through the merger of PrimeTrust Bank and Bank of the South. PrimeTrust Bank and Bank of the South agreed to affiliate under common ownership without, immediately, merging the two banks. The management of the two banks believed that the proposed share exchange would enable them to achieve certain synergies and cost savings without sacrificing their individual identities and without having to reduce their staffs. The banks believed that this affiliation under the ownership of Mid-America would also allow them to offer a broader range of services. The increase in the number of offices available to the two banks’ customers was also intended to facilitate product distribution and to enhance customer service. In general, these goals have been realistic. The Mid-America board of directors has been generally satisfied with the company’s progress towards its goals.

However, significant developments in the banking and financial services industries, including increased emphasis and dependence on technology, and specialization of products and services, continue. More and more banks have entered into the Middle Tennessee market resulting in ever increasing competition. Competition from new types of financial institutions, and from less regulated financial service institutions, has also grown. In addition, regulatory burdens and costs have also increased. Among other things, the costs of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are seen by the board as significant and unlikely to decrease. In view of its rapidly increasing size, the management and board of Mid-America had determined that Mid-America needed to sign a multi-year data processing agreement for state of the art data processing services that would require not only the investment of substantial amounts of money over several years but also a termination fee, in the event of a future merger with another institution, that could also be substantial.

Soon after Mid-America was formed in 2006, its management was contacted by Hovde regarding a possible combination with Pinnacle, the holding company for Pinnacle National Bank. Hovde had served as PrimeTrust Bank’s financial advisor in the formation of Mid-America and had provided a fairness opinion to PrimeTrust Bank’s shareholders in connection with the share exchange. Hovde had also served as financial advisor to Cavalry in Pinnacle’s acquisition of Cavalry in early 2006. Pinnacle is headquartered in Nashville and has experienced rapid growth since it opened for business in October of 2000. Mid-America’s board was interested in exploring the opportunities that it perceived in a possible combination with Pinnacle and authorized management to explore this possible affiliation. With Hovde’s assistance, management began a dialogue with Pinnacle’s management in November of 2006 and, subject to a confidentiality agreement, exchanged information and conducted mutual due diligence. The Mid-America board of directors met twice to consider issues related to the proposal and received the advice of Hovde with respect to the pros and cons of both a transaction with Pinnacle and any type of merger transaction at that time. A draft of a proposed merger agreement was discussed by Mid-America’s management and the parties identified significant potential cost savings that might be achieved in the transaction.

Notwithstanding the perceived attractiveness of an affiliation with Pinnacle, three primary factors led the Mid-America board of directors to terminate the discussions with Pinnacle in December 2006. First, Mid-America had not begun realizing the planned synergies and cost savings from the share exchange transaction. Second, the Mid-America board believed that more time should be allowed to evaluate Pinnacle’s success in retaining the customers, and in integrating, retaining and assimilating the staff of Cavalry. The Mid-America board believed that if more than a year lapsed from the effective time of Pinnacle’s merger with Calvary the board would have a better perspective on Pinnacle’s ability to effectively realize upon an in-market acquisition. It was believed that the Cavalry merger had been a significant component of the rapid price increase in Pinnacle’s shares and in its above-peer price-to-earnings ratio. Mid-America believed that pricing a transaction with Pinnacle at a time when Pinnacle’s price-to-earnings ratio was very high, compared to more traditional financial institution price-to-earnings ratios could be complicated or risky. This difficulty was increased by the fact that Mid-America had not yet demonstrated that it could achieve synergies, realize cost savings, and continue profitable growth since it had only just begun operations less than three months before. Thus, any premium paid for Mid-America shares would have been subject to market skepticism and paid for with Pinnacle shares that had a very high price-to earnings ratio in the opinion of the Mid-America board and a possibly unsustainable stock price. Third, Mid-America only recently had entered into change of control agreements with Chairman Gary L. Scott and Executive Vice President Jason K. West, to replace their change of control agreements with PrimeTrust Bank, and had also entered into change of control agreements with President David Major and Executive Vice President James S. Short. The consummation of a merger in early or mid 2007 would have resulted in significant tax liability (so-called “excess parachute payments”) under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, for these executive officers. For these and other reasons, the Mid-America board in December of 2006 directed management to terminate discussions with Pinnacle. Negotiations were terminated on December 15, 2006.

Once it became apparent to Mid-America’s management, early in the second quarter of 2007, that Mid-America’s rapid growth was continuing and cost savings and synergies were being achieved, management of Mid-America deemed it appropriate to request that Hovde make a presentation to its board of directors to revisit strategic alternatives. First, the rapid growth made it likely that Mid-America would have to consider raising capital in the near future. In addition, management was aware that, by mid-2008, Mid-America would have to begin converting to a new data processing platform for its two banks at considerable expense. Finally, the recent announcement of two Nashville bank acquisitions (Civitas BankGroup by Green Bankshares, headquartered in Greenville, Tennessee and Capital Bancorp by Renasant Corporation, headquartered in Tupelo, Mississippi), as well as the announcement of two new entrants into the Davidson County market, each with plans to raise more than $75 million in new capital, were also considerations that needed to be addressed.

At Mid-America management’s request, on May 30, 2007, Hovde made a presentation to the Mid-America board of directors of its strategic assessment of Mid-America’s alternatives for growth. Among the matters discussed, Hovde presented data on market demographics, the increased number of new, or “de novo”, banks being formed in the Nashville MSA, recent merger activity, the opportunity for internal, or “organic”, growth, and existing market dynamics that Hovde saw as favoring strong community banks.

Hovde reported to the board numerous factors that made Mid-America both a quality standalone company and an attractive merger partner. These included growth in loans, deposits, and total assets at an annual compounded rate of at least 30%, solid consolidated earnings, strong management, an attractive and suitably located branch network, acceptable consolidated capital, an attractively diversified loan portfolio, and a low percentage of non-performing assets (0.30% at March 31, 2007). Hovde also noted that competition for deposits and loans from competing banks, including de novo banks, was heightening, while at the same time there was strong demand from acquirers seeking a franchise in the Nashville MSA. In the opinion of management, acquirers that would be interested in Mid-America would want to obtain as large a market presence from an acquisition as possible. Mid-America was, as of March 31, 2007, approximately the third largest independent financial institution headquartered in the Nashville MSA in terms of asset size and held the tenth ranked share of the entire Nashville MSA (the fifth largest share among Tennessee-based institutions) in terms of deposit market share.

Hovde also discussed with the board of directors of Mid-America the pros and cons of a new public offering of its stock in order to raise capital to support the company’s rapidly growing bank subsidiaries. Factors favoring a new offering included listing Mid-America’s shares on a recognized stock exchange, such as the Nasdaq Stock Market, creating a more liquid market for its shares, and the possibility of enhancing its reputation by having a recognized, publicly traded stock. However, raising new capital would dilute existing ownership, divert management time, entail significant expense, and involve additional layers of securities law compliance. In addition, according to Hovde, the price per share to be obtained in an offering of Mid-America securities could be expected to be less than what could be obtained in the sale of the company. The board believed that a new capital offering was likely and necessary should the company continue to rapidly grow as an independent company.

Hovde next discussed with the board of directors the concept of de-registering its shares under the Securities Exchange Act of 1934, as amended, or the Exchange Act in a so-called “going private” transaction. Although this alternative would involve some expense at the outset (counsel and accounting fees, financial advisor fees, SEC filing fees, and printing and related costs), management believes that it would save the company significant sums over time that could be reinvested into the subsidiary banks’ operations. However, at that point Mid-America’s shares would not be eligible for listing on a public exchange, such as the OTC Bulletin Board system, even if it could be listed in the “pink sheet” quotation system. In addition, with more than 3,000 shareholders of record, Mid-America would have to force a significant number of smaller shareholders to sell their shares back to the company in a reverse stock split or “cash out” merger, an alternative that the board of directors did not find attractive in a community bank context.

Finally, Hovde discussed with the Mid-America board of directors the pros and cons of a merger transaction in the near future. It was Hovde’s opinion that the company’s anticipated capital needs, data processing needs, and other challenges led to the conclusion that Mid-America should at least consider the sale of the company before incurring the long-term expenses associated with raising new capital, converting to a new data-processing platform, and continuing to deal with increasing regulatory burdens (like Section 404 of the Sarbanes-Oxley Act) on a standalone basis. Hovde reviewed various comparable transactions, pricing and valuation methodologies and pro forma analyses, and other insights into a possible merger transaction with another financial institution in the near term. Hovde discussed with the board the relative merits of particular acquirers, including Pinnacle.

Among the advantages offered by Pinnacle that were identified by Hovde included the following:

•	Mid-America’s impact on Pinnacle’s asset size would be dramatic: the combined company would be around $3.2 billion rather than the $1.0 billion for Mid-America and $2.2 billion for Pinnacle as of March 31, 2007;

•	Both Mid-America and Pinnacle have had compatible and successful strategies for rapid growth;

•	Apparently complementary cultures at the two institutions based on forward-thinking, entrepreneurial strategies, that could be expected to be more attractive to Mid-America’s customers and staff;

•	There exists substantial mutual respect between the management of Pinnacle and the management of Mid-America;

•	The companies have a complementary branch structure that will have little overlap over existing and planned branches;

•	By virtue of the decrease in price-to-earnings multiple related to Pinnacle’s shares, Pinnacle has a lesser downside risk than it had in December of 2006 and, in the opinion of Hovde, greater upside potential; and

•	If Pinnacle were to be ultimately acquired, Mid-America shareholders would have the ability to participate in any premium paid for Pinnacle. This would be in addition to the premium expected to be offered by Pinnacle for Mid-America’s shares.

In addition, according to Hovde, in the event that a transaction with Pinnacle is structured so that it is accretive to Pinnacle’s earnings per share, the impact of a Pinnacle — Mid-America transaction should have a positive impact on the combined company’s share price that will further benefit Mid-America shareholders who receive Pinnacle shares in a merger.

After a lengthy question-and-answer session, the Mid-America board of directors voted to direct management to re-engage in discussions with Pinnacle, with the assistance of Hovde and with the company’s accounting and legal advisors. Given Hovde’s advice that no other attractive acquirer could afford to offer as much as Pinnacle in an accretive transaction, the board did not think it was appropriate to “shop” Mid-America. (Hovde advised the Mid-America board of directors that it believed that the timing of a transaction, shortly following the soon-to-be closed acquisition of Capital Bancorp by Renasant Corporation, would be a favorable development for both Mid-America and Pinnacle. It was the consensus of the members of the Mid-America board of directors that the company was not “for sale” but that a strategic alliance with Pinnacle was an attractive alternative to continued independence. This conclusion was further supported by reference to the age of senior management at the subsidiary banks and the fact that a combination with Pinnacle would provide a greater depth of management and management succession for the long term. The purpose of the discussions was to determine whether Pinnacle might continue to have an interest in making a merger offer for Mid-America’s shares.

After internal analysis of potential synergies and the costs of a transaction with Pinnacle during the month of June of 2007, management met with Mid-America’s external legal counsel and its independent registered public accounting firm in early July of 2007 to discuss the proposed merger with Pinnacle in detail. Several meetings took place between management and the legal and accounting firms during the course of July, combined with various conference calls with Hovde. During July, management also directed an in-depth study of possible synergies and cost savings and began preparation for due diligence by Mid-America of Pinnacle and by Pinnacle of Mid-America. Mid-America also began a study of the merits and costs of retention bonus arrangements for its employees and determined that all employees should be afforded the protection of a retention bonus if they served for at least one year after the transaction, until December 31, 2008 or until their position was eliminated, whichever came first. This would also have the effect of lessening the opportunities for competitors to hire away Mid-America’s employees. Also during July of 2007, both companies continued to perform their due diligence. Management of the two companies discussed on multiple occasions potential operational issues, cost savings that each believed to be attainable, and retention bonuses. Pinnacle’s management was very supportive of the retention bonus concept for all Mid-America employees.

On July 11, 2007, the parties began negotiations of a definitive merger agreement. Management, counsel, accountants and Hovde identified various issues for scrutiny and for further discussion. The parties negotiated over the merger consideration, the amount to be paid in Pinnacle stock and the amount to be paid in cash, whether there should be a “floor” for the Pinnacle stock price that would allow Mid-America to opt out of the transaction, whether there would be a termination fee for Pinnacle, and whether there should be an option for shareholders who desired to receive more cash or more stock to make such an election (subject to the overall limitations of the amount of stock and cash consideration to be available in the transaction). These negotiations continued during July and early August. Ultimately, after negotiations, it was agreed that the transaction would be structured based on an exchange ratio of 0.4655 shares of Pinnacle stock plus $1.50 in cash for each share of Mid-America stock. Based on Hovde’s recommendation, Mid-America agreed that the “floor” for the merger consideration would be a two-pronged “floor” tied to both Pinnacle’s stock price and the Nasdaq Bank Index. Mid-America ultimately concluded that the proposed option for allowing shareholders to elect more cash, or more stock, as part of the merger consideration was unnecessarily confusing and might frustrate shareholders who did not timely make an election, or whose election was not timely received.

In July of 2007, a special meeting of the board of directors of Mid-America to discuss the anticipated merger agreement was scheduled for August 2, 2007. However, during July of 2007 the stock market suffered several downward corrections and the stock prices of many publicly traded financial institutions, including Pinnacle, fell significantly. A meeting was still held on August 2, 2007 during which Hovde discussed recent systemic market developments, implications on valuations of the stock of publicly traded financial institutions, specific recent price performance of Pinnacle, and recommendations as to current and potential nominal value impacts for Mid-America shareholders. As a result management, in consultation with the financial advisor and legal counsel, agreed to proceed with discussions but to delay the proposed meeting to further evaluate the Pinnacle stock price over the next 10 trading days. During that period, the Pinnacle stock price showed overall improvement.

A draft definitive agreement in substantially final form, and copies of proposed voting and affiliate agreements to be signed by members of the Mid-America board , were distributed to Mid-America board members on August 10, 2007, in anticipation of a special meeting of the Mid-America board of directors set for August 13, 2007 to discuss the proposed definitive agreement. The board of directors of Mid-America met on August 13, 2007, and received presentations from management about the financial and business details of the proposed transaction. Legal counsel then led the members of the board in a section by section, paragraph by paragraph, discussion of the proposed definitive agreement and the voting and affiliate agreements. The board asked numerous questions of counsel, the representatives of the independent registered public accounting firm, and management. In general, the board seemed in favor of the proposed merger but no vote was taken at this meeting. Legal counsel proposed that board members review their copies of the merger, voting and affiliate agreements, review their notes of this meeting, and review the presentation made by Hovde at the May 30, 2007, board meeting. In addition, management and counsel advised the board that they would be available to respond to questions that members of the board might have before the next scheduled board meeting on August 15, 2007.

On August 15, 2007, the Mid-America board of directors met again to consider the proposed merger. All of the members of both bank boards were also present. The special meeting was also attended by management, representatives of Hovde and representatives of the legal counsel’s firm. Hovde made a lengthy and detailed presentation to the Mid-America board and answered many questions about the impact of the transaction on the shareholders and on Mid-America. Management described for the board the likelihood that all but 30 to 40 of the employees of Mid-America would likely be offered positions by Pinnacle. Legal counsel reviewed for the board the editorial changes that had been made in the definitive agreement and presented to the board a set of proposed resolutions that he recommended for adoption. Legal counsel also noted that Pinnacle had requested the right to close the merger in 2007, rather than 2008. The principal impact on Mid-America was that the change of control agreements and related payments, and the vesting of equity incentives issued by Mid-America, would be triggered in 2007 rather than in 2008. This would decrease the amount of such payments in the aggregate by approximately $400,000. However, Pinnacle had not asked that the merger consideration be changed. To protect the employees who hold change of control agreements (including Messrs. Scott, Major, Short and West), the board agreed that their agreements should be amended to reflect that payments to them under these agreements would be the same whether the merger was closed in 2007 or 2008.

The merger agreement between Mid-America and Pinnacle was executed by both Mid-America and Pinnacle on August 15, 2007 and the agreement became effective on that same date. The transaction was announced on Wednesday, August 15, 2007 by a press release jointly issued by Pinnacle and Mid-America.

Pinnacle’s Reasons for the Merger; Recommendation of the Merger and the Stock Issuance in the Merger by the Pinnacle Board of Directors

The Pinnacle board of directors has determined that the merger is advisable, fair to and in the best interests of Pinnacle and its shareholders. In adopting the merger agreement, the Pinnacle board consulted with its financial advisor with respect to the financial aspects of the merger and fairness to Pinnacle, from a financial point of view, of the consideration to be paid to Mid-America’s shareholders in the merger and with its independent legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the Pinnacle board of directors also considered a number of factors, including the following material factors:

•	the merger consideration is fair to Pinnacle from a financial point of view;

•	the Merger would give Pinnacle a stronger presence in Nashville-Davidson-Murfreesboro MSA, one of the fastest growing MSAs in the United States, particularly in Wilson, Dickson and Cheatham Counties in the MSA;

•	the two institutions have potential cost synergies — Pinnacle will be utilizing Mid-America’s current work force to help with Pinnacle’s growth, Mid-America’s two bank subsidiaries will migrate to a common processing platform with Pinnacle National Bank and three Mid-America locations will be consolidated into existing Pinnacle locations;

•	the merger will result in increased size and scale; the combined company is expected to have pro forma assets of approximately $3.5 billion, resulting in increased lending capacity, and 30 offices (net of closures) in some of the fastest growing areas in the Nashville MSA;

•	the merger is anticipated to enhance the franchise value of Pinnacle, both in the short-run and in the long-run and the increased size and scale of the combined company should increase its attractiveness to larger potential acquirors;

•	the merger is expected to enhance Pinnacle’s geographic market coverage by increasing its deposit market share in the Nashville MSA and expanding its branch system into three new counties in the Nashville MSA;

•	the merger is expected to be accretive to Pinnacle’s earnings beginning in 2008;

•	the merger increases the float in Pinnacle common stock by approximately 45%;

•	the merger brings to Pinnacle’s team a number of outstanding bankers;

•	the merger will generally be a tax-free transaction for Pinnacle and its new shareholders to the extent of the stock portion of the merger consideration; and

•	although the merger will result in Pinnacle’s tangible equity to tangible assets ratio being below 6%, its historical strategic target, Pinnacle and its bank subsidiary will remain well-capitalized institutions after the merger and the related issuance of trust preferred securities under all applicable regulatory capital requirements.

The foregoing discussion of the information and factors considered by the Pinnacle board of directors is not exhaustive, but includes the material factors considered by the Pinnacle board of directors. In view of the wide variety of factors considered by the Pinnacle board of directors in connection with its evaluation of the merger and the complexity of such matters, the Pinnacle board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Pinnacle board of directors discussed the factors described above, asked questions of Pinnacle’s management and Pinnacle’s legal and financial advisors, and reached general consensus that the merger was in the best interests of Pinnacle and Pinnacle shareholders.

In considering the factors described above, individual members of the Pinnacle board of directors may have given different weights to different factors. It should be noted that this explanation of the Pinnacle board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS” above.

The Pinnacle board of directors determined that the merger, the merger agreement and the issuance of Pinnacle common stock in connection with the merger are in the best interests of Pinnacle and its shareholders.

For the reasons set forth above, the Pinnacle board of directors has approved unanimously the merger agreement and approved the issuance of Pinnacle common stock in connection with the merger and believes that it is in the best interests of Pinnacle and its shareholders and recommends that its shareholders vote “For” this proposal.

Mid-America’s Reasons for the Merger; Recommendation of the Merger by the Mid-America Board of Directors

Mid-America’s board of directors considered a variety of factors in deciding to approve the merger agreement and to recommend it to its shareholders. The Mid-America board was cognizant of the facts that Mid-America is relatively newly formed, that it has not entirely achieved the synergies that it sought when it was formed by PrimeTrust Bank and Bank of the South, that it has (in the opinion of its board and management) an outstanding franchise and the potential for rapid, profitable growth. However, after considering the opportunities offered by an affiliation with Pinnacle and careful consideration of the recommendations of Hovde, Mid-America’s financial advisor, the board determined to approve the merger and recommend it to Mid-America’s shareholders.

Factors Favoring the Merger

Although the board of Mid-America considered a wide range of factors in approving the merger, and no one factor necessarily predominated in the analysis of any one or more members of the board, the following factors strongly favored a current affiliation with Pinnacle:

•	First, Pinnacle’s shares are readily marketable and have reflected a strong overall upward trend for most of Pinnacle’s time in operation. Because the price-to-earnings ratio of Pinnacle’s common stock has been generally higher than that shown by regional bank stocks, Pinnacle had the capacity to pay a relatively higher price for Mid-America shares than other potential acquirers appear to possess based on the analysis of Mid-America’s financial advisor.

•	Second, Pinnacle is headquartered in the Nashville MSA and appears to employ a veteran group of skilled bankers that will be attractive to Mid-America’s customers, employees and other stakeholders, and that will be well positioned to serve the communities that PrimeTrust Bank and Bank of the South serve. Based on Mid-America’s research, following the 2005 merger between Pinnacle and Cavalry, then an independent community bank holding company headquartered in Rutherford County, Tennessee, the companies have apparently been successful in retaining customers and key personnel.

•	Third, at the present time relatively little market overlap exists between Pinnacle’s operations and those of Bank of the South and PrimeTrust Bank. However, in the Mid-America board’s view, this would change as both of Mid-America’s banks (Bank of the South and PrimeTrust Bank) and Pinnacle National Bank increased their branching efforts in Wilson, Williamson, Rutherford and Davidson Counties. As a result of probable future branch-system overlap, the negative impact on a possible future merger and on the employees who might staff overlapping branches were believed to be significant.

•	Fourth, the board believed that an affiliation with Pinnacle would make the combined entity both more competitive in the Middle Tennessee marketplace and a more attractive vehicle for entry into the market by a larger acquirer than would either institution on a standalone basis. The combination eliminates a significant possibility for an out-of-state acquirer seeking a substantial presence in the Nashville area to offer to acquire one or the other of Pinnacle or Mid-America, possibly at a lesser price than the combined entity may be expected to bring in an acquisition. Both Hovde and the board believed that this merger can have the result of allowing the shareholders of Mid-America, who become shareholders of Pinnacle, to receive another premium on their shares in the event of such an acquisition.

•	Further, the cost-saving synergies that could be achieved in the merger, estimated at $7.4 million to $9 million, can be expected to increase the profitability of the combined institution. The combined company can expect to achieve cost savings that neither company could attain independently of the other. These cost savings should ultimately flow through to the shareholders as additional earnings per share. Among other significant savings, Mid-America subsidiary banks will not have to convert to a planned new data processing system on a standalone basis, which they were scheduled to do in mid 2008. Rather, they will convert to the data processing system used by Pinnacle. Had Mid-America elected to remain independent for the present, but then later determined to be acquired, it is likely that the shareholders of Mid-America would have had to bear all or part of the costs of terminating the contract with the new data processing service provider potentially at a significant cost.

•	In addition, if Mid-America were to remain independent, the company would have to consider the costs and benefits of raising new capital, listing its shares for public trading, and, as noted above, converting to a new data processing platform. The board believed that these costs would materially impact Mid-America’s standalone profitability.

•	Further, the costs of complying with increasing layers of bank regulation, and with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 were a concern to management and the Mid-America board. The merger offered the opportunity to spread the costs of compliance over a greater dollar volume of assets (reducing the cost of compliance allocable to each dollar of assets) and to eliminate an entire level of reporting (as a result of the merger, only Pinnacle as the combined entity will bear the costs of reporting, rather than two separate entities, Pinnacle and Mid-America, as is true today).

•	Also, a merger would be expected to be a “tax free” re-organization for most nondissenting shareholders except to the extent of the possible taxability of the $1.50 per share being paid in cash for each share of Mid-America common stock. Moreover, the federal 15% income tax on long-term capital gains and dividends is set to expire in 2010, potentially resulting in higher taxes on dividends and capital gains unless Congress affirmatively acts to extend the current tax level. There can be no assurance that Congress will vote to extend the current tax level and, therefore, the combination with Pinnacle, given the liquidity in Pinnacle’s shares, provides a mechanism for Mid-America shareholders to elect to sell all or part of their shares before the expiration of the current tax level. Even if Mid-America listed its shares in 2008, as the board had considered, there could have been no assurance that a sufficient market would have developed to allow a significant number of shares to be sold to accommodate Mid-America shareholders who chose to sell before the tax laws changed. The Mid-America board believes that the market for Pinnacle, having been established for several years, would be more likely to be able to handle the trading that may be required by Mid-America shareholders.

•	Next, the factors and considerations explained to the board of directors by Mid-America’s financial advisor, Hovde, were extremely favorable to engaging in the merger transaction with Pinnacle at this time. Hovde strongly recommended this transaction as a unique and attractive opportunity for Mid-America and its shareholders. In addition, Hovde issued its opinion to the board of directors that the transaction was, as of the date of the opinion, fair to Mid-America and to the shareholders of Mid-America from a financial point of view.

•	In addition, the board of directors was impressed with the management depth at Pinnacle and believed that access to the Pinnacle management team would benefit Mid-America customers and employees and would provide significant capable management and appropriate management succession. The strength of Pinnacle’s management team and its apparent commitment to and competitiveness in the Middle Tennessee market were attractive to the Mid-America board. They believed that these factors would enhance the value of the shareholders’ investment in Mid-America, as well as providing additional liquidity for its shares.

•	Finally, the board of directors considered the impact of the timing of the transaction on the return on investment of Mid-America’s shareholders. The initial investors in PrimeTrust Bank and Bank of the South paid, on a split adjusted basis, $5.00 per share and $4.58 per share, respectively. Investors who bought PrimeTrust Bank and Bank of the South stock in the banks’ last capital offering paid, on a split adjusted basis, $7.50 per share and $9.86 per share, respectively. Mid-America’s board believed that the merger consideration of approximately $13.18 per share on the date the transaction was announced ($ on the date of this joint proxy statement/prospectus), involving receipt by Mid-America shareholders of a more liquid and potentially more attractive stock of the combined entity, constituted a reasonable or even excellent return to investors who bought shares directly from the two banks before the Mid-America share exchange in September 2006.

All of the foregoing factors, as well as others, were considered by the Mid-America board of directors and were believed by the board to favor a merger with Pinnacle at this time.

Factors Possibly Contrary to the Merger

On the other hand, other factors were seen as negatives. These included:

•	When Mid-America was formed by a share exchange in September of 2006, the board believed, and so informed shareholders of PrimeTrust Bank and Bank of the South, that it was anticipated that the combined institution would take some time to achieve the synergies that were anticipated but that these synergies were expected to have a positive impact on long-term profitability. These synergies have not been fully achieved. It is possible that, by remaining independent, realization of these synergies could make Mid-America an even more attractive acquisition target, to the financial benefit of the Mid-America shareholders. However, the synergies expected to be achieved in the proposed merger with Pinnacle exceed those that Mid-America expected to obtain in the combination of Bank of the South and PrimeTrust Bank.

•	Mid-America has achieved significant growth since September 2006. At the time of the share exchange, it had combined assets of $875 million. As of June 30, 2007, Mid-America has consolidated assets of $1.07 billion, representing a growth of nearly $195 million (22.25%). However, recent developments in the financial markets have made continued profitable growth more difficult, at least in the short term.

These factors include an inverted yield curve and a nearly industry-wide compressed net interest margin.

•	At the time of the share exchange, the Mid-America board, through its subsidiary banks, envisioned an ongoing branching plan that would further penetrate the Middle Tennessee market South of I-40, especially along the I-840 corridor. This branching plan was well conceived and might have further enhanced the value of Mid-America’s shares. Nonetheless, the combination with Pinnacle will result in a combined entity with 30 branches (after three anticipated branch closures), a number of branches that far exceeds the level that Mid-America’s subsidiary banks expected to open in the next five years.

•	When Mid-America was formed, it offered change of control agreements to Messrs. Scott and West, to replace their agreements with PrimeTrust Bank, and to Messrs. Major and Short, who did not then have such agreements. It was expected that such contracts, which will become fully payable at the effective time of the merger, at a cost to the combined company of an estimated $5.7 million (approximately $4.4 million after tax), as will a contract due to Mr. Charles Lanier, an executive vice president of PrimeTrust Bank. Originally, it was intended that such contracts would not be payable for several years, at least.

•	When the share exchange was completed in September 2006, Mid-America granted restricted shares and non-qualified stock options to executive management and to members of the board of directors, as well as non-qualified stock options and stock appreciation rights to officers and employees. It was anticipated that most of these equity incentives would vest only after a number of years. The vesting schedule was ultimately set generally at 10% per year. Instead, as a result of the merger, these equity incentives granted to directors and executive officers (with an aggregate value of approximately $3.6 million (based upon the value of the consideration paid by Pinnacle on the date the merger was approved)) will vest at the effective time of the merger.

•	Another company might have offered more for Mid-America’s shares than Pinnacle. However, Hovde provided the Mid-America board with analyses that demonstrated that no other attractive acquirer could afford to pay as much as Pinnacle for the Mid-America shares and have the transaction remain accretive to the acquirer’s earnings per share. In addition, the Mid-America board believes that Mid-America should not enter into an auction process. Rather, it appeared to the board based on discussion with Hovde’s representatives that the Pinnacle transaction was unique and warranted the board’s decision to recommend to the shareholders that they approve a merger with Pinnacle even though, in the opinion of the board, Mid-America had a viable long-term strategic plan to continue to operate as an independent company and was not “for sale.”

•	Anticipated cost and revenue synergies expected for the combined company might not be obtained on a timely basis or they might not be obtained at all. Integrating the operations of the two companies and the subsidiary banks could be more costly and might not be as profitable as currently anticipated.

•	The merger could result in the loss of key employees and customers, disruptions and negative experiences by customers, deposit attrition and revenue loss, possible inconsistencies in standards, control procedures and policies, unexpected problems with costs, operations, personnel, technology and credit; and/or problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

•	If Mid-America’s board of directors determined, in the exercise of the directors’ fiduciary duty, to cancel the merger, Mid-America could be expected to be required to pay a termination fee of $8 million to Pinnacle. In addition, Mid-America would have incurred significant financial costs in pursuing the Pinnacle merger.

•	Mid-America shareholders will own only about a third of the outstanding Pinnacle shares after the merger, thus having a lesser ability to influence the outcome of shareholder votes in the combined company. As a result, they will have a diminished ability to directly influence management decisions.

•	The market price of Pinnacle shares, while more liquid than Mid-America shares, will be more obviously subject to market fluctuations in the stock markets in general and those related to financial institutions and other financial companies in particular. This may make the stock price rise or fall in ways that are not predictable or correlated to Pinnacle’s financial performance.

•	The merger will trigger payments of $5.7 million in total to Gary Scott, Jason West, David Major and Sam Short at closing. The payment of these amounts will not have an impact on the consideration to be received by Mid-America shareholders in the merger, although they will have an impact on Pinnacle’s future operations that, in the view of the Mid-America board, is not material.

•	There may be different interests between some officers and directors in the merger and those of directors or non-director shareholders. As noted above, outstanding stock options and restricted stock awards granted to directors and executive officers will be accelerated. Mid-America’s executive management team holds change of control agreements that will be triggered by completion of the merger. Mr. West has entered into an employment agreement with Pinnacle National Bank that will become effective upon the closing of the merger and three Mid-America directors are expected to be offered seats on the Pinnacle board of directors after the merger is completed. In addition, the officers and employees of PrimeTrust Bank and Bank of the South have been offered retention bonuses if they remain employed by Pinnacle after the effective time of the merger (or if they are discharged other than for cause) until the earlier of December 31, 2008 or their position is eliminated. Furthermore, the merger will result in accelerated vesting of stock options, restricted shares and stock appreciation rights granted to Mid-America directors, executive officers and employees.

•	If the merger is not completed, there could be reputational damage to Mid-America as well as to Pinnacle. However, the board is not aware of any circumstance that indicates that the transaction will not receive shareholder approval.

•	There will be significant expenses in pursuing this proposed transaction, including substantial fees to Hovde.

•	There can be no guarantees that Pinnacle’s financial or stock price performance will remain as attractive as they have been, in the opinion of the Mid-America board or that of Hovde, in the past.

There were other potential negative factors that could be envisioned by the Mid-America board of directors, but the foregoing factors were the major concerns reviewed by the board . Nonetheless, on balance, the Mid-America board of directors believed that the potential positives outweighed the possible negative considerations surrounding the proposed merger.

Material United States Federal Income Tax Consequences

The following discussion summarizes the material United States federal income tax consequences of the merger to holders of Pinnacle common stock and Mid-America common stock.

United States Federal Income Tax Consequences to Pinnacle Shareholders.  There will be no United States federal income tax consequences to a holder of Pinnacle common stock as a result of the merger.

United States Federal Income Tax Consequences to Mid-America Shareholders.  Subject to the qualifications and limitations set forth above in the immediately preceding paragraph, the material United States federal income tax consequences of the merger to Mid-America shareholders will be as follows:

•	a holder of Mid-America common stock will not recognize any gain or loss upon the exchange of that shareholder’s shares of Mid-America common stock for shares of Pinnacle common stock in the merger; however, a holder of Mid-America common stock will recognize gain on the receipt of any cash consideration in the merger equal to the lesser of (i) the amount by which the total merger consideration received by the holder of Mid-America common stock exceeds the holder’s basis in the Mid-America common stock or (ii) the amount of the cash consideration received in the merger. This gain generally will be a capital gain and will be a long-term capital gain if the holding period for the shares of Mid-America common stock exchanged for cash is more than one year at the completion of the merger;

•	to the extent that a holder of Mid-America common stock receives cash instead of a fractional share of Pinnacle common stock, such holder will be required to recognize gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of that holder’s shares of Mid-America common stock allocable to that fractional share of Pinnacle common stock. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holding period for the share of Mid-America common stock exchanged for cash instead of the fractional share of Pinnacle common stock is more than one year at the completion of the merger;

•	a holder of Mid-America common stock will have a tax basis in the Pinnacle common stock received in the merger equal to the tax basis of the Mid-America common stock surrendered by that holder in the merger, less the amount of cash consideration received and increased by the amount of any gain recognized; and

•	the holding period for shares of Pinnacle common stock received in exchange for shares of Mid-America common stock in the merger will include the holding period for the shares of Mid-America common stock surrendered in the merger.

In the case of a holder of Mid-America common stock who holds shares of Mid-America common stock with differing tax bases and/or holding periods, the preceding rules must be applied to each identifiable block of Mid-America common stock.

This discussion addresses only those Mid-America shareholders that hold their Mid-America common stock as a capital asset and does not address all aspects of federal income taxation that may be relevant to a holder of Mid-America common stock in light of that shareholder’s particular circumstances or to a shareholder subject to special rules, such as:

•	a shareholder that is not a citizen or resident of the United States;

•	a financial institution or insurance company;

•	a mutual fund;

•	a tax-exempt organization;

•	a dealer or broker in securities or foreign currencies;

•	a trader in securities that elects to apply a mark-to-market method of accounting;

•	a shareholder that holds its Mid-America common stock as part of a hedge, appreciated financial position, straddle, conversion, or other risk reduction transaction; or

•	a shareholder that acquired its Mid-America common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation.

If a partnership holds Mid-America common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. A partner in a partnership holding Mid-America common stock should consult its tax advisor.

The following discussion is not binding on the Internal Revenue Service. It is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. The tax consequences under state, local and foreign laws and United States federal laws other than United States federal income tax laws are not addressed in this section.

Holders of Mid-America common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of United States federal, state and local and foreign income and other tax laws in light of their particular circumstances.

General.  Pinnacle and Mid-America have structured the merger to qualify as a reorganization for United States federal income tax purposes. Prior to the closing, each of Pinnacle and Mid-America will have received a written opinion from Bass, Berry & Sims PLC to the effect that for United States federal income tax purposes, the merger will constitute a reorganization within the meaning of section 368(a) of the Code; and that no gain or loss will be recognized by Pinnacle or Mid-America as a result of the merger; and that no gain or loss will be recognized by Mid-America’s shareholders with respect to the stock portion of the merger consideration. Neither Pinnacle nor Mid-America intends to waive this condition. If the tax opinion to be delivered as of the closing is materially different from the opinions respecting the United States federal income tax considerations expressed herein under the heading “— Material United States Federal Income Tax Consequences of the Merger”, Pinnacle and Mid-America would not effect the merger without recirculating this document after revising this discussion appropriately and resoliciting the approvals of their shareholders. This opinion relies on assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and representations and covenants made by Pinnacle and Mid-America, including those contained in certificates of officers of Pinnacle and Mid-America. The accuracy of those representations, covenants or assumptions may affect the conclusions set forth in this opinion, in which case the tax consequences of the merger could differ from those discussed here. Opinions of counsel neither bind the IRS nor preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the tax consequences of the merger.

This discussion is intended to provide only a general summary of the material United States federal income tax consequences of the merger, and is not a complete analysis or description of all potential United States federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, Pinnacle and Mid-America strongly urge each holder of Pinnacle common stock and Mid-America common stock to consult his or her tax advisor to determine the particular United States federal, state or local or foreign income or other tax consequences to that shareholder of the merger.

Backup Withholding.  Unless you comply with certain reporting or certification procedures or are an “exempt recipient” (in general, corporations and certain other entities), you may be subject to a backup withholding tax of 28% with respect to any cash payments received in the merger. Foreign shareholders should consult their tax advisors with respect to the application of withholding rules to any cash payments received in the merger.

Reporting Requirements.  If you receive Pinnacle common stock as a result of the merger, you will be required to retain records pertaining to the merger and will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You are encouraged to consult your own tax advisor regarding the specific tax consequences of the merger, including the applicability and effect of any federal, state, local and foreign income and other tax laws.

Dissenters’ Rights

Under Tennessee law, shareholders of Mid-America who deliver written notice of their intent to dissent and do not vote in favor of the merger have the right to dissent and receive the fair value of their Mid-America common stock in cash. Mid-America shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 23 of the TBCA in order to perfect their rights. A copy of Chapter 23 of the TBCA is attached as Appendix B to this proxy statement.

The following is intended as a brief summary of the material provisions of the Tennessee statutory procedures required to be followed by a Mid-America shareholder in order to dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 23 of the TBCA, the full text of which appears as Appendix B of this proxy statement.

Holders of Mid-America common stock who do not want to accept the merger consideration, who do not vote in favor of (or who abstain from voting on) the merger agreement, and who perfect their dissenters’ rights by complying with the provisions of Chapter 23 of the TBCA, will have the right to receive cash payment for the “fair value” of their Mid-America common stock.

In order to perfect dissenters’ rights with respect to the merger, a Mid-America shareholder must (1) deliver to Mid-America, before the vote is taken, written notice of his or her intent to demand payment for his or her shares of Mid-America common stock if the merger is consummated; and (2) not vote his or her shares of Mid-America common stock in favor of the merger agreement. Subsequent to shareholder approval of the merger agreement, Pinnacle would be required under Tennessee law to send to each of the Mid-America shareholders who has perfected dissenters’ rights in accordance with the steps disclosed above, written notice setting forth instructions for receipt of payment for their shares. Upon receipt of such notice, dissenting Mid-America shareholders would become entitled to receive payment of their shares of Mid-America common stock when they: (1) demand payment; (2) certify that they had received their shares prior to the date of the first public announcement of Pinnacle’s and Mid-America’s intention to merge; and (3) deposit with Pinnacle certificates representing their shares of Mid-America common stock in accordance with the instructions set forth in the notice.

Any Mid-America shareholder contemplating the exercise of dissenters’ rights should carefully review Chapter 23 of the TBCA, a copy of which is attached to this proxy statement as Appendix B. A Mid-America shareholder who fails to comply with all requirements of such Chapter 23 will forfeit his or her dissenters’ rights and, upon consummation of the merger, that holder’s shares of common stock will be converted into the right to receive the merger consideration to which the shareholder is entitled under the merger agreement.

In general, any dissenting shareholder who perfects his or her right to be paid the “fair value” of the holder’s Mid-America common stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of any cash.

Shareholders of Pinnacle are not entitled to dissenters’ rights in connection with the merger.

Accounting Treatment

The merger will be accounted for as a “purchase,” as that term is used under U.S. generally accepted accounting principles for accounting and financial reporting purposes. Mid-America will be treated as the acquired corporation for accounting and financial reporting purposes. Mid-America’s assets and liabilities will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of Pinnacle. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax assets or liabilities. The difference between the estimated fair value of the assets (including separately identifiable intangible assets, such as core deposit intangibles) and liabilities and the purchase price will be recorded as goodwill.

Interests of Certain Mid-America Executive Officers and Directors in the Merger

Some of the members of Mid-America’s management and the Mid-America board of directors have financial and other interests in the merger that are in addition to, or different from, their interests as Mid-America shareholders generally. Mid-America’s board of directors was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement.

Employment Relationships.  It is expected that immediately after completion of the merger, the current executives of Mid-America, PrimeTrust and Bank of the South will be employed by Pinnacle National Bank. Except as covered by the employment agreement between Pinnacle National Bank and Jason West, which will become effective at the closing of the merger and is described below, the Mid-America, PrimeTrust and Bank of the South employees who continue to be employed by Pinnacle National Bank after the merger will be employed on an “at-will” basis, and Pinnacle National Bank will not be obligated to employ or retain the service of any such person for any specific period of time or in any specific position. Although they will not have employment agreements with Pinnacle, it is expected that Gary Scott, David Major and Sam Short will work for the combined company for at least 12 months.

Jason K. West Employment Agreement.  Mr. West has entered into an employment agreement with Pinnacle National Bank, which will be effective upon the completion of the merger. Mr. West’s employment agreement provides that he will serve as the area executive of Pinnacle National Bank for Cheatham, Dickson and portions of Williamson Counties for a three-year term. Mr. West’s agreement will automatically renew for an additional day each day after the beginning of the term, so that it will always have a three-year term, unless any of the parties to the agreement gives notice of his or its intent not to renew the agreement. Under the terms of the employment agreement, Mr. West will receive a salary of $205,000 per year, plus benefits, and annual bonus compensation as determined by the board of directors. The employment agreement also contains a change of control provision. If a change of control (as defined in the employment agreement) occurs with respect to Pinnacle National Bank or Pinnacle, Pinnacle National Bank will be obligated to pay Mr. West 2.99 times his base salary plus targeted annual incentive payments as well as three years of health insurance benefits. In the event any payments or benefits paid by Pinnacle National Bank to Mr. West would subject him to an excise tax under Section 4999 of the Code, then he will be entitled to such additional payments from Pinnacle National Bank as required to put him in the same after-tax position as he would be were he not subject to such excise tax.

If Pinnacle National Bank terminates Mr. West’s employment without cause, he shall continue to receive all compensation and health care benefits due to him as if he were still employed from three years from such termination date. If Mr. West terminates his employment for cause (as defined in the employment agreement), he shall continue to receive all compensation due to him as if he were still employed for the lesser of the remaining term or twelve months from termination.

Mr. West’s employment agreement also provides that he shall not engage in any activity or business in competition with Pinnacle National Bank located within the geographic region in which Mr. West rendered services for Pinnacle National Bank for two years following the termination of his employment. Such non-competition restriction will not apply in the event of a change of control (subsequent to the merger) or if he is terminated without cause.

Security Ownership of Mid-America Directors and Executive Officers.  As of           [  ], 2007, the record date for determining those Mid-America shareholders entitled to vote their shares at the special meeting, there were [          ] shares of Mid-America common stock outstanding and entitled to vote, approximately [     ]% of which were owned and entitled to be voted by Mid-America directors and executive officers and their affiliates.

Acceleration of Vesting of Equity Incentives.  All of Mid-America’s outstanding options, stock appreciation rights and restricted shares will vest upon consummation of the merger, including those options, stock appreciation rights and restricted shares held by Mid-America’s directors and executive officers. These awards, which were granted in 2006, in connection with the completion of Mid-America’s share exchange, were scheduled to vest generally over 10 years. Instead, as a result of the merger, these awards to directors and executive officers (with an aggregate value of approximately $3.6 million (based upon the value of the consideration paid by Pinnacle on the date the merger was announced)) will vest at the effective time of the merger.

Indemnification; Directors’ and Officers’ Insurance.  Pinnacle has agreed to indemnify and hold harmless each present and former director, officer and employee of Mid-America and its subsidiaries following completion of the merger. This indemnification covers liability and expenses arising out of matters existing or occurring at or prior to the completion of the merger to the fullest extent such persons would have been indemnified as directors, officers or employees of Mid-America or any of its subsidiaries under existing indemnification agreements and/or applicable law. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. Pinnacle also has agreed that it will maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of Mid-America’s directors and officers for six years following completion of the merger.

Directors of Mid-America and Pinnacle Following the Merger.  At the effective time of the merger, Pinnacle’s board of directors will be expanded by at least three members, and three members of the existing Mid-America board of directors who are proposed by Mid-America’s nominating and corporate governance committee and reasonably acceptable to Pinnacle’s nominating and corporate governance committee and board of directors will fill three of the expanded director positions. As members of the Pinnacle board of directors, the new directors who are not employees of Pinnacle can be expected to receive $1,100 for each board meeting attended and $900 for each committee meeting attended. In addition, these non-employee directors also may receive equity awards under Pinnacle’s 2004 Equity Incentive Plan similar to those awarded to Pinnacle’s non-employee directors in 2007.

Additional Benefits.  Other benefits which may be paid to current employees, officers or directors of Mid-America that might not otherwise be paid if the merger does not occur are as follows:

•	Mid-America, PrimeTrust and Bank of the South have entered into change of control agreements with each of Gary Scott, David Major, Jason West and Sam Short, pursuant to which each of these executives is entitled to receive a cash payment following a change of control, in an amount equal to (1) $1.00 less than three times the executive’s base amount of compensation as defined in Section 280G of the Code; and (2) an amount necessary to indemnify the executive for any excise tax payable by the executive as a result of this payment. On August 15, 2007, Mid-America, PrimeTrust, Bank of the South and these four executives entered into amendments to these agreements that provide that if the merger is consummated in 2007, the executives will be paid their change of control payment as if the merger was consummated January 1, 2008. This would allow each executive to include his 2007 compensation in his base amount calculation instead of 2001, which will increase the amount each executive is entitled to under these change of control agreements. Payments under these agreements will total approximately $5.7 million in the aggregate, or approximately $4.4 million, after tax, as a result of the fact that approximately $2.3 million of the payments are estimated to be nondeductible for tax purposes.

•	PrimeTrust and Bank of the South will establish retention bonus pools totaling approximately $5 million in the aggregate that will be available for payment to the associates of each bank that are employed both at the closing of the merger and on December 31, 2008 or at such time as their position is eliminated, if earlier.

•	PrimeTrust and Bank of the South have each entered into agreements with certain of the bank’s associates in the past. Outstanding balances owed PrimeTrust and Bank of the South under these agreements totaling approximately $450,000 as of the date of this joint proxy statement/prospectus will be forgiven immediately prior to the closing of the merger.

•	Each of Gary Scott, David Major, Jason West and Sam Short has entered into a business protection agreement with Mid-America. Under the terms of these agreements, each of Messrs. Scott, Major, West and Short has agreed that he will not actively participate or engage directly or indirectly in a competing business in the Nashville MSA and the counties contiguous to the Nashville MSA until the earlier of (1) voluntary retirement after reaching age 65; (2) a transaction in which an acquiror of Mid-America is subsequently acquired; (3) August 31, 2011; or (4) the date that Mid-America terminates the agreement. In exchange for this agreement not to compete, each executive is entitled to receive monthly payments equal to the greater of his current or future monthly base salary or $10,000 until the occurrence of one of these termination events. Mr. West’s business projection agreement will be superseded by his employment agreement with Pinnacle National Bank upon the effectiveness of the merger.

Restrictions on Resales by Affiliates

Shares of Pinnacle common stock to be issued to Mid-America shareholders in the merger have been registered under the Securities Act and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of Mid-America. Any subsequent transfer of shares, however, by any person who is an affiliate of Mid-America at the time the merger is submitted for a vote of the Mid-America shareholders will, under existing law, require either:

•	the further registration under the Securities Act of the Pinnacle common stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

•	the availability of another exemption from registration.

An “affiliate” of Mid-America is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Mid-America. These restrictions are expected to apply to the directors and executive officers of Mid-America and the holders of 10% or more of the outstanding Mid-America common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. Pinnacle will give stop transfer instructions to the transfer agent with respect to the shares of Pinnacle common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

Each person who is an affiliate of Mid-America for purposes of Rule 145 under the Securities Act has delivered to Pinnacle a written agreement intended to ensure compliance with the Securities Act. The agreement also contains a restriction limiting sales of Mid-America common stock only to transfers with affiliates or gifts without consideration.

Regulatory Approval

Each of Pinnacle and Mid-America is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and supervised and regulated by the FRB. Both Pinnacle’s and Mid-America’s banking subsidiaries are supervised and regulated by various federal and state banking authorities. Set forth below is a brief summary of certain regulatory approvals needed to merge Pinnacle and Mid-America and the three bank subsidiaries. Additional information relating to the supervision and regulation of Pinnacle is included in Pinnacle’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this joint proxy statement/prospectus. Additional information relating to the supervision and regulation of Mid-America is included in Mid-America’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page   .

Federal Reserve Regulatory Approval.  The merger is subject to prior approval by the FRB pursuant to Section 3 of the Bank Holding Company Act. Pinnacle is expected to file the required applications and notification with the FRB for approval of the merger shortly after the filing of this joint proxy statement/prospectus. Assuming FRB approval, the parties may not consummate the merger until after the termination of a waiting period. The waiting period starts the day the FRB approves the merger and notifies the United States Department of Justice and ends 30 days later, except the waiting period may be reduced to 15 days upon consent of the United States Attorney General. During that time, the United States Department of Justice may challenge the merger on antitrust grounds. The FRB is prohibited from approving any transaction under the applicable statutes that:

•	would result in a monopoly;

•	would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	may have the effect in any part of the United States of substantially lessening competition, tending to create a monopoly or otherwise resulting in a restraint of trade, unless the FRB finds that the public interest created by the probable effect of the transaction in meeting the convenience and needs of the communities to be served clearly outweighs the anticompetitive effects of the proposed merger.

In addition, the FRB will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below, and consideration of managerial resources includes consideration of the competence, experience and integrity of the officers, directors and principal shareholders of the companies and their subsidiary banks.

The analysis of convenience and needs issues includes the parties’ performance under the Community Reinvestment Act of 1977, as amended. Under the Community Reinvestment Act, the FRB must take into account the record of performance of each of Pinnacle and Mid-America and their respective subsidiaries in meeting the credit needs of the entire community, including the low- and moderate-income neighborhoods in which they operate. Furthermore, applicable federal law provides for the publication of notice and public comment on applications filed with the FRB. The FRB frequently receives comments and protests from community groups and others and may, in its discretion, choose to hold public hearings on the application. Any comments and hearings could delay the regulatory approvals required for consummation of the merger. Pinnacle’s subsidiary bank has a “satisfactory” rating under the Community Reinvestment Act. Each of Mid-America’s subsidiary banks has a “satisfactory” rating under the Community Reinvestment Act.

State Regulatory Approval.  The Tennessee Banking Act requires submission of an application to and approval from the Tennessee Department of Financial Institutions, or the TDFI, for certain acquisitions of state banks by Tennessee bank holding companies. The TDFI also must take into consideration the financial and managerial resources and future prospects of the company or companies and the banks concerned. In the event Bank of the South and PrimeTrust Bank are merged into Pinnacle National Bank simultaneously with the merger of Mid-America into Pinnacle, approval of the TDFI is not required since the only remaining bank subsidiary of the combined holding company is a national bank.

We cannot guarantee you that the regulatory approvals described above will be given without undue delay or the imposition by a regulatory authority of a condition that would materially and adversely impact the financial or economic benefits of the merger on Pinnacle, Mid-America or any of their banking or nonbanking subsidiaries.

OPINIONS OF FINANCIAL ADVISORS

Opinion of Pinnacle’s Financial Advisor

By letter dated July 10, 2007, Pinnacle retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with Mid-America. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Pinnacle in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of a definitive merger agreement on August 15, 2007. At the August 15, 2007 meeting at which Pinnacle’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, that, as of such date, the merger consideration was fair to Pinnacle from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Sandler O’Neill urges Pinnacle’s shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Pinnacle board and is directed only to the fairness of the merger consideration to Pinnacle from a financial point of view. It does not address the underlying business decision of Pinnacle to engage in the merger or any other aspect of the merger and is not a recommendation to any Pinnacle shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its August 15, 2007 opinion, Sandler O’Neill reviewed and considered, among other things:

(1) the merger agreement;

(2) certain publicly available financial statements and other historical financial information of Pinnacle that Sandler O’Neill deemed relevant;

(3) certain publicly available financial statements and other historical financial information of Mid-America that Sandler O’Neill deemed relevant;

(4) internal financial projections for Pinnacle for the years ending December 31, 2007 through December 31, 2011;

(5) estimated financial projections for Mid-America for the years ending December 31, 2007 through December 31, 2011 as provided by and reviewed with senior management of Pinnacle;

(6) the pro forma financial impact of the merger on Pinnacle, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Pinnacle;

(7) the publicly reported historical price and trading activity for Pinnacle’s common stock;

(8) a comparison of certain selected financial and stock market information for Pinnacle and Mid-America and similar publicly available information for certain other companies the securities of which are publicly traded;

(9) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(10) the current market environment generally and the banking environment in particular; and

(11) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Pinnacle, the business, financial condition, results of operations and prospects of both Pinnacle and Mid-America.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all the financial and other information that was available to them from public sources or that was provided to Sandler O’Neill by Pinnacle and Mid-America or their respective representatives and have assumed the accuracy and completeness of this information for purposes of rendering this opinion. Sandler O’Neill further relied on the assurances of the management of Pinnacle that management was not aware of any facts or circumstances that would make any of this information inaccurate or misleading. Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of Pinnacle or Mid-America or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O’Neill been furnished with any evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Pinnacle or Mid-America nor has Sandler O’Neill reviewed any individual credit files relating to Pinnacle or Mid-America. Sandler O’Neill assumed, with Pinnacle’s consent, that the respective allowances for loan losses for both Pinnacle and Mid-America were adequate to cover any losses.

With respect to the internal financial projections for Pinnacle as provided by and discussed with the senior management of Pinnacle and the financial projections for Mid-America as provided by and discussed with the senior management of Pinnacle and used by Sandler O’Neill in its analyses, Pinnacle’s management confirmed to Sandler O’Neill that these projections reflected the best currently available estimates and judgments of Pinnacle’s management of the respective future financial performances of both Pinnacle and Mid-America and Sandler O’Neill assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings that were determined by and reviewed with the senior management of Pinnacle, management confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such management and Sandler O’Neill assumed that such performances would be achieved. Sandler O’Neill expressed no opinion as to these financial projections or the assumptions on which they are based. Sandler O’Neill also assumed that there has been no material change in Pinnacle’s or Mid-America’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to them. Sandler O’Neill has assumed in all respects material to its analysis that Pinnacle and Mid-America will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by that party under the agreements and, that the conditions precedent in the agreements are not waived. Finally, with Pinnacle’s consent, Sandler O’Neill has relied upon the advice Pinnacle has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based upon financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of the date of its opinion. Events occurring after August 15, 2007 could materially affect this opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to what the value of Pinnacle’s common stock will be when issued to Mid-America’s shareholders pursuant to the merger agreement or the prices at which the common stock of Pinnacle may trade at any time.

In rendering its August 15, 2007 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all of these factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Pinnacle or Mid-America and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Pinnacle and Mid-America and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Pinnacle, Mid-America and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for the purposes of rendering its opinion and provided its analyses to the Pinnacle board at the board’s August 15, 2007 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. These estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Pinnacle’s common stock or the prices at which Pinnacle’s common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Pinnacle’s board in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Pinnacle’s board or management with respect to the fairness of the merger.

At the August 15, 2007 meeting of Pinnacle’s board of directors, Sandler O’Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O’Neill or the presentation made by Sandler O’Neill to Pinnacle’s board, but is instead a summary of the material analyses performed and presented in connection with the opinion.

In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its respective opinions; rather Sandler O’Neill made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. Accordingly, Sandler O’Neill believes that the analysis and the summary of the analysis must be considered as a whole and that selecting portions of the analysis and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Sandler O’Neill’s analyses and opinions. The tables alone do not constitute complete descriptions of the financial analyses presented in the tables.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction. Based on the terms of the proposed transaction, each share of Mid-America common stock will be exchanged for 0.4655 shares of Pinnacle common stock and $1.50 in cash, equating to a transaction value of $212.6 million. The aggregate transaction value was based upon 13,933,066 common shares outstanding, 260,000 restricted awards which vest upon a change-of-control transaction and 1,205,829 options and stock appreciation rights outstanding with a weighted-average strike price of $7.98 for Mid-America as provided to Sandler O’Neill. Based upon financial information for Mid-America as of June 30, 2007, Sandler O’Neill calculated the following transaction ratios:

Transaction Ratios

Transaction Price/Last Twelve Months’ Earnings per Share(1)	34.4	x
Transaction Price/Book Value(2)	195.5%
Transaction Price/Tangible Book Value(2)	252.3%
Core Deposit Premium(2)(3)	21.2%

(1)	Due to the September, 2006 closing of the merger of equals creating Mid-America, last twelve months’ earnings per share is calculated based on year-to-date June 30, 2007 results annualized.

(2)	The calculation of Mid-America’s per share value includes the 260,000 restricted stock awards which immediately vest upon a change-of-control transaction.

(3)	Assumes time deposits > $100,000 are non-core deposits. As of June 30, 2007, Mid-America reported $322.4 million in non-core deposits.

Comparable Company Analysis.  Sandler O’Neill used publicly available information to perform a comparison of selected financial and market trading information for Pinnacle and Mid-America.

Sandler O’Neill compared selected financial information for Mid-America to a peer group of selected Southeast financial institutions, which is referred to as the “Mid-America Southeast Peer Group”. The Mid-America Southeast Peer Group consisted of the following publicly traded commercial banks headquartered in Alabama, Arkansas, Florida, Georgia, North Carolina, South Carolina or Tennessee with total assets between $800 million and $2.0 billion:

Appalachian Bancshares, Inc.	First South Bancorp, Inc.
BancTrust Financial Group, Inc.	FNB United Corp.
Bank of Granite Corporation	GB&T Bancshares, Inc.
BNC Bancorp	Omni Financial Services, Inc.
Capital Bank Corporation	PAB Bankshares, Inc.
CenterState Banks of Florida, Inc.	Peoples Bancorp of North Carolina, Inc.
Colony Bankcorp, Inc.	Savannah Bancorp, Inc.
Cooperative Bankshares, Inc.	Southern Community Financial Corporation
Crescent Banking Company	TIB Financial Corp.
Fidelity Southern Corporation	Yadkin Valley Financial Corporation
First Security Group, Inc.

The analysis compared certain selected financial information for Mid-America and the high, low, mean and median publicly available financial and market trading data for the Mid-America Southeast Peer Group. The table below sets forth the data for Mid-America as of and for the six months ended June 30, 2007 and the median data for the Mid-America Southeast Peer Group as of and for the twelve months ended June 30, 2007, with pricing data as of August 10, 2007.

Comparable Group Analysis

		Mid-America
		Southeast Peer Group
	Mid-America	Median

Total Assets (In millions)	$1,069.4	$1,170.0
Tangible Equity/Tangible Assets	7.77%	7.60%
Return on Average Assets	0.60%	0.86%
Return on Average Equity	5.82%	9.48%
Efficiency Ratio	73.73%	61.33%
Price/Tangible Book Value	NA	173.42%
Price/Last Twelve Months’ Earnings per Share	NA	14.3	x
Price/Estimated 2007 Earnings per Share	NA	13.4	x
Price/52-Week High	NA	77.43%
Market Capitalization (in millions)	NA	$140.4

Sandler O’Neill also used publicly available information to compare selected financial information for Pinnacle to a peer group of financial institutions selected by Pinnacle’s management, which is referred to as the “Company Designated Peer Group”.

The Company Designated Peer Group consisted of the following publicly traded commercial banks:

Bancorp, Inc.	PrivateBancorp, Inc.
Cardinal Financial Corporation	Renasant Corporation
Cascade Bancorp	Seacoast Banking Corporation of Florida
City Bank	Sterling Bancshares, Inc.
Enterprise Financial Services Corp	Texas Capital Bancshares, Inc.
Fidelity Southern Corporation	Vineyard National Bancorp
Frontier Financial Corporation	Virginia Commerce Bancorp, Inc.
Integrity Bancshares, Inc.(1)	West Coast Bancorp
Preferred Bank	Western Alliance Bancorporation

(1)	Financial data as of or for the twelve months ended March 31, 2007.

The analysis compared financial information for Pinnacle and the high, low, mean and median publicly available financial and market trading data for the Company Designated Peer Group. The table below sets forth the data for Pinnacle and the median data for the Company Designated Peer Group as of and for the twelve months ended June 30, 2007, with pricing data as of August 10, 2007.

Comparable Group Analysis

			Company Designated
			Peer Group
	Pinnacle		Median

Total Assets (in millions)	$2,315.3		$2,290.6
Tangible Equity/Tangible Assets	6.42%		7.24%
Return on Average Assets	1.04%		1.06%
Return on Average Equity	8.62%		12.97%
Price/Tangible Book Value	307.26%		223.44%
Price/Last Twelve Months’ Earnings per Share	20.9	x	15.5	x
Price/Estimated 2007 Earnings per Share	19.8	x	15.1	x
Price/52-Week High	74.26%		72.98%
Market Capitalization (in millions)	$431.9		$385.4

Stock Trading History.  Sandler O’Neill reviewed the history of the publicly reported trading prices of Pinnacle’s common stock for the one-year period ended August 10, 2007 and the three-year period ended August 10, 2007. Sandler O’Neill also reviewed the relationship between the movements in the price of Pinnacle’s common stock and the movements in the prices of the NASDAQ Bank Index, the Standard & Poor’s 500 Index and the indexed performance of the Company Designated Peer Group. The composition of the respective Company Designated Peer Group is discussed under the “Comparable Group Analysis” section above.

During the one-year period ended August 10, 2007, Pinnacle’s common stock outperformed the Company Designated Peer Group and underperformed the other two indices to which it was compared.

Pinnacle’s One-Year Stock Performance

	Beginning Index Value	Ending Index Value
	August 10, 2006	August 10, 2007

Pinnacle	100.00%	83.32%
NASDAQ Bank Index	100.00	92.86
S&P 500 Index	100.00	114.30
Company Designated Peer Group(1)	100.00	80.14

(1)	Refers to the Company Designated Peer Group outlined in the “Comparable Group Analysis” section above.

During the three-year period ended August 10, 2007, Pinnacle’s common stock outperformed the NASDAQ Bank Index and underperformed the Standard & Poor’s 500 Index and the Company Designated Peer Group,/LS.

Pinnacle’s Three-Year Stock Performance

	Beginning Index Value	Ending Index Value
	August 10, 2004	August 10, 2007

Pinnacle	100.00%	122.19%
NASDAQ Bank Index	100.00	107.37
S&P 500 Index	100.00	138.78
Company Designated Peer Group(1)	100.00	127.98

(1)	Refers to the Company Designated Peer Group outlined in the “Comparable Group Analysis” section above.

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed 25 merger transactions announced from January 1, 2007 through August 10, 2007 involving Nationwide commercial banks as the selling institution with announced transaction values between $100.0 and $500.0 million. Sandler O’Neill also reviewed 9 merger transactions announced from January 1, 2007 through August 10, 2007 involving Southeast commercial banks as the selling institution with announced transaction values between $100.0 and $500.0 million. Sandler O’Neill also reviewed 3 merger transactions announced from January 1, 2006 through August 10, 2007 involving Tennessee commercial banks as the selling institution with announced transaction values greater than $100.0 million. Sandler O’Neill reviewed the following multiples: transaction price to last twelve months’ earnings per share, transaction price to stated book value, transaction price to stated tangible book value, and the core deposit premium. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of the aforementioned groups of comparable transactions.

Comparable Transaction Multiples

			Median		Median		Median
			Nationwide		Southeast		Tennessee
	Pinnacle/Mid-		Group		Group		Group
	America		Multiple		Multiple		Multiple

Transaction Price/Last Twelve Months’ Earnings per Share(1)	34.4	x	21.5	x	23.5	x	23.8	x
Transaction Price/Book Value(2)	195.5%		270.0%		331.5%		340.6%
Transaction Price/Tangible Book Value(2)	252.3%		295.3%		358.4%		344.7%
Core Deposit Premium(2)(3)	21.2%		26.0%		36.2%		27.0%

(1)	Due to the September, 2006 closing of the merger of equals creating Mid-America, last twelve months’ earnings per share is calculated based on year-to-date June 30, 2007 results annualized.

(2)	The calculation of Mid-America’s per share value includes the 260,000 restricted stock awards which immediately vest upon a change-of-control transaction.

(3)	Assumes time deposits > $100,000 are non-core deposits. As of June 30, 2007, Mid-America reported $322.4 million in non-core deposits.

Present Value Analysis.  Sandler O’Neill performed an analysis that estimated the net present value per share through December 31, 2011, of Mid-America common stock under various circumstances, assuming Mid-America performed in accordance with the financial projections for 2007 through 2011 provided by the senior management of Pinnacle. To approximate the terminal value of Mid-America’s common stock at December 31, 2011, Sandler O’Neill applied price to last twelve months’ earnings multiples of 10.0x to 20.0x and multiples of tangible book value ranging from 125% to 225%. The terminal values were then discounted to present values using different discount rates ranging from 12.0% to 16.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Mid-America common stock. In addition, the terminal value of Mid-America’s common stock at December 31, 2011, was calculated using the same range of price to last twelve months’ earnings multiples (10.0x — 20.0x) applied to a range of discounts and premiums to management’s budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 13.9% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Mid-America’s common stock of $5.50 to $12.89 when applying the price/earnings multiples to the matched budget, $6.36 to $13.42 when applying multiples of tangible book value to the matched budget, and $4.49 to $14.97 when applying the price/earnings multiples to the -25% / +25% budget range.

Net Present Value — Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x

12.00%	$6.45	$7.74	$9.03	$10.31	$11.60	$12.89
13.00%	6.19	7.43	8.67	9.91	11.15	12.39
14.00%	5.95	7.14	8.33	9.52	10.72	11.91
15.00%	5.72	6.87	8.01	9.16	10.30	11.45
16.00%	5.50	6.61	7.71	8.81	9.91	11.01

Net Present Value — Tangible Book Value Per Share Multiples

Discount Rate	125%	145%	165%	185%	205%	225%

12.00%	$7.45	$8.65	$9.84	$11.03	$12.22	$13.42
13.00%	7.16	8.31	9.45	10.60	11.74	12.89
14.00%	6.88	7.98	9.09	10.19	11.29	12.39
15.00%	6.62	7.68	8.74	9.79	10.85	11.91
16.00%	6.36	7.38	8.40	9.42	10.44	11.46

Net Present Value — Earnings Per Share Multiples

Budget Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x

−25.0%	$4.49	$5.39	$6.29	$7.19	$8.09	$8.98
−20.0%	4.79	5.75	6.71	7.67	8.62	9.58
−15.0%	5.09	6.11	7.13	8.15	9.16	10.18
−10.0%	5.39	6.47	7.55	8.62	9.70	10.78
−5.0%	5.69	6.83	7.97	9.10	10.24	11.38
0.0%	5.99	7.19	8.39	9.58	10.78	11.98
5.0%	6.29	7.55	8.80	10.06	11.32	12.58
10.0%	6.59	7.91	9.22	10.54	11.86	13.18
15.0%	6.89	8.27	9.64	11.02	12.40	13.78
20.0%	7.19	8.62	10.06	11.50	12.94	14.37
25.0%	7.49	8.98	10.48	11.98	13.48	14.97

Sandler O’Neill also performed an analysis that estimated the net present value per share through December 31, 2011 of Pinnacle common stock under various circumstances, assuming Pinnacle performed in accordance with the financial projections for 2007 through 2011 provided by the senior management of Pinnacle. To approximate the terminal value of Pinnacle’s common stock at December 31, 2011, Sandler O’Neill applied price to last twelve months’ earnings multiples of 10.0x to 20.0x and multiples of tangible book value ranging from 150% to 300%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 16.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Pinnacle common stock. In addition, the terminal value of Pinnacle’s common stock at December 31, 2011 was calculated using the same range of price to last twelve months’ earnings multiples (10.0x — 20.0x) applied to a range of discounts and premiums to management’s budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 13.2% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Pinnacle’s common stock of $14.84 to $36.18 when applying the price/earnings multiples to the matched budget, $15.51 to $37.83 when applying multiples of tangible book value to the matched budget, and $12.44 to $41.45 when applying the price/earnings multiples to the -25% / +25% budget range. Sandler noted that as of August 10, 2007, Pinnacle’s stock price was $27.78 and a Pinnacle stock price of $29.00 per share was used to determine the transaction’s fixed exchange ratio.

Net Present Value — Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x

11.00%	$18.09	$21.71	$25.33	$28.94	$32.56	$36.18
12.00%	17.37	20.85	24.32	27.80	31.27	34.75
13.00%	16.69	20.03	23.37	26.71	30.05	33.39
14.00%	16.04	19.25	22.46	25.67	28.88	32.09
15.00%	15.43	18.51	21.60	24.68	27.77	30.85
16.00%	14.84	17.80	20.77	23.74	26.71	29.67

Net Present Value — Tangible Book Value Per Share Multiples

Discount Rate	150%	175%	200%	225%	250%	275%	300%

11.00%	$18.91	$22.07	$25.22	$28.37	$31.52	$34.67	$37.83
12.00%	18.17	21.19	24.22	27.25	30.28	33.30	36.33
13.00%	17.45	20.36	23.27	26.18	29.09	32.00	34.91
14.00%	16.77	19.57	22.37	25.16	27.96	30.75	33.55
15.00%	16.13	18.82	21.50	24.19	26.88	29.57	32.26
16.00%	15.51	18.10	20.68	23.27	25.85	28.44	31.02

Net Present Value — Earnings Per Share Multiples

Budget Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x

−25.0%	$12.44	$14.92	$17.41	$19.90	$22.39	$24.87
−20.0%	13.27	15.92	18.57	21.22	23.88	26.53
−15.0%	14.09	16.91	19.73	22.55	25.37	28.19
−10.0%	14.92	17.91	20.89	23.88	26.86	29.85
−5.0%	15.75	18.90	22.05	25.20	28.36	31.51
0.0%	16.58	19.90	23.21	26.53	29.85	33.16
5.0%	17.41	20.89	24.38	27.86	31.34	34.82
10.0%	18.24	21.89	25.54	29.18	32.83	36.48
15.0%	19.07	22.88	26.70	30.51	34.32	34.18
20.0%	19.90	23.88	27.86	31.84	35.82	39.80
25.0%	20.73	24.87	29.02	33.16	37.31	41.45

In connection with its analyses, Sandler O’Neill considered and discussed with Pinnacle’s board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.  Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (i) the merger closes on March 31, 2008; (ii) 100.0% of Mid-America’s shares are exchanged for a combination of $21.3 million in cash and 6,607,117 shares of Pinnacle common stock; (iii) Pinnacle and Mid-America financial projections for 2007 through 2011 as provided by and reviewed with the senior management of Pinnacle; (iv) the purchase accounting adjustments, transaction costs and charges associated with the merger and cost savings determined by the senior management of Pinnacle.

For the nine months ending December 31, 2008 and for the years ending December 31, 2009 — 2011, Sandler O’Neill compared the diluted earnings per share of Pinnacle common stock to the diluted earnings per share, on a GAAP basis, of the combined company using the foregoing assumptions. The analyses indicated that the merger would be accretive to Pinnacle’s diluted earnings per share for all periods examined. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous.  Pinnacle has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of $750,000, of which $200,000 has been paid and the balance of which is contingent, and payable, upon closing of the merger. Pinnacle has also agreed to reimburse certain of Sandler O’Neill reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

In the ordinary course of their respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to Pinnacle and Mid-America and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Pinnacle or Mid-America or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Mid-America’s Financial Advisor

Hovde has delivered to the board of directors of Mid-America its opinion that, based upon and subject to the various considerations set forth in its written opinion dated August 15, 2007, the consideration received by the holders of Mid-America common stock is fair, from a financial point of view, to Mid-America and the holders of Mid-America Common Stock as of that date. In requesting Hovde’s advice and opinion, no limitations were imposed by Mid-America upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Hovde, dated August 15, 2007, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix D, and is incorporated in this document by reference. The shareholders of Mid-America should read this opinion in its entirety.

Hovde is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Mid-America’s board selected Hovde to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions like the merger.

Based on the total consideration value at the time of the execution of the definitive agreement, Hovde will receive a fee totaling approximately $2.2 million, $2.0 million of which is contingent upon the completion of the merger, for services rendered in connection with advising Mid-America regarding the merger. Hovde will receive the contingent portion of the fee upon the close of the transaction.

Hovde’s opinion is directed only to the fairness, from a financial point of view, of the total transaction consideration, and, as a result, does not constitute a recommendation to any shareholder of Mid-America as to how that shareholder should vote at the Mid-America special shareholders’ meeting. The summary of the opinion of Hovde set forth in this joint statement/prospectus is qualified in its entirety by reference to the full text of the opinion, attached hereto as Appendix D.

The following is a summary of the analyses performed by Hovde in connection with its fairness opinion. Certain of these analyses were confirmed in a presentation to the board of directors of Mid-America by Hovde on August 15, 2007, which analyses were confirmed in Hovde’s written opinion, dated August 15, 2007. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde in rendering its opinion or the presentation delivered by Hovde to the board of directors of Mid-America, but it does summarize all of the material analyses performed and presented by Hovde.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to Mid-America’s board and its fairness opinion.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Mid-America and Pinnacle. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by these analyses. These analyses were prepared solely as part of Hovde’s analysis of the fairness of the transaction consideration, from a financial point of view, to the shareholders of Mid-America. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which Mid-America might engage. In addition, as described above, Hovde’s opinion to Mid-America was one of many factors taken into consideration by the board of directors of Mid-America in adopting the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed, evaluated and analyzed material bearing upon the financial and operating conditions of Mid-America and Pinnacle and material prepared in connection with the merger, including, among other things, the following:

•	the merger agreement;

•	certain historical publicly available business and financial information concerning Mid-America and Pinnacle;

•	certain internal financial statements and other financial and operating data concerning Mid-America;

•	certain financial projections prepared by the managements of Mid-America and Pinnacle;

•	discussions with members of the senior managements of Mid-America and Pinnacle for the purpose of reviewing the future prospects of Mid-America and Pinnacle, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings, which are referred to below as the “synergies,” expected to be achieved as a result of the merger;

•	historical market prices and trading volumes of Pinnacle common stock;

•	the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that Hovde considered relevant;

•	the pro forma ownership of the Pinnacle common stock by the shareholders of Mid-America relative to the pro forma contribution of the Mid-America’s assets, liabilities, equity and earnings to the combined company;

•	the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and

•	those other analyses and factors as Hovde deemed appropriate.

Hovde also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde also assumed that the financial forecasts furnished to or discussed with Hovde by Mid-America and Pinnacle were reasonably prepared and reflected the best currently available estimates and judgments of senior management of Mid-America and Pinnacle as to the future financial performance of Mid-America, Pinnacle, or the combined company, as the case may be. Hovde has not made any independent evaluation or appraisal of any properties, assets or liabilities of Mid-America or Pinnacle. Hovde assumed and relied upon the accuracy and completeness of the publicly available and other non-public financial information provided to it by Mid-America and Pinnacle, relied upon the representations and warranties of Mid-America and Pinnacle made pursuant to the merger agreement, and did not independently attempt to verify any of such information.

Analysis of Selected Mergers.  As part of its analysis, Hovde reviewed three groups of comparable merger transactions. The first peer group included transactions, which have occurred since January 1, 2005, that involved target banks and thrifts in the entire United States that had total assets between $500 million and $2 billion, with a return on average assets of between 0.50% and 1.00%, which is referred to as the “Nationwide Merger Group”. This Nationwide Merger Group consisted of the following 24 transactions:

Buyer	Seller

United Community Finl Corp. (OH)	PVF Capital Corp. (OH)
Colonial BancGroup Inc. (AL)	Citrus & Chemical Bancorp. (FL)
Banco Popular Español SA	Total Bancshares Corp. (FL)
BancTrust Financial Group Inc. (AL)	Peoples BancTrust Co. (AL)
LSB Bancshares Inc. (NC)	FNB Financial Services Corp. (NC)
Marshall & Ilsley Corp. (WI)	Excel Bank Corporation (MN)
Renasant Corp. (MS)	Capital Bancorp Inc. (TN)
United Bankshares Inc. (WV)	Premier Community Bankshares (VA)
Greene County Bancshares Inc. (TN)	Civitas BankGroup (TN)
Royal Bank of Scotland Group	GreatBanc Inc. (IL)
Washington Federal Inc. (WA)	First Fed Banc of the SW Inc (NM)
Prosperity Bancshares Inc. (TX)	Texas United Bancshares Inc. (TX)
Cullen/Frost Bankers Inc. (TX)	Summit Bancshares Inc. (TX)
U.S. Bancorp (MN)	Vail Banks Inc. (CO)
Mercantile Bankshares Corp. (MD)	James Monroe Bancorp Inc. (VA)
National Bancshares Inc. (IA)	Metrocorp Inc. (IL)
National City Corp. (OH)	Forbes First Financial Corp. (MO)
FNB Corp. (NC)	Integrity Financial Corp (NC)
New York Community Bancorp (NY)	Long Island Financial Corp. (NY)
MAF Bancorp Inc. (IL)	EFC Bancorp Inc. (IL)
FLAG Financial Corp. (GA)	First Capital Bancorp, Inc. (GA)
Associated Banc-Corp (WI)	State Financial Services Corp. (WI)
Willow Grove Bncp Inc. (PA)	Chester Valley Bancorp Inc. (PA)

Hovde then reviewed comparable mergers involving banks and thrifts headquartered in the Southeast United States (MS, AL, GA, FL, TN, SC, NC, VA and AR) announced since January 1, 2004, in which the total assets of the seller were between $500 million and $2 billion, and a return on average assets of less than 1.00%, which we refer to as the “Southeastern Merger Group”. This Southeastern Merger Group consisted of the following 21 transactions:

Buyer	Seller

First Banks, Inc. (MO)	Coast Financial Holdings Inc. (FL)
Colonial BancGroup Inc. (AL)	Citrus & Chemical Bancorp. (FL)
Banco Popular Español SA	Total Bancshares Corp. (FL)
BancTrust Financial Group Inc. (AL)	Peoples BancTrust Co. (AL)
LSB Bancshares Inc. (NC)	FNB Financial Services Corp. (NC)
Renasant Corp. (MS)	Capital Bancorp Inc. (TN)
United Bankshares Inc. (WV)	Premier Community Bankshares (VA)
Greene County Bancshares Inc. (TN)	Civitas BankGroup (TN)
IBERIABANK Corp. (LA)	Pocahontas Bancorp Inc. (AR)
Banc Corp. (AL)	Community Bancshares Inc. (AL)
Mercantile Bankshares Corp. (MD)	James Monroe Bancorp Inc. (VA)
FNB Corp. (NC)	Integrity Financial Corp (NC)
FLAG Financial Corp. (GA)	First Capital Bancorp, Inc. (GA)
Colonial BancGroup Inc. (AL)	FFLC Bancorp Inc. (FL)
Home Bancshares Inc. (AR)	TCBancorp Inc. (AR)
Popular Inc. (PR)	Kislak Financial Corp. (FL)
Peoples Holding Co. (MS)	Heritage Financial Hldg Corp (AL)
First Natl Bkshs of FL (FL)	Southern Community Bancorp (FL)
South Financial Group Inc. (SC)	Florida Banks Inc. (FL)
SouthTrust Corp. (AL)	FloridaFirst Bancorp Inc. (FL)
South Financial Group Inc. (SC)	CNB Florida Bancshares Inc. (FL)

Hovde also reviewed comparable mergers involving banks and thrifts headquartered in Tennessee that have announced since July 1, 2001, excluding Mississippi acquirors, which we refer to as the “Tennessee Merger Group”. This Tennessee Merger Group consisted of the following seven transactions:

Buyer	Seller

Community First Inc. (TN)	First Natl Bk of Centerville (TN)
Greene County Bancshares Inc. (TN)	Civitas BankGroup (TN)
Pinnacle Financial Partners (TN)	Cavalry Bancorp Inc. (TN)
Greene County Bancshares Inc. (TN)	Independent Bankshares Corp. (TN)
First South Bancorp, Inc. (TN)	Murfreesboro Bancorp, Inc. (TN)
Fifth Third Bancorp (OH)	Franklin Financial Corp. (TN)
Synovus Financial Corp. (GA)	Community Financial Group Inc. (TN)

Hovde calculated the averages of the following relevant transaction ratios in the Nationwide Merger Group, the Southeastern Merger Group and the Tennessee Merger Group: the percentage of the offer value to the acquired company’s total assets; the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s earnings for the twelve months preceding the announcement date of the transaction; and the tangible book value premium to core deposits. Hovde compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at approximately $199.2 million, or $13.54 per Mid-America diluted share. In calculating the multiples for the merger, Hovde used Mid-America’s earnings for the twelve months ended June 30, 2007, and Mid-America’s tangible book value per share, total assets, and total deposits as of June 30, 2007. The results of this analysis are as follows:

				Ratio of
				Tangible
			12 Months	Book Value
		Tangible	Preceding	Premium to
	Total Assets	Book Value	Earnings	Core Deposits
	(%)	(x)	(x)	(%)

Mid-America Bancshares, Inc.	18.6	2.45	42.5	20.5
Nationwide Merger Group average	19.6	3.05	23.8	22.2
Southeastern Merger Group average	18.8	2.68	26.8	23.0
Tennessee Merger Group average	22.2	2.69	24.0	21.4

Discounted Cash Flow Analysis.  Hovde estimated the present value of all shares of Mid-America common stock by estimating the value of Mid-America’s estimated future earnings stream beginning in 2007. Reflecting Mid-America’s internal projections, Hovde assumed net income in 2007, 2008, 2009, 2010, and 2011 of $7.9 million, $10.1 million, $12.4 million, $14.2 million, and $17.0 million, respectively. The present value of these earnings was calculated based on a range of discount rates of 12.0%, 13.0%, and 14.0%, respectively. In order to derive the terminal value of Mid-America’s earnings stream beyond 2011, Hovde assumed a terminal value based on a terminal growth rate of 5% applied to earnings. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Mid-America common stock. This analysis and its underlying assumptions yielded a range of values for each diluted share of Mid-America stock of approximately $10.84 per diluted share (at a 14.0% discount rate) to $13.86 per diluted share (at a 12.0% discount rate) with a midpoint of $12.16 per diluted share (using a 13.0% discount rate), compared to per share merger consideration of $13.54 per diluted share.

Ability-to-Pay Dilution Analysis.  In addition, Hovde reviewed a group of publicly traded banks or bank holding companies and their ability to acquire Mid-America in a 90% stock and 10% cash transaction with zero dilution to the acquiror’s earnings per share. This analysis assumed Mid-America’s 2007 estimated earnings of $7.9 million, cost savings of 24%, 3% of core deposits to be amortized over 8 years using the straight-line method, and the give-up yield on cash of 6.5%. The analysis then applied the publicly traded companies’ estimated forward earnings price-to-earnings multiples to the net earnings contribution of Mid-America to arrive at a range of hypothetical deal values. The average of these hypothetical deal values, $145.0 million or $10.03 per diluted share, was then in turn compared to deal value of the merger of $199.2 million or $13.54 per diluted share.

Hypothetical Deal
Company	Value ($mm)

Pinnacle Financial Partners, Inc.	$187.2
Synovus Financial Corp.	$164.7
United Community Banks, Inc.	$162.9
Fifth Third Bancorp	$161.7
BancorpSouth, Inc.	$155.8
Green Bankshares, Inc.	$149.4
Park National Corporation	$148.3
Trustmark Corporation	$148.2
Marshall & Ilsley Corporation	$144.7
National City Corporation	$140.2
Renasant Corporation	$139.0
U.S. Bancorp	$137.4
BB&T Corporation	$136.5
KeyCorp	$135.0
Regions Financial Corporation	$127.1
Integra Bank Corporation	$115.0
Wachovia Corporation	$112.6

Contribution Analysis.  Hovde prepared a contribution analysis showing percentages of total assets, total net loans, total deposits, total equity, and tangible equity at June 30, 2007 for Mid-America and for Pinnacle, as well the estimated fiscal year 2007 earnings, estimated fiscal year 2008 earnings and estimated fiscal year 2009 earnings that would be contributed to the combined company on a pro-forma basis by Mid-America and Pinnacle. This analysis indicated that holders of Mid-America common stock would own approximately 30.8% of the pro forma common shares outstanding of Pinnacle, assuming an exchange ratio of 0.4655, while contributing an average of 29.8% of the financial components listed above.

Mid-America
Contribution
to Pinnacle

Total assets	31.6%
Total net loans	31.7%
Total deposits	33.5%
Total equity	28.3%
Total tangible equity	36.6%
Net income — estimated fiscal year 2007	25.2%
Net income — estimated fiscal year 2008	25.7%
Net income — estimated fiscal year 2009	26.1%
Average Mid-America Contribution Percentage	29.8%
Actual Mid-America Pro Forma Ownership	30.8%

Financial Implications to Mid-America Shareholders.  Hovde prepared an analysis of the financial implications of Pinnacle’s offer to a holder of Mid-America common stock. Hovde estimated the standalone and pro forma earnings per share, book value per share, tangible book value per share and dividends per share. These estimates were made for the years 2008, 2009, 2010 and 2011. The table below summarizes the accretion/dilution results for each of the years discussed above:

	GAAP Earnings per Share
	2008	2009	2010	2011

Mid-America Standalone	$0.71	$0.86	$0.99	$1.17
Pro Forma	0.87	1.04	1.20	1.39
% Accretion — Dilution	22.4%	21.0%	21.7%	19.1%

	Cash Earnings per Share
	2008	2009	2010	2011

Mid-America Standalone	$0.71	$0.86	$0.99	$1.17
Pro Forma	0.82	0.96	1.12	1.31
% Accretion — Dilution	15.5%	12.0%	13.6%	12.3%

	Book Value per Share
	2008	2009	2010	2011

Mid-America Standalone	$8.25	$8.90	$9.65	$10.55
Pro Forma	9.32	10.36	11.56	12.96
% Accretion — Dilution	13.0%	16.4%	19.8%	22.8%

	Tangible Book Value per Share
	2008	2009	2010	2011

Mid-America Standalone	$6.59	$7.25	$8.00	$8.90
Pro Forma	6.67	7.71	8.91	10.30
% Accretion — Dilution	1.1%	6.4%	11.4%	15.8%

	Dividends per Share
	2008	2009	2010	2011

Mid-America Standalone	$0.00	$0.00	$0.00	$0.00
Pro Forma	0.00	0.00	0.00	0.00
% Accretion — Dilution	NA	NA	NA	NA

Rate of Return Analysis.  Hovde estimated the rates of returns for four different scenarios; Mid-America standalone, Mid-America affiliates in 5 years, Mid-America affiliates with Pinnacle, and Mid-America affiliates with Pinnacle and the pro forma company is acquired. For the standalone scenario, which is referred to as “Status Quo,” it is assumed that the Mid-America stock trades in the stock market on December 31, 2011 at 15x earnings per share, or EPS, and the current Mid-America stock price is based on the most recent trading price. The Status Quo scenario yielded an annual return of investment of 15.26%. For the second scenario, which is referred to as “Affiliation in 5 Years,” it is assumed that Mid-America affiliates with a merger partner on December 31, 2011 at 22x EPS, which yielded an annual return of investment of 30.96%. The third scenario, which is referred to as “Affiliation Today,” assumes Mid-America affiliates with Pinnacle in 2007 and the pro forma stock sells in the market on December 31, 2011 at 20x EPS. The Affiliation Today scenario yielded an annual return of investment of 34.48%. The fourth scenario, which is referred to as “Double Dip,” assumed Mid-America affiliates with Pinnacle in 2007 and the pro forma company is acquired on December 31, 2011 at 23x EPS. The Double Dip scenario yielded an annual return of investment of 40.89%.

Comparable Company Analysis.  Using publicly available information, Hovde compared stock market valuation of Pinnacle with a comparable company group consisting of the following United States publicly traded high growth banking institutions:

Company Name	Assets ($mm)

Wintrust Financial Corporation (IL)	9,348
East West Bancorp, Inc. (CA)	10,829
CVB Financial Corp. (CA)	6,137
Boston Private Financial Holdings, Inc. (MA)	5,939
PrivateBancorp, Inc. (IL)	4,486
CoBiz Financial Inc. (CO)	2,280
Mercantile Bank Corporation (MI)	2,104

Indications of this stock market valuation included closing stock market information as of August 13, 2007. Selected market information for Pinnacle and the group of comparable companies that was analyzed is provided below.

									Avg
									Wkly
							YTD	3 Mo.	Vol/
	Price/	Price/	Price/	Price/	Price/	Mkt	Price	Price	Shares	Inside	Instit’l
	Book	TBV	LTM	07 EPS	08 EPS	Value	Change	Change	Out	Ownrshp	Ownrshp
	(%)	(%)	EPS(x)	(x)	(x)	($mm)	(%)	(%)	(%)	(%)	(%)

Pinnacle	151.6	286.2	19.5	18.5	15.2	402.2	(16.27)	(5.03)	1.77	14.05	33.59
Comparable Company Average	175.3	265.7	16.0	15.1	13.2	888.3	(18.10)	(11.53)	3.97	11.73	60.55

Subject to the foregoing and based on Hovde’s experience as investment bankers, its activities and assumptions as described above, and other factors Hovde has deemed relevant, Hovde is of the opinion as of the date hereof that the consideration received by the holders of Mid-America common stock is fair, from a financial point of view, to Mid-America and the holders of Mid-America common stock.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. All shareholders of Pinnacle and Mid-America are urged to read the merger agreement carefully and in its entirety as it is the legal document that governs the merger.

General

Under the merger agreement, Mid-America will merge with and into Pinnacle with Pinnacle continuing as the surviving company.

Merger Consideration

The merger agreement provides that, at the effective time of the merger, each share of Mid-America common stock issued and outstanding immediately prior to the effective time of the merger, but excluding shares of Mid-America common stock owned by Pinnacle or Mid-America (other than those shares held in a fiduciary or representative capacity), will be converted into 0.4655 shares of Pinnacle common stock plus $1.50 in cash. Based upon the 14,193,006 shares of Mid-America common stock outstanding as of September 14, 2007 (including 234,000 shares of restricted stock), Pinnacle will issue approximately 6.6 million shares of Pinnacle common stock and pay approximately $21.3 million in cash at the closing. Fractional shares will not be issued by Pinnacle, but instead will be paid in cash based on the average closing price for Pinnacle’s common stock for the five trading days immediately preceding the closing date.

Treatment of Options and Stock Agreement Rights

Each outstanding option to acquire Mid-America common stock or stock appreciation right to be settled in shares of Mid-America common stock granted under Mid-America’s or its predecessors’ stock option and incentive plans will accelerate and be converted automatically at the effective time of the merger into an option to purchase Pinnacle common stock or stock appreciation right to be settled in shares of Pinnacle common stock, as the case may be, and will continue to be governed by the terms of the Mid-America, Bank of the South or PrimeTrust Bank stock plan and related grant agreements under which it was granted, except that:

•	the number of shares of Pinnacle common stock subject to the new Pinnacle stock option or stock appreciation right will be equal to the product of the number of shares of Mid-America common stock subject to the Mid-America stock option or stock appreciation right and 0.4655, rounded to the nearest whole share; and

•	the exercise price per share of Pinnacle common stock subject to the new Pinnacle stock option or stock appreciation right will be equal to the exercise price per share of Mid-America common stock under the Mid-America stock option or stock appreciation right less $1.50 divided by 0.4655, rounded to the nearest cent.

In any event, stock options that are intended to be incentive stock options under the Code will be adjusted in the manner prescribed by the Code.

Following consummation of the merger, and if no Mid-America stock options or stock appreciation rights are exercised prior to the effective time, the outstanding Mid-America options will be converted into 544,742 Pinnacle options at exercise prices ranging from $6.61 to $20.41 and the outstanding Mid-America stock appreciation rights will be converted into 16,572 Pinnacle stock appreciation rights with the exercise prices ranging from $15.59 to $21.37.

Exchange of Certificates in the Merger

Before the effective time of the merger, Pinnacle will appoint an exchange agent to handle the exchange of Mid-America stock certificates for shares of Pinnacle common stock (which shares will be in uncertificated book-entry form unless a physical certificate is requested by a holder) and the payment of cash for fractional shares. Promptly after the effective time of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange Mid-America stock certificates for shares of Pinnacle common stock, to each former Mid-America shareholder who holds one or more stock certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering Mid-America stock certificates. You should not return certificates with the enclosed proxy card.

Mid-America shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive shares of Pinnacle common stock (which shares will be in uncertificated book-entry form unless a physical certificate is requested by such holder) into which the shares of Mid-America common stock were converted in the merger. After the effective date of the merger, each certificate that previously represented shares of Mid-America common stock will only represent the right to receive the shares of Pinnacle common stock (and cash in lieu of fractions thereof) into which those shares of Mid-America common stock have been converted.

If a certificate for Mid-America common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification and bond.

Pinnacle shareholders do not need to exchange their stock certificates.

Fractional Shares

No fractional shares of Pinnacle common stock will be issued in the merger. Instead, the exchange agent will pay each of those shareholders who would have otherwise been entitled to a fractional share of Pinnacle common stock an amount in cash determined by multiplying the fractional share interest by the average closing price of Pinnacle’s common stock for the five trading days preceding the effective date of the merger.

Dividends and Distributions

Until Mid-America common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to Pinnacle common stock into which shares of Mid-America common stock may have been converted will accrue but will not be paid. Pinnacle will pay to former Mid-America shareholders any unpaid dividends or other distributions without interest only after they have duly surrendered their Mid-America stock certificates. After the effective time of the merger, there will be no transfers on the stock transfer books of Mid-America of any shares of Mid-America common stock. Mid-America stock at that time will be deregistered under the Exchange Act. If certificates representing shares of Mid-America common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Mid-America common stock represented by that certificate have been converted. To date, Pinnacle has not paid a dividend and it does not anticipate that it will begin paying a dividend in the near future.

Withholding

The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Mid-America shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Effective Time

The merger will be completed when we file articles of merger with the Secretary of State of the State of Tennessee. However, we may agree to a later time for completion of the merger and specify that time in the articles of merger. While we anticipate that the merger will be completed during the fourth quarter of 2007 or first quarter of 2008, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Pinnacle and Mid-America will obtain the required approvals or complete the merger. If the merger is not completed on or before March 31, 2008, either Pinnacle or Mid-America may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements in the merger agreement. See “— Conditions to the Completion of the Merger” immediately below.

Conditions to the Completion of the Merger

Completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

The respective obligations of Pinnacle and Mid-America to complete the merger are subject to the following conditions:

•	approval of the merger agreement by Mid-America’s shareholders;

•	approval of the merger agreement and the issuance of Pinnacle common stock in connection with the merger by Pinnacle’s shareholders;

•	approval by The Nasdaq Stock Market of listing of the shares of Pinnacle common stock to be issued in the merger, subject to official notice of issuance;

•	receipt of all required regulatory approvals and expiration of all related statutory waiting periods;

•	effectiveness of the registration statement, of which this joint proxy statement/prospectus constitutes a part, for the Pinnacle shares to be issued in the merger;

•	absence of any order, injunction or decree of a court or agency of competent jurisdiction which prohibits completion of the merger;

•	the receipt by each party of an opinion of counsel, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization under Section 368(a) of the Code and that no tax gain or loss will be recognized by Pinnacle, Mid-America or Mid-America shareholders (except for any income tax consequences to Mid-America shareholders arising in connection with receipt of the cash portion of the merger consideration and cash payments for fractional shares);

•	absence of any statute, rule, regulation, order, injunction or decree which prohibits, materially restricts or makes illegal completion of the merger;

•	accuracy of the other party’s representations and warranties contained in the merger agreement, except, in the case of most of the representations and warranties, where the failure to be accurate would not be reasonably likely to have a material adverse effect on the party making the representations and warranties (see “— Representations and Warranties” immediately below), and the performance by the other party of its obligations contained in the merger agreement in all material respects; and

•	each of Mid-America’s executive officers and directors shall have executed agreements in which they agree to vote their shares of Mid-America common stock in favor of the merger.

Representations and Warranties

Each of Pinnacle and Mid-America has made representations and warranties to the other in the merger agreement as to:

•	corporate existence, good standing and qualification to conduct business;

•	capital structure;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	absence of any violation of agreements or law or regulation as a result of the merger;

•	governmental and third party consents necessary to complete the merger;

•	SEC, banking and other regulatory filings;

•	financial statements;

•	fees payable to financial advisors in connection with the merger;

•	absence of material adverse changes;

•	legal proceedings and regulatory actions;

•	tax matters;

•	employee matters;

•	compliance with laws;

•	contracts;

•	agreements with regulatory agencies;

•	interest rate risk management instruments;

•	undisclosed liabilities;

•	insurance coverage;

•	environmental matters;

•	state takeover laws;

•	tax treatment as a reorganization;

•	accuracy of information to be included in SEC filings and proxy statements;

•	disclosure of internal controls and procedures; and

•	receipt of fairness opinions.

Most of the representations and warranties of the parties will be deemed to be true and correct unless the totality of facts, circumstances or events inconsistent with the representations or warranties has had or would be reasonably likely to have a material adverse effect on (1) the business, results of operations or financial condition or prospects of the party making the representations and warranties and its subsidiaries taken as a whole, or (2) on the ability of the party to timely complete the transactions contemplated by the merger agreement. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (A) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, (C) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Pinnacle or Mid-America or their respective subsidiaries, as the case may be, (D) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (E) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any governmental entity, (F) actions or omissions of Pinnacle or Mid-America taken with the prior written consent of the other or required hereunder, (G) the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby or the announcement thereof, (H) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, or (I) any change in the trading prices of a party’s capital stock, by itself.

Conduct of Business Pending the Merger

Each of the parties has agreed, during the period from the date of the merger agreement to the completion of the merger, to use its reasonable best efforts to:

•	conduct its business in the ordinary course;

•	preserve its business organization, employees, and business relationships;

•	retain the services of its key officers and key employees; and

•	take no action to adversely affect or delay obtaining regulatory approval of the merger, performing the covenants under the merger agreement, or consummating the merger.

In addition, each of Pinnacle and Mid-America has agreed that it will not, and will not permit any of its subsidiaries to, subject to limited exceptions set out in the merger agreement, and without the prior written consent of the other party,

•	(1) adjust, split, combine or reclassify any shares of the party’s capital stock; (2) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of the party’s capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except (A) dividends paid by or to any of the subsidiaries of the parties, (B) the acceptance of shares of the party’s common stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or lapsing of forfeiture restrictions on restricted shares of common stock, each in accordance with past practice and the terms of the applicable award agreements) and (C) the acceptance of shares of common stock upon forfeiture of any restricted shares pursuant to any award of restricted shares under an equity-based incentive plan; (3) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of the party’s capital stock; or (4) issue any additional shares of capital stock except pursuant to the exercise of stock options outstanding as of the date of the merger agreement or issued thereafter if permitted;

•	knowingly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	take any action or fail to take any action that is intended or may reasonably be expected to result in any of the party’s representations and warranties being or becoming untrue in any material respect, or in any conditions to the merger not being satisfied;

•	take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions contemplated by the merger agreement; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by the preceding bullet points.

Mid-America has also agreed that it will not, without the prior written consent of Pinnacle or as otherwise previously agreed or specified in the merger agreement:

•	other than in the ordinary course of business consistent with past practice: (1) incur any indebtedness for borrowed money, or (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director of Mid-America;

•	pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law;

•	pay any bonus;

•	become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than as required by applicable law or an existing agreement;

•	except as required under any existing plan, grant, or agreement, accelerate the vesting of, or the lapsing of restrictions with respect to, any Mid-America stock options or restricted shares of Mid-America common stock;

•	enter into any material new line of business or make any material change in its lending, investment, underwriting, risk and asset liability management or other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental entity;

•	make capital expenditures other than in the ordinary course of business consistent with past practice or as disclosed to Pinnacle pursuant to the merger agreement;

•	amend its charter or bylaws, or otherwise take any action to exempt any person or entity (other than Pinnacle) or any action taken by any such person or entity from any takeover statute or similarly restrictive provisions of its organizational documents, or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

•	other than in prior consultation with Pinnacle, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported; or

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to Mid-America and its subsidiaries, taken as a whole, to any individual, corporation or other entity other than a subsidiary (or cancel, release or assign any indebtedness that is material to Mid-America and its subsidiaries, taken as a whole, to any person or any claims held by any person that are material to Mid-America and its subsidiaries, taken as a whole, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of the merger agreement or as otherwise consented to between the parties;

•	terminate any of the business protection agreements entered into with each of Gary Scott, Jason West, Sam Short and David Majors;

•	implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as required by applicable law or regulation, generally accepted accounting principles or regulatory guidelines; and

•	settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice.

Pinnacle has agreed that it will not, without the prior written consent of Mid-America or as otherwise previously agreed:

•	acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division, or acquire any assets which would be material to the party, other than an acquisition if it would not reasonably be expected to have a material adverse effect on Pinnacle or materially delay completion of the merger, or in connection with foreclosures, settlements in lieu of foreclosures or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices; or

•	amend its charter, except to authorize additional common shares, or bylaws.

Reasonable Best Effort to Obtain Required Shareholder Vote

Each of Pinnacle and Mid-America will take all steps necessary to duly call, give notice of, convene and hold a meeting of its respective shareholders to be held as soon as is reasonably practicable after the date on which the registration statement of which this joint proxy statement/prospectus is part becomes effective for the purpose of voting upon, in the case of Mid-America shareholders, the approval of the merger agreement and, in the case of Pinnacle shareholders, the approval of the merger agreement and the issuance of Pinnacle common stock in connection with the merger. Each of Mid-America and Pinnacle will, through its respective board of directors, use its reasonable best efforts to obtain the approval of its respective shareholders in respect of the foregoing. Nothing in the merger agreement is intended to relieve the parties of their respective obligations to hold a meeting of their shareholders to obtain the approval required to complete the merger.

No Solicitation of Alternative Transactions

The merger agreement provides, subject to limited exceptions described below, that Mid-America and its subsidiaries will not authorize its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to (1) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or (3) make or authorize any statement, recommendation or solicitation in support of any acquisition proposal. Furthermore, Mid-America is required under the merger agreement to immediately cease any discussions or negotiations with any other party regarding an acquisition proposal.

For purposes of the merger agreement, the term “acquisition proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any person relating to any (1) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of Mid-America or any of its significant subsidiaries, (2) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of Mid-America or any of its significant subsidiaries, (3) tender offer or exchange offer that if completed would result in any person beneficially owning 10% or more of the voting power of Mid-America, or (4) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Mid-America or any of its subsidiaries, other than transactions contemplated by the merger agreement.

The merger agreement permits Mid-America to comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act with regard to an acquisition proposal that Mid-America may receive. In addition, if Mid-America receives an unsolicited bona fide written acquisition proposal, Mid-America may engage in discussions and negotiations with or provide nonpublic information to the person making that acquisition proposal only if:

•	the board of directors of Mid-America receives the acquisition proposal prior to Mid-America’s shareholders meeting;

•	the board of directors of Mid-America, after consultation with its outside legal counsel, reasonably determines in good faith that the failure to engage in those discussions or provide information would cause it to violate its fiduciary duties under applicable law;

•	the board of directors of Mid-America concludes in good faith that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as described below);

•	Mid-America enters into a confidentiality agreement with the person making the inquiry or proposal having customary non-disclosure, confidentiality, standstill and non-solicitation provisions that are reasonably satisfactory to Pinnacle; and

•	Mid-America notifies Pinnacle promptly, and in any event within 24 hours of Mid-America’s receipt of any acquisition proposal or any request for nonpublic information relating to Mid-America by any third party considering making, or that has made, an acquisition proposal, of the identity of the third party, the material terms and conditions of any inquiries, proposals or offers, and updates on the status of the terms of any proposals, offers, discussions or negotiations on a current basis.

For purposes of the merger agreement, the term “superior proposal” refers to a bona fide written acquisition proposal which the board of directors of Mid-America concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (1) is more favorable to the shareholders of Mid-America from a financial point of view, than the transactions contemplated by the merger agreement with Pinnacle and (2) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed. For purposes of the definition of “superior proposal,” all reference to “10% or more” in the definition of “acquisition proposal” will be deemed to be a reference to “a majority” and “acquisition proposal” will only be deemed to refer to a transaction involving Mid-America.

Termination of the Merger Agreement

General.  The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger agreement by Mid-America shareholders and approval of the merger agreement and the issuance of Pinnacle common stock in connection with the merger by Pinnacle shareholders, in any of the following ways:

•	by mutual consent of Pinnacle and Mid-America;

•	by either Pinnacle or Mid-America, if any request or application for a required regulatory approval is denied by the governmental entity which must grant such approval and such denial has become final and non-appealable, or a governmental entity has issued an order decree, or ruling to permanently prohibit the merger and such prohibition has become final and non-appealable, except that no party may so terminate the merger agreement if the denial is a result of the failure of such party to the merger agreement;

•	by either Pinnacle or Mid-America, if any governmental entity of competent jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the merger;

•	by either Pinnacle or Mid-America, if the merger is not completed on or before March 31, 2008, unless the failure of the closing to occur by this date is due to the failure of the party seeking to terminate the merger agreement to comply with the merger agreement;

•	by either Pinnacle or Mid-America, if any approval of the shareholders of Pinnacle or Mid-America required for completion of the merger has not been obtained upon a vote taken at a duly held meeting of shareholders or at any adjournment or postponement thereof;

•	by either Pinnacle or Mid-America, if (1) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (2) there has been a breach of any of the covenants, agreements, representations or warranties of the other party in the merger agreement, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the closing date, result in the failure of the condition relating to the performance of obligations or breaches of representations or warranties described under “— Conditions to the Completion of the Merger” above;

•	by either Pinnacle or Mid-America, if (1) the board of directors of the other does not publicly recommend that its shareholders either approve the merger agreement, (2) after recommending that its shareholders approve the merger agreement, the board of directors has withdrawn, modified or amended its recommendation in any manner adverse to the other party, or (3) the other party materially breaches its obligations under the merger by reason of a failure to call a meeting of its shareholders or a failure to prepare and mail to its shareholders this document;

•	by Pinnacle, if the board of directors of Mid-America authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose an acquisition proposal with any person other than Pinnacle; or

•	by Mid-America if Pinnacle’s average closing stock price over a ten-day period prior to and ending on the eighth day before the closing is less than $18.00 and the quotient resulting from dividing Pinnacle’s average closing stock price for that same ten-day period by the average closing price for Pinnacle’s common stock for the ten-day period prior to and ending on August 15, 2007 ($25.095) is less than the difference between (1) the quotient resulting from dividing the Nasdaq Bank Index on the eighth day prior to the closing of the merger by the Nasdaq Bank Index on August 15, 2007 ($2,874.37) and (2) 0.25.

Effect of Termination.  If the merger agreement is terminated, it will become void and there will be no liability on the part of Pinnacle or Mid-America or their respective officers or directors, except that:

•	any termination will be without prejudice to the rights of any party arising out of the willful breach by the other party of any provision of the merger agreement; and

•	designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and, if applicable, the termination fee described below, will survive the termination.

Termination Fee.  The merger agreement provides that Mid-America may be required to pay a termination fee to Pinnacle of $8 million in the following circumstances:

•	If Pinnacle terminates the merger agreement because Mid-America’s board of directors (1) did not recommend that Mid-America’s shareholders approve the merger, (2) after making such a recommendation, withdraws, modifies or amends its recommendation in a manner adverse to Pinnacle, or (3) fails to call a shareholder meeting to approve the merger, then Mid-America must pay the termination fee on the business day following the termination.

•	if Pinnacle terminates the merger agreement because Mid-America’s board of directors has authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any acquisition proposal with any person other than Pinnacle, then Mid-America must pay the termination fee on the business day following the termination.

•	If (1) the merger agreement is terminated by either party because the required shareholder vote of Mid-America was not obtained at Mid-America’s shareholders meeting and (2) a bona fide acquisition transaction with respect to Mid-America was publicly announced or otherwise communicated to the board of directors of Mid-America before its shareholders meeting, which we refer to as a public proposal, that has not been withdrawn, and within six months after termination of the merger agreement, Mid-America enters into any definitive agreement with respect to, or consummates, any acquisition transaction, the termination fee will become payable to Pinnacle on the date the definitive agreement is executed or the transaction is consummated.

•	If (1) the merger agreement is terminated by either party because the merger has not been completed by March 31, 2008, or by Pinnacle because of a material breach by Mid-America of a representation, warranty, covenant or agreement that causes a condition to the merger to not be satisfied, (2) a public proposal with respect to an acquisition transaction involving Mid-America was made and not withdrawn before the merger agreement was terminated and (3) after the announcement of the public proposal, Mid-America intentionally breached any of its representations, warranties, covenants or agreements and the breach materially contributed to the failure of the merger to become effective and within six months after the termination of the merger agreement, Mid-America enters into any definitive agreement with respect to, or consummates, any acquisition transaction, the termination fee will become payable to Pinnacle on the date the definitive agreement is executed or the transaction is consummated.

“Acquisition Transaction” means:

•	the direct or indirect acquisition, purchase or assumption of all or a substantial portion of the assets or deposits of Mid-America;

•	the acquisition by any person of direct or indirect beneficial ownership of 20% or more of the outstanding shares of voting stock of Mid-America; or

•	a merger, consolidation, business combination, liquidation, dissolution or similar transaction involving Mid-America, other than a merger, business combination or similar transaction of Mid-America if the shareholders of Mid-America immediately before the transaction own at least 60% of the voting stock of the entity surviving the transaction (or the parent of the surviving entity) immediately following the transaction.

The purpose of the termination fee is to encourage the commitment of Mid-America to the merger, and to compensate Pinnacle if Mid-America engages in certain conduct which would make the merger less likely to occur. The effect of the termination fee could be to discourage other companies from seeking to acquire or merge with Mid-America prior to completion of the merger, and could cause Mid-America to reject any acquisition proposal from a third party which does not take into account the termination fee.

Extension, Waiver and Amendment of the Merger Agreement

Extension and Waiver.  At any time prior to the completion of the merger, each of Pinnacle and Mid-America may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of its agreements contained in the merger agreement, or waive compliance with any conditions to its obligations to complete the merger.

Notwithstanding the foregoing, after the approval of the merger agreement by the Mid-America and Pinnacle shareholders, there may not be, without their further approval, any extension or waiver of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the Mid-America shareholders.

Amendment.  Subject to compliance with applicable law, Pinnacle and Mid-America may amend the merger agreement at any time before or after approval of the merger agreement by Mid-America and Pinnacle shareholders. However, after any approval of the merger agreement by Mid-America and Pinnacle shareholders, there may not be, without their further approval, any amendment of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the Mid-America shareholders.

Employee Benefit Plans and Existing Agreements

Employee Benefit Plans.  The merger agreement provides that within one year following the effective time of the merger, to the extent permissible under the terms of the Pinnacle employee benefit plans, the employees of Mid-America and its subsidiaries generally shall be eligible to participate in Pinnacle’s employee benefit plans in which similarly situated employees of Pinnacle or its subsidiaries participate, to the same extent as similarly situated employees of Pinnacle or its subsidiaries. For purposes of determining an employee’s eligibility to participate in certain plans and entitlement to benefits thereunder, Pinnacle will give full credit for the service a continuing employee had with Mid-America prior to the merger, except that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each Pinnacle employee benefit plan shall waive pre-existing condition limitations to the same extent waived under the applicable Mid-America employee benefit plan. Mid-America employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Pinnacle employee benefit plans.

Pinnacle is obligated under the merger agreement to honor all Mid-America employee benefit plans, employment, severance, change of control and other compensation agreements and arrangements between Mid-America and its employees, and all accrued and vested benefit obligations existing prior to the execution of the merger agreement which are between Mid-America or any of its subsidiaries and any current or former director, officer, employee or consultant of Mid-America.

From and after the effective date of the merger, Pinnacle will, and will cause any applicable subsidiary thereof or employee benefit plan, to provide or pay when due to Mid-America’s employees as of the effective date of the merger all benefits and compensation pursuant to Mid-America’s employee benefit plans, programs and arrangements in effect on the date of the merger agreement earned or accrued through, and to which such individuals are entitled as of the effective date of the merger (or such later time as such employee benefit plans as in effect at the effective date of the merger are terminated or canceled by Pinnacle) subject to compliance with the terms of the merger agreement.

Stock Exchange Listing; Deregistration of Mid-America Common Stock

Pinnacle common stock is quoted on the Nasdaq Global Select Market. Pinnacle has agreed to use its reasonable best efforts to cause the shares of Pinnacle common stock to be issued in the merger to be quoted on the Nasdaq Global Select Market. It is a condition to completion of the merger that those shares be quoted on the Nasdaq Global Select Market, subject to official notice of issuance. If the merger is completed, Mid-America common stock will be deregistered under the Exchange Act.

Expenses

The merger agreement provides that each of Pinnacle and Mid-America will pay its own expenses in connection with the transactions contemplated by the merger agreement, except that Pinnacle and Mid-America will share equally the costs and expenses of printing and mailing this joint proxy statement/prospectus to the shareholders of Mid-America and Pinnacle, and all filing and other fees paid to the SEC in connection with the merger and the other transactions contemplated by the merger agreement.

DESCRIPTION OF PINNACLE CAPITAL STOCK

General

The authorized capital stock of Pinnacle consists of 90 million shares of common stock, par value $1.00 per share, and 10 million shares of preferred stock, no par value. As of the record date, [          ] shares of Pinnacle common stock were outstanding, and no shares of Pinnacle preferred stock were outstanding. The preferred stock may be issued in one or more series with those terms and at those times and for any consideration as the Pinnacle board of directors determines. As of the date hereof, [          ] shares of Pinnacle common stock were reserved for issuance to Mid-America shareholders in accordance with the merger agreement and           shares of Pinnacle common stock were reserved for issuance upon the exercise of outstanding stock options under various employee stock option plans.

The following summary of the terms of the capital stock of Pinnacle is not intended to be complete and is subject in all respects to the applicable provisions of the TBCA, and is qualified by reference to the charter and bylaws of Pinnacle. To obtain copies of these documents, see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page   .

Common Stock

The outstanding shares of Pinnacle common stock are fully paid and nonassessable. Holders of Pinnacle common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of Pinnacle common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. The Pinnacle common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

Subject to the preferences applicable to any shares of Pinnacle preferred stock outstanding at the time, holders of Pinnacle common stock are entitled to dividends when and as declared by the Pinnacle board of directors from legally available funds and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

Preferred Stock

No shares of preferred stock are outstanding. The board of directors of Pinnacle may, without further action by the shareholders of Pinnacle, issue one or more series of Pinnacle preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series.

Election of Directors by Shareholders

Pinnacle’s charter and bylaws provide that the Pinnacle board of directors is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three-year terms, so that approximately one-third of the directors of Pinnacle are elected at each annual meeting of the shareholders. In addition, Pinnacle’s bylaws provide that the power to increase or decrease the number of directors and to fill vacancies is vested in the Pinnacle board of directors. The overall effect of these provisions may be to prevent a person or entity from seeking to acquire control of Pinnacle through an increase in the number of directors on the Pinnacle board of directors and the election of designated nominees to fill newly created vacancies.

Corporate Transactions

Pinnacle’s charter provides that all extraordinary corporate transactions must be approved by two-thirds of the directors and a majority of the shares entitled to vote or a majority of the directors and two-thirds of the shares entitled to vote.

Anti-Takeover Statutes

The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth or more, or a majority of all voting power (to the extent such acquired shares cause such a person to exceed one-fifth or one-third of all voting power) in the election of a Tennessee corporation’s directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.

The Tennessee Control Share Acquisition Act is not applicable to Pinnacle because the Pinnacle charter does not contain a specific provision “opting in” to the act.

The Tennessee Investor Protection Act, or TIPA, provides that unless a Tennessee corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a takeover offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase: (1) makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company; (2) makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and (3) files with the Tennessee Commissioner of Commerce and Insurance (the “Commissioner”) and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.

The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provide for acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

The TIPA does not apply to Pinnacle, as it does not apply to bank holding companies subject to regulation by a federal agency and does not apply to any offer involving a vote by holders of equity securities of the offeree company.

The Tennessee Business Combination Act generally prohibits a “business combination” by Pinnacle or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. Pinnacle or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, Pinnacle’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds (2/3) of the other shareholders.

For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of Pinnacle stock.

Pinnacle’s charter does not have special requirements for transactions with interested parties; however, all business combinations, as defined above, must be approved by two thirds (2/3) of the directors and a majority of the shares entitled to vote or a majority of the directors and two thirds (2/3) of the shares entitled to vote.

The Tennessee Greenmail Act applies to a Tennessee Corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, Pinnacle may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by Pinnacle or Pinnacle makes an offer, or at least equal value per share, to all shareholders of such class.

Indemnification

The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

Pinnacle’s charter provides that Pinnacle will indemnify its directors and officers to the maximum extent permitted by the TBCA. Pinnacle’s bylaws provide that its directors and officers shall be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, the bylaws provide that Pinnacle will advance to its directors and officers reasonable expenses of any claim or proceeding so long as the director or officer furnishes Pinnacle with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide that Pinnacle will indemnify its directors and officers when they meet the applicable standard of conduct. The applicable standard of conduct is met if the directors or officer acted in a manner he or she in good faith believed to be in or not opposed to Pinnacle’s best interests and, in the case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Pinnacle’s board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.

Pinnacle’s charter and bylaws also provide that the indemnification rights contained therein do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. Pinnacle can also provide for greater indemnification than is provided for in the bylaws if Pinnacle chooses to do so, subject to approval by its shareholders and the limitations provided in Pinnacle’s charter as discussed in the subsequent paragraph.

Pinnacle’s charter eliminates, with exceptions, the potential personal liability of a director for monetary damages to Pinnacle and its shareholders for breach of a duty as a director. There is, however, no elimination of liability for:

•	a breach of the director’s duty of loyalty to Pinnacle or its shareholders;

•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

•	any payment of a dividend or approval of a stock repurchase that is illegal under the Tennessee Business Corporation Act.

Pinnacle’s charter does not eliminate or limit Pinnacle’s right or the right of its shareholders to seek injunctive or other equitable relief not involving monetary damages.

The indemnification provisions of the bylaws specifically provide that Pinnacle may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not Pinnacle would have had the power to indemnify against such liability.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

Both Pinnacle and Mid-America are incorporated under the laws of the State of Tennessee. The holders of shares of Mid-America common stock, whose rights as shareholders are currently governed by Tennessee law, the charter of Mid-America and the bylaws of Mid-America, will, upon the exchange of their shares of Mid-America common stock for shares of Pinnacle common stock at the effective time pursuant to the merger, become holders of Pinnacle common stock and their rights as such will be governed by Tennessee law, the Pinnacle charter and the Pinnacle bylaws. The material differences between the rights of holders of shares of Mid-America common stock and Pinnacle common stock, which result from differences in their governing corporate documents, are summarized below.

The following summary is not intended to be complete and is qualified in its entirety by reference to the TBCA, the Pinnacle charter, the Pinnacle bylaws, the Mid-America charter and the Mid-America bylaws, as appropriate. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of the Pinnacle charter, the Pinnacle bylaws, the Mid-America charter and the Mid-America bylaws are available upon request. To obtain copies of these documents, see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page   .

Summary of Material Differences Between the
Rights of Pinnacle Shareholders and the Rights of Mid-America Shareholders

	Pinnacle Shareholder Rights	Mid-America Shareholder Rights

Description of Common Stock:	Pinnacle is authorized to issue 90,000,000 shares of common stock, par value $1.00 per share.	Mid-America is authorized to issue 75,000,000 shares of common stock, par value $1.00 (unless otherwise specified by the board of directors).
Description of Preferred Stock:	Pinnacle’s charter authorizes the board of directors to issue 10,000,000 shares of preferred stock with no par value.	Mid-America’s charter authorizes the board of directors to issue 25,000,000 shares of preferred stock, par value $1.00 (unless otherwise specified by the board of directors).
Special Meeting of Shareholders:	Under the TBCA, the board of directors, any person authorized by the charter or bylaws, or (unless the charter provides otherwise) the holders of at least 10% of the votes entitled to be cast may call a special meeting of shareholders.	Under the TBCA, the board of directors, any person authorized by the charter or bylaws, or (unless the charter provides otherwise) the holders of at least 10% of the votes entitled to be cast may call a special meeting of shareholders.

	Pinnacle Shareholder Rights	Mid-America Shareholder Rights

	Pinnacle’s bylaws allow for special meetings of the shareholders to be called at any time by its board of directors, its president, or by the holders of at least 25% of votes entitled to be cast at any special meeting, upon the delivery of a written request to its secretary. The request must describe the purpose(s) for the meeting. Special meetings shall be held at those times, places and dates as shall be specified in the notice of the meeting.	Special meetings of Mid-America’s shareholders may be called by the chairman of the board of directors, the president, the chief executive officer or any two executive vice presidents or by the affirmative vote of not less than 75% of the board of directors acting with or without a meeting. Special meetings of shareholders may also be called by the holders of at least 75% of all votes entitled to be cast on any issue proposed to be considered at any specially-called meeting upon request in writing to the secretary of Mid-America, at least 90 days before the date of the meeting.
Shareholder Rights Plan:	Pinnacle does not have a shareholder rights plan as a part of its charter, bylaws, or by separate agreement.	Same as Pinnacle.
Election and Size of Board of Directors:	The board of directors must not consist of less than five (5) nor more than twenty-five (25) members. The number may be fixed or changed from time to time, by the affirmative vote of two-thirds of the issued and outstanding shares of the corporation entitled to vote in an election of directors, or by the affirmative vote of two-thirds of all directors then in office.	The number of directors of the Mid-America must not be fewer than three (3) nor more than thirty (30). No action may be taken to decrease or increase the number of directors unless a majority of the directors then in office concurs in that action.
	The board of directors is divided into three (3) classes, Class I, Class II and Class III, which are nearly equal in number as possible. Each Class of director serves a three (3) year term. No person over the age of seventy (70) is eligible for election.	The board of directors of Mid-America is divided into three classes as nearly equal in number as possible. The classes are designated Class I, Class II and Class III with each director elected for a term of three (3) years.
	Presently, Pinnacle’s board of directors consists of 13 members. After the merger, Pinnacle’s board of directors will have at least 16 members.	Presently, Mid-America’s board of directors consists of 14 members.
Vacancies on the Board of Directors:	The TBCA provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the charter provides otherwise.	The TBCA provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the charter provides otherwise.

	Pinnacle Shareholder Rights	Mid-America Shareholder Rights

	Pinnacle’s bylaws provide that the directors, even though less than a quorum, may fill any vacancy on the board of directors, including a vacancy created by an increase in the number of directors. Any appointment by the directors shall continue until the expiration of the term of the director whose place has become vacant, or, in the case of an increase in the number of director, until the next meeting of the shareholders.	Mid-America’s bylaws provide that vacancies in the board of directors, however caused, and newly created directorships are filled by the affirmative vote of the majority of the total number of directors then in office, though less than a quorum, or by a sole remaining directors. Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term of the class of directors to which he or she is elected.
Removal of Directors:	The TBCA provides that shareholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.	The TBCA provides that shareholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.
	Pinnacle’s charter or bylaws provide that a director may be removed with cause by a majority of the shares entitled to vote or upon the affirmative vote of two-thirds (2/3) of all directors then in office or without cause by a vote of two-thirds (2/3) of the shares entitled to vote.	Mid-America’s charter provides that any one or more directors may be removed for cause, at any time, by the affirmative vote of at least 75% of the entire board of directors or by the affirmative vote of at least 75% of all issued and outstanding shares of Mid-America.
Indemnification:	The Pinnacle charter and bylaws provide that Pinnacle shall have the power to indemnify any director or officer of the corporation to the fullest extent permitted by the TBCA, as amended. Pinnacle may also indemnify and advance expenses to any employee or agent of Pinnacle who is not a director or officer to the same extent as to a director or officer if the board of directors determines that to do so is in the best interests of Pinnacle.	Same as Pinnacle.

	Pinnacle Shareholder Rights	Mid-America Shareholder Rights

Personal Liability of Directors:	Pinnacle’s charter provides that, to the fullest extent permitted by the TBCA, a director of Pinnacle shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.	Same as Pinnacle.
The TBCA provides that a corporation may not indemnify a director for liability 1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; 2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or 3) under Sec. 48-18-304 of the TBCA (with respect to the unlawful payment of dividends), as the same exists or hereafter may be amended.
	Under Pinnacle’s charter, any modification to this provision requires an affirmative vote of either two-thirds (2/3) of the directors in office or two-thirds (2/3) of the shares entitled to vote. All modifications to this provision are prospective.	Under Mid-America’s charter, any modification to this provision requires the affirmative vote of the holders of 75% or more of the shares entitled to vote; provided, however, that if at least 75% of the members of the entire board of directors adopt a resolution affirmatively recommending the proposed amendment and directing that it be submitted to the shareholders, then the amendment shall be adopted if approved by a majority of the shares entitled to vote.
Dissenters’ Rights:	The TBCA provides that a shareholder of a corporation is generally entitled to receive payment of the fair value of his or her stock if the shareholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation. However, dissenters’ rights generally are not available to holders of shares, such as shares of Pinnacle common stock, which are registered on a national securities exchange or quoted on a national market security system.	Under the TBCA, Mid-America’s shareholders have dissenters’ rights which entitle them to dissent from, and obtain payment of the fair value of the shareholders’ shares in the event of, certain extraordinary corporate transactions.

Mid-America’s shareholders have the right to dissent from this merger.

	Pinnacle Shareholder Rights	Mid-America Shareholder Rights

Votes on Extraordinary Corporate Transactions:	Under the TBCA, a sale or other disposition of all or substantially all of the corporation’s assets, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.	Under the TBCA, a sale or other disposition of all or substantially all of the corporation’s assets, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.
	Pinnacle’s charter requires that all extraordinary corporate transactions must be approved by two thirds (2/3) of the directors and a majority of the shares entitled to vote or a majority of the directors and two thirds (2/3) of the shares entitled to vote.	Mid-America’s charter provides that all extraordinary corporate transactions must be approved by the affirmative vote of the holders of 75% or more of the shares entitled to vote; provided, however, that if at least 75% of the members of the entire board of directors adopt a resolution affirmatively recommending the proposed transaction and directing that it be submitted to the shareholders for their approval, then such transactions shall be adopted if approved by a majority of the shares entitled to vote. Because Mid-America’s board of directors unanimously approved the merger with Pinnacle, the affirmative vote of the shares entitled to vote will be necessary to approve the merger.

	Pinnacle Shareholder Rights	Mid-America Shareholder Rights

Consideration of Other Constituencies:	The TBCA provides that no corporation (nor its officers or directors) registered or traded on a national securities exchange or registered with the SEC shall be held liable for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of the corporation or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation’s employees, customers, suppliers, the communities in which such corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the charter for such corporation in connection with a merger, exchange, tender offer or significant disposition of assets. Pinnacle’s charter permits such factors to be considered.	Same as Pinnacle.
Amendment of Charter:	The TBCA provides that certain relatively technical amendments to a corporation’s charter may be adopted by the directors without shareholder action. Generally, the TBCA provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.	The TBCA provides that certain relatively technical amendments to a corporation’s charter may be adopted by the directors without shareholder action. Generally, the TBCA provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.

	Pinnacle Shareholder Rights	Mid-America Shareholder Rights

	Pinnacle’s charter contains no other specific provisions.	In addition to the requirements of the TBCA, the provisions set forth in Articles VII, VIII, IX, X, XI, XII, XIII, XIV, and XV of Mid-America’s charter may only be modified by an affirmative vote the affirmative vote of the holders of 75% or more of the shares entitled to vote; provided, however, that if at least 75% of the members of the entire board of directors adopt a resolution affirmatively recommending the amendment and directing that it be submitted to the shareholders for their approval, then the amendment shall be adopted if approved by a majority of the shares entitled to vote.
Amendment of Bylaws:	Under the TBCA, shareholder action is generally not necessary to amend the bylaws, unless the charter provides otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders may amend or repeal Pinnacle’s bylaws even though the bylaws may also be amended or repealed by its board of directors.	Under the TBCA, shareholder action is generally not necessary to amend the bylaws, unless the charter provides otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders may amend or repeal Mid-America’s bylaws even though the bylaws may also be amended or repealed by its board of directors.
	Pinnacle’s bylaws may be altered or amended and new bylaws may be adopted by the shareholders at any annual or special meeting of the shareholders or by the board of directors at any regular or special meeting of the board of directors. If this action is to be taken at a meeting of the shareholders, notice of the general nature of the proposed change in the bylaws must be given in the notice of meeting. The shareholders may provide by resolution that any bylaw provision modified by them may not be modified by the board.	Mid-America’s bylaws may be amended or repealed or additional bylaws may be adopted by the board of directors by a vote of a majority of the entire board of directors; provided, however, that any amendment or repeal of any part of Article 1, 2, 5, 6, 7, or 9 of the bylaws effected by the board of directors shall require the affirmative vote of at least 75% of the full board of directors following 20 days prior written notice, or, if presented to shareholders shall require the affirmative vote of at least 75% of all of the shares entitled to vote thereon, exclusive of any interested shareholder following at least 45 days prior written notice to all shareholders of the specific proposal.

	Pinnacle Shareholder Rights	Mid-America Shareholder Rights

Except as otherwise provided in the charter, action by the shareholders with respect to bylaws shall be taken by an affirmative vote of a majority of all shares entitled to elect directors, and action by the board of directors with respect to bylaws shall be taken by an affirmative vote of a majority of all directors then holding office.
Control Share Acquisitions:
The Tennessee Control Share Acquisition Act generally provides that, except as stated below, ‘‘control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth or more, or a majority of all voting power (to the extent such acquired shares cause such person to exceed one-fifth or one-third of all voting power) in the election of a Tennessee corporation’s directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.
The Tennessee Control Share Acquisition Act is not applicable to Pinnacle because the Pinnacle charter does not contain a specific provision “opting in” to the Control Share Acquisition Act.

The Tennessee Control Share Acquisition Act generally provides that, except as stated below, ‘‘control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth or more, or a majority of all voting power (to the extent such acquired shares cause such person to exceed one-fifth or one-third of all voting power) in the election of a Tennessee corporation’s directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.
The Tennessee Control Share Acquisition Act is applicable to Mid-America because Mid-America’s charter specifically “opts in” to the Control Share Acquisition Act.

	Pinnacle Shareholder Rights	Mid-America Shareholder Rights

Investor Protection Act:	The Tennessee Investor Protection Act (“TIPA”) provides that unless a Tennessee corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a takeover offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase: (i) makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company; (ii) makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and (iii) files with the Tennessee Commissioner of Commerce and Insurance (the “Commissioner”) and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.	Same as Pinnacle.

Pinnacle Shareholder Rights	Mid-America Shareholder Rights

The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provide for acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.
The TIPA does not apply to Pinnacle, as it does not apply to bank holding companies subject to regulation by a federal agency and does not apply to any offer involving a vote by holders of equity securities of the offeree company.

	Pinnacle Shareholder Rights	Mid-America Shareholder Rights

Business Combinations Involving Interested Shareholders:	The Tennessee Business Combination Act generally prohibits a “business combination” by Pinnacle or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. Pinnacle or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, Pinnacle’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds (2/3) of the other shareholders.	The Tennessee Business Combination Act generally prohibits a “business combination” by Mid-America or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. Mid-America or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, Mid-America’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds (2/3) of the other shareholders.
	For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of Pinnacle stock.	For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of Mid-America stock.

	Pinnacle Shareholder Rights	Mid-America Shareholder Rights

	Pinnacle’s charter does not have special requirements for transactions with interested parties; however, all business combinations, as defined above, must be approved by two thirds (2/3) of the directors and a majority of the shares entitled to vote or a majority of the directors and two thirds (2/3) of the shares entitled to vote.	Mid-America’s charter also provides that for purposes of calling a special meeting of shareholders, shares held by any interested shareholder shall be disregarded for purposes of determining whether the requisite percentage to call the meeting has been reached. Additionally, all business combinations, as defined above, must be approved by the affirmative vote of the holders of 75% or more of the shares entitled to vote; provided, however, that if at least 75% of the members of the entire board of directors adopt a resolution affirmatively recommending the proposed transaction and directing that it be submitted to the shareholders for their approval, then such amendment shall be adopted if approved by a majority of the shares entitled to vote. Because Mid-America’s board of directors unanimously approved the merger with Pinnacle, the affirmative vote of a majority of the shares entitled to vote will be necessary to approve the merger.
Greenmail Act	The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, Pinnacle may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by Pinnacle or Pinnacle makes an offer, of at least equal value per share, to all shareholders of such class.	Same as Pinnacle.

ABOUT PINNACLE FINANCIAL PARTNERS, INC.

Pinnacle, a bank holding company under the laws of the United States, is a Tennessee corporation that was incorporated on February 28, 2000 to organize and serve as the holding company for Pinnacle National Bank, a national bank chartered under the laws of the United States. Pinnacle National Bank commenced its banking operations on October 27, 2000 and operates 19 offices as a community bank in urban markets emphasizing personalized banking relationships with individuals and businesses. Pinnacle owns 100% of the capital stock of Pinnacle National Bank.

Pinnacle National Bank’s primary service area, which comprises the Nashville MSA, includes Davidson County and twelve surrounding counties; in particular, market efforts are concentrated in Davidson, Williamson, Sumner and Rutherford counties, which represent 77% of the Nashville MSA’s population base and 85% of the deposit base (based on June 30, 2006 FDIC information). This MSA represents a geographic area that covers approximately 4,000 square miles and an estimated population in excess of 1.6 million people based on U.S. Census Bureau estimates for 2006. Pinnacle National Bank also opened an office in Knoxville, Tennessee in April 2007, and Pinnacle expects that it will have five offices in the Knoxville MSA within the next three years. The Knoxville MSA, in east Tennessee, has an estimated population of approximately 670,000 based on U.S. Census Bureau estimates for 2006.

Pinnacle National Bank has established a broad base of core deposits, including savings, checking, interest-bearing checking, money market and certificate of deposit accounts. Pinnacle National Bank’s deposits are insured by the Federal Deposit Insurance Corporation to the maximum extent provided by law. Pinnacle National Bank also offers a broad array of convenience-centered products and services, including 24 hour telephone and Internet banking, debit cards, direct deposit and cash management services for small to medium-sized businesses. Additionally, Pinnacle National Bank is associated with a nationwide network of automated teller machines of other financial institutions that may be used throughout Tennessee and other regions.

Pinnacle National Bank offers a full range of lending products, including commercial, real estate and consumer loans to individuals and small-to medium-sized businesses and professional entities.

Pinnacle National Bank also contracts with Raymond James Financial Service, Inc., a registered broker-dealer and investment adviser, to offer and sell various securities and other financial products to the public from Pinnacle National Bank’s locations through Pinnacle National Bank employees who also are Raymond James employees. Pinnacle National Bank’s suite of investment products offered through Raymond James from Pinnacle National Bank’s offices include:

• Mutual Funds	• Fixed Annuities
• Variable Annuities	• Stocks
• Money Market Instruments	• Financial Planning
• Treasury Securities	• Asset Management Accounts
• Bonds	• Listed Options

Other affiliate companies of Pinnacle include PFP Title Company, a wholly-owned subsidiary of Pinnacle National Bank. PFP Title Company sells title insurance policies to Pinnacle National Bank customers and others. PNFP Holdings, Inc. is a wholly-owned subsidiary of PFP Title Company and is the parent of PNFP Properties, Inc., which was established as a Real Estate Investment Trust pursuant to Internal Revenue Service regulations. Pinnacle Community Development, Inc. is a wholly-owned subsidiary of Pinnacle National Bank and is certified as a Community Development Entity by the Community Development Financial Institutions Fund of the United States Department of the Treasury. The primary mission of Pinnacle Community Development, Inc., is serving, or providing investment capital for, low-income communities or low-income persons. PNFP Statutory Trust I, PNFP Statutory Trust II and PNFP Statutory Trust III, wholly-owned subsidiaries of Pinnacle, were created for the exclusive purpose of issuing capital trust preferred securities. Pinnacle Advisory Services, Inc., a wholly-owned subsidiary of Pinnacle, was established as a registered investment advisor pursuant to regulations promulgated by the FRB. Pinnacle Credit Enhancement Holdings, Inc., a wholly-owned subsidiary of Pinnacle, was established as a holding company to own a 24.5%

membership interest in Collateral Plus, LLC. Collateral Plus, LLC serves as an intermediary between investors and borrowers in certain financial transactions whereby the borrowers require enhanced collateral in the form of letters of credit issued by the investors for the benefit of banks and other financial institutions.

As of June 30, 2007, Pinnacle had total assets of approximately $2.32 billion, total deposits of approximately $1.80 billion, and total shareholders’ equity of approximately $265.2 million.

Additional Information Concerning Pinnacle

Information concerning:

•	directors and executive officers,

•	executive compensation,

•	principal shareholders,

•	certain relationships and related transactions, and

•	other related matters concerning Pinnacle

is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2006 and in some cases below under the caption “PROPOSAL #3 FOR SHAREHOLDERS OF PINNACLE FINANCIAL PARTNERS, INC.: AMENDMENT #3 TO THE 2004 EQUITY INCENTIVE PLAN”. Additionally, financial statements and information as well as management’s discussion and analysis of financial condition and results of operations are included in the Form 10-K and in Pinnacle’s quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007. These reports are incorporated by reference into this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page   . Shareholders of either Pinnacle or Mid-America desiring a copy of such documents may contact Pinnacle at the address listed on the inside front cover page, or the SEC also maintains a web site on the Internet at www.sec.gov that contains reports that Pinnacle files electronically with the SEC. These reports also are available at Pinnacle’s website at www.pnfp.com. The information contained on Pinnacle’s website is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider it a part of this joint proxy statement/prospectus.

ABOUT MID-AMERICA BANCSHARES, INC.

Mid-America is a bank holding company that owns all of the issued and outstanding securities of PrimeTrust Bank and Bank of the South, both of which are Tennessee chartered commercial banks. They are members of the FDIC but not of the Federal Reserve System. Mid-America is a financial services corporation incorporated under the laws of the State of Tennessee. It was formed in 2006 for the purpose of acquiring all of the issued and outstanding common stock of the banks and it is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

Mid-America is focused on developing their financial services businesses in the Nashville-Davidson-Rutherford MSA in Tennessee and in other areas (generally, in those counties contiguous to the Nashville MSA). Mid-America provides a wide range of commercial banking services from fourteen full-service banking offices to small and medium-sized businesses, including those engaged in the real estate construction and development business, local industry, business executives, professionals and other individuals. Mid-America operates throughout their market areas with fourteen offices located in Davidson, Wilson, Rutherford, Williamson, Cheatham, and Dickson Counties in Tennessee, all of which are located in the Nashville-Davidson-Rutherford MSA.

Through its subsidiary banks, Mid-America makes available a full-range of banking products to consumers, commercial customers, professionals, builders and developers. Mid-America’s banks make loans principally to persons and businesses located in Mid-America’s primary market areas. These banks offer a full-range of lending products including commercial and real estate loans to individuals, to small- to medium-sized businesses, and to professional entities. These banks also make commercial and residential mortgage loans to finance the purchase of real property as well as loans to smaller business ventures, credit lines for working capital and short-term seasonal or inventory financing, including letters of credit, that are also secured by real estate. In addition, Mid-America also makes available a variety of loans to individuals for personal, family, and household purposes, including secured and unsecured installment and term loans.

Mid-America’s principal source of funds for loans and investing in securities is core deposits. Its subsidiary banks offer a wide range of deposit services, including checking, savings, money market accounts, and certificates of deposits. These banks obtain most of their deposits from individuals and businesses in their respective market areas. A secondary source of funding is through advances from the Federal Home Loan Bank of Cincinnati, subordinated debt and other borrowings which enable Mid-America’s banks to borrow funds at rates and terms, which at times, are more beneficial to it than other funding sources.

Mid-America has a networking arrangement with Raymond James Financial Services, Inc., a registered broker-dealer and investment adviser, to offer and sell various securities and other financial products to the public. The investment products offered through this arrangement include:

Mutual funds	Fixed annuities
Stocks	Variable annuities
Money market instruments	Financial planning
Treasury securities	Asset management accounts
Bonds	Listed options

All of the financial products listed above are offered by Raymond James Financial Services, Inc., from Mid-America’s offices. As of December, 31, 2006, Mid-America had $279,958,000 in assets under management.

As of June 30, 2007, Mid-America had total assets of approximately $1.07 billion, total deposits of approximately $904.7 million, and total shareholders’ equity of approximately $104.7 million.

Additional Information Mid-America

Information concerning:

•	directors and executive officers,

•	executive compensation,

•	principal shareholders,

•	certain relationships and related transactions, and

•	other related matters concerning Mid-America

is included or incorporated by reference in Mid-America’s Annual Report on Form 10-K for the year ended December 31, 2006. Additionally, financial statements and information as well as management’s discussion and analysis of financial condition and results of operation are included in the Form 10-K for the year ended December 31, 2006, and in Mid-America’s quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007. These reports are incorporated by reference into this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page   . Shareholders of either Pinnacle or Mid-America desiring a copy of such documents may contact Mid-America at the address listed on the inside front cover page, or the SEC also maintains a web site on the Internet at www.sec.gov that contains reports that Mid-America files electronically with the SEC. These reports also are available at Mid-America’s website at ww.mid-americabancsharesinc.com. The information contained on Mid-America’s website is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider it a part of this joint proxy statement/prospectus.

PROPOSAL #2 FOR SHAREHOLDERS OF PINNACLE FINANCIAL PARTNERS, INC. AND
MID-AMERICA BANCSHARES, INC.: ADJOURNMENT OF SPECIAL MEETINGS

Pinnacle Special Meeting

In the event that there are insufficient votes to (1) constitute a quorum, or (2) approve the merger agreement and the issuance of Pinnacle common stock in connection with the merger at the time of the Pinnacle special meeting, the merger could not be approved unless the meeting was adjourned to a later date or dates in order to permit Pinnacle to solicit additional proxies. In order to allow proxies that have been received by Pinnacle at the time of the special meeting to be voted for an adjournment, if necessary, Pinnacle has submitted the question of adjournment to its shareholders as a separate matter for their consideration. If a quorum does not exist, adjournment of the special meeting requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting. If a quorum exists, but there are not enough affirmative votes to approve the merger agreement and the issuance of Pinnacle common stock in connection with the merger, the special meeting may be adjourned if the votes cast, in person or by proxy, at the Pinnacle special meeting favoring the proposal to adjourn exceed the votes cast, in person or by proxy, opposing the proposal to adjourn. Abstentions and broker non-votes are not counted as votes cast and thus have no impact on the proposal to adjourn the special meeting to solicit additional proxies.

For the reasons set forth above, the Pinnacle board of directors recommends that its shareholders vote “For” this proposal. If it is necessary to adjourn the special meeting, whether or not a quorum exists, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned. If the special meeting is adjourned, Pinnacle’s shareholders who have already sent in their proxies may revoke them at any time prior to their use.

Mid-America Special Meeting

In the event that there are insufficient votes to (1) constitute a quorum or (2) approve the merger agreement at the time of the Mid-America special meeting, the merger agreement could not be approved unless the meeting was adjourned to a later date or dates in order to permit Mid-America to solicit additional proxies. In order to allow proxies that have been received by Mid-America at the time of the special meeting to be voted for an adjournment, if necessary, Mid-America has submitted the question of adjournment to its shareholders as a separate matter for their consideration. If a quorum does not exist, adjournment of the special meeting requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting. If a quorum exists, but there are not enough affirmative votes to approve the merger agreement, the special meeting may be adjourned if the votes cast, in person or by proxy, at the Mid-America special meeting favoring the proposal to adjourn exceed the votes cast, in person or by proxy, opposing the proposal to adjourn. Abstentions and broker non-votes are not counted as votes cast and thus have no impact on the proposal to adjourn the special meeting to solicit additional proxies.

For the reasons set forth above, the Mid-America board of directors recommends that its shareholders vote “For” this proposal. If it is necessary to adjourn the special meeting, whether or not a quorum exists, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned. If the special meeting is adjourned, Mid-America’s shareholders who have already sent in their proxies may revoke them at any time prior to their use.

PROPOSAL #3 FOR SHAREHOLDERS OF PINNACLE FINANCIAL PARTNERS, INC.: AMENDMENT NO. 4 TO THE PINNACLE FINANCIAL PARTNERS, INC. 2004 EQUITY INCENTIVE PLAN

Pinnacle’s 2004 Equity Incentive Plan (the “Equity Incentive Plan”) was adopted by Pinnacle’s shareholders on April 20, 2004 and subsequently amended on April 19, 2005, April 14, 2006 and September 19, 2006. The proposed amendment increases the number of shares available for award under the Equity Incentive Plan by 500,000 shares.

Pinnacle’s board believes that the increase in the number of shares available for awards is appropriate to allow the board to continue Pinnacle’s historical practice of awarding equity incentives to a broad-based group of Pinnacle’s associates, including the significant number of new associates as a result of the Mid-America merger, and better aligning their interest with shareholders of Pinnacle.

Equity-based compensation advances the interests of Pinnacle by encouraging and providing for the acquisition of equity interest in Pinnacle by all of Pinnacle’s associates, thereby providing substantial motivation for superior performance and aligning their interest with shareholders of Pinnacle. In order to provide Pinnacle with greater flexibility to adapt to changing economic and competitive conditions, and to continue its practice of attracting and retaining experienced associates, the board proposed the adoption, subject to shareholder approval, of an amendment of the Equity Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder by 500,000 shares. The board believes that the approval of this amendment is essential to further the long-term stability and financial success of Pinnacle by attracting, motivating and retaining qualified associates at all levels of Pinnacle through the use of stock incentives.

The proposed amendment increases the number of shares of common stock which may be issued under the Equity Incentive Plan by 500,000 shares or 3.2% of the 15,545,581 shares of common stock outstanding on June 30, 2007. These 500,000 shares plus the 266,741 shares remaining available for issuance and the 1,902,133 shares issuable upon exercise of awards currently outstanding under the Equity Incentive Plan, Pinnacle’s 2000 Stock Incentive Plan, which we refer to as the 2000 Plan, and the 1999 Cavalry Bancorp, Inc. Stock Option Plan, which we refer to as the Cavalry Plan, as of June 30, 2007, will provide an aggregate of 2,668,874 shares available for issuance. Since inception (or in the case of the Cavalry Plan, since March 15, 2000, the day we acquired Cavalry) and through June 30, 2007, 245,882 shares (adjusted for subsequent stock splits) have been acquired by employees under the Equity Incentive Plan, the 2000 Plan and the Cavalry Plan. Additionally, 70,795 shares have been issued as restricted stock to executive officers and directors.

Two measurements that are considered meaningful by some shareholders in consideration of proposals to increase the number of shares available for issuance under an equity incentive plan are “overhang ratios” and “stock option burn rates.” The overhang ratio is the ratio of all common stock of a company that is reserved for issuance pursuant to a stock option plan to total outstanding common stock plus the impact of the issued stock options. Pinnacle’s overhang ratio has ranged between 11.8% and 19.8% since inception. Should the proposed amendment be approved by Pinnacle’s shareholders and the merger with Mid-America be consummated, the overhang ratio would approximate 12.8% which is consistent with prior periods. The following is an analysis of Pinnacle’s overhang ratio as of the following selected dates:

December 31, 2000	19.8%
December 31, 2001	17.1%
December 31, 2002	11.8%
December 31, 2003	11.8%
December 31, 2004	16.7%
December 31, 2005	16.3%
December 31, 2006	12.5%
After giving effect to Pinnacle’s merger with Mid-America and approved of the amendment to increase the shares reserved under the 2004 Equity Incentive Plan	12.8%*

(*)	Includes impact of additional allocation of 500,000 shares as contemplated by this proposal and consummation of Pinnacle’s merger with Mid-America and the related assumption by Pinnacle of Mid-America’s, Bank of the South’s and PrimeTrust Bank’s various stock option plans and the issuance of approximately 6.6 million Pinnacle shares in connection with the merger.

A company’s stock option burn rate is computed by dividing the number of stock option grants in any particular period by the number of outstanding shares of common stock at the end of the period. The result is usually compared to industry data, particularly data furnished by various shareholder services groups.

Pinnacle’s burn rate for the year ended December 31, 2006 was 2.4%. Pinnacle believes that its burn rate for 2007 will be slightly less than its burn rate for 2006.

The following is an analysis of Pinnacle’s burn rate for each of the years ended:

December 31, 2000	9.8%
December 31, 2001	2.3%
December 31, 2002	3.5%
December 31, 2003	2.5%
December 31, 2004	2.3%
December 31, 2005	2.5%
December 31, 2006	2.4%

A copy of the proposed amendment is included as Appendix E hereto. If approved by the shareholders, the amendment will become effective as of          , 2007.

Summary of Material Provisions of the Equity Incentive Plan

The purpose of the Equity Incentive Plan is to promote the interests of Pinnacle and its shareholders by, among other things:

(i) Attracting and retaining associates through the utilization of broad-based incentive plans such as the Equity Incentive Plan;

(ii) Motivating such individuals by means of performance-related incentives to achieve long-range performance goals;

(iii) Enabling such individuals to participate in the long-term growth and financial success of Pinnacle;

(iv) Encouraging ownership of stock in Pinnacle by such individuals; and

(v) Linking their compensation to the long-term interests of Pinnacle and its shareholders.

Because awards under the Equity Incentive Plan are at the discretion of the Human Resources and Compensation Committee, which we refer to as the Committee in this joint proxy statement/prospectus, the benefits that will be awarded under the Equity Incentive Plan to the Pinnacle’s named executive officers (as identified below) or Pinnacle’s other executive officers cannot be determined at this time.

To date, Pinnacle has awarded stock options pursuant to the Equity Incentive Plan under a broad-based framework whereby all employees have received stock option awards. Pinnacle wishes to continue these broad-based awards and the Committee believes the structure of the Equity Incentive Plan is appropriate for that purpose. The Committee has also issued shares of restricted stock to Pinnacle’s directors and members of executive management. The proposed Equity Incentive Plan provides a flexible solution to the Committee for long-term incentives to employees including stock options, stock appreciation rights, restricted shares and units, performance shares and performance units.

As described in more detail below, the Equity Incentive Plan contains the following provisions:

•	The Equity Incentive Plan prohibits the Committee from amending the terms of previously granted options to reduce the exercise price or canceling a previously granted option and substituting another option with a lower exercise price. Pinnacle has never repriced any of its options.

•	The Equity Incentive Plan provides that any options granted under the Equity Incentive Plan, other than Substitute Awards (as defined herein), may not be granted at less than the fair market value of the common stock on the date of grant.

•	The Equity Incentive Plan limits to 50,000 the maximum number of shares with respect to which all performance awards may be granted to a Covered Officer (as defined in the Equity Incentive Plan) in each year of the performance period and to five times the Covered Officer’s annual salary the maximum amount of any award to such an employee that may be settled in cash in each year of the performance period.

The following is a brief summary of the principal features of the Equity Incentive Plan, which is qualified in its entirety by reference to the Equity Incentive Plan itself, a copy of which is attached as Appendix D to Pinnacle’s Proxy Statement for the 2004 Annual Meeting of Shareholders, as amended by the First Amendment to Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan, a copy of which is attached as Appendix B to Pinnacle’s proxy statement for the 2005 Annual Meeting, and further amended by the Second Amendment to Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan, a copy of which is attached as Appendix D to Pinnacle’s proxy statement for the 2006 Annual Meeting and the Third Amendment to Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan, a copy of which is filed with Pinnacle’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and incorporated herein by reference.

Shares Available for Awards under the Plan

Under the Equity Incentive Plan, awards may be made in common stock. Subject to adjustment as provided by the terms of the Equity Incentive Plan, the maximum number of shares of common stock with respect to which awards may be granted under the Equity Incentive Plan if the amendment described herein is approved by Pinnacle’s shareholders is 1,779,510.

Shares of common stock subject to an award under the Equity Incentive Plan or Pinnacle’s 2000 Stock Incentive Plan that are cancelled, expire unexercised, forfeited, settled in cash or otherwise terminated without a delivery of shares of common stock to the participant, including, with respect to the Equity Incentive Plan, shares of common stock withheld or surrendered in payment of any exercise or purchase price of an award or taxes relating to an award, remain available for awards under the Equity Incentive Plan. Shares of common stock issued under the Equity Incentive Plan may be either newly issued shares or shares which have been reacquired by Pinnacle. Shares issued by Pinnacle as substitute awards granted solely in assumption of outstanding awards previously granted by a company acquired by Pinnacle or with which Pinnacle combines (“Substitute Awards”) do not reduce the number of shares available for awards under the Equity Incentive Plan.

In addition, the Equity Incentive Plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Code. Under these limitations, no single participant may receive options or SARs in any calendar year that relate to more than 50,000 shares of common stock, subject to adjustment in certain circumstances.

With certain limitations, awards made under the Equity Incentive Plan may be adjusted by the Committee in an equitable and proportionate manner to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Equity Incentive Plan in the event of any stock dividend, reorganization, recapitalization, stock split, combination, merger, consolidation, change in laws, regulations or accounting principles or other relevant unusual or nonrecurring event affecting Pinnacle.

Eligibility and Administration

Associates and directors of Pinnacle or its subsidiaries or affiliates are eligible to be granted awards under the Equity Incentive Plan. The Committee administers the Equity Incentive Plan and is to be composed of not less than two non-employee directors, each of whom is a “non-employee director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder and an “outside director” within the meaning of Section 162(m) and the regulations promulgated under the Code. Subject to the terms of the Equity Incentive Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted, determine and later amend (subject to certain limitations) the terms and conditions of any award, interpret and specify the rules and regulations relating to the Equity Incentive Plan, and make all other determinations which may be necessary or desirable for the administration of the Equity Incentive Plan.

Stock Options and Stock Appreciation Rights

The Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The Committee may specify the terms of such grants subject to the terms of the Equity Incentive Plan. The Committee is also authorized to grant stock appreciation rights, or SARs, either with or without a related option, which SARs may be settled in cash or common stock, as the Committee may determine. The exercise price per share subject to an option is determined by the Committee, but may not be less than the fair market value of a share of common stock on the date of the grant, except in the case of Substitute Awards. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Committee, except that no option or tandem SAR relating to an option may have a term exceeding ten years. Incentive stock options or tandem SARs related thereto that are granted to holders of more than ten percent of Pinnacle’s voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.

Restricted Shares and Restricted Share Units

The Committee is authorized to grant restricted shares of common stock and restricted share units. Restricted shares are shares of common stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment prior to the end of a restricted period or other conditions specified by the Committee in the award agreement. A participant granted restricted shares of common stock generally has most of the rights of a shareholder of Pinnacle with respect to the restricted shares, including the right to receive dividends, if any, and the right to vote such shares. Except as provided in the Equity Incentive Plan, none of the restricted shares may be transferred, encumbered or disposed of during the restricted period or until after fulfillment of the restrictive conditions.

Each restricted share unit has a value equal to the fair market value of a share of common stock on the date of grant. The Committee determines, in its sole discretion, the restrictions applicable to the restricted share units. A participant will be credited with dividend equivalents on any vested restricted share units at the time of any payment of dividends to shareholders on shares of common stock. Except as determined otherwise by the Committee, restricted share units may not be transferred, encumbered or disposed of, and such units shall terminate, without further obligation on the part of Pinnacle, unless the participant remains in continuous employment of Pinnacle for the restricted period and any other restrictive conditions relating to the restricted share units are met.

Performance Share and Performance Unit Awards

A performance share award consists of a right to receive shares of common stock upon the achievement of certain performance goals during certain performance periods as established by the Committee, and payable at such time as the Committee shall determine. Performance share awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Committee. Absent a determination by the Committee to the contrary, a participant’s rights to any performance share award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution.

A performance unit award consists of a right that is (1) denominated in cash, (2) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (3) payable at such time and in such form as the Committee shall determine. Performance unit awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Committee. Absent a determination by the Committee to the contrary, a participant’s rights to any performance unit award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution.

Performance share and performance unit awards are subject to certain specific terms and conditions under the Equity Incentive Plan. Performance goals will be limited to one or more of the following financial performance measures relating to Pinnacle or any of its subsidiaries, operating units or divisions:

•	earnings or book value per share;

•	net income;

•	return on equity, assets, capital, capital employed or investments;

•	earnings before interest, taxes, depreciation and/or amortization;

•	operating income or profit;

•	operating efficiencies;

•	the ratio of criticized/classified loans to capital;

•	allowance for loan losses;

•	the ratio of non-performing loans to total loans;

•	the ratio of past due loans greater than 90 days and non-accruals to total loans;

•	the ratio of net charge-offs to average loans;

•	after tax operating income;

•	cash flows;

•	total revenues or revenues per employee;

•	stock price or total shareholder return;

•	growth in deposits;

•	dividends;

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or

•	any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of Pinnacle or any subsidiary, operating unit or division of Pinnacle and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets.

To the extent necessary to comply with Section 162(m), with respect to grants of performance share, performance unit and other performance awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the Committee will, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each covered officer for such performance period. Following the completion of each performance period, the Committee will certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to covered officers for such performance period. In determining the amount earned by a covered officer for a given performance period, subject to any applicable award agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period. With respect to any covered officer, the maximum number of shares in respect of which all performance awards may be granted under the Equity Incentive Plan in each year of the performance period is 50,000 and the maximum amount of any award settled in cash is $1,000,000 in each year of the performance period.

Other Stock-Based Awards

The Committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Pinnacle common stock. The Committee will determine the terms and conditions of these awards, consistent with the terms of the Equity Incentive Plan.

Termination of Employment

The Committee will determine the terms and conditions that apply to any award upon a Termination of Service (as defined in the Equity Incentive Plan) with Pinnacle, its subsidiaries and affiliates, and provide these terms in the applicable award agreement or in its rules or regulations.

Change in Control

All outstanding awards vest, become immediately exercisable or payable or have all restrictions lifted immediately upon a Change in Control (as defined in the Equity Incentive Plan) but only if, and to the extent, determined by the Committee.

Amendment and Termination

Pinnacle’s board may amend, alter, suspend, discontinue or terminate the Equity Incentive Plan or any portion of the Equity Incentive Plan at any time, except that shareholder approval must be obtained for any of these actions if the approval is necessary to comply with any tax or regulatory requirement with which the board deems it desirable or necessary to comply. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively. The Committee does not have the power, however, to amend the terms of previously granted options to reduce the exercise price per share subject to an option or to cancel any options and grant substitute options with a lower exercise price per share than the cancelled options. The Committee also may not adversely affect the rights of any award holder without the award holder’s consent.

Other Terms of Awards

Pinnacle may take action, including the withholding of amounts from any award made under the Equity Incentive Plan, to satisfy withholding and other tax obligations. The Committee may provide for additional cash payments to participants to defray any tax arising from the grant, vesting, exercise or payment of any award. Awards granted under the Equity Incentive Plan generally may not be pledged or otherwise encumbered or transferred except (1) by will or by the laws of descent and distribution; (2) to a member of the participant’s immediate family or a trust for the benefit of an immediate family member; (3) to a partnership of which the only partners are members of the participant’s immediate family; or (4) as permitted by the Committee in its discretion. Incentive stock options may not be pledged or otherwise encumbered or transferred except by will or by the laws of descent and distribution.

Certain Federal Income Tax Consequences

The following is a brief description of the current federal income tax consequences generally arising with respect to awards under the Equity Incentive Plan.

Tax consequences to Pinnacle and to participants receiving awards will vary with the type of award. Generally, a participant will not recognize income, and Pinnacle is not entitled to take a deduction, upon the grant of an incentive stock option, a nonqualified option, a reload option, a SAR, a restricted share award, a performance share award or a performance unit award. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares of common stock acquired on the date of exercise.

If a participant sells shares of common stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (1) the fair market value of the shares of common stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of common stock), and (2) the exercise price. Otherwise, a participant’s disposition of shares of common stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in the shares of common stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

Pinnacle generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. Pinnacle generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, Pinnacle will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of common stock for the incentive stock option holding periods prior to disposition of the shares.

Similarly, the exercise of an SAR will result in ordinary income on the value of the stock appreciation right to the individual at the time of exercise. Pinnacle will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to an SAR. Upon a grant of restricted stock or performance shares, the participant will recognize ordinary income on the fair market value of the common stock at the time the shares become vested as a result of the restrictions lapsing with respect to restricted shares or the achievement of the performance goals with respect to performance shares unless a participant makes an election under Section 83(b) of the Code to be taxed at the time of grant. The participant also is subject to capital gains treatment on the subsequent sale of any common stock acquired through the exercise of an SAR or restricted share award. For this purpose, the participant’s basis in the common stock is his or her fair market value at the time the SAR is exercised or the restricted share becomes vested (or is granted, if an election under Section 83(b) is made).

Payments made under performance awards settled in cash are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to the participant.

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation paid in excess of $1 million in any tax year to its five most highly compensated executives. However, compensation that qualifies as “performance-based compensation” is excluded from this $1 million deduction limit and therefore remains fully deductible by the company that pays it. Pinnacle intends that (1) performance awards, including performance share awards and performance unit awards and (2) options granted (a) with an exercise price at least equal to 100% of fair market value of the underlying shares of common stock at the date of grant and (b) to employees the Committee expects to be named executive officers at the time a deduction arises in connection with any awards, qualify as “performance-based compensation” so that these awards will not be subject to the Section 162(m) deduction limitations.

The foregoing discussion is general in nature and is not intended to be a complete description of the federal income tax consequences of the Equity Incentive Plan. This discussion does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the Equity Incentive Plan are urged to consult a tax advisor as to the tax consequences of participation.

The Equity Incentive Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.

The following table summarizes information concerning Pinnacle’s equity compensation plans at December 31, 2006:

			Number of
			Securities
			Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in First
Plan Category	and Rights	and Rights	Column)

Equity compensation plans approved by shareholders:
2000 Stock Incentive Plan	909,225	$7.51	—
2004 Equity Incentive Plan	634,185	$23.06	609,922
Cavalry Bancorp Stock Option Plan	115,049	$10.79	—
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	1,658,459	$12.93	609,922

For the reasons set forth above, the Pinnacle board of directors recommends that its shareholders vote “FOR” the approval of the amendment to the Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan.

PINNACLE FINANCIAL PARTNERS, INC. EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The duties and responsibilities of the Committee include, among other things, overseeing Pinnacle’s overall executive compensation philosophy; measuring performance with respect to established goals and objectives; designing the components for all executive compensation; and establishing the framework for all compensation for the Chief Executive Officer and the other named executive officers. The Committee is composed of three independent directors.

Throughout this section of the joint proxy statement/prospectus, the individual who served as Pinnacle’s Chief Executive Officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers.” Additionally, Pinnacle has established a Leadership Team which is composed of the named executive officers and other members of senior management of Pinnacle.

Compensation Philosophy — The objective of Pinnacle’s executive compensation program is to attract and retain experienced and high-achieving senior executives that can enhance Pinnacle’s performance and shareholder returns. The program seeks to provide significantly above peer overall compensation if performance is significantly above that of peer financial institutions and consistent with Pinnacle’s high performance strategic objectives. Conversely, overall compensation levels are reduced if performance objectives are not met.

The Committee makes all compensation decisions for the named executive officers, including establishing the framework on how these executives are compensated, and approves recommendations regarding equity awards to all associates, not just the executives, of Pinnacle. The Committee receives recommendations concerning these decisions from the Chief Executive Officer.

Decisions regarding the non-equity compensation of members of the Leadership Team who are not named executive officers are made by the Chief Executive Officer in consultation with each Leadership Team member’s supervisor. For these officers, the Chief Executive Officer is responsible for establishing the framework on how these individuals are compensated. These decisions, including salary adjustments and annual equity and non-equity incentive plan award amounts, are ultimately presented to the Committee for review and approval. As is the case with the named executive officers, the Committee can exercise its discretion in modifying any recommended adjustments or awards to these individuals.

Components of Executive Compensation — The three primary elements of executive compensation are:

•	Base Salary

•	Annual Cash Incentive Plan

•	Long-term Equity Compensation Incentive Plans.

Base Salary — Base salary is designed to provide reasonable levels of compensation to the executive. Salaries for Pinnacle’s executive officers are reviewed annually and are based on:

•	Job scope and responsibilities;

•	Corporate, business unit, and individual performance;

•	Competitive salaries for similar positions at peer institutions; and

•	Other factors.

Annual Cash Incentive Plan — All non-commissioned associates of Pinnacle are eligible for participation in the Annual Cash Incentive Plan which for 2006, provided targeted cash incentive plan payments to the participants at various levels ranging from 10% of base salary to 50% of base salary. For the named executive officers and certain other Leadership Team members, the targeted annual cash award ranged from 30% to 50% of the officer’s base salary. The Committee is responsible for administering the Annual Cash Incentive Plan. For all participants, the award is based on certain soundness thresholds and an annual earnings target. Pinnacle believes that a single broad-based cash incentive plan for both executives and associates promotes a strong sense of teamwork within the firm. Furthermore, using a combination of an annual earnings target and a longer-term soundness threshold creates balance such that future performance is not sacrificed for the benefit of current period results.

The Annual Cash Incentive Plan is structured such that the Committee may increase payouts if Pinnacle’s actual performance for the calendar year exceeded pre-established performance targets or decrease or eliminate payouts if performance was less than the pre-established performance targets. Additionally, all participants must be rated at least “meets expectations” against their individual goals and objectives in their annual performance reviews to receive any payouts under the Annual Cash Incentive Plan. The Chief Executive Officer of Pinnacle also had discretionary authority to increase any participant’s award, other than a named executive officer, by 10% of a participant’s base salary or decrease a participant’s award by 20% should the Chief Executive Officer determine that the efforts of the participant during 2006 warranted such an increase or decrease. The Committee has the discretion to adjust goals to reflect unusual circumstances. For example, in 2005 and 2006, the Committee determined that the related charges associated with the Cavalry acquisition should be excluded for purposes of determining whether the annual earnings per share target was achieved.

In January 2007, the Committee determined that Pinnacle exceeded its 2006 earnings targets while achieving its soundness thresholds. The soundness threshold required that criticized and classified assets be less than 25% of Tier 1 capital. At December 31, 2006, this ratio was 12.1%. Additionally, the annual earnings target for 2006 which would have resulted in a 100% target payout was $1.20 per fully-diluted share, excluding merger-related charges. The Annual Cash Incentive Plan provided for incentive payments at 120% of targeted award if fully diluted earnings per share excluding merger related charges was $1.25. Because Pinnacle achieved this higher earnings target for 2006, Pinnacle, based on the Committee’s instructions, awarded the participants, including the named executive officers, an award which approximated 120% of their individually-targeted cash incentive award.

Long-term Equity Compensation Incentive Plans — In 2000, Pinnacle’s board adopted, and Pinnacle’s shareholders approved, Pinnacle’s 2000 Stock Incentive Plan which is referred to as the “2000 Plan” in this joint proxy statement/prospectus. Under the terms of the 2000 Plan, Pinnacle’s associates are eligible to receive stock option awards for Pinnacle’s common stock. In 2004, Pinnacle’s board adopted, and Pinnacle’s shareholders approved, the Equity Incentive Plan. Under the terms of the Equity Incentive Plan, Pinnacle’s associates are eligible to receive equity-based incentive awards including stock options, stock appreciation awards, restricted shares of Pinnacle’s common stock, restricted stock units and performance shares or units. The 2000 Plan and Equity Incentive Plan reserved collectively 1,790,000 shares of Pinnacle’s Common Stock for issuance to the eligible participants.

The Committee believes that equity-based, long-term compensation programs link the interests of senior management, both individually and as a team, to the long-term interests of Pinnacle’s stockholders. In 2006, the Committee granted awards to Pinnacle’s named executive officers and other Leadership Team members, as follows:

•	Named executive officers and other Leadership Team members received stock option awards during 2006. All stock options awarded to the named executive officers and other Leadership Team members in 2006 vest over a five-year period and have value only to the extent that Pinnacle’s common stock price increases over the grant price during the ten-year exercise period. This compensation element is totally at-risk in the event that the stock price does not increase over the grant price over the ten-year period. The more shareholder value increases, the greater the compensation to the executives. Stock options are typically granted at the Committee’s meeting in January when the overall annual compensation for the named executive officers is determined and shortly after the public announcement of Pinnacle’s fourth quarter and annual financial results. In setting 2006 compensation, the Committee deferred granting options and establishing annual incentive awards for the named executive officers until after the Cavalry transaction was completed. Therefore, the option grants and annual incentive awards were established at the Committee’s March 14, 2006 meeting. Options are granted to new hires at the Committee meeting following employment.

•	The Committee also grants shares of restricted stock to the named executive officers and other Leadership Team members, the forfeiture restrictions of which are tied to the achievement of certain soundness and profitability thresholds as prescribed by Pinnacle’s three-year performance plan as approved by Pinnacle’s board of directors. For 2006, the awards were granted on August 15, 2006 with the vesting criteria for each of the three years of the performance period established on that date. For 2007, the Committee approved the awards on January 17, 2007 establishing on that date the vesting criteria for the first year of the award and providing that the vesting criteria for the second and third years of the performance period will be set at the Committee’s meeting following the full board’s strategic planning meeting, which is typically held in June of each year. The restrictions associated with the restricted shares awarded to the named executive officers and other Leadership Team members in 2006 and 2007 lapse in 33% increments upon the achievement of the performance targets for each fiscal year in the three year performance period or for the entire three-year period in the event the one year targets are not met but the targets established for the three-year period are met on a cumulative basis. Therefore, the incentive is only earned if senior management effectively manages Pinnacle to achieve sustained longer-term performance within certain earnings and soundness thresholds. The performance targets associated with the 2006 award were achieved and the restrictions associated with the 2006 traunche of the 2006 award have been released. Additionally, the 2006 performance targets associated with the 2004 and 2005 awards were also achieved and the restrictions associated with 2006 traunche of the 2004 and 2005 awards have also been released.

Measuring Performance — Pinnacle’s board has established a strategic framework consisting of 20 financial and other measures in the critically important areas of soundness, profitability, growth and market effectiveness. The board has established long-term targets and annual targets for the current and next two years for each of these performance measures. These measurements primarily include categories which are widely known in the banking industry as well as several internally developed benchmarks as follows:

Soundness
Criticized/classified assets to capital Nonperforming loans to total loans Net charged-off loans to average loans Total risk based capital ratio Tangible equity ratio	Allowance for loan losses to total loans Past due loans > 30 days Tier 1 leverage ratio Net noncore funding dependency

Profitability
Return on average assets Fully-diluted earnings per share Total noninterest income to total revenues	Return on average equity Efficiency ratio Net interest margin

Growth
Growth in earnings per share year over year	Growth in deposits year over year

Market Effectiveness
Deposit market share Internal operational quality index	Associate retention rates

The key performance measures noted above are integral parts of Pinnacle’s strategic planning efforts. Annually, these measurements are reviewed and, in some cases, the measures or targets are modified by the board. These measurements provide a basis for making qualitative judgments about performance and its implication on compensation and incentive awards for Pinnacle’s executive officers, particularly the Chief Executive Officer.

Chief Executive Officer and other Named Executive Officer’s Compensation — The goals of Pinnacle require a CEO that can build a high-performing financial franchise and in doing so:

•	Meet or exceed ongoing profitability goals;

•	Recruit and retain a work force which embraces the culture of a high growth, values-oriented enterprise;

•	Market a financial firm that emphasizes distinctive service and expert advice to clients;

•	Plan and execute the necessary capital raising efforts to support the extraordinary growth;

•	Manage and measure the risk characteristics of the firm (including soundness, operational, and reputation risks) such that risks and returns remain in balance;

•	Conduct business that is consistent with the standards of the various regulatory bodies; and

•	Provide for a corporate governance process that is considered “best practice” among publicly held entities.

The Committee’s process for determining the compensation of M. Terry Turner, Pinnacle’s CEO, and Pinnacle’s other named executive officers, involved several steps and included such items as the establishment of an appropriate basis for benchmarking; benchmarking bank performance relative to peers on key measures including those that are highly correlated to share price performance; making qualitative and quantitative judgments regarding the “market equity” of the named executive officers versus benchmark ranges; profiling targeted compensation and developing a change plan to implement the results of the process, if necessary. Additionally, the Committee elected to engage an outside consultant to assist in the process and review the named executive officer’s compensation, particularly the compensation of Pinnacle’s CEO. During 2005 and 2006, the Committee engaged Mercer Human Resource Consulting LLC to assist in these matters.

Benchmarking is an important part of the process of setting Pinnacle’s compensation for its CEO. Publicly-held companies are required to publish CEO compensation data in their proxy materials, offering circulars and other filings with the SEC. In addition, there are several entities that produce peer comparisons based on that information. In order to establish the CEO’s compensation in 2006, Pinnacle utilized an extensive annual executive compensation review compiled by SNL Financial. This review compares executive compensation practices of publicly held banking firms in the United States. As a part of their annual publication, this firm provides information on a total “option adjusted” compensation basis and each of its components for virtually all CEO’s of publicly held banks and thrifts. Total “option adjusted” compensation is the sum of direct cash compensation, the value of other compensation benefits (i.e., qualified pension plans, profit sharing plans, etc.) and the value of any equity-based compensation such as stock options and restricted stock awards that may have been granted to the CEO. The Committee believes that this review produced relevant and reliable information in order to assess the competitive landscape for bank executives with comparable job scope. In the SNL data utilized for establishing 2006 compensation, SNL estimated “option adjusted compensation” which includes an amount which approximates fair value for stock options. This amount is obtained by multiplying the exercise price times the number of options granted in a year divided by three, which management and the Committee believes allowed comparability across companies and was a rough approximation of the more detailed Black-Scholes model valuation, which was not available at the time.

For 2006, the Committee determined that compensation for a select peer group of CEO’s of banks with assets of $1.6 billion to $2.5 billion was an appropriate benchmark for Pinnacle’s CEO and that Mr. Turner’s compensation should exceed the median compensation for this peer group. The accumulated peer group included 63 organizations. In addition to the benchmark, the Committee considered other relevant matters such as competition, the degree of difficulty in the annual or long-range plan, affordability and other matters the Committee deemed important. In establishing Mr. Turner’s compensation, the Committee noted that Mr. Turner had led Pinnacle to outstanding levels of performance in soundness, profitability, growth and market effectiveness on both an annual and long-term basis, and that shareholders had directly benefited from his leadership. Specifically, the Committee compared Pinnacle’s results to the peer group’s results for total shareholder return for the last three years, the growth rate in earnings per share and the level of nonperforming assets to total assets and noted that Pinnacle had performed at the 99th, 98th and 93rd percentile of the peer group, respectively, all in excess of the 75th percentile. The Committee also considered the level of increase in compensation components from 2005 amounts. As a result, for 2006, the Committee determined that the total compensation for Pinnacle’s CEO should approximate the 75th percentile of the selected peer group.

In establishing the components for the CEO’s 2006 compensation, the Committee believed that a significant portion of the compensation should be “at risk” and based on the achievement of performance targets. The Committee determined that if performance targets were met, then compensation would be enhanced for meeting those goals and objectives. If performance targets were not met, compensation would be negatively impacted. The Committee also determined that outstanding results should provide for significantly enhanced compensation. In 2006, the Committee determined that the CEO’s annual total compensation should approximate the following guidelines:

•	40% to 50% should be in the form of base salary and

•	50% to 60% should be “at-risk,” or tied to the achievement of short-and long-term performance targets.

•	Approximately one third of the “at-risk” compensation should be in the form of a targeted cash incentive award dependent on the firm meeting annual performance and soundness targets.

•	Approximately two thirds of the “at-risk” compensation should be longer-term in nature and directly linked to shareholder value creation. This compensation could be in the form of stock options, restricted stock, stock appreciation rights, etc. For longer-term compensation, the Committee believed that it should have latitude to grant awards that are both subject to time vesting and awards that vested pursuant to the achievement of multi-year performance targets. As a result, restricted share awards vest based on achievement of multi-year performance targets for 2006-2008 while option awards vest 20% per year over a five-year term without regard to performance.

The Committee concluded that approximately 54% of the CEO’s compensation for 2006 (compared to 55% in 2005) was considered at risk and approximately 43% was in the form of base salary (compared to 42% in 2005) with the remaining 3% of the CEO’s 2006 compensation being in the form of car allowances, 401(k) plan match and other items. Therefore, the mix of fixed versus “at-risk” compensation was considered appropriate by the Committee. Furthermore, the Committee concluded that approximately 40% of the CEO’s

“at-risk” compensation for 2006 was in the form of cash incentives and 60% was in the form of equity compensation incentives. Therefore, the mix of cash versus equity “at-risk” compensation was also considered appropriate by the Committee.

Additionally, although other peer banks use other methods of compensation (e.g., board fees, pension plans, country club memberships, etc.), it was, and continues to be, the view of the Committee and management that total compensation for Pinnacle’s CEO should be largely comprised of 1) direct cash compensation and 2) equity-based compensation which rewards the CEO for achievement of the firm’s goals and objectives and the creation of long-term shareholder value. The Committee does, however, have the flexibility to utilize other forms of compensation as circumstances arise and provided the CEO with an automobile allowance of $13,200 during 2006.

Under the terms of Pinnacle’s Annual Cash Incentive Plan, during 2006, the CEO was eligible to receive an incentive payment targeted at 50% of his base salary based on Pinnacle’s and the CEO’s performance during the year. Due to Pinnacle exceeding its established 2006 performance targets for payment at 50% of base salary, and consistent with the board approved plan, the amount paid the CEO was equal to 60% of the CEO’s base salary for the 2006 fiscal year.

The CEO’s employment agreement, which was executed in 2000, automatically renews each day, so that the agreement always has a three-year term, unless any of the parties to the agreement gives notice of intent not to renew the agreement. The agreement also includes severance in the event of certain terminations of employment or changes in control. The amount of such severance could be as high as up to three times current salary and target bonus. Please see “PINNACLE FINANCIAL PARTNERS, INC. EXECUTIVE COMPENSATION — Employment Agreements” on page    of this joint proxy statement/prospectus.

The Committee has also established the compensation framework for the other named executive officers in a manner similar to that of the CEO. During 2006, the Committee concluded that Pinnacle’s Chairman of the board should be the second highest paid executive and, given that the Chairman serves Pinnacle on a full time basis in a variety of roles, including being Pinnacle’s lead business development officer, set the Chairman’s compensation at 95% of the CEO’s compensation for all compensation components.

The Committee also concluded that the Chief Administrative Officer would be the third highest paid executive; the Chief Financial Officer would be the fourth highest paid executive and the Chief Credit Officer would be the fifth highest paid executive. Ranking these three executives in this manner facilitated the comparison of compensation packages to peer information. In comparing the 2006 compensation package for these three named executive officers, the Committee used the same executive compensation review compiled by SNL Financial that was used for the CEO. Total compensation was again used as the benchmark by which to determine the percentile to assign the 2006 compensation for the CAO, CFO and Chief Credit Officer.

In making these determinations, the Committee noted that (1) these three named executive officers had contributed directly to Pinnacle’s outstanding levels of performance in soundness, profitability, growth and market effectiveness on both an annual and long-term basis; (2) the firm had performed above the 90th percentile compared to the peer group’s results for total shareholder return for the last three years; (3) the growth rate in earnings per share and the level of nonperforming assets to total assets were better than 93% of the peer group; and (4) the shareholders had directly benefited from their contributions.

Federal Income Tax Deductibility Limitations

The Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and to seek to qualify Pinnacle’s long-term compensation awards as performance-based compensation excluded from the $1,000,000 limit. The Committee believes that all incentive compensation of Pinnacle’s current executive officers, other than those stock option awards issued as incentive stock options, and not subsequently disqualified, pursuant to Pinnacle’s 2000 Plan and the Equity Incentive Plan, will qualify as a tax deductible expense. The Committee will continue to evaluate, however, whether it will approve annual compensation arrangements exceeding $1,000,000 and whether it will attempt to qualify any such amounts for deductibility under the federal tax laws.

2007 Compensation Update

The previous discussion primarily addressed our compensation philosophies, processes and results for the fiscal year ended December 31, 2006. The Committee modified such processes for 2007 such that in setting compensation for the named executive officers, the Committee utilized the services of Mercer Human Resources Consulting LLC to a greater degree than in previous years, particularly in establishing the peer group for comparison purposes and assisting in the design of the 2007 compensation plan for the five named executive officers. After reviewing the short-term and longer-term performance of Pinnacle, the Committee concluded that the named executive officers should be compensated at the 75th percentile of the newly established peer group with base salary approximating the 60th percentile. As a result, “at risk” compensation, which would include cash incentive awards, restricted share awards and stock option awards, was established at higher levels than the prior year’s such that the total compensation would approximate the aforementioned 75th percentile. Consistent with 2006 and based on information provided by Mercer, the compensation for the Chairman of the board remains at 95% of the President and CEO compensation in 2007.

As a result of the change in processes in setting 2007 compensation, total compensation for 2007 for the named executive officers increased in comparison to 2006. Mr. Turner’s total compensation has increased by 50%; Mr. McCabe’s increased by 55%; Mr. Queener’s increased by 39%; Mr. Carpenter’s increased by 60% and Mr. McMahan’s increased by 7%.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee of Pinnacle has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this joint proxy statement/prospectus.

Gregory L. Burns, Chairman
James L. Shaub, II, Member
Reese L. Smith, III, Member

Named Executive Officer Compensation

The table below summarizes the compensation paid or accrued by Pinnacle during the fiscal year ended December 31, 2006 for (i) Pinnacle’s Chief Executive Officer; (ii) Pinnacle’s Chief Financial Officer; and (iii) the three highest paid executive officers of Pinnacle whose total compensation exceeded $100,000 for fiscal 2006 (collectively, the “named executive officers”). When setting total compensation for each of the named executive officers, the Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation. Each of the named executive officers, other than Mr. McMahan, has entered into an employment agreement with Pinnacle, the terms of which are described below.

The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for the fiscal year ended December 31, 2006. “Bonuses” for purposes of the table below consist of discretionary amounts not associated with an approved incentive plan, such as a relocation bonus. Amounts listed under the column title “Non-Equity Incentive Plan Compensation,” were determined by the Committee at its January 19, 2007 meeting and were paid out shortly thereafter.

Based on the fair value of equity awards granted to named executive officers in fiscal 2006 and the base salary of the named executive officers, “Salary” accounted for approximately 50.8% of the total compensation of the named executive officers, “Non-equity incentive plan compensation” accounted for approximately 27.1% of the total compensation of the named executive officers, stock and option awards accounted for approximately 18.0% of the total compensation and all other compensation accounted for approximately 4.1% of the total compensation of the named executive officers.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock		Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Option	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(1)	Awards ($)(2)	($)(3)	($)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

M. Terry Turner	2006	$410,000	—	$38,534	$114,966	$246,000	—	$35,302	$844,802
President and Chief Executive Officer
Robert A. McCabe, Jr.	2006	$389,500	—	$36,234	$107,775	$233,700	—	$35,618	$802,827
Chairman of the Board
Hugh M. Queener	2006	$234,000	—	$26,084	$74,421	$112,320	—	$26,081	$472,906
Chief Administrative Officer
Harold R. Carpenter	2006	$175,000	—	$17,233	$33,347	$84,000	—	$8,670	$318,250
Chief Financial Officer
Charles B. McMahan	2006	$175,000	—	$12,155	$28,738	$63,000	—	$7,994	$286,886
Chief Credit Officer

(1)	Stock Awards — Since 2004, Pinnacle has awarded restricted shares to certain executive officers, including the named executive officers. The restrictions on these shares lapse in 33% annual increments upon the achievement of certain soundness and performance thresholds for the current fiscal year and the next two fiscal years. Based on achievement of the soundness and performance thresholds for the fiscal year ended December 31, 2006, the restrictions for the 2006 Award did lapse as did similar restrictions on restricted share awards for the 2004 and 2005 awards. All awards were issued pursuant to the terms of the Equity Incentive Plan. The amount in column (e) reflects the dollar amount recognized for financial statement purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) of awards pursuant to the Equity Incentive Plan and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculations of these amounts are included in footnote 14 to Pinnacle’s audited financial statements for the fiscal year ended December 31, 2006 included in Pinnacle’s Annual Report of Form 10-K filed with the SEC on February 28, 2007. There were no forfeited restricted share awards in 2006.

(2)	Option Awards — All options are granted at an exercise price that equals the closing price of Pinnacle’s common stock on the date of grant. All awards expire ten years from date of issuance and vest in 20% increments on the anniversary date of the grant. The awards prior to 2006 were issued as incentive stock options while the 2006 awards are classified as nonstatutory stock options. All awards were issued pursuant to the terms of the 2000 Plan or the Equity Incentive Plan. The amount in column (f) reflects the dollar amount recognized for financial statement purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) of awards pursuant to the 2000 Plan and the Equity Incentive Plan and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculations of these amounts are included in footnote 14 to Pinnacle’s audited consolidated financial statements for the fiscal year ended December 31, 2006 included in Pinnacle’s Annual Report on Form 10-K filed with the SEC on February 28, 2007 and in footnotes 1 and 12 to Pinnacle’s audited consolidated financial statements for the fiscal year ended December 31, 2003 included in Pinnacle’s Annual Report on Form 10-K filed on February 20, 2004. There were no forfeited stock option grants for the named executive officers in 2006, however, 14,836 previously granted stock option awards were forfeited by employees of Pinnacle during 2006.

(3)	Non-Equity Incentive Plan Compensation — Reflects compensation attributable to Pinnacle’s 2006 Annual Cash Incentive Plan in which all non-commissioned based associates participate. Actual and target payouts are expressed as a percentage of base salary. Payout of incentive compensation occurs upon achievement of certain soundness and performance thresholds as determined by the Committee. Subject to the plan’s provisions, payout for 2006 was at 120% of target for all associates as well as each named executive officer.

	Turner	McCabe	Queener	Carpenter	McMahan

2006% Target	50%	50%	40%	40%	30%
2006% Payment	60%	60%	48%	48%	36%
2006 Payment	$246,000	$233,700	$112,320	$84,000	$63,000

(4)	Other Compensation — Pinnacle provides the named executive officers with other forms of compensation. The following is a listing of various types of other compensation that Pinnacle has not used in the past but may consider in the future to award its executives. We believe that including a listing of forms of compensation that we currently do not use is beneficial to investors as they compare our compensation elements to those of other organizations.

	Turner	McCabe	Queener	Carpenter	McMahan

Stock appreciation rights granted	None	None	None	None	None
Stock performance units granted	None	None	None	None	None
Supplemental retirement plans	NA	NA	NA	NA	NA
Pension plan	NA	NA	NA	NA	NA
Deferred compensation	NA	NA	NA	NA	NA
Board fees	No	No	NA	NA	NA

Group benefit package — All Pinnacle associates, including the named executive officers, participate in Pinnacle’s group benefit package which includes customary medical and dental benefits, group life, group disability, healthcare and dependent care reimbursement plans, 401k plan, etc. The named executive officers receive no incremental employee benefits that are not offered to other Pinnacle associates, other than an enhanced long-term disability policy that provides incremental coverage over the group policy maximums. The following is a summary of the expense Pinnacle incurred during 2006 to provide a 401k plan match to our named executive officers and the cost of the enhanced long term disability policy.

	Turner	McCabe	Queener	Carpenter	McMahan

401k match	$16,927	$16,109	$9,888	$7,000	$7,000
Long term disability policy	$5,175	$6,309	$2,993	$1,670	$994

Paid time off — Each named executive officer receives an allotment of 25 days for paid time off each year (excluding holidays). Pinnacle does not provide sick leave for any associate, including the named executive officers. Additionally, associates, including the named executive officers, are not permitted to carryover unused paid time off into a subsequent fiscal year.

Other Executive perquisites:  Pinnacle provided the following perquisites to the named executive officers in 2006:

	Turner	McCabe	Queener	Carpenter	McMahan

Company provided vehicles	NA	NA	NA	NA	NA
Automobile allowance	$13,200/year	$13,200/year	$13,200/year	No	No
Parking allowances	No	No	No	No	No
Personal tax return fees paid	$750	$2,400	$—	No	No
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft	NA	NA	NA	NA	NA

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006:

Grants of Plan-Based Awards

		Estimated Future Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan			Equity Incentive Plan
		Awards (1)			Awards (2)				All Other
								All Other	Stock
								Stock	Awards:	Exercise	Grant
								Awards:	Number of	or Base	Date Fair
								Number of	Securities	Price of	Value of
								Shares of	Underlying	Option	Stock and
	Grant							Stock or	Options	Awards	Option
Name and Principal Position	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	(#)	($/share)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

M. Terry Turner	3/17/2006	—	—	—	—	—	—	—	23,866	$27	$230,784
President and Chief	8/15/2006	—	—	—	1,068	3,204	3,204	—	—	—	$112,000
Executive Officer	N/A	$0.00	$532,000	$1,064,000	—	—	—	—	—	—	N/A
Robert A. McCabe, Jr.	3/17/2006	—	—	—	—	—	—	—	22,673	$27	$219,248
Chairman of the Board	8/15/2006	—	—	—	982	2,946	2,946	—	—	—	$103,000
	N/A	$0.00	$505,400	$1,010,800	—	—	—	—	—	—	N/A
Hugh M. Queener	3/17/2006	—	—	—	—	—	—	—	11,933	$27	$115,392
Chief Administrative	8/15/2006	—	—	—	620	1,859	1,859	—	—	—	$65,000
Officer	N/A	$0.00	$238,000	$476,000	—	—	—	—	—	—	N/A
Harold R. Carpenter	3/17/2006	—	—	—	—	—	—	—	9,189	$27	$88,858
Chief Financial	8/15/2006	—	—	—	429	1,287	1,287	—	—	—	$45,000
Officer	N/A	$0.00	$192,500	$385,000	—	—	—	—	—	—	N/A
Charles B. McMahan	3/17/2006	—	—	—	—	—	—	—	8,353	$27	$80,774
Chief Credit Officer	8/15/2006	—	—	—	381	1,144	1,144	—	—	—	$40,000
	N/A	$0.00	$130,200	$260,400	—	—	—	—	—	—	N/A

(1)	The amounts shown in column (c) reflect the minimum payment level under Pinnacle’s 2007 Annual Cash Incentive Plan which is 0% of the target amount shown in column (d). The amount shown in column (e) is 200% of such target amount. These amounts are based on the individual’s current salary and position.

(2)	Reflects an award of restricted shares under the Equity Incentive Plan. The amounts shown in column (g) reflect the restricted share award targeted number of shares that can be earned over a three-year vesting period. This is also the maximum number of shares that can be earned by the named executive officer over the three-year period thus it is the same number in column (h). All awards in column (g) and (h) could be forfeited should Pinnacle not meet the performance and soundness targets for these awards. The restrictions on these shares lapse in 33% annual increments upon the achievement of certain soundness and performance thresholds for the fiscal years ending December 31, 2006, 2007 and 2008. The named executive officer is entitled to vote these shares and receive any dividends payable with respect thereto, if any, prior to the lapsing of the forfeiture restrictions thereon. Based on achievement of the soundness and performance thresholds for the fiscal year ended December 31, 2006, the restrictions for the 2006 Award did lapse as did similar restrictions on restricted share awards from 2004 and 2005 awards. As a result, the threshold amounts above in column (f) reflect the vesting of the 2006 traunche. The following is the number of shares each named executive officer was awarded in 2006.

	Turner	McCabe	Queener	Carpenter	McMahan

No. of awards	3,204	2,946	1,859	1,287	1,144
Grant date fair value of each award	$34.96	$34.96	$34.96	$34.96	$34.96
Aggregate value of award	$112,000	$103,000	$65,000	$45,000	$40,000

(3)	The amounts shown in column (j) reflect the number of stock options granted pursuant to the Equity Incentive Plan during 2006. All options are granted at an exercise price that equals the closing price of Pinnacle’s common stock at the date of grant. All of the reflected awards expire ten years from date of issuance and vest in 20% increments on the anniversary date of the grant. The awards prior to 2006 were issued as incentive stock options while the 2006 awards are classified as nonstatutory stock options. All awards were issued pursuant to the terms of the 2000 Plan or the Equity Incentive Plan. The amount in column (l) reflects the dollar amount to be recognized for financial statement purposes in accordance with SFAS 123(R) over the vesting period. Assumptions used in the calculations of these amounts are included in footnote 14 to Pinnacle’s audited financial statements for the fiscal year ended December 31, 2006 included in Pinnacle’s Annual Report of Form 10-K filed with the SEC on February 28, 2007. The following are the number of options to acquire common stock granted to each named executive officer during 2006:

	Turner	McCabe	Queener	Carpenter	McMahan

Grant date	Mar. 15, 2006	Mar. 15, 2006	Mar. 15, 2006	Mar. 15, 2006	Mar. 15, 2006
No. of option awards	23,866	22,673	11,933	9,189	8,353
Exercise price	$27.11	$27.11	$27.11	$27.11	$27.11
Grant date fair value of each option award	$9.67	$9.67	$9.67	$9.67	$9.67
Aggregate value of award	$230,784	$219,248	$115,392	$88,858	$80,774

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006:

Outstanding Equity Awards at Fiscal Year End

						Stock Awards(2)
									Equity
	Option Awards(1)								Incentive
			Equity					Equity	Plan Awards:
			Incentive					Incentive	Market or
			Plan					Plan	Payout
			Awards:				Market	Awards:	Value of
	Number of	Number of	Number of			Number of	Value of	Number of	Unearned
	Securities	Securities	Securities			Shares or Units	Shares	Unearned	Shares, Units or
	Underlying	Underlying	Underlying			of Stock	or Units	Shares, Units or	Other Rights
	Unexercised	Unexercised	Unexercised	Option		That	of Stock That	Other Rights	That
	Options (#)	Options (#)	Unearned	Exercise	Option	Have Not	Have Not	That Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Expiration Date	Vested (#)	Vested ($)	Vested (#)	Vested (3) (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

M. Terry Turner	—	23,866	—	$27.11	3/17/2016	—	—	3,332	$110,557
	4,422	17,689	—	$23.88	1/19/2015	—	—	—	—
	6,056	9,084	—	$14.78	4/26/2014	—	—	—	—
	15,000	10,000	—	$6.65	2/26/2013	—	—	—	—
	36,000	9,000	—	$4.96	2/1/2012	—	—	—	—
	15,000	—	—	$3.82	3/1/2011	—	—	—	—
	90,000	—	—	$5.00	12/19/2010	—	—	—	—
Robert A. McCabe, Jr.	—	22,673	—	$27.11	3/17/2016	—	—	3,100	$102,851
	3,943	15,772	—	$23.88	1/19/2015	—	—	—	—
	5,400	8,100	—	$14.78	4/26/2014	—	—	—	—
	13,200	8,800	—	$6.65	2/26/2013	—	—	—	—
	36,000	9,000	—	$4.96	2/1/2012	—	—	—	—
	15,000	—	—	$3.82	3/1/2011	—	—	—	—
	76,700	—	—	$5.00	12/19/2010	—	—	—	—
Hugh M. Queener	—	11,933	—	$27.11	3/17/2016	—	—	2,025	$67,189
	3,461	13,845	—	$23.88	1/19/2015	—	—	—	—
	4,740	7,110	—	$14.78	4/26/2014	—	—	—	—
	11,400	7,600	—	$6.65	2/26/2013	—	—	—	—
	21,600	5,400	—	$4.96	2/1/2012	—	—	—	—
	9,000	—	—	$3.82	3/1/2011	—	—	—	—
	60,000	—	—	$5.00	12/19/2010	—	—	—	—
Harold R. Carpenter	—	9,189	—	$27.11	3/17/2016	—	—	1,3 90	$46,130
	1,080	4,320	—	$23.88	1/19/2015	—	—	—	—
	2,200	3,300	—	$14.78	1/12/2014	—	—	—	—
	9,600	2,400	—	$4.96	2/1/2012	—	—	—	—
	6,000	—	—	$3.82	3/1/2011	—	—	—	—
	4,000	—	—	$5.00	12/19/2010	—	—	1,096	—
Charles B, McMahan	—	8,353	—	$27.11	3/17/2016	—	—	—	$36,381
	1,600	6,400	—	$23.88	1/19/2015	—	—	—	—
	2,460	3,690	—	$14.78	1/12/2014	—	—	—	—
	4,000	1,000	—	$6.46	12/31/2012	—	—	—	—

(1)	All option awards vest in 20% increments annually over the 10-year option term.

(2)	Unearned restricted share awards as of December 31, 2006 are for those shares which have vesting criteria tied to 2007 and 2008 performance and soundness targets. The 2006 restricted share award is 66.7% unearned at December 31, 2006 as 33.3% of the award has restrictions that tied to 2007 performance and soundness targets and 33.3% that are tied to 2008 targets. The 2005 restricted share award is 33.3% unearned because 33.3% of the award is associated with 2007 performance and soundness targets.

(3)	Market value is determined by multiplying the closing market price of Pinnacle’s common stock on December 29, 2006 by the number of shares.

The following table details the number of options exercised during 2006, the value realized from those exercises as of the date of exercise, the number of restricted shares that vested during 2006 and the value realized on those shares as of the vesting date for the named executive officers:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
(a)	(b)	(c)	(d)	(e)

M. Terry Turner	—	—	2,484	$82,433
Robert A. McCabe, Jr.	13,300	$385,834	2,314	$76,789
Hugh M. Queener	—	—	1,580	$52,412
Harold R. Carpenter	—	—	1,063	$35,268
Charles B. McMahan	—	—	828	$27,464

Employment Agreements

Pinnacle entered into a three-year employment contract with M. Terry Turner, President and Chief Executive Officer, on August 1, 2000. The agreement automatically renews for an additional day each day after March 31, 2000, so that it will always have a three-year term, unless any of the parties to the agreement gives notice of intent not to renew the agreement. Pursuant to this agreement with Mr. Turner, Pinnacle will be obligated to pay Mr. Turner his base salary for the following terminating events:

Payment Obligation Terminating Event	In relation to Base Salary

Mr. Turner becomes permanently disabled	Maximum of six months
Pinnacle terminates Mr. Turner’s employment without cause, as defined in the agreement	End of agreement’s term, but not more than three years
Mr. Turner terminates his employment for cause, as defined	Maximum of twelve months
Mr. Turner terminates his employment within twelve months after a change of control, as defined	Three times base salary and target bonus, plus benefits

Pinnacle entered into a three-year employment contract with Robert A. McCabe, Jr., Chairman of the Board on August 1, 2000. The agreement automatically renews for an additional day each day after August 1, 2000, so that it will always have a three-year term, unless any of the parties to the agreement gives notice of intent not to renew the agreement. Pursuant to this agreement with Mr. McCabe, Pinnacle will be obligated to pay Mr. McCabe his base salary under the same terms and conditions as described above under Mr. Turner’s agreement for certain terminating events.

Pinnacle entered into a three-year employment contract with Hugh M. Queener, Chief Administrative Officer, on December 4, 2000. The agreement automatically renews for an additional day each day after April 1, 2000, so that it will always have a three-year term, unless any of the parties to the agreement gives notice of intent not to renew the agreement. Pursuant to this agreement with Mr. Queener, Pinnacle will be obligated to pay Mr. Queener his base salary under the same terms and conditions as described above under Mr. Turner’s agreement for certain terminating events.

Pinnacle entered into a three-year employment contract with Harold R. Carpenter, Chief Financial Officer, on March 14, 2006. The agreement automatically renews for an additional day each day after March 14, 2006, so that it will always have a three-year term, unless any of the parties to the agreement gives notice of intent not to renew the agreement. Pursuant to this agreement with Mr. Carpenter, Pinnacle will be obligated to pay Mr. Carpenter his base salary under the same terms and conditions as described above under Mr. Turner’s agreement for certain terminating events.

The employment agreements set forth above for Messrs. Turner, McCabe, Queener and Carpenter, contain provisions that if the executive terminates his employment with Pinnacle for “cause” within a year following a “change of control”, the executive shall be entitled to a lump sum severance payment equal to three times the executive’s then current salary and target bonus, plus certain retirement benefits plus tax payments. Generally, this “change of control” provision is typically referred to as a “double trigger” such that (a) a change of control has to occur as defined in the employment agreements and (b) the executive has to terminate his employment for “cause”, again as defined in the employment agreement, as follows:

(a)	A “change of control” generally means the acquisition by a person or group of 40% or more of the voting securities of Pinnacle or Pinnacle National Bank; a change in the majority of the board over a twelve-month period (unless the new directors were approved by a two-thirds majority of prior directors); a merger, consolidation or reorganization in which Pinnacle’s shareholders before the merger own 50% or less of the voting power after the merger; or the sale, transfer or assignment of all or substantially all of the assets of Pinnacle and its subsidiaries to any third party.

(b)	Termination for “cause” generally means that immediately following the change of control, the executive no longer reports to the same supervisor he reported to prior to the change of control, a change in supervisory authority such that the associates that reported to the executive prior to the change of control no longer report to the executive, a material modification in the executive’s job title or scope of responsibility, a change in office location of more than 25 miles from the executive’s current office location or a material change in salary, bonus opportunity or other benefit.

Also and in the event of a change of control, the executive will receive three years of Company-provided health plan benefits subsequent to his termination. In addition, the executive will be indemnified by Pinnacle for any excise tax due under Section 4999 of the Code of an amount sufficient to place the executive in the same after-tax position as the executive would have been had no excise tax been imposed upon or incurred or paid by the executive. The executive is also entitled to receive assistance from a qualified accounting firm of his choice not to exceed $2,500 per year for three years.

Furthermore, in the event of a change of control, any unvested restricted share awards, pursuant to the restricted share agreements with the executives noted above, would immediately vest. All unvested stock option grants would only vest pursuant to a change of control with the approval of the Committee.

The following is a tabular presentation of the amounts that would be owed the named executive officers pursuant to the various events detailed above assuming the event occurred on December 31, 2006:

					Pinnacle
					Terminates
					Employee
					for Cause
					or Employee	Employee
					Terminates	Terminates
			Pinnacle		Employment	for Cause
			Terminates	Employee	Without	Within
			Employment	Terminates	Cause or	Twelve Months
	Employee	Employee	Without	Employment	Employee	of a Change
	Disability(4)	Death(4)	Cause	for Cause	Retires	of Control

M. Terry Turner
2006 base salary	$410,000	$—	$410,000	$410,000	$—	$410,000
2006 cash incentive payment	$205,000	$—	$205,000	$205,000	$—	$205,000

Total	$615,000	$—	$615,000	$615,000	$—	$615,000
Multiplier (in terms of years)	x.5	x 0	x 3	x 1	x 0	x 3

Aggregate cash payment	$307,500	$—	$1,845,000	$615,000	$—	$1,845,000
Health insurance — $800 per month	$—	$—	$9,600	$2,400	$—	$28,800
Tax assistance	$—	$—	$—	$—	$—	$7,500
Intrinsic value of unvested stock options that immediately vest(1)	$—	$—	$—	$—	$—	$1,116,170
Value of unearned restricted shares that immediately vest	$110,557	$110,557	$—	$—	$—	$110,557
Payment for excise tax and gross up(2)	$—	$—	$674,707	$—	$—	$823,564

	$418,057	$110,557	$2,529,307	$617,400	$—	$3,931,591

Robert A. McCabe, Jr.
2006 base salary	$389,500	$—	$389,500	$389,500	$—	$389,500
2006 cash incentive payment	$194,750	$—	$194,750	$194,750	$—	$194,750

Total	$584,250	$—	$584,250	$584,250	$	$584,250
Multiplier (in terms of years)	x.5	x 0	x 3	x 1	x 0	x 3

Aggregate cash payment	$292,125	$—	$1,752,750	$584,250	$—	$1,752,750
Health insurance — $800 per month	$—	$—	$9,600	$2,400	$—	$28,800
Tax assistance	$—	$—	$—	$—	$—	$7,500
Intrinsic value of unvested stock options that immediately vest(1)	$—	$—	$—	$—	$—	$1,032,609
Value of unearned restricted shares that immediately vest	$102,851	$102,851	$—	$—	$—	$102,851
Payment for excise tax and gross up(2)	$—	$—	$635,760	$—	$—	$772,897

	$394,976	$102,851	$2,398,110	$586,650	$—	$3,697,407

					Pinnacle
					Terminates
					Employee
					for Cause
					or Employee	Employee
					Terminates	Terminates
			Pinnacle		Employment	for Cause
			Terminates	Employee	Without	Within
			Employment	Terminates	Cause or	Twelve Months
	Employee	Employee	Without	Employment	Employee	of a Change
	Disability(4)	Death(4)	Cause	for Cause	Retires	of Control

Hugh M. Queener
2006 base salary	$234,000	$—	$234,000	$234,000	$—	$234,000
2006 cash incentive payment	$93,600	$—	$93,600	$93,600	$—	$93,600

Total	$327,600	$—	$327,600	$327,600	$—	$327,600
Multiplier (in terms of years)	x.5	x 0	x 3	x 1	x 0	x 3

Aggregate cash payment	$163,800	$—	$982,800	$327,600	$—	$982,800
Health insurance — $800 per month	$—	$—	$9,600	$2,400	$—	$28,800
Tax assistance	$—	$—	$—	$—	$—	$7,500
Intrinsic value of unvested stock options that immediately vest(1)	$—	$—	$—	$—	$—	$758,479
Value of unearned restricted shares that immediately vest	$67,189	$67,189	$—	$—	$—	$67,189
Payment for excise tax and gross up(2)	$—	$—	$336,086	$—	$—	$431,394

	$230,989	$67,189	$1,328,486	$330,000	$—	$2,276,162

Harold R. Carpenter
2006 base salary	$175,000	$—	$175,000	$175,000	$—	$175,000
2006 cash incentive payment	$70,000	$—	$70,000	$70,000	$—	$70,000

Total	$245,000	$—	$245,000	$245,000	$—	$245,00
Multiplier (in terms of years)	x.5	x 0	x 3	x 1	x 0	x 3

Aggregate cash payment	$112,500	$—	$735,000	$245,000	$—	$735,000
Health insurance — $800 per month	$—	$—	$9,600	$2,400	$—	$28,800
Tax assistance	$—	$—	$—	$—	$—	$7,500
Intrinsic value of unvested stock options that immediately vest(1)	$—	$—	$—	$—	$—	$272,074
Value of unearned restricted shares that immediately vest	$46,130	$46,130	$—	$—	$—	$46,130
Payment for excise tax and gross up(2)	$—	$—	$258,877	$—	$—	$307,914

	$168,630	$46,130	$1,003,477	$247,400	$—	$1,397,417

Charles B. McMahon(3)
2006 base salary	$—	$—	$—	$—	$—	$—
2006 cash incentive payment	$—	$—	$—	$—	$—	$—

Total	$—	$—	$—	$—	$—	$—
Multiplier (in terms of years)	x.5	x 0	x 3	x 1	x 0	x 3

Aggregate cash payment	$—	$—	$—	$—	$—	$—
Health insurance — $800 per month	$—	$—	$—	$—	$—	$—
Tax assistance	$—	$—	$—	$—	$—	$—
Intrinsic value of unvested stock options that immediately vest(1)	$—	$—	$—	$—	$—	$255,178
Value of unearned restricted shares that immediately vest	$36,381	$36,381	$—	$—	$—	$36,381
Payment for excise tax and gross up(2)	$—	$—	$—	$—	$—	$—

	$36,381	$36,381	$—	$—	$—	$291,559

(1)	Vesting of stock option awards pursuant to a change of control may only occur upon the consent of the Committee.

(2)	In determining the anticipated payment due the executive for excise tax and gross up pursuant to a termination by Pinnacle of the employee without cause or a termination within twelve months following a change of control by the employee for cause, Pinnacle has included in the calculation the anticipated value of the immediate vesting of previously unvested restricted share awards and stock option grants in addition to the cash payments and healthcare benefits noted above. As a result, Pinnacle has computed the 20% excise tax obligation owed by Messrs. Turner, McCabe, Queener and Carpenter in the event Pinnacle terminates their employment without cause to be $304,000, $286,000, $151,000 and $116,000, respectively and in the event of a change of control to be $371,000, $347,000, $194,000 and $139,000, respectively. As a result, Pinnacle has assumed a personal income tax rate of 45% for each executive and has included the additional gross up amount in the table above. Pinnacle has not anticipated such excise tax or gross up payments for other terminating events as payments for such matters would be extended over a period of time such that the executive’s compensation would likely not be subject to section 280(g) of the Code.

(3)	Mr. McMahan does not have an employment agreement with Pinnacle.

(4)	The above amounts do not include benefits owed the named executive officers or their estates pursuant to Pinnacle’s broad based group disability insurance policies or group life insurance policy. These benefits would be paid pursuant to these group polices which are provided to all employees of Pinnacle. Additionally, and also not included in the above amounts, the named executive officers and certain other Leadership Team members also participate in a supplemental group disability policy which provides incremental coverage (i.e., “gap coverage”) for these individuals over the broad-based group disability coverage maximums.

Ownership Guidelines

The Committee also requires the CEO and all other named executive officers to maintain a meaningful personal ownership in Pinnacle in the form of common stock. Periodically, the Committee may establish minimum common stock beneficial ownership levels for the CEO and the other named executive officers. In 2006, the Committee established common stock beneficial ownership levels for the CEO and the Chairman of the Board of 50,000 shares of Company common stock. Additionally, the Committee established stock beneficial ownership levels of 25,000 shares for the Chief Administrative Officer and 10,000 shares for both the Chief Financial Officer and the Chief Credit Officer. All named executive officers currently exceed the applicable minimum level of beneficial ownership.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, the Pinnacle and Mid-America boards of directors know of no matters that will be presented for consideration at the Pinnacle and Mid-America special meetings, respectively, other than as described in this joint proxy statement/prospectus. However, if any other matters shall properly come before the Pinnacle and Mid-America special meetings or any adjournment or postponement of such meetings and are voted on, the enclosed proxy will be deemed to confer authority to the individuals named as proxies therein to vote the shares represented by such proxy as directed by a majority of the members and their respective boards of directors as to these matters.

FUTURE SHAREHOLDER PROPOSALS

If the merger transaction is consummated, Mid-America shareholders will become shareholders of Pinnacle. Pursuant to regulations issued by the SEC, to be considered for inclusion in Pinnacle’s proxy statement for presentation at Pinnacle’s 2008 annual meeting of shareholders, all shareholder proposals must be mailed to Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, and must be received no later than the close of business on December 18, 2007. After this date, a shareholder who intends to raise a proposal to be acted upon at

Pinnacle’s 2008 annual meeting of shareholders, but who does not desire to include the proposal in Pinnacle’s 2008 proxy statement, must inform Pinnacle in writing no later than January 29, 2008. If notice is not provided by that date, Pinnacle’s board of directors may exclude such proposals from being acted upon at Pinnacle’s 2008 annual meeting of shareholders. Further, if Pinnacle’s board elects not to exclude the proposal from consideration at the 2008 meeting (although not include in the 2008 proxy materials), the persons named as proxies in Pinnacle’s proxy statement for its 2008 annual meeting of shareholders may exercise their discretionary authority to act upon any such proposal.

Mid-America held its 2007 annual meeting of shareholders on April 24, 2007. In light of the expected timing of the effectiveness of the merger, Mid-America does not currently expect to hold an annual meeting of its shareholders in 2008. If Mid-America holds an annual meeting of shareholders in 2008, any shareholder who wishes to propose a matter for inclusion in Mid-America’s proxy materials for such a meeting must submit the proposal in writing to the Secretary of Mid-America at Mid-America’s principal executive offices no later than January 31, 2008. If Mid-America holds an annual meeting in 2008 and if the meeting is held on a date more than 30 calendar days from April 24, 2008, a shareholder proposal must be received by a reasonable time before Mid-America begins to print and mail its proxy solicitation for the annual meeting. Shareholder proposals should be submitted to the Secretary of Mid-America Bancshares, Inc. at 2019 Richard Jones Road, Nashville, Tennessee 37215. Any of these proposals must comply with Mid-America’s bylaws and applicable SEC regulations.

EXPERTS

The consolidated financial statements of Pinnacle as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 financial statements refers to a change in accounting for stock-based compensation.

The consolidated financial statements of Mid-America as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance on the reports of Maggart & Associates, P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Bass, Berry & Sims PLC, Nashville, Tennessee will pass upon the legality of the shares of Pinnacle common stock to be issued in the merger and certain tax consequences of the merger.

WHERE YOU CAN FIND MORE INFORMATION

Pinnacle has filed a registration statement (File No. 333-[          ]) with the SEC under the Securities Act that registers the shares of Pinnacle common stock offered to Mid-America shareholders pursuant to the merger. The registration statement, including the attached exhibits and schedules, contains additional information about Pinnacle and Pinnacle common stock. The SEC’s rules allow Pinnacle and Mid-America to omit certain information included in the registration statement from this joint proxy statement/prospectus. The registration statement may be inspected and copied at the SEC’s public reference facilities described below.

Pinnacle and Mid-America also file reports and other information with the SEC under the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy this information at the Public Reference Room at the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like Pinnacle and Mid-America, that file reports electronically with the SEC. The address of that site is www.sec.gov.

The SEC allows Pinnacle and Mid-America to “incorporate by reference” in this joint proxy statement/prospectus certain information that each company files with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate by reference is considered part of this joint proxy statement/prospectus, except for information superseded by information in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that previously have been filed with the SEC. These documents contain important information about our companies and their finances.

Pinnacle SEC Filings (File No. 000-31225):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	Current Reports on Form 8-K filed on January 8, 2007, January 19, 2007, January 25, 2007, February 5, 2007, April 9, 2007, April 17, 2007, July 18, 2007 and August 15, 2007; and

•	The description of Pinnacle’s common stock contained in its Registration Statement on Form 8-A/12G, filed with the SEC on August 3, 2000 (File No. 000-31225)

Mid-America SEC Filings (File No. 000-52212):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	Current Reports on Form 8-K filed on February 12, 2007, February 21, 2007, April 24, 2007, June 20, 2007, July 26, 2007 and August 15, 2007; and

Pinnacle and Mid-America also are incorporating by reference additional documents filed by them with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this joint proxy statement/prospectus and before the adjournment of the Pinnacle and Mid-America special meetings.

Neither Pinnacle nor Mid-America, however, is incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

All information contained or incorporated by reference into this joint proxy statement/prospectus that relates to Pinnacle, as well as all pro forma financial information, was supplied by Pinnacle and all information contained or incorporated by reference into this joint proxy statement/prospectus that relates to Mid-America was supplied by Mid-America.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
by and between
PINNACLE FINANCIAL PARTNERS, INC.
and
MID-AMERICA BANCSHARES, INC.
Dated as of August 15, 2007

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 15, 2007 (this “Agreement”), by and between MID-AMERICA BANCSHARES, INC., a Tennessee corporation (“Target”), and PINNACLE FINANCIAL, PARTNERS, INC., a Tennessee corporation (“Acquiror”).

RECITALS:

WHEREAS, the Boards of Directors of Acquiror and Target have approved, and deem it advisable and in the best interests of their respective corporations and shareholders to consummate the strategic business combination transaction provided for herein in which Target will, subject to the terms and conditions set forth herein, merge with and into Acquiror (the “Merger”), so that Acquiror is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, the Boards of Directors of Acquiror and Target have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.

THE MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the Tennessee Business Corporation Act (the “TBCA”), at the Effective Time (as defined below), Target shall merge with and into Acquiror. Acquiror shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Tennessee. Upon consummation of the Merger, the separate corporate existence of Target shall terminate.

(b) The parties may by mutual agreement at any time change the method of effecting the combination of Target and Acquiror including without limitation the provisions of this Article I, if and to the extent they deem such change to be desirable, including without limitation to provide for a merger of Target with and into a wholly-owned subsidiary of Acquiror; provided, however, that no such change shall (i) alter or change the amount of Merger Consideration (as defined below) to be provided to holders of Target Common Stock (as defined below) as provided for in this Agreement, (ii) adversely affect the tax treatment of holders of Target Common Stock as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2 Effective Time.  The Merger shall become effective as set forth in the articles of merger that shall be filed with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3 Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in Section 48-21-108 of the TBCA.

1.4 Conversion of Target Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Target, Acquiror or the holder of any of the following securities:

(a) Subject to Section 2.2(e), each share of the common stock, $1.00 par value per share, of Target (the “Target Common Stock”) issued and outstanding immediately prior to the Effective Time together with those restricted shares of Target Common Stock set forth in Section 1.4(a) of the Target Disclosure Schedule (as defined below) which are not issued and outstanding as of the Effective Time, except for Target Bancorp Dissenting Shares (as defined below), shares of Target Common Stock owned by Target or Acquiror (other than shares of Target Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares held in a fiduciary capacity by Target or Acquiror, as the case may be, being referred to herein as “Trust Account Shares”)) or shares of Target Common Stock held on account of a debt previously contracted (“DPC Shares”), shall be converted into the right to receive (i) 0.4655 shares (the “Exchange Ratio”) of the common stock, $1.00 par value per share, of Acquiror (the “Acquiror Common Stock”) together with cash in lieu of any fractional shares in accordance with the provisions of Section 2.2(e) of this Agreement (the “Stock Consideration”) and (ii) $1.50 in cash, without interest (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”).

(b) All of the shares of Target Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Target Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive (i) a certificate representing the Stock Consideration in whole shares of Acquiror Common Stock together with any cash in lieu of fractional shares pursuant to Section 2,2(e); and (ii) the Cash Consideration deliverable with respect to the shares represented by such Certificate, into which the shares of Target Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e). Certificates previously representing shares of Target Common Stock, other than shares of Target Common Stock owned by Target or Acquiror (other than Trust Account Shares and DPC Shares) or Target Bancorp Dissenting Shares, shall be exchanged for (i) certificates representing whole shares of Acquiror Common Stock, equal to the Stock Consideration, together with any cash in lieu of fractional shares; and (ii) the Cash Consideration in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Acquiror Common Stock or Target Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio per share payable pursuant to this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Target Capital Stock (as defined below) that are owned by Target or Acquiror (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

(d) Notwithstanding anything in this Agreement to the contrary, shares of Target Common Stock which are outstanding immediately prior to the Effective Time and with respect to which dissenters’ rights shall have been properly demanded in accordance with Sections 48-23-201, et. seq. of the TBCA (“Target Bancorp Dissenting Shares”) shall not be converted into the right to receive, or to be exchangeable for, the Merger Consideration but, instead, the holders thereof shall be entitled to payment of the appraised value of such Target Bancorp Dissenting Shares in accordance with the provisions of Sections 48-23-201, et. seq. of the TBCA; provided, however, that (i) if any holder of Target Bancorp Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares, or (ii) if any holder fails to establish his entitlement to dissenters’ rights as provided in Sections 48-23-201, et. seq. of the TBCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Target Common Stock and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the

Effective Time, the Merger Consideration, without any interest thereon, as provided in Sections 1.4(a) and 1.4(b) and Article II hereof.

1.5 Acquiror Capital Stock.  At and after the Effective Time, each share of Acquiror Capital Stock (as defined below) issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding and shall not be affected by the Merger.

1.6 Options and Other Stock-Based Awards.

(a) Effective as of the Effective Time, each then outstanding option to purchase shares of Target Common Stock (each a “Target Stock Option”) and stock appreciation right to be settled in shares of Target Common Stock (each a “Target SAR”) issued pursuant to the equity-based compensation plans identified in Section 4.11 of the Target Disclosure Schedule (the “Target Stock Plans”) to any current or former employee or director of, or consultant to, Target or any of its Subsidiaries, as defined below, shall be assumed by Acquiror and shall be converted automatically into an option to purchase a number of shares of Acquiror Common Stock (rounded to the nearest whole share) in the case of a Target Stock Option (an “Assumed Stock Option”) or a stock appreciation right to be settled in shares of Acquiror Common Stock (rounded to the nearest whole share) in the case of a stock appreciation right (an “Asssumed SAR”) as the case may be, at an exercise price determined as provided below (and otherwise subject to the terms of the Target Stock Plans and the agreements evidencing the options or stock appreciation rights thereunder):

(i) The number of shares of Acquiror Common Stock to be subject to the Assumed Stock Option or Assumed SAR shall be equal to the product of the number of shares of Target Common Stock subject to the Target Stock Option or Target SAR, as the case may be, and the Exchange Ratio, provided that any fractional shares of Acquiror Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

(ii) The exercise price per share of Acquiror Common Stock under the Assumed Stock Option shall be equal to (A) the exercise price per share of Target Common Stock under the Target Stock Option less the Cash Consideration per share, divided by (B) the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent. The exercise price per share of Acquiror Common Stock under the Assumed SAR shall be equal to (A) the exercise price per share of the Target Common Stock under the Target SAR less the Cash Consideration per share, divided by (B) the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

In the case of any Target Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as otherwise provided herein, the Assumed Stock Options and Assumed SARs shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Target Stock Options or Target SARs immediately prior to the Effective Time (but taking into account any changes thereto, including the acceleration of vesting thereof, provided for in the Target Stock Plans or other Target Benefit Plan, as defined below, or in any award agreement thereunder by reason of this Agreement or the transactions contemplated hereby); provided, however, that references to Target shall be deemed to be references to Acquiror.

(b) Acquiror has taken all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock upon the exercise of the Assumed Stock Options and Assumed SARs. As soon as reasonably practicable following the Closing Date, Acquiror shall file a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act (defined below) with respect to the issuance of the shares of Acquiror Common Stock subject to the Assumed Stock Options and Assumed SARs and shall use its reasonable efforts consistent with customary industry standards to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such equity awards remain outstanding.

1.7 Charter.  Subject to the terms and conditions of this Agreement, at the Effective Time, the Charter of Acquiror, as then amended (the “Acquiror Charter”), shall be the Charter of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8 Bylaws.  Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of Acquiror, as then amended (the “Bylaws”), shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Tax Consequences.  It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.10 Certain Post-Closing Matters.

(a) Board Composition.  At the Effective Time, and continuing until Acquiror’s next shareholders meeting following the Effective Time, three Current Target Directors, as defined below, shall be appointed to and shall serve on the Board of Directors of the Surviving Corporation. For purposes of this Section 1.10, the term “Current Target Directors” shall mean those members of the Target Board of Directors immediately prior to the public announcement of the transactions contemplated by this Agreement.

(b) Procedure for Appointing Current Target Directors to Surviving Corporation’s Board of Directors.  Prior to the Effective Time, the nominating and corporate governance committee of the Board of Directors of Target shall submit the names of three Current Target Directors to the nominating and corporate governance committee of Acquiror for consideration of nomination to fill three vacancies created by the Board of Directors of the Surviving Corporation as of the Effective Time. The nominating and corporate governance committee of Acquiror’s Board of Directors shall promptly meet to consider the nominations of such persons to fill such vacancies and shall nominate such persons at such meeting if such persons are reasonably acceptable candidates to serve on the Board of Directors of the Surviving Corporation. The Board of Directors of Acquiror shall thereafter promptly meet to consider the appointment of such persons and shall appoint such persons unless a majority of the members of the Acquiror’s Board of Directors shall disagree with the conclusions of the nominating and corporate governance committee. In the event the nominating and corporate governance committee or the Board of Directors of Acquiror objects to a nominee, the nominating and corporate governance committee of Target’s Board of Directors shall propose additional nominees for consideration until a reasonably acceptable member is found.

(c) Officers of Surviving Corporation.  The current officers of Acquiror shall continue as the officers of the Surviving Corporation.

(d) Survival/Adoption of Commitments.  The commitments set forth in this Section 1.10 shall survive the Effective Time.

1.11 Headquarters of Surviving Corporation.  From and after the Effective Time, the location of the headquarters and principal executive offices of the Surviving Corporation shall be that of the headquarters and principal executive offices of Acquiror as of the date of this Agreement.

ARTICLE II.

DELIVERY OF MERGER CONSIDERATION

2.1 Deposit of Merger Consideration.  At or immediately prior to the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company reasonably acceptable to each of Target and Acquiror (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, the Cash Consideration, certificates representing the shares of Acquiror Common Stock constituting the Stock Consideration and cash in lieu of any fractional shares (such cash and certificates for shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 1.4 and Section 2.2(e) in exchange for outstanding shares of Target Common Stock.

2.2 Delivery of Merger Consideration.

(a) As soon as practicable, but in no event later than five business days, after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as reasonably agreed by the parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender to the Exchange Agent of a Certificate or Certificates for exchange and cancellation, together with such properly completed and duly executed letter of transmittal in such form as the Exchange Agent may reasonably require, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) the Merger Consideration that such holder of Target Common Stock shall have become entitled pursuant to the provisions of Article I; and (ii) a check representing the amount of any dividends or distributions that such holder is entitled to receive pursuant to Section 2.2(b), and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash or on any unpaid dividends and distributions payable to holders of Certificates.

(b) No dividends or other distributions declared with respect to Acquiror Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock represented by such Certificate.

(c) If any certificate representing shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Target of the shares of Target Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Acquiror Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Acquiror. In lieu of the issuance of any such fractional share, Acquiror shall pay to each former shareholder of Target who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of Acquiror Common Stock on the securities market or stock exchange in which the Acquiror Common Stock principally trades, as reported by The Wall Street Journal for the five (5) trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Acquiror Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Target as of the first anniversary of the Effective Time shall be paid to Acquiror. Any former shareholders of Target who have not theretofore complied with this Article II shall thereafter look only to Acquiror for payment of the Merger Consideration and any unpaid dividends and distributions on the Acquiror Common Stock deliverable in respect of each share of Target Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Target, Acquiror, the Exchange Agent or any other person shall be liable to any former holder of shares of Target Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Acquiror, the posting by such person of a bond in such amount as Acquiror may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as disclosed in (a) the Acquiror Reports (defined below) filed prior to the date hereof or (b) the disclosure schedule (the “Acquiror Disclosure Schedule”) delivered by Acquiror to Target prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of Acquiror’s covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined below) on Acquiror), Acquiror hereby represents and warrants to Target as follows:

3.1 Corporate Organization.

(a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Acquiror has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Acquiror. As used in this Agreement, the term “Material Adverse Effect” means, (A) with respect to Target, a material adverse effect on (i) the business, operations, results of operations, financial condition or prospects of Target and its Subsidiaries taken as a whole, or (ii) the ability of Target to timely consummate the transactions contemplated hereby and (B) with respect to Acquiror, a material adverse effect on (i) the business, operations, results of operations, financial condition or prospects of Acquiror and its subsidiaries, taken as a whole, or (ii) the ability of Acquiror to timely consummate the transactions contemplated hereby; provided, however, that with respect to clause (A)(i) and B(i) the following shall not be deemed to have a Material Adverse Effect: any change or event caused by or resulting from (I) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (II) changes in United States or foreign securities markets, including changes in price levels or trading volumes, (III) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Acquiror or Target or their respective Subsidiaries, as the case may be, (IV) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (V) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (as defined below), (VI) actions or omissions of Acquiror or Target taken with the prior written consent of the other or required hereunder, (VII) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, or (H) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; and provided, further, that in no event shall a change in the trading prices of a party’s capital stock, by itself, be considered material or constitute a Material Adverse Effect.

(b) Acquiror is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Acquiror’s Charter and Bylaws, as in effect as of the date of this Agreement, have previously been made available by Acquiror to Target.

(c) Each Acquiror Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Acquiror and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted, except to the extent that the failure to have such power or authority will not result in a Material Adverse Effect on Acquiror. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes under GAAP.

3.2 Capitalization.

(a) The authorized capital stock of Acquiror consists of ninety million (90,000,000) shares of Acquiror Common Stock, of which, as of June 30, 2007, 15,545,581 shares were issued and outstanding, and ten million (10,000,000) shares of preferred stock, no par value per share (together with the Acquiror Common Stock, the “Acquiror Capital Stock”), of which, as of June 30, 2007, no shares were issued and outstanding. As of the date hereof, no shares of Acquiror Capital Stock were reserved for issuance except for 1,809,747 shares of Acquiror Common Stock reserved for issuance upon the exercise of options to purchase shares of Acquiror Common Stock (each a “Acquiror Stock Option”) pursuant to the equity-based compensation plans of Acquiror (the “Acquiror Stock Plans”) as identified in Section 3.2(a) of the Acquiror Disclosure Schedule and 395,000 shares reserved for issuance pursuant to outstanding warrants of Acquiror (“Acquiror Warrants”). All of the issued and outstanding shares of Acquiror Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. All of the Acquiror Stock Plans have been approved by the Acquiror’s shareholders in accordance with the requirements of the TBCA and the Code.

(b) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Acquiror are issued or outstanding. Since June 30, 2007, Acquiror has not issued any shares of Acquiror Capital Stock or any securities convertible into or exercisable for any shares of Acquiror Capital Stock, other than as would be permitted by Section 5.3(a) hereof.

(c) Except for (i) this Agreement, (ii) the rights under the Acquiror Warrants and the Acquiror Stock Plans which represented, as of June 30, 2007, the right to acquire up to an aggregate of 2,204,747 shares of Acquiror Common Stock, and (iii) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 5.3(a), there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which Acquiror or any its Subsidiaries is a party or by which it or any its Subsidiaries is bound obligating Acquiror or any its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Acquiror Capital Stock or any Voting Debt or stock appreciation rights of Acquiror or any its Subsidiaries or obligating Acquiror or any its Subsidiaries, to extend or enter into any such option, subscription, warrant, call, right, commitment or agreement. Except as set forth in Section 3.2(c) of the Acquiror Disclosure Schedule, there are no outstanding contractual obligations of Acquiror or any its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of Acquiror Capital Stock or any capital stock of its Subsidiaries or (B) pursuant to which Acquiror or any of its Subsidiaries is or could be required to register shares of Acquiror Capital Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), except with respect to the Acquiror Warrants and any such contractual obligations entered into after the date hereof as permitted by Section 5.3(a).

(d) Except as set forth in Section 3.2(d) of the Acquiror Disclosure Schedule, Acquiror owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Acquiror has or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Acquiror has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of Acquiror Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Acquiror. The Board of Directors of Acquiror determined that the Merger is advisable and in the best interest of Acquiror and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Acquiror’s shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Acquiror Common Stock, no other corporate proceedings on the part of Acquiror are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquiror and (assuming due authorization, execution and delivery by Target) constitutes valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery by Acquiror of this Agreement nor the consummation by Acquiror of the transactions contemplated hereby, nor compliance by Acquiror with any of the terms or provisions hereof, will (i) violate any provision of the Acquiror’s Charter or Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Acquiror or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Acquiror or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Acquiror or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Acquiror.

3.4 Consents and Approvals.  Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any other federal, state or foreign agencies or regulatory authorities and approval of such applications and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Joint Proxy Statement/Prospectus in definitive form relating to the meeting of Target’s and Acquiror’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Joint Proxy Statement”), and of the registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA, (v) any notice or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and the rules of NASDAQ, or which are required under insurance, mortgage banking and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and (viii) the approval of this Agreement by the requisite vote of the shareholders of Acquiror and Target, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Acquiror of this Agreement and (B) the consummation by Acquiror of the Merger and the other transactions contemplated hereby. Except for any consents, authorizations, or approvals of any other material contracts to which Acquiror is a party and which are listed in Section 3.4 of the Acquiror Disclosure Schedule, no consents, authorizations, or approvals of any other person are necessary in connection with (A) the execution and delivery by Acquiror of this Agreement and (B) the consummation by Acquiror of the Merger and the other transactions contemplated hereby.

3.5 Reports.  Acquiror and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2002 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a “State Regulator”), (iv) the Office of the Comptroller of the Currency (the “OCC”), or (v) the SEC, (collectively “Regulatory Agencies”), and all other reports and statements required to be filed by them since January 1, 2002, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Acquiror. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Acquiror and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of Acquiror, investigation into the business or operations of Acquiror or any of its Subsidiaries since January 1, 2002, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on Acquiror. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement (written or oral) relating to any examinations of Acquiror or any of its Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror.

3.6 Financial Statements.  Acquiror has previously made available to Target true and correct copies of (i) the consolidated balance sheets of Acquiror and its Subsidiaries as of December 31, 2005 and 2006 and the related consolidated statements of income and changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2004 through 2006, inclusive as reported in Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC under the Exchange Act and accompanied by the audit report of KPMG LLP, independent registered public accountants with respect to Acquiror, and (ii) the unaudited consolidated balance sheet of Acquiror and its Subsidiaries as of December 31, 2006 and June 30, 2007, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three- and six-month periods ended June 30, 2006 and June 30, 2007, as reported in Acquiror’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 (the “Acquiror Form 10-Q”). The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations, changes in shareholders’ equity, cash flows and financial position of Acquiror and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with accounting principles generally accepted in the United States (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Acquiror and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

3.7 Broker’s Fees.  Except for Sandler, O’Neill & Partners, L.P., neither Acquiror nor any Acquiror Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.8 Absence of Certain Changes or Events.

(a) Since June 30, 2007, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

(b) Since June 30, 2007, through and including the date of this Agreement, Acquiror and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Except as disclosed in Section 3.9(a) of the Acquiror Disclosure Schedule, neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Acquiror’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Acquiror or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will be reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on Acquiror.

(b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon Acquiror, any of its Subsidiaries or the assets of Acquiror or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

3.10 Taxes and Tax Returns.

(a) Each of Acquiror and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i) Taxes or other governmental charges that are not yet delinquent or are being contested in good faith or have not been finally determined and have been adequately reserved against under GAAP, or (ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror. The federal income Tax returns of Acquiror and its Subsidiaries to the knowledge of Acquiror have not been examined by the IRS. There are no material disputes pending, or to the knowledge of Acquiror, claims asserted, for Taxes or assessments upon Acquiror or any of its Subsidiaries for which Acquiror does not have reserves that are adequate under GAAP. Neither Acquiror nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Acquiror and its Subsidiaries). Within the past five years, neither Acquiror nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Acquiror has no liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Acquiror. All Taxes required to be withheld, collected or deposited by or with respect to Acquiror have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, except for failures to so withhold, collect or deposit that are immaterial, individually and in the aggregate. Acquiror has not been requested to grant, or has granted, any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired. Acquiror has not participated in any “listed transaction” or “reportable transaction” or “tax shelter” within the meaning of the Code requiring it to file, register, prepare, produce or maintain any disclosure, report, list or any other statement or document under Sections 6111 or 6112 of the Code. Acquiror is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Except as set forth on Section 3.10(a) of the Acquiror Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause the imposition on Acquiror of any excise tax or penalty under Section 4999 of the Code or result in payment of any non-deductible “parachute payment” within the meaning of Section 280G of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

3.11 Employees.

(a) Section 3.11(a) of the Acquiror Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, for the benefit of current or former directors or employees of Acquiror and its Subsidiaries or with respect to which Acquiror or its Subsidiaries may, directly or indirectly, have any liability to such directors or employees, as of the date of this Agreement (the “Acquiror Benefit Plans”).

(b) Acquiror has heretofore made available to Target true and complete copies of each of the Acquiror Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Acquiror Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter or opinion letter (upon which Acquiror is permitted to rely) from the IRS (if applicable) for such Acquiror Benefit Plan.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror, (i) each of the Acquiror Benefit Plans has been operated and administered in all material respects in compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code, (ii) each of the Acquiror Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code and has received a favorable determination letter or opinion letter (upon which Acquiror is entitled to rely) from the IRS that such Acquiror Benefit Plan is so qualified, and to the knowledge of Acquiror, there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Acquiror Benefit Plan, (iii) with respect to each Acquiror Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Acquiror Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Acquiror Benefit Plan’s actuary with respect to such Acquiror Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Acquiror Benefit Plan allocable to such accrued benefits, (iv) no Acquiror Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Acquiror or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Acquiror or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by Acquiror, its Subsidiaries or any trade or business, whether or not incorporated, all of which together with Acquiror, would be deemed a “single employer” under Section 4001 of ERISA (a “Acquiror ERISA Affiliate”) that has not been satisfied in full, and, to the knowledge of Acquiror, no condition exists that presents a material risk to Acquiror, its Subsidiaries or any Acquiror ERISA Affiliate of incurring a material liability thereunder, (vi) no Acquiror Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), (vii) all contributions due and payable by Acquiror or its Subsidiaries as of the Effective Time with respect to each Acquiror Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (viii) none of Acquiror, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which Acquiror, its Subsidiaries or any Acquiror Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the knowledge of Acquiror there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Acquiror Benefit Plans or any trusts related thereto.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current director or employee of Acquiror or any of its affiliates from Acquiror or any of its affiliates under any Acquiror Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Acquiror Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits that will, either individually or in the aggregate, have a Material Adverse Effect on Acquiror.

(e) Each Acquiror Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Acquiror Benefit Plan, and no employee of the Acquiror or its Subsidiaries is entitled to any gross-up or otherwise entitled to indemnification by the Acquiror, any Subsidiary of the Acquiror or any Acquiror ERISA Affiliate for any violation of Section 409A of the Code.

3.12 SEC Reports.  Acquiror has previously made available to Target an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2002 by Acquiror with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the date hereof and (b) communication mailed by Acquiror to its shareholders since January 1, 2002. Acquiror has filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2002 (the “Acquiror Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Acquiror Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Acquiror Reports, and none of the Acquiror Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.13 Compliance with Applicable Law.

(a) Acquiror and each of its Subsidiaries hold all material licenses, franchises, permits, patents, trademarks and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity relating to Acquiror or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Acquiror.

(b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on Acquiror, Acquiror and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Acquiror, any of its Subsidiaries, or any director, officer or employee of Acquiror or of any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on Acquiror, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.14 Certain Contracts.

(a) Except as disclosed in Section 3.11(a) of the Acquiror Disclosure Schedule, neither Acquiror nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Acquiror, Target, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Acquiror Reports, (iv) which materially restricts the conduct of any line of business by Acquiror or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Acquiror Disclosure Schedule, is referred to herein as a “Acquiror Contract”, and neither Acquiror nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which will have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

(b) (i) Each Acquiror Contract is valid and binding on Acquiror or any of its Subsidiaries, as applicable, and in full force and effect, (ii) Acquiror and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Acquiror Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on Acquiror, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Acquiror or any of its Subsidiaries under any such Acquiror Contract, except where such default will not, either individually or in the aggregate, have a Material Adverse Effect on Acquiror.

3.15 Agreements with Regulatory Agencies.  Neither Acquiror nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2002, a recipient of any supervisory letter from, or since January 1, 2002, has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement, or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Acquiror Disclosure Schedule, a “Acquiror Regulatory Agreement”), nor to the knowledge of Acquiror has Acquiror or any of its Subsidiaries been advised since January 1, 2002, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Acquiror Regulatory Agreement.

3.16 Interest Rate Risk Management Instruments.  Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror, (a) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Acquiror or for the account of a customer of Acquiror or one of its Subsidiaries, were entered into in the ordinary course of business and, to Acquiror’s knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of Acquiror or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect; (b) Acquiror and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and (c) to Acquiror’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17 Undisclosed Liabilities.  Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Acquiror included in the Acquiror Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2007, neither Acquiror nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have, a Material Adverse Effect on Acquiror.

3.18 Insurance.  Acquiror and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks insured against by bank holding companies comparable in size and operations to Acquiror and its Subsidiaries.

3.19 Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Acquiror of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the knowledge of Acquiror, threatened against Acquiror, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on Acquiror. To the knowledge of Acquiror, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Acquiror is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

3.20 State Takeover Laws.  The Board of Directors of Acquiror has approved the transactions contemplated by this Agreement for purposes of Sections 48-103-101 through 48-103-505 of the TBCA, if applicable to Acquiror, such that the provisions of such sections of the TBCA will not apply to this Agreement or any of the transactions contemplated hereby or thereby.

3.21 Reorganization.  As of the date of this Agreement, Acquiror is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22 Information Supplied.  None of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Acquiror with respect to statements made or incorporated by reference therein based on information supplied by Target for inclusion or incorporation by reference in the Joint Proxy Statement.

3.23 Internal Controls.  The records, systems, controls, data and information of Acquiror and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Acquiror or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Acquiror Reports filed with the SEC prior to the date hereof, Acquiror and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Acquiror (i) has designed disclosure controls and procedures to ensure that material information relating to Acquiror, including its Subsidiaries, is made known to the management of Acquiror by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Acquiror’s independent registered public accounting firm and the audit committee of Acquiror’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Acquiror’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror’s internal control over financial reporting. Acquiror has made available to Target a summary of any such disclosure made by management to Acquiror’s auditors and audit committee since January 1, 2004. To the knowledge of Acquiror, it is in compliance in all material respects with Section 404 of the Sarbanes-Oxley Act of 2002.

3.24 Opinion of Acquiror Financial Advisor.  Acquiror has received the opinion of its financial advisor, Sandler, O’Neill & Partners, L.P., dated the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to Acquiror.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF TARGET

Except as disclosed in (a) the Target Reports (defined below) filed with the SEC prior to the date hereof or (b) the disclosure schedule (the “Target Disclosure Schedule”) delivered by Target to Acquiror prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of Target’s covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Target), Target hereby represents and warrants to Acquiror as follows:

4.1 Corporate Organization.

(a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Target has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Target.

(b) Target is a bank holding company registered under the BHC Act. True and complete copies of the Charter (the “Target Charter”), and Bylaws of Target, as in effect as of the date of this Agreement, have previously been made available by Target to Acquiror.

(c) Each Target Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Target, and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted except to the extent that the failure to have such power or authority will not result in a Material Adverse Effect on Target.

4.2 Capitalization.

(a) The authorized capital stock of Target consists of Seventy Five Million (75,000,000) shares of Target Common Stock, of which, as of June 30, 2007, 13,933,006 shares were issued and outstanding, and Twenty Million (20,000,000) shares of preferred stock, no par value per share (the “Target Preferred Stock” and, together with the Target Common Stock, the “Target Capital Stock”), of which, as of June 30, 2007, no shares were issued and outstanding. As of the date hereof, no shares of Target Capital Stock were reserved for issuance except for shares of Target Common Stock reserved for issuance upon the vesting of restricted shares and the exercise of Target Stock Options, in each case, issued pursuant to Target’s equity compensation plans (the “Target Stock Plans”). All of the issued and outstanding shares of Target Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in Section 4.2(a) of the Target Disclosure Schedule, all of the Target Stock Plans have been approved by the Target’s shareholders in accordance with the requirements of the TBCA and the Code.

(b) No Voting Debt of Target is issued or outstanding. Since June 30, 2007, Target has not issued any shares of Target Capital Stock or any securities convertible into or exercisable for any shares of Target Capital Stock, other than as would be permitted by Section 5.2(b) hereof.

(c) Except for (i) this Agreement, (ii) the rights under the Target Stock Plans which represented, as of June 30, 2007, the right to acquire up to an aggregate of 1,464,479 shares of Target Common Stock, and (iii) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 5.2(b), there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which Target or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound obligating Target or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Target Capital Stock or any Voting Debt or stock appreciation rights of Target or any of its Subsidiaries or obligating Target or any of its Subsidiaries, to extend or enter into any such option, subscription, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Target or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of Target Capital Stock or any capital stock of its Subsidiaries or (B) pursuant to which Target or any of its Subsidiaries is or could be required to register shares of Target Capital Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof as permitted by Section 5.2(b).

(d) Target owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Target has or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such

Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Target has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of Target Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Target. The Board of Directors of Target determined that the Merger is advisable and in the best interest of Target and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Target’s shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Target Common Stock, no other corporate proceedings on the part of Target are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Target and (assuming due authorization, execution and delivery by Acquiror) constitutes valid and binding obligations of Target, enforceable against Target in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Except as set forth in Section 4.3(b) of the Target Disclosure Schedule, neither the execution and delivery of this Agreement by Target, nor the consummation by Target of the transactions contemplated hereby, nor compliance by Target with any of the terms or provisions hereof, will (i) violate any provision of the Target Charter or the Bylaws of Target or the charter or bylaws of any Target Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Target or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Target or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Target or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Target.

4.4 Consents and Approvals.  Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the Form S-4 and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA, (v) any notice or filings under the HSR Act, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and the rules of NASD, or which are required under consumer finance, mortgage banking and other similar laws, and (vii) the approval of this Agreement by the requisite vote of the shareholders of Target and Acquiror, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Target of this Agreement and (B) the consummation by Target of the Merger and the other transactions contemplated hereby. Except for any consents, authorizations, or approvals of any other material contracts to which Target is a party and which are listed in Section 4.4 of the Target Disclosure Schedule, no consents, authorizations, or approvals of any other person are necessary in connection with (A) the execution and delivery by Target of this Agreement and (B) the consummation by Target of the Merger and the other transactions contemplated hereby.

4.5 Reports.  Target and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2002 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 2002, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Target. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Target and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of Target, investigation into the business or operations of Target or any of its Subsidiaries since January 1, 2002, except where such proceedings or investigation did not, or will not, either individually or in the aggregate, have a Material Adverse Effect on Target. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement (written or oral) relating to any examinations of Target or any of its Subsidiaries which, could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Target.

4.6 Financial Statements.  Target has previously made available to Acquiror true and correct copies of (i) the consolidated balance sheet of Target and its Subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2004 through 2006, inclusive as reported in Target’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC under the Exchange Act and accompanied by the audit report of Maggart & Associates, P.C., independent registered public accountants with respect to Target, and (ii) the unaudited consolidated balance sheets of Target and its Subsidiaries as of December 31, 2006 and June 30, 2007, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three and six-month periods ended June 30, 2006 and June 30, 2007, as reported in Target’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 (the “Target Form 10-Q”). The financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations, changes in shareholders’ equity, cash flows and financial position of Target and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of Target and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

4.7 Broker’s Fees.  Except for Hovde Financial LLC, neither Target nor any Target Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events.

(a) Since June 30, 2007, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Target.

(b) Except as set forth in Section 4.8(b) of the Target Disclosure Schedule, since June 30, 2007 through and including the date of this Agreement, Target and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Except as disclosed in Section 4.9(a) of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Target’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Target or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will be reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on Target.

(b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon Target, any of its Subsidiaries or the assets of Target or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on Target.

4.10 Taxes and Tax Returns.  Each of Target and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i) Taxes or other governmental charges that are not yet delinquent or are being contested in good faith or have not been finally determined and have been adequately reserved against under GAAP, or (ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Target. The federal income Tax returns of Target and its Subsidiaries, to the knowledge of Target, have not been examined by the IRS. There are no material disputes pending, or to the knowledge of Target, claims asserted, for Taxes or assessments upon Target or any of its Subsidiaries for which Target does not have reserves that are adequate under GAAP. Neither Target nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Target and its Subsidiaries). Within the past five years, neither Target nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Target has no liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Target. All Taxes required to be withheld, collected or deposited by or with respect to Target have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, except for failures to so withhold, collect or deposit that are immaterial, individually and in the aggregate. Target has not been requested to grant, or has granted, any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired. Target has not participated in any “listed transaction” or “reportable transaction” or “tax shelter” within the meaning of the Code requiring it to file, register, prepare, produce or maintain any disclosure, report, list or any other statement or document under Sections 6111 or 6112 of the Code. Target is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Except as set forth in Section 4.10 of the Target Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause the imposition of any excise tax or penalty under Section 4999 of the Code or result in payment of any non-deductible “parachute payment” within the meaning of Section 280G of the Code.

4.11 Employees.

(a) Section 4.11(a) of the Target Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, medical, dental, life, vision, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, for the benefit of current or former directors or employees of Target and its Subsidiaries or with respect to which Target or its Subsidiaries may, directly or indirectly, have any liability to such directors or employees, as of the date of this Agreement (the “Target Benefit Plans”).

(b) Target has heretofore made available to Acquiror true and complete copies of each of the Target Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Target Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter or opinion letter (upon which Target is permitted to rely) from the IRS (if applicable) for such Target Benefit Plan.

(c) Except as identified in Section 4.11(a) of the Target Disclosure Schedule referenced above or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Target, (i) each of the Target Benefit Plans has been operated and administered in all material respects in compliance with ERISA and the Code, (ii) each of the Target Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code and has received a favorable determination letter or opinion letter (upon which Target is permitted to rely) from the IRS that such Target Benefit Plan is so qualified, and to the knowledge of Target, there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Target Benefit Plan, (iii) with respect to each Target Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Target Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Target Benefit Plan’s actuary with respect to such Target Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Target Benefit Plan allocable to such accrued benefits, (iv) no Target Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Target or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Target or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by Target, its Subsidiaries or any trade or business, whether or not incorporated, all of which together with Target, would be deemed a “single employer” under Section 4001 of ERISA (a “Target ERISA Affiliate”) that has not been satisfied in full, and, to the knowledge of Target, no condition exists that presents a material risk to Target, its Subsidiaries or any Target ERISA Affiliate of incurring a material liability thereunder, (vi) no Target Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), (vii) all contributions due and payable by Target or its Subsidiaries as of the Effective Time with respect to each Target Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (viii) none of Target, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which Target, its Subsidiaries or any Target Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the knowledge of Target there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Target Benefit Plans or any trusts related thereto.

(d) Except as set forth in Section 4.11(d) of the Target Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Target or any of its affiliates from Target or any of its affiliates under any Target Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Target Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits that will, either individually or in the aggregate, have a Material Adverse Effect on Target.

(e) Each Target Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Target Benefit Plan, and no employee of

Target or its Subsidiaries is entitled to any gross-up or otherwise entitled to indemnification by Target, any Subsidiary of Target or any Target ERISA Affiliate for any violation of Section 409A of the Code.

4.12 SEC Reports.  Target has previously made available to Acquiror an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2002 by Target or any predecessor issuer, including PrimeTrust Bank and Bank of the South, with the SEC or the FDIC pursuant to the Securities Act or the Exchange Act and prior to the date hereof, (b) comment letter of the SEC or FDIC, and response letter of Target, PrimeTrust Bank or Bank of the South, as the case may be, with respect to any such filings, and (c) communication mailed by Target, PrimeTrust Bank or Bank of the South to their respective shareholders since January 1, 2002. Target or any predecessor issuer, including PrimeTrust Bank and Bank of the South has filed all required reports, schedules, registration statements and other documents with the SEC or the FDIC since January 1, 2002, collectively (the “Target Reports”). As of their respective dates of filing with the SEC or the FDIC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Target Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC or FDIC thereunder applicable to such Target Reports, and none of the Target Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.13 Compliance with Applicable Law.

(a) Target and each of its Subsidiaries hold all material licenses, franchises, permits, patents, trademarks and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with, and are not in default in any material respect under, any applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity relating to Target or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Target.

(b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on Target, Target and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Target, any of its Subsidiaries, or any director, officer or employee of Target or of any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on Target, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

4.14 Certain Contracts.

(a) Except as disclosed in Section 4.14(a) of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Target, Acquiror, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Target Reports, (iv) which materially restricts the conduct of any line of business by Target or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (vii) involves a lease or sublease of real property for a term longer than one year. Target has previously made available to Acquiror true and correct copies of all employment and deferred compensation agreements which are in writing and to which Target is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Target Disclosure Schedule, is referred to herein as a “Target Contract”, and neither Target nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which will have, individually or in the aggregate, a Material Adverse Effect on Target.

(b) (i) Each Target Contract is valid and binding on Target or any of its Subsidiaries, as applicable, and in full force and effect, (ii) Target and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Target Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on Target, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Target or any of its Subsidiaries under any such Target Contract, except where such default will not, either individually or in the aggregate, have a Material Adverse Effect on Target.

4.15 Agreements with Regulatory Agencies.  Neither Target nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2002, a recipient of any supervisory letter from, or since January 1, 2002, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Target Disclosure Schedule, a “Target Regulatory Agreement”), nor, to the knowledge of Target, has Target or any of its Subsidiaries been advised since January 1, 2002, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Target Regulatory Agreement.

4.16 Interest Rate Risk Management Instruments.  Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Target, (a) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Target, one of its Subsidiaries, or for the account of a customer of Target or one of its Subsidiaries, were entered into in the ordinary course of business and, to Target’s knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of Target or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect; (b) Target and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and (c) to Target’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.17 Undisclosed Liabilities.   Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Target included in the Target Form 10-Q or as set forth in Section 4.17 of the Target Disclosure Schedule and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2007, neither Target nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have, a Material Adverse Effect on Target.

4.18 Insurance.  Target and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to Target and its Subsidiaries.

4.19 Environmental Liability.  Except as set forth in Section 4.19 of the Target Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Target of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or, to the knowledge of Target, threatened against Target, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on Target. To the knowledge of Target, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, either individually or in the aggregate, have a Material Adverse Effect on Target. Target is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Target.

4.20 State Takeover Laws.  The Board of Directors of Target has approved the transactions contemplated by this Agreement for purposes of Sections 48-103-101 through 48-103-505 of the TBCA, if applicable to Target, such that the provisions of such sections of the TCBA will not apply to this Agreement or any of the transactions contemplated hereby or thereby.

4.21 Reorganization.  As of the date of this Agreement, Target is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22 Information Supplied.  None of the information supplied or to be supplied by Target for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Target with respect to statements made or incorporated by reference therein based on information supplied by Acquiror for inclusion or incorporation by reference in the Joint Proxy Statement.

4.23 Internal Controls.  The records, systems, controls, data and information of Target and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Target or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Target Reports filed with the SEC prior to the date hereof, Target and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Target (i) has designed disclosure controls and procedures to ensure that material information relating to Target, including its Subsidiaries, is made known to the management of Target by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Target’s independent registered public accounting firm and the audit committee of Target’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Target’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Target’s internal control over financial reporting.. Target has made available to Acquiror a summary of any such disclosure made by management to Target’s auditors and audit committee since January 1, 2004. Target has initiated its process of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and expects to be in full compliance therewith by the mandated compliance date.

4.24 Opinion of Target Financial Advisor.  Target has received the opinion of its financial advisor, Hovde Financial LLC dated the date of this Agreement, to the effect that the consideration received by the holders of Target Common Stock is fair, from a financial point of view, to Target and the holders of Target Common Stock.

ARTICLE V.

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Acquiror Disclosure Schedule and the Target Disclosure Schedule), each of Target and Acquiror shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of either Target or Acquiror to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Target Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in the Target Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Target shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed):

(a) other than as set forth in Section 5.2(a) of the Target Disclosure Schedule or in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

(b) (i) adjust, split, combine or reclassify any shares of its capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock except (A) dividends paid by any of the Subsidiaries of Target to Target or to any of its wholly-owned Subsidiaries, (B) the acceptance of shares of Target’s Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of Target’s Stock Options or the vesting or lapse of forfeiture restrictions of Target stock-based awards, in accordance with the terms of the applicable award agreements), or (C) the acceptance of shares of Target Common Stock upon forfeiture of any restricted shares pursuant to any award of restricted shares under a Target Stock Plan; (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or (iv) issue any additional shares of capital stock except pursuant to the exercise of Target Stock Options outstanding as of the date of this Agreement or issued thereafter in compliance with this Agreement;

(c) (i) except as set forth in Section 5.2(c) of the Target Disclosure Schedule, increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director of Target, (ii) pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law, (iii) pay any bonus, (iv) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, or (v) except as required under any existing plan, grant, or agreement, accelerate the vesting of, or the lapsing of restrictions with respect to, any Target Stock Options or restricted shares of Target Common Stock;

(d) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to Target and its Subsidiaries, taken as a whole, to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any indebtedness that is material to Target and its Subsidiaries, taken as a whole, to any such person or any claims held by any such person that are material to Target and its Subsidiaries, taken as a whole, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

(e) enter into any new line of business that is material to Target and its Subsidiaries, taken as a whole, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to Target and its Subsidiaries, taken as a whole, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f) except for transactions made in the ordinary course of business consistent with past practice or as set forth in Section 5.2(f) of the Target Disclosure Schedule, make any material capital expenditure either by purchase or sale of fixed assets, property transfers, or purchase or sale of any property or assets of any other individual, corporation or other entity;

(g) knowingly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(h) amend the Target Charter or Bylaws or any charter or bylaws of any Target Subsidiary, or otherwise take any action to exempt any person or entity (other than Acquiror or its Subsidiaries) or any action taken by any person or entity from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i) other than in prior consultation with Acquiror, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice;

(k) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(l) implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law or regulation, GAAP or regulatory guidelines;

(m) terminate any of the Business Protection Agreements entered into with each of Gary Scott, Jason West, Sam Short and David Majors:

(n) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated by this Agreement; or

(o) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Acquiror Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in the Acquiror Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Acquiror shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Target (which consent shall not be unreasonably withheld):

(a) (i) adjust, split, combine or reclassify any shares of its capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock except (A) dividends paid by any of the Subsidiaries of Acquiror to Acquiror or to any of its wholly-owned Subsidiaries, (B) the acceptance of shares of Acquiror’s Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of Acquiror’s Stock Options, or the vesting or lapse of forfeiture restrictions of Acquiror stock-based awards, in accordance with the terms of applicable award agreements, or (C) the acceptance of shares of Acquiror Common Stock upon forfeiture of any restricted shares pursuant to an award of restricted shares under any Acquiror Stock Plan; (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right or option to acquire any shares of its capital stock, other than grants to employees or directors of Acquiror made in the ordinary course of business consistent with past practices under the Acquiror Stock Plans; or (iv) issue any additional shares of its capital stock except the issuance of shares of restricted stock pursuant to the Acquiror Stock Plans consistent with past practices or pursuant to the exercise of the Acquiror Warrants or Acquiror Stock Options outstanding as of the date of this Agreement, pursuant to the terms of the Acquiror Stock Plans, or issued thereafter in compliance with this Agreement;

(b) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to Acquiror, other than (i) any such acquisition that would not reasonably be expected to have a Material Adverse Effect on Acquiror, or materially delay completion of the transactions contemplated hereby or have any effect specified in Section 5.3(f) or (ii) in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

(c) knowingly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(d) amend the Acquiror Charter (except to authorize additional shares of Acquiror Common Stock);

(e) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(f) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated by this Agreement; or

(g) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3; or

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Target and Acquiror shall promptly prepare and file with the SEC the Joint Proxy Statement and Acquiror shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Target and Acquiror shall use their reasonable best efforts in consultation with their respective legal counsel to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Target and Acquiror shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Acquiror shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Target shall furnish all information concerning Target and the holders of Target Capital Stock as may be reasonably requested in connection with any such action. If at any time prior to or after the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated or made available on the SEC’s EDGAR database to the shareholders of Acquiror and Target.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Target and Acquiror shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Acquiror or Target, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Each of Target and Acquiror shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Target, Acquiror or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of Target and Acquiror shall promptly advise the other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained, that the receipt of any such approval will be materially delayed or that non-customary or burdensome conditions or post-closing requirements might be imposed on any such Required Regulatory Approval.

(e) Acquiror and Target shall promptly furnish each other with copies of written communications received by Acquiror and Target, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Target and Acquiror, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Target and Acquiror shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which Target or Acquiror, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Target nor Acquiror nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Target’s or Acquiror’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Acquiror and Target agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.2 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representative to keep confidential, all information and documents obtained pursuant to this Section 6.2 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. If this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party or shall promptly destroy such items and certify to such other party the destruction thereof.

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

6.3 Shareholders’ Approvals.   Each of Target and Acquiror shall call a meeting of its shareholders (a “Target Shareholders’ Meeting” or “Acquiror Shareholders’ Meeting”, as the case may be) to be held as soon as reasonably practicable for the purpose of voting upon proposals to adopt and approve this Agreement and the Merger, and each shall use its reasonable best efforts, to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of Acquiror and Target shall use its reasonable best efforts (and subject to its fiduciary duty) to obtain from the shareholders of Acquiror and Target, as the case may be, the vote in favor of the adoption of this Agreement required by the TBCA and Acquiror’s and Target’s Charter and Bylaws, as the case may be, to consummate the transactions contemplated hereby (such approval a “Target Shareholder Approval” or “Acquiror Shareholder Approval”, as the case may be). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement shall be submitted to the shareholders of Target and Acquiror at such meeting for the purpose of obtaining the Target Shareholder Approval or Acquiror Shareholder Approval, as the case may be, and voting on the approval and adoption of this Agreement and nothing contained herein shall be deemed to relieve Target and Acquiror of such obligations.

6.4 Legal Conditions to Merger.  Each of Target and Acquiror shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Acquiror or Target or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Affiliates.  Target shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Target to deliver to Acquiror, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders’ meetings called by Target to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit 6.5.

6.6 Stock Quotation or Listing.  Acquiror shall cause the shares of Acquiror Common Stock to be issued in the Merger to be qualified for quotation or listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the Effective Time.

6.7 Employee Benefit Plans; Existing Agreements.

(a) Within one year following the Effective Time, to the extent permissible under the terms of the Acquiror Benefit Plans, the employees of Target and its Subsidiaries (the “Target Employees”) will be eligible to participate in Acquiror’s employee benefit plans in which similarly situated employees of Acquiror or its Subsidiaries participate, to the same extent as similarly situated employees of Acquiror or its Subsidiaries (it being understood that inclusion of Target Employees in Acquiror’s employee benefit plans may occur at different times with respect to different plans) except as provided below.

(b) With respect to each Acquiror Benefit Plan that is an “employee benefit plan,” as defined in section 3(3) of ERISA, for purposes of determining eligibility to participate, and entitlement to benefits, including for severance benefits and vacation entitlement, but not for purposes of benefit accrual, service with Target shall be treated as service with Acquiror; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits. Such service also shall to the extent permissible under the terms of the Acquiror Benefit Plans and as permitted by the applicable insurer, apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each Acquiror Benefit Plan shall to the extent permissible under the terms of the Acquiror Benefit Plans and as permitted by the applicable insurer, waive pre-existing condition limitations to the same extent waived under the applicable Target Benefit Plan. Target Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Acquiror Benefit Plans and to the extent permissible by the applicable insurer.

(c) From and after the Effective Time, Acquiror or the Surviving Corporation, as applicable, will assume and honor and shall cause the appropriate Subsidiaries of Acquiror to assume and to honor in accordance with their terms all employment, severance, change of control and other compensation agreements and arrangements between Target or its Subsidiaries and any employee thereof, and all accrued and vested benefit obligations, existing prior to the execution of this Agreement which are between Target or any of its Subsidiaries and any current or former director, officer, employee or consultant thereof.

(d) From and after the Effective Time, Acquiror or the Surviving Corporation, as applicable, will, and will cause any applicable Subsidiary thereof or Employee Benefit Plan, to provide or pay when due to Target’s employees as of the Effective Time all benefits and compensation pursuant to Target Benefit Plans, programs and arrangements in effect on the date hereof earned or accrued through, and to which such individuals are entitled as of the Effective Time (or such later time as such Benefit Plans as in effect at the Effective Time are terminated or canceled by Acquiror or the Surviving Corporation) subject to compliance with the terms of this Agreement.

6.8 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Target or any of its Subsidiaries, or who is or was serving at the request of Target or any of its Subsidiaries as a director, officer, employee or agent of another person, including any entity specified in the Target Disclosure Schedule (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Target or any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Acquiror shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

(b) Acquiror shall use its reasonable best efforts to cause the individuals serving as officers and directors of Target, its Subsidiaries or any entity specified in the Target Disclosure Schedule immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors’ and officers’ liability insurance policy maintained by Target (provided that Acquiror may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(c) In the event Acquiror or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Acquiror assume the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9 Additional Agreements.   In case at any time before or after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Acquiror, on the one hand, and a Subsidiary of Target, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Acquiror. As long as Acquiror has certified to Target that all conditions to Closing have been met as described in this Agreement, if Acquiror makes a request to Target to make accounting adjustments prior to the Effective Time, such changes shall be made, but to the extent Target might not have otherwise made such adjustments except at the request of Acquiror, such changes shall not impact the calculation of income or financial returns for purposes of determining the bonuses of employees of Target or its Subsidiaries.

6.10 Advice of Changes.  Target and Acquiror shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.10 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.11 Exemption from Liability Under Section 16(b).  Acquiror and Target agree that, in order to most effectively compensate and retain Target Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Target Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Target Common Stock and Target Stock Options into shares of Acquiror Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.11. Assuming that Target delivers to Acquiror the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Acquiror, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Target Insiders of Acquiror Common Stock in exchange for shares of Target Common Stock, and of options on Acquiror Common Stock upon assumption of options to purchase Target Common Stock, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. The term “Section 16 Information” shall mean information accurate in all material respects regarding Target Insiders, the number of shares of Target Common Stock held by each such Target Insider and expected to be exchanged for Acquiror Common Stock in the Merger, and the number and description of the options on Target Common Stock held by each such Target Insider and expected to be assumed by Acquiror in connection with the Merger; provided that the requirement for a description of any Target Stock Options shall be deemed to be satisfied if copies of all Target Stock Plans, and forms of agreements evidencing grants thereunder, under which such Target Stock Options have been granted, have been made available to Acquiror. The term “Target Insiders” shall mean those officers and directors of Target who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

6.12 Acquisition Proposals.

(a) Target and its Subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by Target or any of its Subsidiaries) shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, as defined below. From the date of this Agreement through the Effective Time, Target shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries’ directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iii) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal. Any violation of the foregoing restrictions by any representative of Target, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of such party or otherwise, shall be deemed to be a breach of this Agreement by Target.

(b) (i) Notwithstanding the foregoing, the Board of Directors of Target shall be permitted, prior to its meeting of shareholders to be held pursuant to Section 6.3, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written

Acquisition Proposal by such person made after the date of this Agreement which its Board of Directors concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal, as defined below, if and only to the extent that the Board of Directors of Target reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties under applicable law and subject to compliance with the other terms of this Section 6.12 and to first entering into a confidentiality agreement having customary non-disclosure, confidentiality, standstill and non-solicitation and no hire provisions that are reasonably satisfactory to Acquiror.

(ii) Target shall notify Acquiror promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to Target or any of its Subsidiaries by any person that informs Target or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Target shall also promptly, and in any event within 24 hours, notify Acquiror, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 6.12(b) and keep Acquiror informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(iii) Nothing contained in this Section 6.14 shall prohibit Target or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

(c) Target agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal.

(d) Nothing in this Section 6.12 shall (x) permit Target to terminate this Agreement or (y) affect any other obligation of Target under this Agreement. Target shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(e) For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of Target or any of its significant subsidiaries (as defined under Regulation S-X of the SEC), (x) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of Target or its significant subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the voting power of Target, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(f) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the Board of Directors of Target concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the shareholders of Target from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in

Section 6.12(e) except that the reference to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Target.

6.13 Bank Merger.  At or prior to the Effective Time, if requested by Acquiror, Target shall cause PrimeTrust Bank and Bank of the South, or one of such banks, to enter into an Agreement and Plan of Merger (the “Bank Merger Agreement”) with Pinnacle National Bank pursuant to which PrimeTrust Bank and Bank of the South, or one of such banks, shall merge with and into Pinnacle National Bank after the Merger. Promptly following execution of such Bank Merger Agreement, Target shall approve such agreement as the sole shareholder of PrimeTrust Bank or Bank of the South, as the case may be. The Bank Merger Agreement shall contain such terms and conditions as are reasonable, normal and customary in light of the transactions contemplated hereby including a covenant that consummation of the merger of PrimeTrust Bank or Bank of the South, as the case may be, with and into Pinnacle National Bank would not occur earlier than simultaneous with consummation of the Merger and a provision for termination of the Bank Merger Agreement upon termination of this Agreement.

ARTICLE VII.

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval.  This Agreement shall have been adopted by the respective requisite affirmative votes of the holders of Acquiror Common Stock and Target Common Stock entitled to vote thereon.

(b) Listing or Quotation.  The shares of Acquiror Common Stock which shall be issued to the shareholders of Target upon consummation of the Merger shall have been qualified for quotation on the NASDAQ Global Select Market, subject to official notice of issuance.

(c) Regulatory Approvals.  All regulatory approvals set forth in Section 3.4 and Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

(f) Federal Tax Opinion.  The parties hereto shall have received the opinion of Bass, Berry & Sims PLC, in form and substance reasonably satisfactory to Target and its counsel, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time:

(i) The Merger will constitute a reorganization under Section 368(a) of the Code, and Acquiror and Target will each be a party to the reorganization;

(ii) No gain or loss will be recognized by Acquiror or Target as a result of the Merger; and

(iii) No gain or loss will be recognized by shareholders of Target who exchange their Target Common Stock for the Merger Consideration pursuant to the Merger (except with respect to the Cash Consideration and cash received in lieu of a fractional share interest in Acquiror Common Stock).

In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Acquiror, Target and others.

7.2 Conditions to Obligations of Target.  The obligation of Target to effect the Merger is also subject to the satisfaction, or waiver by Target, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 9.2, the representations and warranties of Acquiror set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Target shall have received a certificate signed on behalf of Acquiror by the Chief Executive Officer and the Chief Financial Officer of Acquiror to the foregoing effect.

(b) Performance of Obligations of Acquiror.  Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Target shall have received a certificate signed on behalf of Acquiror by the Chief Executive Officer and the Chief Financial Officer of Acquiror to such effect.

7.3 Conditions to Obligations of Acquiror.  The obligation of Acquiror to effect the Merger is also subject to the satisfaction or waiver by Acquiror at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 9.2., the representations and warranties of Target set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Acquiror shall have received a certificate signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target to the foregoing effect.

(b) Performance of Obligations of Target.  Target shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror shall have received a certificate signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target to such effect.

(c) Voting Agreements.  Voting agreements, substantially in the form of Exhibit A, attached hereto, shall have been executed by Target’s executive officers and directors and shall be in full force and effect.

ARTICLE VIII.

TERMINATION AND AMENDMENT

8.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Target or Acquiror:

(a) by mutual consent of Acquiror and Target in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its respective entire Board of Directors;

(b) by either Acquiror or Target, upon written notice to the other party, if a Governmental Entity that must provide Acquiror or Target with a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this

Section 8.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either Acquiror or Target, upon written notice to the other party, if the Merger shall not have been consummated on or before March 31, 2008; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by either Target or Acquiror (provided that the party terminating shall not be in material breach of any of its obligations under Section 6.3) if any approval of the shareholders of Target or Acquiror required for the consummation of the Merger shall not have been obtained upon a vote taken thereon at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Acquiror or Target (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by Acquiror) or Section 7.3(a) (in the case of a breach of a representation or warranty by Target );

(f) by either Acquiror or Target (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(f) unless the breach of covenant, together with all other such breaches, would entitle the party entitled to the benefit of such covenant not to consummate the transactions contemplated hereby under Section 7.2(b) (in the case of a breach of covenant by Acquiror) or Section 7.3(b) (in the case of a breach of covenant by Target );

(g) by either Acquiror or Target, if (i) the Board of Directors of the other does not publicly recommend in the Joint Proxy Statement that its shareholders approve and adopt this Agreement, (ii) after recommending in the Joint Proxy Statement that such shareholders approve and adopt this Agreement, the Board of Directors of the other shall have withdrawn, modified or amended such recommendation in any manner adverse to the other party, or (iii) the other party materially breaches its obligations under this Agreement by reason of a failure to call a meeting of its shareholders or a failure to prepare and mail to its shareholders the Joint Proxy Statement/Prospectus in accordance with Sections 6.1 and 6.3;

(h) by Acquiror, if the Board of Directors of Target has authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any Acquisition Proposal with any person other than Acquiror; or

(i) by Target upon the occurrence of both of the following events: (i) the Average Closing Price (as defined below) is less than $18.00 and (ii) (a) the number obtained by dividing the Average Closing Price by the average of the per share closing price of Acquiror Common Stock on the NASDAQ Global Select Market for the ten (10) consecutive trading days ending on (and including) the date hereof rounded to four decimal places (the “Acquiror Ratio”) is less than (b) the number obtained by dividing the Index Value (as defined below) on the Determination Date by the Index Value on the Starting Date rounded to four decimal places minus .25 (the “Index Ratio”).

“Average Closing Price” means the average of the per share closing prices of shares of Acquiror Common Stock as reported on The NASDAQ Global Select Market for the ten (10) consecutive full trading days ending on (and including) the Determination Date.

“Determination Date” means that certain date which is the eighth business day prior to the Closing Date.

“Index Value” on a given date shall mean the closing index value for the NASDAQ Bank Index as reported by Bloomberg, L.P.

“Starting Date” means the date of this Agreement, or if the date of this Agreement is not a date on which the Index Value is available (the “Index Availability Date”), the value as of the Index Availability Date immediately prior to the date of this Agreement.

8.2 Effect of Termination.  In the event of termination of this Agreement by either Target or Acquiror as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers or directors, except (A) with respect to Sections 6.2(b), 8.2, 8.3, 9.4, and 9.10, which shall survive such termination (B) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

8.3 Termination Fee.

(a) Target shall pay Acquiror, by wire transfer of immediately available funds, the sum of $8.0 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if Acquiror shall terminate this Agreement pursuant to Section 8.1(g) (as a result of Target’s failure to comply with the provisions of Section 8.1(g)) or 8.1(h), then Target shall pay the Termination Fee on the business day following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(d) because the required Target Shareholder Approval shall not have been received and (B) at any time after the date of this Agreement and at or before the Target Shareholders Meeting a bona fide Acquisition Transaction, as defined below, shall have been publicly announced or otherwise communicated to the Board of Directors of Target (a “Public Proposal”) that has not been withdrawn prior to such date and within six (6) months of the date of such termination of this Agreement, Target or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Transaction, then Target shall pay the Termination Fee on the date of such execution or consummation; and

(iii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(c) or Acquiror shall terminate this Agreement pursuant to Section 8.1(e) or (f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to Target that has not been withdrawn prior to such termination, and (C) following the occurrence of such Public Proposal, Target shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement and within six (6) months of the date of such termination of this Agreement, Target or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Transaction, then Target shall pay the Termination Fee on the date of such execution or consummation.

(b) If Target fails to pay the Termination Fee under Section 8.3 on the dates specified, then Target shall pay all costs and expenses (including legal fees and expenses) incurred by Acquiror in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the other party.

(c) The parties acknowledge that the agreements contained in Section 8.2 and 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement.

(d) For purposes of this Agreement, the term “Acquisition Transaction” shall mean (i) the direct or indirect acquisition, purchase or assumption of all or a substantial portion of the assets or deposits of Target, (ii) the acquisition by any person of direct or indirect beneficial ownership (including by way of merger, consolidation, share exchange or otherwise) of 20% or more of the outstanding shares of voting stock of Target, or (iii) a merger, consolidation, business combination, liquidation, dissolution or similar transaction of or involving Target, other than a merger, business combination or similar transaction pursuant to which persons who are shareholders of Target immediately prior to such transaction own 60% or more of the voting stock of the surviving entity (or parent thereof) immediately after consummation of such transaction.

8.4 Amendment.  Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Target and Acquiror; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of Target or Acquiror, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Target Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of Target or Acquiror, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Target Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX.

GENERAL PROVISIONS

9.1 Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than the later of January 15, 2008, or five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature or terms are to be satisfied or waived at Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Standard.  No representation or warranty of Target contained in Article IV or of Acquiror contained in Article III shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Acquiror, or Article IV, in the case of Target, has had or would be reasonably likely to have a Material Adverse Effect with respect to Acquiror or Target, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in Section 3.2(a), in the case of Acquiror , and Section 4.2(a), in the case of Target, shall be deemed untrue and incorrect if not true and correct in all material respects.

9.3 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Section 1.10 and Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.4 Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Target and Acquiror.

9.5 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Target, to:	with a copy to:
	Mid-America Bancshares, Inc. 7651 Highway 70 South Nashville, TN 37221 Attn: Gary L. Scott Facsimile: (615) 292-0337	Daniel W. Small One Burton Hills Boulevard Suite 330 Nashville, TN 37215 Facsimile:(615) 252-6001
(b)	if to Acquiror, to:	with a copy to:
	Pinnacle Financial Partners, Inc. 211 Commerce Street, Suite 300 Nashville, TN 37201 Attn: M. Terry Turner Facsimile: (615) 744-3770	Bob F. Thompson Bass, Berry & Sims PLC 315 Deaderick Street, Suite 2700 Nashville, TN 37238 Facsimile: (615) 742-6262

9.6 Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The Disclosure Schedules and each other Exhibit and Schedule shall be deemed part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular or plural forms of any word is used in this Agreement, such word shall encompass both the singular and plural form of such word.

9.7 Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee, without regard to any applicable conflicts of law principles, except to the extent mandatory provisions of federal law apply. Any legal action or proceeding with respect to this Agreement against any party shall be brought only in a court of record of, or in any federal court located in, Davidson County in the State of Tennessee, which shall have exclusive jurisdiction and venue for such purpose. By execution and delivery of this Agreement, the parties hereby accept for themselves, and in respect of their property, generally and unconditionally, the jurisdiction and venue of the aforesaid courts sitting in Davidson County, Tennessee, and waive any objection to the laying of venue on the grounds of forum non convenience which they may now or hereafter have to the bringing or maintaining of any such action or proceeding in such jurisdiction.

9.10 Publicity.  Except as otherwise required by applicable law or the rules of the NASDAQ, neither Target nor Acquiror shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of Acquiror, in the case of a proposed announcement or statement by Target, or Target, in the case of a proposed announcement or statement by Acquiror, which consents shall not be unreasonably withheld or delayed.

9.11 Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.12 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity; provided, however, that Acquiror shall not be entitled to the remedies of this Section 9.12 in the event that the fee provided for in Section 8.3 is paid to Acquiror.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed and delivered as of the day and year first above written, such execution having been duly authorized by the respective Board of Directors of Acquiror and Target.

ACQUIROR.:

Attest:	Pinnacle Financial Partners, Inc.

/s/ Hugh M. Queener	By: /s/ M. Terry Turner
Secretary, Hugh M. Queener	Name: M. Terry Turner
Title: President and Chief Executive Officer

TARGET:

Attest:	Mid-America Bancshares, Inc.

/s/ James S. Short	By: /s/ Gary L. Scott
Secretary, James S. Short	Name: Gary L. Scott
Title: Chairman and Chief Executive Officer

APPENDIX B

TENNESSEE DISSENTERS’ RIGHTS STATUTE

CHAPTER 23
DISSENTERS’ RIGHTS

Part 1 — Right to Dissent and Obtain Payment for Shares
48-23-101.	Chapter definitions.
48-23-102.	Right to dissent.
48-23-103.	Dissent by nominees and beneficial owners.

Part 2 — Procedure for Exercise of Dissenters’ Rights
48-23-201.	Notice of dissenters’ rights.
48-23-202.	Notice of intent to demand payment.
48-23-203.	Dissenters’ notice.
48-23-204.	Duty to demand payment.
48-23-205.	Share restrictions.
48-23-206.	Payment.
48-23-207.	Failure to take action.
48-23-208.	After-acquired shares.
48-23-209.	Procedure if shareholder dissatisfied with payment or offer.

Part 3 — Judicial Appraisal of Shares
48-23-301.	Court action.
48-23-302.	Court costs and counsel fees.

PART 1 — RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

48-23-101. Chapter definitions. — As used in this chapter, unless the context otherwise requires:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

(4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

48-23-102. Right to Dissent. — (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

48-23-103. Dissent by nominees and beneficial owners. — (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

PART 2 — PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

48-23-201. Notice of dissenters’ rights. — (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under § 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 48-23-203.

(c) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. Notice of intent to demand payment. — (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must:

(1) Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2) Not vote the shareholder’s shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by § 48-23-201.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

48-23-203. Dissenters’ notice. — (a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 48-23-202.

(b) The dissenters’ notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

(5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

48-23-204. Duty to demand payment. — (a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(3), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. Share restrictions. — (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206. Payment. — (a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under § 48-23-209; and

(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

48-23-207. Failure to take action. — (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.

48-23-208. After-acquired shares. — (a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.

48-23-209. Procedure if shareholder dissatisfied with payment or offer. — (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

PART 3 — JUDICIAL APPRAISAL OF SHARES

48-23-301. Court action. — (a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

48-23-302. Court costs and counsel fees. — (a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

APPENDIX C

[SANDLER O’NEILL & PARTNERS, L.P. LETTERHEAD]

August 15, 2007

Board of Directors
Pinnacle Financial Partners, Inc.
211 Commerce Street
Suite 300
Nashville, TN 37201

Ladies and Gentlemen:

Pinnacle Financial Partners, Inc. (“Pinnacle”) and Mid-America Bancshares, Inc. (“Mid-America”) have entered into an Agreement and Plan of Merger, dated as of August 15, 2007 (the “Agreement”), pursuant to which Mid-America will merge with and into Pinnacle, with Pinnacle as the surviving entity (the “Merger”). Pursuant to the terms of the Agreement, upon consummation of the Merger, each share of Mid-America common stock issued and outstanding, subject to certain exceptions as specified in the Agreement, will be eligible to receive 0.4655 shares of Pinnacle common stock (the “Stock Consideration”) and $1.50 in cash (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”). Cash will be paid in lieu of any fractional shares. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to Pinnacle.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Pinnacle that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Mid-America that we deemed relevant; (iv) internal financial projections for Pinnacle for the years ending December 31, 2007 through December 31, 2011; (v) estimated financial projections for Mid-America for the years ending December 31, 2007 through December 31, 2011 as provided by and reviewed with senior management of Pinnacle; (vi) the pro forma financial impact of the Merger on Pinnacle, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Pinnacle; (vii) the publicly reported historical price and trading activity for Pinnacle’s common stock; (viii) a comparison of certain selected financial and stock market information for Pinnacle and Mid-America and similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Pinnacle, the business, financial condition, results of operations and prospects of both Pinnacle and Mid-America.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by Pinnacle and Mid-America or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Pinnacle and Mid-America that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of Pinnacle and Mid-America or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.

C-1

We did not make an independent evaluation of the adequacy of the allowance for loan losses of Pinnacle and Mid-America nor have we reviewed any individual credit files relating to Pinnacle and Mid-America. We have assumed, with your consent, that the respective allowances for loan losses for both Pinnacle and Mid-America are adequate to cover such losses.

With respect to the internal financial projections for Pinnacle as provided by and discussed with the senior management of Pinnacle and the financial projections for Mid-America as provided by and discussed with the senior management of Pinnacle and used by us in our analyses, Pinnacle’s management confirmed to us that they reflected the best currently available estimates and judgments of such management of the respective future financial performances of Pinnacle and Mid-America and we assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings that were determined by and reviewed with the senior management of Pinnacle, management confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Pinnacle’s or Mid-America’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Pinnacle and Mid-America will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Pinnacle has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Pinnacle’s common stock will be when issued to Mid-America’s shareholders pursuant to the Agreement or the prices at which Pinnacle’s common stock may trade at any time.

We have acted as Pinnacle’s financial advisor in connection with the Merger and will receive a fee for our services, the majority of which is contingent upon consummation of the Merger. Pinnacle has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Pinnacle and Mid-America and their affiliates. We may also actively trade the equity or debt securities of Pinnacle and Mid-America or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Pinnacle in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the Merger Consideration to Pinnacle and does not address the underlying business decision of Pinnacle to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Pinnacle or the effect of any other transaction in which Pinnacle might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair to Pinnacle from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

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APPENDIX D

[HOVDE FINANCIAL, INC. LETTERHEAD]

August 15, 2007

Board of Directors
Mid-America Bancshares, Inc.
7639 Highway 70 South
Nashville, TN 37221

Dear Members of the Board:

We understand that Mid-America Bancshares, Inc., a Tennessee corporation (“Target”), and Pinnacle Financial Partners, Inc., a Tennessee corporation (“Acquiror”), are about to enter into an Agreement and Plan of Merger, to-be-dated on or about August 15, 2007 (the “Agreement”), pursuant to which Target will be merged with and into Acquiror, with Acquiror remaining as the surviving corporation (the “Merger”). In connection with the Agreement and the Merger, you have requested Hovde Financial Inc.’s (“Hovde”) opinion as to whether the Merger Consideration to be paid to the shareholders of Target pursuant to the Agreement is fair from a financial point of view. Capitalized terms used and not otherwise defined herein shall have the same meaning attributed to them in the Agreement. Descriptions of the Merger and the Merger Consideration contained herein shall be qualified in their entirety by reference to the Agreement.

Pursuant to the Agreement, and subject to the terms and conditions contained therein, in connection with the Merger, at the Effective Time, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) 0.4655 shares of Acquiror Common Stock (the “Stock Consideration”) and (ii) $1.50 in cash, without interest (the “Cash Consideration”; together with the Stock Consideration, the “Merger Consideration”).

Hovde, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Target, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.

We will receive compensation from Target in connection with our services, a significant portion of which is contingent upon consummation of the Merger. Target has agreed to indemnify us for certain liabilities which may arise out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i) reviewed the Agreement;

(ii)	reviewed certain historical publicly available business and financial information concerning Target and Acquiror;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning Target;

(iv) analyzed certain financial projections prepared by the managements of Target and Acquiror;

(v)	held discussions with members of the senior managements of Target and Acquiror for the purpose of reviewing the future prospects of Target and Acquiror, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

(vi)	reviewed historical market prices and trading volumes of Acquiror Common Stock;

(vii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

(viii)	evaluated the pro forma ownership of the Acquiror Common Stock by the shareholders of Target relative to the pro forma contribution of the Target’s assets, liabilities, equity and earnings to the combined company;

(ix)	analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and

(x) performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Target and Acquiror and in the discussions with the managements of Target and Acquiror. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of Target and Acquiror and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for Target and Acquiror are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Target, Acquiror or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Target, Acquiror or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Target, Acquiror and their respective subsidiaries. In rendering this opinion, we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on Acquiror or the surviving corporations that would have a material adverse effect on the surviving corporation or the contemplated benefits of the Merger. We have also assumed that no change in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of Acquiror or any of the surviving corporations after the Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

We are not expressing any opinion herein as to the prices at which shares of Acquiror Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of Target Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of Target Common Stock.

This letter is solely for the information of the Board of Directors of Target and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Target Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the consideration received by the holders of Target Common Stock is fair, from a financial point of view, to Target and the holders of Target Common Stock.

Sincerely,

/s/ Hovde Financial, Inc.

HOVDE FINANCIAL, INC.

APPENDIX E

FOURTH AMENDMENT TO PINNACLE FINANCIAL PARTNERS, INC.
2004 EQUITY INCENTIVE PLAN

WHEREAS, the Board of Directors and shareholders of Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”), have previously adopted the 2004 Equity Incentive Plan (the “Plan”);

WHEREAS, the Board of Directors and shareholders have previously adopted Amendments No. 1, No. 2 and No. 3 to the Plan;

WHEREAS, pursuant to Section 13.1 of the Plan, the Company’s Board of Directors has retained the right to amend the Plan; and

WHEREAS, the Company’s Board of Directors now desires to amend the Plan;

NOW, THEREFORE, IN CONSIDERATION of the premises and by resolution of the Company’s Board of Directors, the Plan is hereby amended as follows:

1. The first sentence of Section 4.1 is deleted in its entirety and replaced with the following:

“Subject to the provisions of Section 4.2 hereof, the stock to be subject to Awards under the Plan shall be the Shares of the Company and the maximum number of Shares with respect to which Awards may be granted under the Plan shall be 1,779,510 which includes 29,510 shares with respect to awards which were authorized but not granted under the Pinnacle Financial Partners, Inc. 2000 Stock Incentive Plan (the “2000 Plan”)”.

2. Except as expressly stated herein, all other portions of the Plan remain in full force and effect.

3. This Fourth Amendment to the Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan is effective this  day of          , 2007; provided it has been approved by the Company’s Board of Directors and the Company’s shareholders.

PINNACLE FINANCIAL PARTNERS, INC.

By:

Name:

Title:

E-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

The Registrant’s charter provides that the registrant will indemnify its directors and officers to the maximum extent permitted by the TBCA. The Registrant’s bylaws provide that its directors and officers shall be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, the bylaws provide that the Registrant will advance to its directors and officers reasonable expenses of any claim or proceeding so long as the director or officer furnishes the Registrant with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide that the Registrant will indemnify its directors and officers when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director or officer acted in a manner he or she in good faith believed to be in or not opposed to the Registrant’s best interests and, in the case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.

The Registrant’s charter and bylaws also provide that the indemnification rights contained therein bylaws do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. The Registrant can also provide for greater indemnification than is provided for in the bylaws if the Registrant chooses to do so, subject to approval by its shareholders and the limitations provided in the Registrant’s charter as discussed in the subsequent paragraph.

The Registrant’s charter eliminates, with exceptions, the potential personal liability of a director for monetary damages to the Registrant and its shareholders for breach of a duty as a director. There is, however, no elimination of liability for:

•	a breach of the director’s duty of loyalty to the Registrant or its shareholders;

•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

•	any payment of a dividend or approval of a stock repurchase that is illegal under the Tennessee Business Corporation Act.

The Registrant’s charter does not eliminate or limit the Registrant’s right or the right of its shareholders to seek injunctive or other equitable relief not involving monetary damages.

The indemnification provisions of the bylaws specifically provide that the Registrant may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not the Registrant would have had the power to indemnify against such liability.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits. See Exhibit Index

(b) Financial Statement Schedules. Not Applicable

(c) Reports, Opinions or Appraisals. Opinions of Sandler O’Neill & Partners, L.P. and Hovde Financial, Inc. (included as Appendix C and D, respectively, to the joint proxy statement/prospectus that is Part I of this registration statement).

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on September 17, 2007.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ M. Terry Turner
M. Terry Turner
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Terry Turner or Harold R. Carpenter, or either of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ Robert A. McCabe, Jr. Robert A. McCabe, Jr.	Chairman of the Board	September 17, 2007

/s/ M. Terry Turner M. Terry Turner	President, Chief Executive Officer and Director (Principal Executive Officer)	September 17, 2007

/s/ Harold R. Carpenter Harold R. Carpenter	Chief Financial Officer (Principal Financial and Accounting Officer)	September 17, 2007

/s/ Sue R. Atkinson Sue R. Atkinson	Director	September 17, 2007

/s/ James C. Cope James C. Cope	Director	September 17, 2007

/s/ Gregory L. Burns Gregory L. Burns	Director	September 17, 2007

/s/ Colleen Conway-Welch Colleen Conway-Welch	Director	September 17, 2007

Signature	Title	Date

/s/ Clay T. Jackson Clay T. Jackson	Director	September 17, 2007

/s/ William H. Huddleston William H. Huddleston	Director	September 17, 2007

/s/ Ed C. Loughry Ed C. Loughry	Director	September 17, 2007

/s/ Hal N. Pennington Hal N. Pennington	Director	September 17, 2007

/s/ Dale W. Polley Dale W. Polley	Director	September 17, 2007

/s/ James L. Shaub, II James L. Shaub, II	Director	September 17, 2007

/s/ Reese L. Smith, III Reese L. Smith, III	Director	September 17, 2007

Exhibit Index

Exhibit
No.	Description

2.1	Agreement and Plan of Merger dated as of August 15, 2007 between Pinnacle Financial Partners, Inc. and Mid-America Bancshares, Inc. (incorporated herein by reference to Appendix A to the joint proxy statement/prospectus that is Part I of this registration statement) (schedules and exhibits to which been omitted pursuant to Items 601(b)(2) of Regulations S-K)
3.1	Charter of Pinnacle Financial Partners, Inc. as amended (restated for SEC electronic filing purposes only) (incorporated herein by reference to Exhibit 3.1 in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005) (File No. 000-31225)
3.2	Bylaws of Pinnacle Financial Partners, Inc. as amended (restated for SEC electronic filing purposes only) (incorporated herein by reference to Exhibit 3.2 in the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002) (File No. 000-31225)
4.1	Specimen Common Stock Certificate (incorporated herein by reference to exhibit 4.1 in the Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018))
4.2	See Exhibits 3.1 and 3.2 for provisions of the Charter and Bylaws defining rights of holders of the Registrant’s Common Stock
5.1	Opinion of Bass, Berry & Sims PLC regarding the validity of the securities being registered
8.1	Opinion of Bass, Berry & Sims PLC regarding material federal income tax consequences relating to the merger*
10.1	Lease Agreement by and between TMP, Inc. (former name of Pinnacle Financial Partners, Inc.) and Commercial Street Associates dated March 16, 2000 (main office) (incorporated herein by reference to the Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018)).
10.2	Form of Pinnacle Financial Partners, Inc.’s Organizers’ Warrant Agreement (incorporated herein by reference to the Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018))
10.3	Employment Agreement dated as of August 1, 2000 by and between Pinnacle National Bank, Pinnacle Financial Partners, Inc. and Robert A. McCabe, Jr. (incorporated herein by reference to the Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018))**
10.4	Employment Agreement dated as of April 1, 2000 by and between Pinnacle National Bank, Pinnacle Financial Partners, Inc. and Hugh M. Queener (incorporated herein by reference to the Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018))**
10.5	Letter Agreement dated March 14, 2000 and accepted March 16, 2000 by and between Pinnacle Financial Corporation (now known as Pinnacle Financial Partners, Inc.) and Atkinson Public Relations (incorporated herein by reference to the Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018))
10.6	Employment Agreement dated March 1, 2000 by and between Pinnacle National Bank, Pinnacle Financial Partners, Inc. and M. Terry Turner (incorporated herein by reference to the Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018))**
10.7	Pinnacle Financial Partners, Inc. 2000 Stock Incentive Plan (incorporated herein by reference to the Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018))**
10.8	Form of Pinnacle Financial Partners, Inc.’s Stock Option Award (incorporated herein by reference to the Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018))**
10.9	Agreement for Assignment of Lease by and between Franklin National Bank and TMP, Inc., now known as Pinnacle Financial Partners, Inc., effective July 17, 2000 (incorporated herein by reference to the Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018))
10.10	Form of Assignment of Lease and Consent of Landlord by Franklin National Bank, Pinnacle Financial Partners, Inc., formerly TMP, Inc., and Stearns Investments, Jack J. Stearns and Edna Stearns, General Partners (incorporated herein by reference to the Registrant’s Registration Statement on Form SB-2, as amended (File No. 333-38018))
10.11	Green Hills Office Lease (incorporated herein by reference to the Registrant’s Form 10-KSB for the fiscal year ended December 31, 2000 as filed with the SEC on March 29, 2001)

Exhibit
No.	Description

10.12	Form of Restricted Stock Award Agreement (incorporated herein by reference to the Registrant’s Form 10-Q for the quarter ended September 30, 2004)**
10.13	Form of Incentive Stock Option Agreement (incorporated herein by reference to the Registrant’s Form 10-Q for the quarter ended September 30, 2004)**
10.14	Lease Agreement for West End Lease (incorporated herein by reference to the Registrant’s Form 10-K for the fiscal year ended December 31, 2004 as filed with the SEC on February 28, 2005)
10.15	Lease Amendments for Commerce Street location (incorporated herein by reference to the Registrant’s Form 10-K for the fiscal year ended December 31, 2004 as filed with the SEC on February 28, 2005)
10.16	Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on April 19, 2005)**
10.17	2005 Annual Cash Incentive Plan (incorporated herein by reference to the Registrant’s Form 10-Q for the quarter ended March 31, 2005)**
10.18	Fourth Amendment to Commerce Street Lease (incorporated herein by reference to the Registrant’s Form 10-Q for the quarter ended March 31, 2005)
10.19	Employment Agreement by and between Pinnacle National Bank and Ed C. Loughry, Jr. (incorporated herein by reference to the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-129076))**
10.20	Employment Agreement by and between Pinnacle National Bank and William S. Jones (incorporated herein by reference to the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-129076))**
10.21	Consulting Agreement by and between Pinnacle National Bank and Ronnie F. Knight (incorporated herein by reference to the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-129076))**
10.22	2006 Director Compensation Summary (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on January 23, 2006)**
10.23	Form of Restricted Stock Agreement for non-employee directors (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on January 23, 2006)**
10.24	Form of Non-Qualified Stock Option Agreement (incorporated herein by reference to the Registrant’s Form 10-K for the fiscal year ended December 31, 2005 as filed with the SEC on February 24, 2006)**
10.25	2006 Annual Cash Incentive Plan (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on March 20, 2006)**
10.26	Employment Agreement dated as of March 14, 2006 by and among Pinnacle Financial Partners, Inc., Pinnacle National Bank and Harold R. Carpenter (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on March 20, 2006)**
10.27	Calvary Bancorp, Inc. 1999 Stock Option Plan (incorporated herein by reference to the Registrant’s Form 10-Q for the quarter ended on September 30, 2006)**
10.28	Amendment No. 1 to Calvary Bancorp, Inc. 1999 Stock Option Plan (incorporated herein by reference to the Registrant’s Form 10-Q for the quarter ended on September 30, 2006)**
10.29	Form of Non-Qualified Stock Option Agreement (incorporated herein by reference to the Registrant’s Form 10-Q for the quarter ended on September 30, 2006)**
10.30	Amendment No. 1 to Pinnacle Financial Partners, Inc. 2000 Stock Incentive Plan (incorporated herein by reference to the Registrant’s Form 10-Q for the quarter ended on September 30, 2006)**
10.31	Amendment No. 3 to Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan (incorporated herein by reference to the Registrant’s Form 10-Q for the quarter ended on September 30, 2006)**
10.32	2007 Named Executive Officer Summary (incorporated herein by reference to the Registrant’s Form 10-K for the fiscal year ended December 31, 2006 as filed with the SEC on February 28, 2007)**

Exhibit
No.	Description

10.33	Form of Restricted Stock Award Agreement (incorporated herein by reference to the Registrant’s Form 10-K for the fiscal year ended December 31, 2006 as filed with the SEC on February 28, 2007)**
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 in the Registrant’s Annual Report on Form 10-K filed for the fiscal year ended December 31, 2006)
23.1	Consent of Maggart & Associates, P.C. (for Mid-America Bancshares, Inc.)
23.2	Consent of KPMG LLP (for Pinnacle Financial Partners, Inc.)
23.3	Consent of Bass, Berry & Sims PLC (included in the opinions filed as Exhibits 5.1 and 8.1 to this Registration Statement)
24.1	Power of Attorney (included on Page II-4 to this registration statement)
99.1	Form of Pinnacle Financial Partners, Inc. Proxy Card
99.2	Form of Mid-America Bancshares, Inc. Proxy Card.
99.3	Opinion of Sandler O’Neill & Partners, L.P. (attached as Appendix C to the joint proxy statement/ prospectus which is part of this registration statement)
99.4	Consent of Sandler O’Neill & Partners, L.P.
99.5	Opinion of Hovde Financial, Inc. (attached as Appendix D to the joint proxy statement/ prospectus which is part of this registration statement)
99.6	Consent of Hovde Financial, Inc.

*	To be filed by amendment

**	Management compensatory plan or arrangement